As filed with the Securities and Exchange Commission on August 23, 2012

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Infor (US), Inc.

Additional Registrants Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Delaware	7372	20-3469219
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

641 Avenue of the Americas

New York, NY 10011 (678) 319-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory M. Giangiordano

Infor (US), Inc.

40 General Warren Blvd.

Suite 110

Malvern, PA 19355

(678) 319-8283

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Michael Kim, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022-4675

(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
11 1/2% Senior Notes due 2018	$560,000,000	$560,000,000	$64,176.00
Guarantees of 11 1/2% Senior Notes due 2018	(2)	(2)	(2)
9 3/8% Senior Notes due 2019	$1,015,000,000	$1,015,000,000	$116,319.00
Guarantees of 9 3/8% Senior Notes due 2019	(2)	(2)	(2)
10% Senior Notes due 2019	€250,000,000	€250,000,000	$35,282.48(3)
Guarantees of 10% Senior Notes due 2019	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.
(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.
(3)	The amount of registration fee was calculated based on the rate certified by the Board of Governors of the Federal Reserve System on August 17, 2012 of $1.2315 = €1.00.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Infor, Inc.	Delaware	7372	01-0924667
Infinium Software, Inc.	Massachusetts	7372	04-2734036
Infor Enterprise Solutions Holdings, Inc.	Georgia	7372	20-2597366
Infor (GA), Inc.	Georgia	7372	74-3136648
Infor Global Solutions (Michigan), Inc.	Michigan	7372	38-3489088
Seneca Acquisition Subsidiary Inc.	Delaware	7372	20-0917084
EnRoute Emergency Systems LLC	Delaware	7372	20-4533132
Infor Restaurant Systems LLC	Delaware	7372	20-4533452
Trisyn Group, Inc.	Delaware	7372	68-0560783
Hansen Information Technologies	California	7372	94-2913642

*	All guarantor registrants have the following principal executive office:

c/o Infor (US), Inc.

641 Avenue of the Americas

New York, NY 10011

(678) 319-8000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Dated August 23, 2012

Prospectus

Infor (US), Inc.

Exchange Offer for 11 1/2% Senior Notes due 2018, 9 3/8% Senior Notes due 2019 and 10% Senior Notes due 2019

Offering Price: 100%

Infor (US), Inc. is offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (i) an aggregate principal amount of up to $560,000,000 of the Issuer’s 11 1/2% Senior Notes due 2018 (which we refer to as the 2018 Exchange Notes) for an equal principal amount of the Issuer’s outstanding 11 1/2% Senior Notes due 2018 (which we refer to as the 2018 Original Notes), (ii) an aggregate principal amount of up to $1,015,000,000 of our 9 3/8% Senior Notes due 2019 (which we refer to as the 2019 Exchange Dollar Notes) for an equal principal amount of our outstanding 9 3/8% Senior Notes due 2019 (which we refer to as the 2019 Original Dollar Notes) and (iii) an aggregate principal amount of up to €250,000,000 of our 10% Senior Notes due 2019 (which we refer to as the 2019 Exchange Euro Notes, and collectively with the 2018 Exchange Notes and the 2019 Exchange Dollar Notes, the Exchange Notes) for an equal principal amount of our outstanding 10% Senior Notes due 2019 (which we refer to as the 2019 Original Euro Notes, and collectively with the 2018 Original Notes and the 2019 Original Dollar Notes, the Original Notes.)

Terms of the Exchange Offer

Expires 5:00 p.m., New York City time             , 2012, unless extended.

You may withdraw tendered outstanding Original Notes any time before the expiration or termination of the exchange offer.

Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

We can amend or terminate the exchange offer.

We will not receive any proceeds from the exchange offer.

The exchange of Original Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Terms of the Exchange Notes

The Exchange Notes will rank senior in right of payment to all of our and the guarantor’s existing and future subordinated indebtedness and equal in right of payment with all of our and the guarantor’s existing and future senior indebtedness.

Infor, Inc., our parent company, and each of our existing and future domestic subsidiaries that guarantees our revolving credit facility and our term loan (collectively, the Credit Facilities) will unconditionally guarantee the Exchange Notes with guarantees that will rank equal in right of payment to all of the senior indebtedness of such guarantor and will rank senior to all of the future subordinated indebtedness of such guarantor.

The Exchange Notes will be effectively subordinated to all of our and the guarantor’s existing and future secured indebtedness, including amounts outstanding under our Credit Facilities, to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all obligations of our subsidiaries that do not guarantee the notes.

The 2018 Exchange Notes will mature on July 15, 2018 and the 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes will mature on April 1, 2019.

The 2018 Exchange Notes will accrue interest at a rate per annum equal to 11 1/2% and will be payable semi-annually on each July 15 and January 15, beginning on January 15, 2013.

The 2019 Exchange Dollar Notes will accrue interest at a rate per annum equal to 9 3/8% and will be payable semi-annually on each April 1 and October 1, beginning on October 1, 2012.

The 2019 Exchange Euro Notes will accrue interest at a rate per annum equal to 10% and will be payable semi-annually on each April 1 and October 1, beginning on October 1, 2012.

We may redeem the Exchange Notes in whole or in part from time to time. See “Description of the 2018 Exchange Notes” and “Description of the 2019 Exchange Notes.”

The terms of the Exchange Notes are substantially identical to those of the outstanding Original Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Original Notes in the exchange offer, see “Risk Factors” beginning on page 22 of this prospectus.

We intend to apply to the Irish Stock Exchange Limited (the ISE) for the 2019 Exchange Euro Notes to be admitted to the Official List of the Irish Stock Exchange and traded on the Global Exchange Market, as the 2019 Original Euro Notes are. We do not intend to list the Exchange Dollar Notes on any securities exchange or automated quotation system.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the Securities Act). A broker dealer who acquired Original Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or issuing the Exchange Notes.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of securities laws. You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

•	uncertainties in the software industry;

•	changes in conditions in the combined company’s targeted customer industries;

•	the combined business’ ability to integrate operations and retain key personnel;

•	international sales and operations subject us to risks that can adversely affect our operating results;

•	we may experience foreign currency gains and losses;

•	changes in intellectual property laws which may disrupt or eliminate our certain anticipated revenue streams;

•	our products are deployed in large and complex systems and may contain defects or security flaws or be implemented incorrectly;

•	changes in the demand for our enterprise software and related services, particularly in light of competitive offerings;

•	if open source software expands into enterprise software applications, our software license revenues may decline;

•	the timely availability and market acceptance of new products and upgrades;

•	the impact of competitive products and pricing;

•	the discovery of undetected software errors;

•	the combined business’ ability to realize the cost savings and operating efficiencies anticipated from the exchange offer;

•	changes in the financial condition of the combined business’ major commercial customers;

•	the combined business’ future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends;

•	natural disasters, military conflicts and acts of terrorism; and

•	other risk factors listed in the section of this prospectus entitled “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

INDUSTRY AND MARKET DATA

This prospectus includes industry data that we obtained from periodic industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. Neither we nor the initial purchasers have independently verified any of the data from third-party sources nor have we or the initial purchasers ascertained the underlying economic assumptions relied upon therein.

iii

PROSPECTUS SUMMARY

This summary highlights material information about our business and about this exchange offer. This is a summary of material information contained elsewhere in this prospectus and is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, you should read this entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and related notes thereto, each of which are included elsewhere in this prospectus.

Unless otherwise indicated or the context requires otherwise, the following defined terms apply: References in this prospectus to “we,” “our,” “us,” “Infor and “the Company” refer to Infor, Inc. and its consolidated subsidiaries, including Infor (US), Inc., the issuer of the notes offered hereby. References to the “Issuer” refer to Infor (US), Inc. alone, and references to “Reporting Parent” refer to Infor, Inc. alone. References to “Lawson” refer to Lawson Software, Inc. as it existed prior to it becoming part of the Company. References in this prospectus to “fiscal year” are to the Company’s fiscal year ending May 31 of that year.

In the fourth quarter of fiscal 2012, we completed the combination of Lawson and the operating subsidiaries of Infor Global Solutions Intermediate Holdings Limited.

Our Company

We are the world’s third-largest provider of enterprise business applications software and services. We provide industry-specific and other enterprise software products and related services, primarily to large and medium-sized enterprises in the manufacturing, distribution, healthcare, public sector, automotive, service industries, equipment services, management and rental (ESM&R), consumer products & retail and hospitality industries. Our software and services offerings are often “mission critical” for many of our customers as they help automate and integrate critical business processes, which enable our customers to better manage their suppliers, partners, customers and employees, as well as their business operations generally. Our industry-specific approach distinguishes us from larger competing enterprise software vendors, whose primary focus is on less specialized software programs that take more time and cost to tailor to target customers’ specific needs during periods of implementation and upgrade. We believe our products and services provide a lower relative total cost of ownership for customers than the offerings of larger competing vendors.

We specialize in and target specific industries, or verticals, and have industry-specific business units that leverage our industry-oriented products and teams. Augmenting our vertical-specific applications, we have horizontal software applications, including our customer relationship management (CRM), enterprise asset management (EAM), financial applications, human capital management (HCM), and supply chain management (SCM) suites which, in addition to our proprietary light-weight middleware solution ION®, are integrated with our enterprise software applications and sold across verticals. In addition to providing software products, we help our customers implement and use our applications more effectively through our consulting services. We also provide on-going support and maintenance services for our customers through our subscription-based annual maintenance and support programs.

We serve a large, diverse and sophisticated customer base of over 70,000 customers world-wide. Our customers range from Fortune 500 enterprises to medium-sized businesses. Our market leadership in key verticals, including manufacturing, distribution, healthcare, public sector, automotive, service industries, ESM&R, consumer products and retail software, and hospitality software, results from the fact that we serve many of the largest and most well-known customers in those verticals. For example, 59 of the 100 largest U.S. hospitals, 19 of the 20 largest aerospace companies, 12 of the 13 largest high-tech companies, 82 of the top 100 automotive suppliers and the 10 largest pharmaceutical companies use our software products.

We serve customers across three geographic regions: the Americas; Europe, Middle East and Africa (EMEA); and Asia Pacific (APAC). We have over 12,400 employees worldwide and have offices in over 38 countries. We offer our software in 31 languages, and we intend to continue to translate our systems as we enter into new geographical markets. This worldwide coverage provides us with both economies of scale and the ability to leverage our geographical expertise to effectively enter new markets and segments. We generated revenues of approximately 55% from the Americas, approximately 35% from EMEA and approximately 10% from APAC in the fiscal year 2012. Though we have a considerable presence outside of the U.S. today, we believe we have significant opportunities to expand internationally and capture market share, especially in the EMEA and APAC regions.

We generate most of our revenue through sales of the following offerings: (1) software licenses; (2) maintenance, which refers to our subscription-based services through which customers have access to product updates and technical support for products they license from us; and (3) consulting services. We market and sell our software and services primarily through a direct sales force, which is augmented by systems integrators and resellers.

Our Competitive Strengths

We believe we have the following competitive strengths:

•

Strong Market Position in Targeted Verticals. Our products have scale, specialization, depth and a strong market position in a number of our targeted verticals, including manufacturing, distribution, healthcare, public sector, automotive, ESM&R, service industries, consumer products and retail, and hospitality. For example, in manufacturing, our largest vertical, our customers include 19 of the 20 largest aerospace companies, 12 of the 13 largest high-tech companies, and 82 of the top 100 automotive suppliers. Our software is used by over 4,700 machinery manufacturers and 8 of the top 15 electrical distributors. In healthcare, our second largest vertical, our customers include 8 of the top 10 U.S. integrated delivery networks (IDNs) according to a 2010 independent report. In our other targeted verticals, we have similarly strong positions, counting over 1,200 state and local governments and 26 of the largest 35 global retailers as our customers.

•

Product Portfolio with Vertical Focus that Creates Attractive Total Cost of Ownership for Customers. We believe that our vertically specialized products generally have a lower total cost of ownership than those of our largest competitors. Industry-specific product functionality drives less required customization in our products, which we believe results in lower implementation and upgrade costs, as well as a lower cost of maintenance for our customers. We believe our cost advantage is further enhanced by our flexible approach to middleware and hardware. Our light-weight middleware and business vault technology, ION is built on open standards and allows customers to connect and analyze the data from numerous applications, including those from our company and third parties. We also seek to provide value for our customers through our advanced portfolio of horizontal applications, including our CRM, EAM, financial applications, HCM and SCM suites, which can be bundled together and integrated with our core ERP offering or sold on an individual basis to customers who do not utilize our ERP products.

•

Base of Recurring and High-Margin Revenue that Drives Visibility and Stability with Minimal Capital Expenditure Requirements. Our customers are often reluctant to change enterprise software vendors because full enterprise software suite implementations are disruptive, time consuming and require large initial outlays of financial and human resources. Our industry-specific software products are deeply embedded in our customers’ everyday business processes. Our continued investment in our products and services, our product development emphasis on products that are versatile and adaptable to other software and platforms that complement our offerings, together with our focus on customer service and support, have resulted in high renewal rates. In addition, our business is not capital-intensive.

•

Large Scale with a Diversified Base of Customers, Geographies and Industries. We are the third-largest enterprise software company in the world, after Oracle and SAP. We serve over 70,000 customers, ranging from Fortune 500 enterprises to mid-sized businesses. Our revenue base is geographically diverse. Of our fiscal year 2012 revenues, approximately 55% was from the Americas, approximately 35% was from EMEA and approximately 10% was from APAC. Our strong presence in numerous industry verticals and the mission-critical nature of our products helps to diversify and mitigate the risk of industry-specific and cyclical downturns.

•

Complementary Products Create Compelling Cross-Selling Opportunities. We expect to realize significant cross-selling opportunities among our broad array of product offerings and enhanced focus of the sales effort on our product portfolio. For example, our distribution products were historically sold to customer bases in different geographies with almost no overlap. Within our public sector vertical, some of our public sector products focus on asset management and constituent interaction, including service requests, permitting, licensing and utilities, whereas other public sector products provide governments with back-office systems that help control spending via procurement, financial and human resources (HR) applications. In general, we believe there is significant opportunity to leverage greater cross-sale activity among our various business units and we continue to identify new synergies with respect to products we develop and acquire as they are integrated into our existing businesses.

•

Experienced Management Team and Strong Sponsorship. Our management team is comprised of industry executives with extensive operational, strategic, financial and legal experience. We are led by our CEO Charles Phillips, a seasoned executive who was formerly President of Oracle, where he led Oracle’s field organization and oversaw revenue growth of over 180% during his seven-year tenure. Mr. Phillips played a key role in the success of many of Oracle’s acquisitions, including, among others, BEA Systems, Hyperion Solutions and Siebel Systems. Since joining Infor in December 2010, Mr. Phillips and his team have transformed Infor into a product-led organization, increasing investment in research and development while maintaining strong margins. Mr. Phillips manages a deep team of senior executive talent, including: Co-President, Products and Support, Duncan Angove, with over 20 years of management experience from Oracle and Retek; Co-President, Global Field Operations and former CEO of the Issuer, Stephan Scholl, a 15-year industry veteran from Lawson, Oracle and PeopleSoft; CFO and Kevin Samuelson, a leader at Infor and the Issuer for 10 years. Additionally, our principal stockholders, investment funds affiliated with Golden Gate Capital and investment funds affiliated with Summit Partners, L.P. (Summit Partners and, together with Golden Gate Capital, the Sponsors), provide ongoing support and advice to our management team. We believe we can draw on the Sponsors’ experience and expertise as two of the most active investors in the technology industry, having collectively invested in or acquired more than 275 technology companies since their respective inceptions in 2000 and 1984.

Our Strategy

We are focused primarily on medium and large-sized enterprise customers that require advanced software products and services designed specifically for their needs. The principal features of our strategy are:

•

Provide Unique, Vertically-Focused Software Products. We believe that businesses in our target markets are increasingly taking advantage of information technology to manage their operations more effectively. Our enterprise software products are developed to meet the specific needs of customers in our targeted verticals and generally enable customers to have functionality tailored to the unique needs of their markets. We intend to continue the design, development and deployment of industry-specific products and technologies that maximize ease-of-use and provide a lower total cost of ownership for customers by saving them time and resources during implementation. To maximize the benefits of our industry-specific solutions, we plan to complement our industry expertise through our professional services organization and strategic relationships with key partners.

•

Maintain Technology Innovation and Development Leadership. We intend to continue focusing on core products and technologies that provide value to our customers and sustain our competitive advantage. With the release of Infor10® in 2011, we offer customers a common, consumer-grade user interface across best-in-class industry solutions and applications. Our recently developed light-weight middleware technology, ION, coupled with Infor10 applications, will continue to simplify implementation and inter-operability for our customers. ION has also enabled us to partner with Salesforce.com (Salesforce) and provide a more complete back-end (ERP) to front-end (CRM) solution to our respective customers. In addition, our cloud products deliver an integrated application suite hosted on multi-tenant servers. Our industry-leading model offers flexible hybrid deployment capabilities allowing them to run our software on-premise, on a hosted basis or in the cloud, using the same product.

•

Deliver Industry-Leading Productivity and Maintain Profitability. We will continue to capitalize on our best-in-class industry solutions and cutting-edge technology to continue to attract and retain customers. Our vertical approach and continued focus on maintaining technological leadership will allow us to optimize maintenance retention rates and leverage our domain expertise, enhancing the value of our consulting services, to help us maintain historical levels of profitability. Our continued focus on maintaining productivity and efficiency is shaped by the expertise of our world-class management team and experience of the Sponsors in partnering with portfolio company management teams in numerous acquisitions where productivity and profitability were optimized.

Our Products and Services

We design, develop, market, sell, implement and support enterprise business software applications that provide our customers with highly functional and technically advanced products. We believe we offer a compelling choice to many enterprise software customers and that we have developed competitive advantages in serving our targeted industries. We offer both vertical-specific and horizontal software products. We also believe we offer a number of flexible deployment options for customers, allowing them to run our software on-premise, on a hosted basis or in the cloud using the same product.

Enterprise Resource Planning (ERP)

Our ERP applications help customers in targeted industries cut costs, improve operational efficiency, and make smarter decisions faster. Our offerings are specifically designed to meet the needs of customers in the manufacturing, distribution, healthcare, automotive, public sector, ESM&R and other services and/or trade-oriented businesses and include the following suites:

ERP Enterprise (LN). Software designed to manage the demands of larger, multi-site businesses with complex manufacturing and distribution environments. Key products include Financial Management, CRM, Order Management, SCM, Manufacturing Control, Sourcing & Procurement, Project Management, Quality Management and Service Management.

S3 ERP Enterprise. Software designed to help customers “staff, source and serve” in their respective markets. Key products are specifically designed to serve the healthcare, public sector and other services industries and include financial management, SCM, and services management.

M3 ERP Enterprise. Software designed to help customers who “make, move and maintain” goods or equipment in their markets. Key products include Financial Management, Manufacturing Operations, SCM, Enterprise Asset Management and Customer Sales & Service.

ERP Business (Syteline®). Software designed to provide discrete manufacturing customers with the foundation to improve business efficiency, customer service, and overall manufacturing productivity. Key products include CRM, Sales & Order Management, Services Management, HCM, Financial Management, Production Management, SCM, Enterprise Planning and Master Data Management.

ERP Express (Visual®). Software designed for order-driven manufacturers who desire an affordable, easy-to-implement system that provides multiple scheduling options. Key products include Advanced Planning and Scheduling, Manufacturing Execution System, CRM, Quality Management, Lean Scheduling, Project Management, Financials and Dashboard.

ERP Process Business (Adage). Software designed for manufacturers in the food and beverage, chemical, and pharmaceutical industries, where bill of material-based software cannot model operations. Key products include CRM, Customer Demand Planning, Pricing & Order Management, Product Lifecycle Management, Asset Management, Financials, Production Planning, Production & Costing, Production Scheduling, Procurement, Warehouse & Inventory Management and Quality Management.

Customer Resource Management (CRM)

Our CRM applications help users build deep relationships with their customers and improve service. This software is designed to help users react quickly, intelligently, and personally to customer interactions; plan, execute, and monitor outbound marketing campaigns; and convert customer leads into sales. Key products include CRM Enterprise Interaction Advisor, CRM Enterprise Outbound Marketing, CRM Enterprise Sales and CRM Enterprise Service.

Our strategic partnership with Salesforce tightly integrates Salesforce’s Sales and Services applications with Infor’s ERP and financial applications to create a powerful enterprise solution that spans the entire customer lifecycle. In addition to reselling Salesforce Sales Cloud and Salesforce Service Cloud, the Company developed native applications as part of the offering.

Enterprise Asset Management (EAM)

Our EAM applications help our customers keep their plant, equipment, and facilities available, reliable, and safe. The software is designed to help customers monitor, and manage the deployment, performance, and maintenance of company assets to eliminate operational downtimes and reduce costs, as well as provide customers with financial and physical controls required to control their energy consumption and the asset and operating infrastructure that underpins them. Key products include Asset Hierarchy Management, Budget Management, Inspection Management, Purchasing Management, Work Management and Materials Management, Analytics and Action Engine, Real-time Performance Data, Knowledge Base and Continuous Monitoring.

Financial Applications

Our financial applications help customers deliver timely, actionable financial information, enforce global financial standards and controls, and improve business transparency. This software is designed for budgeting, forecasting, financial reporting, expense management, and compliance. Key products include Accounts Receivable, Budgeting, Cost Accounting, Cash Flow Management, General Ledger, Product Cost, Risk Management, Project Accounting, Grant Management, Governance, Risk, and Compliance, and Expense Management.

Human Capital Management (HCM)

Our comprehensive HCM product line enables our customers to manage their workforce and transform the role of the HR professional from an administrative and policy enforcing role to that of a strategic business partner. Offerings include:

Talent Management. Software designed to manage, develop and retain employees. Key products include Talent Acquisition, Goal Management, Performance Management, Compensation Management, Learning and Development, Succession Management and Global Human Resources.

Human Resource Management. Software designed to manage the HR processes related to employees. Key products include Absence Management, Benefits Administration, e-Recruiting, Employee and Manager Self-Service, Human Resources, Payroll, Performance Management for Healthcare, Personnel Administration, Resource Navigator, Teacher Contract Administration and TalentView of Performance.

Workforce Management. Software designed to automate time-intensive staffing and scheduling tasks. Key products include Scheduling and Staffing, Scheduling and Staffing for Casinos, Scheduling and Staffing for Healthcare and TimeOff Planner for Healthcare.

Supply Chain Management (SCM)

Our SCM applications are designed to help customers manage their entire supply chain including designing, forecasting, planning and execution. Key products include Sales & Operations Planning, Demand Planning, Advanced Planning, Advanced Scheduling, SCM Network Design, Enterprise Planning, Supply Chain Execution, Transportation and Logistics Planning, WMS and Enterprise Scheduling.

ION

Our innovative ION technology is an easy-to-implement, low-cost middleware component that enables customers to connect various applications and share information across many sources and systems. Our ION products are designed to enable communication and secure sharing of data across on-premise and cloud applications, to monitor the status of business tasks in relation to promised completion or established service level agreements (SLAs), to automatically receive alerts about exceptions and potential non-compliance and to automate document routing and approvals via workflows across multiple applications. Key products include ION Connect, ION Business Vault, ION Event Management and ION Workflow.

Industry-Specific Software Products

Our industry-specific enterprise software suites are tailored to meet the specific conditions and requirements of individual industries. We target specific industries, including manufacturing, healthcare, distribution, software, public sector, automotive, service industries, ESM&R, consumer products and retail, and hospitality. Within our target industries, our products are tailored to provide rich functionality at a micro-vertical level. We believe an industry-specific focus is fundamental to our ability to help our customers achieve their desired results and derive greater value from their enterprise software investments.

A brief overview of our industry-specific software products is provided below:

Manufacturing. Our manufacturing software helps our customers manage fluctuating demand and costs. Our software covers many of the core and supporting areas that a manufacturing company needs, from initial forecasting, material and capacity planning through to production planning and warehouse management. Our easy-to-use tools and web-enabled technologies help our customers collaborate more effectively across their organizations and supply chain partners and better serve their customers. Features include, among others, powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products and integrated mobile solutions.

Healthcare. We offer a wide range of healthcare software products that provide end-to-end support to our customers’ business operations. Healthcare is our second-largest vertical, where we enjoy a market leadership position, with an approximate 55% share of the U.S. IDNs market and with 8 of the top 10 largest U.S. IDNs according to a 2010 independent report.

Distribution. Our distribution software products are designed to provide our customers with visibility and control to help manage high volumes, thin margins and wide product assortments. Features of our distribution software products include, among others, advanced order promising at point-of-sale, support for multi-channel sales, ability to handle supply and product diversity, auto balancing of stock across facilities and integrated route management.

Public Sector. Our public sector software is designed for organizations that serve the public. We invest in industry expertise and consult best practices in the government, education, public authorities and utilities industries. Our focus on the public sector allows us to enable our customers to serve the public in a personal, responsive and cost-effective fashion. Our public sector focused products are designed to fit most needs without unwanted functionality.

Automotive. Our automotive software is designed to meet the unique demands of the automotive manufacturing industry including original equipment manufacturers (OEMs), automotive tier suppliers, specialty vehicle manufacturers, manufacturers of licensed brand components, aftermarket service and specialty parts manufacturers, and companies that remanufacture complex parts. Features include powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products.

Service Industries. Our service industries’ software serves a wide variety of service-based organizations such as insurance companies, banks, airlines, shipping companies, casinos, religious institutions, utilities and professional service organizations. Our software offers both integrated products that are tailored to meet the needs of specific industries and a series of configurable components for planning, executing and controlling production in different environments.

Equipment Service, Management & Rental. ESM&R is software designed for equipment manufacturers, distributors and rental companies who focus on after-sales service and continuous customer care. Key products include Equipment and Component Control, Preventative Maintenance, Work Order Processing, Maintenance and Performance Costing, Maintenance Customer Order Processing, Maintenance Planning Board, Diagnostics Management and Vehicle Operations Management.

Consumer Products & Retail. A comprehensive enterprise software system for retail companies. This software product offers our retail customers tools to help them improve profits and combat charge-backs. It also helps them gain greater control over their margins, products and relationships throughout the supply chain. Additionally, this software product helps companies to identify and quantify, in advance, potential business process improvements and helps prioritize improvement opportunities within their business.

Hospitality. Our hospitality software products are used by more than 10,000 hospitality properties worldwide, including some of the world’s most recognizable hotels, resorts and gaming facilities. These software products are suitable for a hospitality property of any type and size, including global chains, smaller chains, independent hotels or motels and government lodging. Our software products help our customers manage their front-office tasks, reservations, housekeeping, sales and marketing, accounting, engineering and many other tasks.

Maintenance and Support Services

Our maintenance and technical support programs include software upgrades, updates and corrections for the software under maintenance, as well as various levels of technical support including access to our knowledge base and our product support team, technical advice and application management. These programs are comprehensive customer care programs which entitle our customers to various levels of support to meet their specific needs. Our maintenance and technical support offerings are delivered through the support organization operating from our support centers around the world.

Consulting Services

Our consulting services range from the initial assessment and planning of a project to the actual implementation and post-implementation of a project, including optimizing a customer’s use of its software. We also provide training and learning tools to help our customers become proficient in using our software quickly and effectively.

Cloud Products

Our cloud products deliver an integrated application suite hosted on our multi-tenant servers. Our industry-leading model offers a flexible hybrid model, where some functionality is served on-premise and some functionality is served from the cloud, providing customers with the flexibility and adaptability that they need. Our cloud products are served from state-of-the-art industrial data centers and deliver enterprise-level functionality for ERP, CRM, EAM, Property Management, Expense Management, Hospitality Management, and Workforce Management.

We offer two different cloud-based payment options, as well as standard on-premise deployment and dedicated hosting options. These choices include a software-as-a-service (SaaS) subscription option, where we host customers’ applications on our multi-tenant servers, and they receive pay-as-you go term licenses that enable flexibility for on-demand software, as well as a hosted license option, where the customer purchases a perpetual software license, and we host the applications on our multi-tenant platform.

Our Industry

The enterprise application software industry is competitive, rapidly changing and significantly affected by new product offerings and other market activities. While traditional ERP products focused on “back-office” transactional activities, such as accounting, order management and inventory control, enterprise applications have expanded their focus to include managing customer interactions, managing supply chain and automation of and support for a range of administrative and operational business processes across multiple industries. According to Gartner, Inc., (Gartner), the world-wide enterprise applications industry was an approximately $115 billion revenue market in 2011, and is forecasted to grow at a compounded annual growth rate of 7% per annum from 2011 to 2016.

Our target market segments include ERP (including HCM and Financial Management), SCM, CRM and BI. According to Gartner, our target markets cumulatively represented approximately $55 billion of revenues or 48% of the world-wide enterprise applications market in 2011. Of our target market revenues, ERP represented 43%, CRM and BI each represented 22% and SCM represented 14% in 2011.

The Sponsors

Golden Gate Capital

Golden Gate Capital is a leading private equity firm with $12 billion in committed capital under management. Golden Gate Capital partners with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value through analytically challenging, change-intensive investments. Golden Gate Capital partners with exceptional management teams to capitalize upon and catalyze change.

Golden Gate Capital’s approach to investing and adding value to its portfolio companies is founded upon the rigorous application of fact-based analysis to understand, drive and implement strategic and operational change. Golden Gate Capital’s principals have successfully used this analytical approach, their substantial transaction structuring experience and their ability to add value to investments to generate superior returns.

Golden Gate Capital is one of the most active software investors in the world, having invested in or acquired more than 75 technology companies since its inception in 2000. Golden Gate Capital’s current portfolio of software companies had combined revenues in 2011 of approximately $5 billion.

Notable current software investments include: Aspect Software, a provider of contact center and unified communications software and services; The Attachmate Group, a software holding company that operates under four business units including Attachmate, Novell, SUSE Linux and NetIQ; GXS, a global provider of B2B e-commerce software and services; and Symon, a provider of real-time data reporting, visualization and enterprise software and services.

Summit Partners

Summit Partners is a leading growth equity firm founded in 1984, and provides equity and credit for growth, recapitalizations and management buyouts. Since the firm’s inception, Summit Partners has raised nearly $15 billion in capital, and has invested in more than 350 growing businesses across a range of industries in North America, Europe and Asia. These companies have completed more than 125 successful public offerings and in excess of 130 strategic sales and mergers. Summit Partners’ strategy is to partner with outstanding management teams that have built their companies to market leadership, and then support and aid growth through strategic advice and institutional knowledge gained over the past 28 years. With offices in Boston, Palo Alto, London and Mumbai, Summit Partners has a worldwide presence and invests across the globe.

Summit Partners is particularly active in the technology sector, having made investments in more than 200 technology companies, including nearly 100 software companies. Summit Partners has helped build pioneering companies in the ERP, CRM, information and data security, antivirus, messaging management and archiving, and SaaS categories.

Notable software investments include AVAST Software, a market-leading provider of premium anti-virus software; Hyperion Solutions, a provider of business intelligence software (later acquired by Oracle); McAfee Associates, a pioneer in security software (later acquired by Intel); Meditech, a leading healthcare software provider; RightNow Technologies, a provider of web-based customer support software and services (later acquired by Oracle); and Unica Corporation, a provider of enterprise marketing management solutions (later acquired by IBM).

Corporate Information

The Issuer was incorporated in June 1975 in the State of Minnesota. On February 12, 2011, the Issuer reincorporated under the laws of the State of Delaware. The Reporting Parent was incorporated on June 8, 2009 in the State of Delaware. Our principal executive offices are located at 641 Avenue of the Americas, New York, NY 10011 and our phone number is (678) 319-8000. Our website can be found at www.infor.com. Information on, or accessible through, our website shall not be deemed part of this prospectus.

The Exchange Offer

The following is a brief summary of the terms of the exchange offers. For a more complete description of the exchange offers, see “Exchange Offers.”

Original Notes	$560,000,000 in aggregate principal amount of 11 1/2% Senior Notes due 2018.

$1,015,000,000 in aggregate principal amount of 9 3/8% Senior Notes due 2019.

€250,000,000 in aggregate principal amount of 10% Senior Notes due 2019.

Exchange Notes	$560,000,000 in aggregate principal amount of 11 1/2% Senior Notes due 2018, the issuance of which will be registered under the Securities Act.

$1,015,000,000 in aggregate principal amount of 9 3/8% Senior Notes due 2019, the issuance of which will be registered under the Securities Act.

€250,000,000 in aggregate principal amount of 10% Senior Notes due 2019, the issuance of which will be registered under the Securities Act.

Exchange Offer	The Issuer is offering to exchange the Original Notes for a like principal amount at maturity of the Exchange Notes. The 2018 Original Notes and the 2019 Original Dollar Notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The 2019 Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The exchange offer is being made pursuant to registration rights agreements that the Issuer entered into with the initial purchasers (the Registration Rights Agreements), which grants the initial purchasers and any subsequent holders of the Original Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Original Notes. After the exchange offer is complete, holders of Original Notes will no longer be entitled to any exchange or registration rights with respect to their Original Notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire 5:00 p.m., New York City time, on                 , 2012, or a later time if the Issuer chooses to extend this exchange offer in its sole and absolute discretion. Holders of Original Notes may withdraw their tender of Original Notes at any time prior to the expiration date. All outstanding Original Notes that are validly tendered and not validly withdrawn will be exchanged. Any Original

Notes not accepted for exchange for any reason will be returned at the Issuer’s expense as promptly as possible after the expiration or termination of the exchange offer.

Accrued Interest on the Exchange Notes and the Original Notes	The 2018 Exchange Notes will bear interest from January 15, 2013. The 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes will bear interest from October 1, 2012. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Original Notes accrued to the date of issuance of the Exchange Notes.

Conditions on the Exchange Offer	The Issuer’s obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Original Notes is subject to certain customary conditions, including the Issuer’s determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which the Issuer may be waive. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offers—Conditions on the Exchange Offer.”

Procedures for Tendering Original Notes held in the Form of Book-Entry Interests	The Original Dollar Notes were issued as global securities and were deposited upon issuance with Wilmington Trust, National Association which issued uncertificated depositary interests in those outstanding Original Dollar Notes, which represent a 100% interest in those Original Dollar Notes, to The Depositary Trust Company (DTC).

Beneficial interests in the outstanding Original Dollar Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Original Dollar Notes can only be made through, records maintained in book-entry form by DTC.

The 2019 Original Euro Notes were issued as global securities and are held in book-entry form through Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which are participants in DTC.

Holders may tender outstanding Original Notes by instructing their broker or bank to tender them on the holder’s behalf. In some cases a holder may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering Original Notes a holder will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Outstanding 2018 Original Notes and 2019 Original Dollar Notes must be tendered in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof and outstanding 2019 Original Euro Notes must be tendered in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

Holders of Original Notes through DTC: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “The Exchange Offer—Book-Entry Transfer.”

Holders of Original Notes through Euroclear and Clearstream, Luxembourg: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes in book-entry form directly through Euroclear or Clearstream, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your Original Notes for Exchange Notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, as the case may be, to “Take No Action”; otherwise your Original Notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

In order for a tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of the outstanding Original Notes into the exchange agent’s account at DTC (in the case of the Original Dollar Notes) or Euroclear or Clearstream (in the case of the Original Euro Notes), under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of Original Notes or to us for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	Neither the Issuer, nor the Reporting Parent, or any of their subsidiaries will receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for the exchange offer with respect to the Original Dollar Notes.

Citibank, N.A., London Branch, is serving as the exchange agent for the exchange offer for the Original Euro Notes.

Consequences of Not Exchanging Original Notes

If a holder does not exchange their Original Notes in the exchange offer, the Original Notes will continue to be subject to the restrictions on transfer currently applicable to the Original Notes. In general, a holder of Original Notes may offer or sell Original Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Original Notes under the Securities Act. Under some circumstances, however, holders of the Original Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require the Issuer to file, and to cause to become effective, a shelf registration statement covering resales of Original Notes by these holders. For more information regarding the consequences of not tendering Original Notes and the Issuer’s obligation to file a shelf registration statement, see “Exchange Offers—Consequences of Failure to Exchange” and “Exchange Offers—Shelf Registration.”

Terms of the Exchange Notes

Issuer	Infor (US), Inc.

Notes Offered	$560,000,000 in aggregate principal amount of 11 1/2% Senior Notes due 2018.

$1,015,000,000 in aggregate principal amount of 9 3/8% Senior Notes due 2019.

€250,000,000 in aggregate principal amount of 10% Senior Notes due 2019

Maturity Date	The 2018 Exchange Notes will mature on July 15, 2018.

The 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes will mature on April 1, 2019.

Interest	Interest on the 2018 Exchange Notes will accrue at a rate of 11 1/2% per annum. Interest on the 2018 Exchange Notes will be payable semi-annually in cash in arrears on July 15 and January 15 of each year, commencing January 15, 2013.

Interest on the 2019 Exchange Dollar Notes will accrue at a rate of 9 3/8% per annum. Interest on the Exchange Notes will be payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing October 1, 2012.

Interest on the 2019 Exchange Euro Notes will accrue at a rate of 11 1/2% per annum. Interest on the 2019 Exchange Euro Notes will be payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing October 1, 2012.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed on a senior basis by the Reporting Parent, and fully and unconditionally guaranteed by certain of our existing and future domestic restricted subsidiaries.

Ranking	The Exchange Notes and the guarantees will be the Issuer’s and the guarantors’ general senior obligations and will:

•	rank equally in right of payment to all of the Issuer’s and the guarantors’ existing and future senior unsecured debt;

•	rank senior in right of payment to any of the Issuer’s and the guarantors’ future debt that is expressly subordinated in right of payment to the notes and the guarantees;

•

be effectively subordinated to the Issuer’s and the guarantors’ secured indebtedness, including indebtedness under the Credit Facilities, to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

As of May 31, 2012, the Issuer and the guarantors would have had approximately $5,358.6 million of indebtedness outstanding and an additional $146.2 million of unused commitments available to be borrowed under the revolving credit facility.

As of May 31, 2012, the Issuer’s non-guarantor subsidiaries had $809.6 million of outstanding liabilities, including trade payables but excluding inter-company obligations. For the year ended May 31, 2012, the Issuer’s non-guarantor subsidiaries generated 48% of its total revenues.

Optional Redemption	The 2018 Exchange Notes will be redeemable, in whole or in part, at any time on or after July 15, 2015 at the redemption prices specified under “Description of the 2018 Exchange Notes—Optional Redemption.” Prior to such date, the Issuer may redeem some or all of the 2018 Exchange Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. The Issuer may also redeem up to 35% of the 2018 Exchange Notes before July 15, 2014, with the net cash proceeds from certain equity offerings.

The 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes will be redeemable, in whole or in part, at any time on or after April 1, 2015 at the redemption prices specified under “Description of the 2019 Exchange Notes—Optional Redemption.” Prior to such date, the Issuer may redeem some or all of the 2019 Exchange Dollar Notes or the 2019 Exchange Euro Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. The Issuer may also redeem up to 35% of the 2019 Exchange Dollar Notes or the 2019 Exchange Euro Notes before April 1, 2015, with the net cash proceeds from certain equity offerings.

Change of Control	If the Issuer experiences certain kinds of changes of control, the Issuer must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the sections “Description of the 2018 Exchange Notes” and “Description of the 2019 Exchange Notes” under the headings “Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If the Issuer sells certain assets and does not repay certain debt or reinvest the proceeds of such sales within certain time periods, it must offer to repurchase the notes at the prices listed under “Description of the 2018 Exchange Notes—Limitation on Sales of Assets and Subsidiary Stock” and “Description of the 2019 Exchange Notes—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The indentures governing the notes (the Indentures) limits, among other things, our ability and the ability of Parent and our restricted subsidiaries to:

•	incur additional indebtedness;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments;

•	create liens or use assets as security in other transactions;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	enter into transactions with affiliates; and

•	sell or transfer certain assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of the 2018 Exchange Notes—Certain Covenants” and “Description of the 2019 Exchange Notes—Certain Covenants.”

No Prior Market	The Exchange Notes will be a new class of securities for which there is currently no market. Although each initial purchaser of Dollar Notes has informed us that it intends to make a market in the Dollar Notes and each initial purchaser of Euro Notes has informed us that it intends to make a market in the Euro Notes, the initial purchasers are not obligated to do so, and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained. We do not intend to list the Exchange Dollar Notes on any U.S. securities exchange. Application will be made to list the Euro Exchange Notes on the Official List of the Irish Stock Exchange and to admit the 2019 Euro Exchange Notes to trading on the Global Exchange Market. There are no assurances that the Euro Exchange Notes will be admitted to the Official List of the Irish Stock Exchange.

Use of Proceeds	Neither the Issuer, the Reporting Parent or any of their subsidiaries will receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors discussed in the section entitled “Risk Factors” before deciding to invest in the notes.

Summary Historical Consolidated and Unaudited Pro Forma Combined Financial Data

The following table sets forth summary historical consolidated financial data for the periods and at the dates indicated. The historical consolidated statements of operations data for the years ended May 31, 2012, 2011 and 2010 and the balance sheet data as of May 31, 2012 and 2011 have been derived from audited consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The consolidated financial statements of Infor include the accounts of Lawson, from its acquisition date on July 5, 2011. All significant intercompany balances have been eliminated. The historical results included below and elsewhere in this prospectus are not necessarily indicative of future performance.

The following tables also set forth unaudited pro forma combined financial data for the year ended May 31, 2012. The following pro forma combined financial data has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Infor, included elsewhere in this prospectus. The unaudited pro forma combined statement of operations presents the acquisition of Lawson and sale of the Original Notes as if both had occurred on June 1, 2011. The unaudited pro forma combined financial data has been prepared in accordance with Article 11 of Regulation S-X, with the period from June 1, 2011 to July 4, 2011 adjusted to reflect the acquisition of Lawson as of June 1, 2011 (reflecting pro forma adjustments for amortization of acquired intangible and transaction costs associated with the acquisition), also being adjusted for the effects of the sale of the Original Notes (reflecting adjustments for additional equity contributions, refinancing of long-term debt, interest expense, amortization of deferred financing fees, and the tax effect of the pro forma adjustments). As the Lawson acquisition and the sale of the Original Notes are all reflected in the historical audited consolidated balance sheet at May 31, 2012, no pro forma balance sheet is necessary.

The summary historical consolidated and unaudited pro forma combined financial data presented below should be read together with the audited consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus, and the sections entitled “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information.”

	Year Ended May 31,
(in millions )	Pro Forma 2012	2012(1)	2011	2010(2)
Consolidated Statements of Operations Data:
Revenues:
License fees	$511.1	$505.3	$367.9	$339.5
Product updates and support fees	1,321.5	1,284.4	995.8	1,000.0

Software revenues	1,832.6	1,789.7	1,363.7	1,339.5
Consulting services and other fees	771.2	751.0	510.0	497.1

Total revenues	2,603.8	2,540.7	1,873.7	1,836.6

Operating expenses:
Cost of license fees	90.9	90.1	65.6	56.7
Cost of product updates and support fees	266.2	258.5	204.0	211.4
Cost of consulting services and other fees	620.5	593.9	384.0	371.9
Sales and marketing	458.4	438.7	335.1	320.3
Research and development	335.8	322.3	207.4	199.1
General and administrative	253.6	233.4	185.5	196.2
Amortization of intangible assets and depreciation	335.7	323.6	237.3	275.5
Restructuring	67.8	67.8	14.9	28.8
Acquisition related and other costs	—	75.9	6.2	17.7

Total operating expenses	2,428.9	2,404.2	1,640.0	1,677.6

Income from operations	174.9	136.5	233.7	159.0
Total other expense, net	321.7	462.8	424.9	209.8

Loss before income taxes	(146.8)	(326.3)	(191.2)	(50.8)
Income tax (benefit) provision	52.0	(16.3)	(50.8)	44.6

Net loss	$(198.8)	$(310.0)	$(140.4)	$(95.4)

		As of May 31,
(in millions )		2012	2011
Consolidated Balance Sheet Data:
Cash and cash equivalents		$384.4	$337.0
Working capital deficit		(526.0)	(252.6)
Total assets		6,555.0	4,680.0
Total debt, including current maturities(3)		5,358.6	4,384.4
Due to affiliate(4)		—	329.8
Total stockholders’ deficit		(599.1)	(1,200.9)
Other Financial Information:
Capital expenditures		$(21.5)	$(11.9)
Dividends paid		—	(40.0)

	Year Ended May 31,
(in millions )	Pro Forma 2012	2012	2011	2010
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(198.8)	$(310.0)	$(140.4)	$(95.4)
Interest expense, net	428.5	467.4	314.0	306.2
Income tax provision (benefit)	52.0	(16.3)	(50.8)	44.6
Depreciation and amortization	335.7	323.6	237.3	275.5
Purchase accounting impact — License fees(5)	26.1	25.5	2.1	3.1
Purchase accounting impact — Product updates and support fee(5)	122.6	122.6	0.2	0.4
Purchase accounting impact — Consulting(5)	6.9	6.8	0.1	—
Purchase accounting impact — Deferred costs(5)	(6.5)	(6.5)	—	—
Stock-based compensation(6)	41.8	11.2	1.4	0.2

	Year Ended May 31,
(in millions )	Pro Forma 2012	2012(1)	2011	2010(2)
Consolidated Statements of Operations Data:
Acquisition transaction and integration costs	—	75.9	6.2	17.7
Non-recurring costs(7)	18.6	18.6	7.7	18.4
Restructuring(8)	67.8	67.8	14.9	28.8
Sponsor management fee	10.0	10.0	7.2	8.4
Loss on extinguishment of debt	3.8	107.1	—	—
FX (gains) losses	(110.4)	(111.4)	111.3	(96.1)
Lawson transaction costs savings(9)	25.5	—	—	—
Infor Combination cost savings(10)	13.9	—	—	—

Adjusted EBITDA	$837.5	$792.3	$511.2	$511.8

(1)	On July 5, 2011 we completed our acquisition of Lawson Software, Inc. Fiscal 2012 includes Lawson results for the period from July 5, 2011 through May 31, 2012. See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.
(2)	On August 13, 2009 we completed our acquisition of SoftBrands, Inc. Fiscal 2010 includes SoftBrands results for the period from August 13, 2009 through May 31, 2010. Fiscal 2011 and 2012 includes Softbrands results for the full year. See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.
(3)	Over the past few fiscal years, in conjunction with our acquisitions of SoftBrands, Inc. in fiscal 2010 and Lawson Software, Inc. in fiscal 2012 and in conjunction with the recapitalization of our debt structure in fiscal 2012, we have had significant changes to our long-term debt as we have entered into new credit facilities, issued various notes, amended certain existing facilities and repaid others. See Note 12 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.
(4)	Amounts relate to outstanding balances of loans to Infor Lux Bond Company, Infor, Inc.’s parent. In conjunction with the recapitalization of our debt structure on April 5, 2012, the outstanding balance due to Infor Lux Bond Company was contributed as equity and is no longer outstanding as of May 31, 2012. See Note 21 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.
(5)	Represents revenues that would have been recognized had we not adjusted acquired deferred revenues related to acquisitions to the fair values as required by GAAP. Certain deferred revenues on the acquired entity’s balances sheet, at the time of such acquisitions, were eliminated from GAAP results as part of the purchase accounting for such acquisitions as well as the corresponding adjustments to related deferred costs.
(6)	Represents stock-based compensation (including stock options, restricted stock and restricted stock units) related to the granting of stock awards to key employees.
(7)	Represents costs incurred related to certain litigation and/or settlements and costs incurred as a result of previous acquisitions, including salaries and benefits for employees to be terminated from the date of such acquisition to their termination date.
(8)	Represents restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with previous acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event.
(9)	Cost savings related to the Lawson transaction were fully realized on an annualized run rate basis as of May 31, 2012.
(10)	Cost savings related to the combination of Infor and Infor Global Solutions which were 30% realized on an annualized run rate basis as of May 31, 2012.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt discount, amortization of deferred financing costs and an interest factor attributable to operating leases.

	Year Ended May 31,
(in millions, except ratios)	2012	2011	2010	2009	2008
Fixed charges:
Interest expense on indebtedness	$468.4	$313.9	$305.6	$409.7	$464.9
Rent interest factor (1)	21.0	14.5	15.8	17.0	22.1

Total fixed charges	$489.4	$328.4	$321.4	$426.7	$487.0

Earnings:
Loss before income tax	$(326.3)	$(191.2)	$(50.8)	$(215.9)	$(489.1)
Fixed charges	489.4	328.4	321.4	426.7	487.0

Total earnings	$163.1	$137.2	$270.6	$210.8	$(2.1)

Ratio of earnings to fixed charges (2)	—	—	—	—	—

Dollar amount of one-to-one coverage deficiency	$326.3	$191.2	$50.8	$215.9	$489.1

(1)	Approximately 1/ 3 of our rent expense relating to operating leases is deemed representative of the applicable interest factor.

(2)	Our ratio of earnings to fixed charges was below a one-to-one coverage for each of the fiscal years presented as our earnings were not adequate to cover our fixed charges. The dollar amount of the coverage deficiency is presented above.

RISK FACTORS

Risks Related to the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Exchange Notes, depends on our financial condition and operating performance, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Credit Facilities and the Indentures will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and any proceeds we do receive may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Exchange Notes will not be secured by any of our assets and are effectively subordinated to our secured debt to the extent of the assets securing such debt. The Credit Facilities are secured, and, therefore, the related lenders will have a prior claim on substantially all of our assets and those of our guarantors.

Our obligations under the Exchange Notes and our guarantors’ obligations under their guarantees of the Exchange Notes are unsecured. Our Credit Facilities are secured by a security interest in substantially all of our and the guarantors’ domestic tangible and intangible assets. If we are declared bankrupt or insolvent, or if we default under our Credit Facilities, the lenders under our Credit Facilities could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, such secured creditors could foreclose on the pledged assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the Indenture. Furthermore, if such secured creditors foreclose and sell the pledged equity interests in any subsidiary guarantor under the Exchange Notes, then that guarantor will be released from its guarantee of the Exchange Notes automatically and immediately upon such sale. In any such event, because the Exchange Notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

Repayment of our debt, including the Exchange Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the Exchange Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Exchange Notes, our subsidiaries do not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the Credit Facilities and the Indenture), we could be in default under the terms of the agreements governing such indebtedness, including the Credit Facilities and the Indenture. In the event of such default,

•

the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under the Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Upon any such bankruptcy filing, we would be stayed from making any ongoing payments on the Exchange Notes, and the holders of the Exchange Notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the United States Code (the Bankruptcy Code). Furthermore, if a bankruptcy case were to be commenced under the Bankruptcy Code, we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that all or a portion of such payments, which could include repayments of amounts due under the Exchange Notes, might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate. Also, in the event that we were to become a debtor in a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payment under the Exchange Notes may otherwise occur.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the Credit Facilities to avoid being in default. If we breach our covenants under the Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation

A court could void our subsidiaries’ guarantees of the Exchange Notes under fraudulent transfer laws.

Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and insolvency laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

•	such subsidiary guarantor:

•	was (or was rendered) insolvent by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the Exchange Notes. A bankruptcy court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay, or defraud creditors. Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair saleable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

We cannot predict what standard a court would apply in order to determine whether a subsidiary guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the subsidiary guarantor was insolvent on that date, or whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the subsidiary guarantor. In such case, any payment by the subsidiary guarantor pursuant to its guarantee could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the Exchange Notes would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of the Company and any subsidiary guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

We may be unable to purchase the Exchange Notes upon a change of control.

Upon the occurrence of a change of control, as defined in the Indenture governing the Exchange Notes, we will be required to offer to purchase the Exchange Notes in cash at a price equal to 101% of the principal amount of the Exchange Notes, plus accrued interest and additional interest, if any. A change of control will constitute an event of default under our Credit Facilities that permits the lenders to accelerate the maturity of the borrowings thereunder and may trigger similar rights under our other indebtedness then outstanding. Our Credit Facilities will prohibit us from repurchasing any Exchange Notes. The failure to repurchase the Exchange Notes would result in an event of default under the Exchange Notes. In the event of a change of control, we may not have sufficient funds to purchase all of the Exchange Notes and to repay the amounts outstanding under our Credit Facilities or other indebtedness.

The lenders under the Credit Facilities will have the discretion to release any guarantors under the Credit Facilities in a variety of circumstances, which may cause those guarantors to be released from their guarantees of the Exchange Notes.

While any obligations under the Credit Facilities remain outstanding, any guarantee of the Exchange Notes may be released without action by, or consent of, any holder of the Exchange Notes or the trustee under the Indenture, at the discretion of lenders under the Credit Facilities, if the related guarantor is no longer a guarantor of obligations under the Credit Facilities or any other indebtedness. The lenders under the Credit Facilities will have the discretion to release the guarantees under the Credit Facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of the subsidiaries will effectively be senior to claims of noteholders.

The Exchange Notes will be structurally junior to indebtedness of our non-guarantor subsidiaries.

You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of May 31, 2012, the Issuer’s non-guarantor subsidiaries had $809.6 million of outstanding liabilities, including trade payables but excluding inter-company obligations. In addition, the indentures under which the Exchange Notes will be issued will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. For the year ended May 31, 2012, the Issuer’s non-guarantor subsidiaries generated 48% of its total revenues.

An active trading market may not develop for the Exchange Notes, which would limit your ability to resell.

The Exchange Notes are a new issue of securities for which there is no active public trading market. We have been informed by the initial purchasers that they intend to make a market in the notes after the offering is completed. However, the initial purchasers may cease their market-making at any time without notice. An application will be made to list the 2019 Exchange Euro Notes on the Official List of the Irish Stock Exchange and for trading on the Global Exchange Market thereof. There are no assurances that the 2019 Exchange Euro Notes will be admitted to the Official List of the Irish Stock Exchange. Although no assurance is made as the liquidity of the 2019 Exchange Euro Notes as a result of the admission to trading on the Global Exchange Market, failure to be approved for listing on or the delisting of the 2019 Exchange Euro Notes from the Official List of the Irish Stock Exchange may have a material effect on a holder’s ability to resell the 2019 Exchange Euro Notes in the secondary market. We do not intend to apply for listing of the Exchange Notes on any US securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the Exchange Notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for this type of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the Exchange Notes, you may not be able to sell the Exchange Notes, or, even if you can sell the Exchange Notes, you may not be able to sell them at an acceptable price.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the Exchange Notes. Credit ratings are not recommendations to purchase, hold or sell the Exchange Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Exchange Notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Exchange Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Exchange Notes without a substantial discount or at all.

Risks Related to Our Business

Economic, political and market conditions, including the recent recession and global economic crisis, can adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

Our business is influenced by a range of factors that are beyond our control and that we have no comparative advantage in forecasting. These include:

•	general economic and business conditions;

•	the overall demand for enterprise software, hardware systems and services;

•	governmental budgetary constraints or shifts in government spending priorities;

•	general political developments; and

•	currency exchange rate fluctuations.

Macroeconomic developments like the recent recessions in the U.S. and Europe and the debt crisis in certain countries in the European Union could negatively affect our business, operating results or financial condition. A general weakening of, and related declining corporate confidence in, the global economy or the curtailment in government or corporate spending could cause current or potential customers to reduce their information technology (IT) budgets or be unable to fund software and services purchases, which could cause customers to delay, decrease or cancel purchases of our products and services or cause customers not to pay us or to delay paying us for previously purchased products and services.

In addition, political unrest in regions like the Middle East, terrorist attacks around the globe and the potential for other hostilities in various parts of the world, potential public health crises and natural disasters, including the earthquake and resulting tsunami in Japan, continue to contribute to a climate of economic and political uncertainty that could adversely affect our results of operations and financial condition, including our revenue growth and profitability. These factors generally have the strongest effect on our sales of new software licenses, and related services and, to a lesser extent, also may affect our renewal rates for software license updates and product support.

We face large, established competitors, specialized competitors and substantial price competition.

We compete with Oracle Corporation, SAP AG and other larger software companies that have advantages over us due to their larger customer bases, greater name recognition, long operating and product development history, greater international presence and substantially greater financial, technical and marketing resources. If customers or prospects want to reduce the number of their software vendors, they may elect to purchase competing products from Oracle or SAP since those larger vendors offer a wider range of products. Furthermore, Oracle is capable of bundling its software with its database applications, which underlie a significant portion of our installed applications. We also compete with a variety of more specialized software and services vendors, including:

•	single-industry software vendors;

•	human resource management software vendors;

•	financial management software vendors;

•	manufacturing software vendors;

•	merchandising software vendors;

•	services automation software vendors;

•	software integrators and outsourced services providers; and

•	internet (on demand) software vendors.

Some competitors offer payment terms, contractual warranties, implementation terms or guarantees that are more favorable to customers and prospects. Competitors may entice our customers and prospects to switch software vendors by offering those customers or prospects free or heavily discounted products or services, and other more favorable contract terms. We may be unable to continue to compete successfully with new and existing competitors without lowering prices or offering other favorable terms to customers that lower our margins and increase our risks. We expect competition to persist and intensify, which could negatively impact our operating results and market share.

Our revenues, and in particular our software license revenues, vary each quarter and are difficult to predict.

Revenues from license fees in any quarter depend substantially upon our licensing activity with new and existing customers, and our ability to recognize revenues in that quarter under our revenue recognition policies. A significant portion of our future revenue is dependent upon our existing installed base of customers continuing to license additional products, as well as purchasing consulting services and renewing their annual maintenance agreements. If we do not continue to develop or acquire new products, licensing activity with existing customers will decline. Licensing activity for our products drives maintenance and services revenues because we sell maintenance and services for only our products. A decrease in licensing activity will typically lead to a decrease in services revenue in the same or subsequent quarters. If we do not have sufficient new licensing activity each year, our maintenance revenue and profit for the following year will decline because new customers or sales of additional products to existing customers are needed to offset the percentage of existing customers who scale back their businesses, reduce licenses and maintenance contracts, are acquired, or otherwise choose not to renew annual maintenance. Our sales force and marketing team must continue to generate sales leads among existing customers and prospective customers. When we “qualify” a lead, that lead becomes part of our sales “pipeline.” If our pipeline does not continue to grow in our different markets and geographies, our revenues will eventually decline. The rate at which we convert our pipeline into actual sales can vary greatly from year to year for the following reasons:

•

The period between initial customer contact and a purchase by a customer may vary and can be more than one year. During the sales cycle, prospective customers may decide not to purchase or may scale down purchases because of competing offers, budgetary constraints or changes in the prospect’s management, strategy, business or industry. Increasingly, customer or prospect organizations are taking more steps to approve the purchase of our products and services. Often times, we must wait for a customer or prospect’s board of directors to approve a purchase. These added approval requirements can delay the sales cycle and jeopardize the likelihood of completing the sale.

•

A substantial number of our existing and prospective customers make their purchase decision within the last few weeks or days of each quarter. A delay or deferral in a small number of large new software license transactions could cause our quarterly license revenue to fall significantly short of our predictions.

•	Prospective customers may decline or defer the purchase of new products if we do not have sufficient customer references for those products.

•

New products or technologies, software industry mergers and other software industry news may create uncertainty and cause customers and prospective customers to cancel, postpone or reduce capital spending for our products.

Our revenue is largely dependent on renewal of maintenance agreements by our customers.

We generate substantial recurring revenue from our customer support program and other software maintenance services, most of which renew annually at the customer’s option. The level of our maintenance revenue is directly related to the number of our software products that are in active use by customers. If our customers stop using our products, if we are unable to maintain the rate of addition of new customers, or if our customers determine that they cannot afford maintenance, our maintenance revenue can be expected to decline. We expect that maintenance revenue from legacy products for which we have decreased or curtailed development funding will decline over time.

We may not retain or attract customers if we do not develop new products and enhance our current products in response to technological changes and competing products.

The enterprise software market is faced with rapid technological change, evolving standards in computer hardware, software development, communications and security infrastructure, and changing needs and expectations of customers. Building new products and service offerings requires significant investment in development. A substantial portion of our research and development resources are devoted to regulatory and maintenance requirements and product upgrades that address new technology support. These demands put significant constraints on our resources available for new product development. We also face uncertainty when we develop or acquire new products because there is no assurance that a sufficient market will develop for those products.

We may be unable to identify or complete suitable acquisitions and investments; and any acquisitions and investments we do complete may create business difficulties or dilute earnings.

As part of our business strategy, we intend to pursue strategic acquisitions in the future. We may be unable to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot provide assurance that we will be able to make acquisitions or investments on commercially acceptable terms. If we acquire a company, we may incur losses in the operations of that company and we may have difficulty integrating its products, personnel and/or operations into our business. In addition, its key personnel may decide not to work for us. These difficulties could disrupt our on-going business, distract our management and workforce, increase our expenses and adversely affect our operating results. We may also incorrectly judge the value or worth of an acquired company or business. Furthermore, we may incur significant debt or issue equity securities to pay for future acquisitions or investments. The issuance of equity securities may be dilutive to our stockholders. If the products of an acquired company are not successful, those remaining assets could become impaired, which may result in an impairment loss that could materially adversely impact our financial position and results of operations.

Competitors may take advantage of our limited intellectual property protection.

We consider certain aspects of our internal operations, software and documentation to be proprietary, and rely on a combination of contract, copyright, trademark and trade secret laws to protect this information. In addition, we currently hold 63 patents and 8 pending patent applications in the U.S. Generally, copyright laws afford only limited protection because those laws do not protect product ideas. In addition, when we license our products to customers, we may provide source code for some of our products. Some customers may also access source code through a source code escrow arrangement. Access to our source code could provide an opportunity for companies to offer competing maintenance and product modification services to our customers. Defending our intellectual property rights is time-consuming and costly.

Changes in intellectual property laws which may disrupt or eliminate our certain anticipated revenue stream.

Protecting our global intellectual property rights and combating unlicensed copying and use of software and other intellectual property is difficult. While piracy adversely affects U.S. revenue, the impact on revenue from outside the U.S. is more significant, particularly in countries where laws are less protective of intellectual property rights. Any changes to foreign intellectual property legislation which would restrict our ability to enforce certain intellectual property rights, including with respect to customer non-compliance and anti-assignment and other software license terms, may disrupt or eliminate our anticipated revenue streams from those affected areas.

Others may claim that we infringe their intellectual property rights.

Many participants in the technology industry, and patent holding companies who have no independent product revenue, have an increasing number of patents and have frequently demonstrated a readiness to take legal action based on allegations of patent and other intellectual property infringement. These types of claims are time-consuming and costly to defend. We are currently appealing an adverse judgment on a patent infringement lawsuit that enjoined the sale and support of one of our software modules. If a successful claim is made against us and we fail to develop or license a substitute technology, our business, results of operations, financial condition or cash flows could be adversely affected.

Our products are deployed in large and complex systems and may contain defects or security flaws or be implemented incorrectly.

Because our products are deployed in large and complex systems, they can only be fully tested for reliability when deployed in networks for long periods of time. Our software programs may contain undetected defects when first introduced or as new versions are released. Our customers might encounter difficulties with the implementation of our products, experience corruption of their data or encounter performance or scaling problems only after our software programs have been deployed. The services needed for implementing our products are also complex, and require knowledge and cooperation between both the customer’s and the service provider’s teams. As a consequence, from time to time we have received customer complaints or been sued. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. Software and data security are becoming increasingly important because of regulatory restrictions on data privacy and the significant legal exposures and business disruptions stemming from computer viruses and other unauthorized entry or use of computer systems. We may not be able to avoid or limit liability for disputes relating to product performance, software security or the provision of services. Product defects and security flaws could expose us to product liability and warranty claims and harm our reputation, which could impact our future sales of products and services.

Deterioration in our relationships with resellers, systems integrators and other third-parties that market and sell our products could reduce our revenues.

Our revenue growth will depend, in part, on adding new partners to expand our sales channels, as well as leveraging our relationships with existing partners. If our relationships with these resellers, system integrators and strategic and technology partners deteriorate or terminate, we may lose sales and marketing opportunities. Some current and potential customers rely on third-party systems integrators to implement and manage new and existing applications. These systems integrators may increase their promotion of competing enterprise software applications, or may otherwise discontinue their relationships with us.

Because we do not own all of the products that we license, we rely on our continued relationships with other software suppliers.

We license third-party software products that we incorporate into, or resell with, our own software products. For example, we incorporate in many of our products software supplied by Micro Focus International, Inc. We also have reseller and alliance relationships with IBM, and other software suppliers businesses that allow us to resell their offerings with our products and services. These relationships and other technology licenses are subject to periodic renewal and may include minimum sales requirements. There can be no assurance that the licenses for these third-party technologies will not be terminated, that the licenses will be available on future terms acceptable to us or that we will be able to license third-party software for future products. In the event that these third-party products were to become unavailable, we may be unable to readily replace these products with substitute products. Any interruption in the short term could have a detrimental effect on our ability to continue to market and sell those of our products relying on these specific third-party products and could adversely impact our business.

International sales and operations subject us to risks that can adversely affect our operating results.

We derive a substantial portion of our revenues, and have significant operations, outside of the U.S. Our international operations include software development, sales, customer support and administration. We face challenges in managing an organization operating in various countries, which can entail longer payment cycles and difficulties in collecting accounts receivable, fluctuations in currency exchange rates, overlapping tax regimes, difficulties in transferring funds from certain countries and reduced protection for intellectual property rights in some countries. We must comply with a variety of international laws and regulations, including trade restrictions, local labor ordinances, and import and export requirements.

We may experience foreign currency gains and losses.

Certain transaction gains and losses are generated from inter-company balances that are not considered to be long-term in nature that will be settled between subsidiaries. We also recognize transaction gains and losses from revaluing debt denominated in Euros and held by subsidiaries whose functional currency is United States dollars. We conduct a significant portion of our business in currencies other than the U.S. Dollar. Our revenues and operating results are affected when the U.S. Dollar strengthens or weakens relative to other currencies. Changes in the value of major foreign currencies, particularly the Euro, the British Pound and the Swedish Krona relative to the U.S. Dollar can significantly affect our revenues and operating results. Net foreign currency transaction gains and losses, resulting primarily from recognized balance sheet exposures, are recorded within earnings in the period incurred.

Litigation may adversely affect our business, financial condition and results of operations.

We are subject to legal and regulatory requirements applicable to our business and industry throughout the world. We are subject to various legal proceedings and the risk of litigation by employees, customers, patent owners, suppliers, stockholders or others through private actions, class actions, administrative proceedings or other litigation. Litigation can be lengthy, expensive, and disruptive to our operations and results cannot be predicted with certainty. There may also be adverse publicity associated with litigation, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Open source software may diminish our license fees and impair the ownership of our products.

The open source community is comprised of many different formal and informal groups of companies, software developers and individuals who have created a wide variety of software and have made that software available for use, distribution and modification, often free of charge. Open source software, such as the Linux operating system, has been gaining in popularity among business users. If developers contribute enterprise application software to the open source community, and that software has competitive features and scale to business users in our markets, we will need to change our product pricing and distribution strategy to compete. If one of our developers embedded open source components into one of our products, without our knowledge or authorization, our ownership and licensing of that product could be in jeopardy. Depending on the open source license terms, the use of an open source component could mean that all products delivered with that open source component become part of the open source community. In that case, our ownership rights and ability to charge license fees for those delivered products could be diminished or rendered worthless. We currently take steps to train our developers and monitor the content of products in development, but there is no assurance that these steps will always be effective.

Regional business disruptions could adversely affect our operating results.

A significant portion of our critical business operations, including research and development, product maintenance, services support, and general and administrative support, are concentrated in a few geographic areas. A disruption or failure of our systems could cause delays in completing sales and providing maintenance and services to customers. A major earthquake, fire or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and, as a result, our future operating results could be materially and adversely affected.

We must attract and retain account executives in our sales organization to achieve our revenue goals.

Revenue growth, and in particular software license revenue growth, requires that we have a sufficient number of trained account executives in our sales organization to develop leads and call on prospective customers. Competition in our industry for experienced account executives is intense. Competitors and other software companies may lure away our account executives through signing bonuses and other special incentives. The failure to attract and retain account executives will negatively impact our revenue growth. When we hire a new account executive, the time period required for that person to become productive will vary, depending on their experience and training and the customer pipeline and length of sales cycle.

If we are unable to attract and retain senior management, software developers, services consultants, finance and accounting specialists, and other qualified personnel, we will be unable to develop new products and increase our revenue and profitability.

We also rely on the continued service of our senior management, software developers, services consultants, finance and accounting specialists, and other key employees. In the software industry, there is substantial and continuous competition for highly skilled business, product development, technical, financial and other personnel. The failure to attract, train, retain and effectively manage employees could negatively impact our development and efforts and cause a degradation of our customer service. If we are unable to attract and retain finance and accounting personnel who have experience with the software industry and U.S. accounting requirements, we will have to rely on more costly contractors to fill the roles necessary for us to meet our governance and regulatory requirements.

We are required to delay revenue recognition into future periods for portions of our license fee activity.

Our financial statements are prepared in accordance with U.S. GAAP. Under those rules, we are required to defer revenue recognition for license fees in situations that include the following:

•	the customer agreement includes essential services, including significant modifications, customization or complex interfaces;

•	the customer agreement includes unique acceptance criteria;

•	the customer agreement includes extended or contingent payment terms or fees;

•	a third-party vendor, whose technology is incorporated into our products, delays delivery of its product to the customer; or

•

we are not able to establish historical pricing and maintenance renewal rates with respect to our products, such as where the customer agreement includes products that are under development or has other undelivered elements, to meet the vendor-specific objective evidence (VSOE) requirements of these accounting rules.

We expect that we will continue to defer recognition of portions of our license fee activity in each period. The amount of license fees deferred may be significant and will vary each quarter, depending on the specific terms of contracts executed during each quarterly period.

We may take additional restructuring actions that result in financial charges in the period taken.

In response to the current global economic downturn and as part of our preparation for verticalization of our organization’s structure in fiscal 2010, we took actions to reduce costs. In the event of another global economic downturn, we may decide to take additional restructuring actions to improve our operational efficiencies and we may be required to incur financial charges in the period when we make such decisions, which could have a material adverse impact on our results of operations for that period.

We may have exposure to additional tax liabilities.

As a multinational organization, we are subject to income taxes as well as non-income based taxes, in both the U.S. as well as in various foreign jurisdictions. Significant judgment is required in determining our worldwide income tax provision and other tax liabilities. In the ordinary course of a global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable, there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, both in the U.S. and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income taxes and may have additional exposure to additional non-income tax liabilities.

Our effective tax rate may increase or fluctuate, which could increase our income tax expense and reduce our net income.

Our effective tax rate can be adversely affected by several factors, many of which are outside of our control, including:

•	changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changing tax laws, regulations, and interpretations in multiple jurisdictions in which we operate;

•	changes to the financial accounting rules for income taxes;

•	unanticipated changes in tax rates;

•	changes in accounting and tax treatment of stock-based compensation;

•	the tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods;

•	changes to the valuation allowance on net deferred tax assets; or

•	assessments, or any related tax interest or penalties, that could significantly affect our income tax expense for the period in which the settlements take place.

Based upon our corporate structure, a higher proportion of our income before taxes may be subject to U.S. tax compared to the our predecessor companies and company groups. Since the combined U.S. federal and state tax rate is typically higher than the tax rates of the non-U.S. jurisdictions in which we operate, our tax expense and cash tax costs may increase as a result.

We report our results of operations in part based on our determination of the amount of taxes owed in the various tax jurisdictions in which we operate. Periodically, we receive notices from the relevant tax authorities claiming that we owe a greater amount of tax than we have reported. We regularly engage in discussions, and sometimes disputes, with these tax authorities regarding the amount of taxes owed. If the ultimate determination of our taxes owed is for an amount in excess of the tax provision we have recorded, our operating results, cash flows, and financial condition could be adversely affected.

The obligations associated with being a registered company will require significant resources and management attention.

As a result of filing the prospectus with the SEC in connection with this exchange offer and becoming a registrant, we will incur significant legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Furthermore, the need to establish the corporate infrastructure demanded of a registrant may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a registrant. However, the measures we take may not be sufficient to satisfy our obligations. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

Changes in regulation and industry practice, including particularly regulation and practice dealing with security and privacy, could cause us additional expense.

Recent legislation has increased the responsibilities of software companies and their clients regarding financial security, identity theft and privacy. In particular, the credit card industry has adopted credit card security guidelines intended to help minimize identity theft and credit card fraud. Our customers may not effectively implement all of the updated security features that we introduce or make all necessary changes to their operating procedures, or they may fail to implement other required security measures. It is possible that, regardless of our efforts to comply with credit card company requirements or to implement sound security measures through our software code, we could be subject to claims from our customers, or their clients, if unauthorized access to credit card data occurs through the use of our software.

Economic, political and market conditions can adversely affect our revenue growth and operating results.

The uncertainty posed by the weakened global economy, volatile credit markets, escalating energy prices, terrorist activities, potential pandemics, natural disasters and related uncertainties and risks and other geopolitical issues may impact the purchasing decisions of current or potential customers. Because of these factors, we believe the level of demand for our products and services and projections of future revenue and operating results, will continue to be difficult to predict. These geopolitical risks could also impede employee travel and our business operations in any affected regions.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Our software license updates and product support fees and hardware systems support fees are generally priced as a percentage of our net new software license fees and net new hardware systems products fees, respectively. Our competitors may offer lower pricing on their support offerings, which could put pressure on us to further discount our new license prices.

Our periodic workforce restructurings can be disruptive.

We have in the past restructured or made other adjustments to our workforce, including our direct sales force on which we rely heavily, in response to management changes, product changes, performance issues, acquisitions and other internal and external considerations. In the past, our attempts to realign our sales force and other restructurings have generally resulted in a temporary lack of focus and reduced productivity. These effects could recur in connection with future acquisitions and other restructurings and our revenues could be negatively affected.

We might experience significant errors or security flaws in our software products and services.

Despite testing prior to their release, software products frequently contain errors or security flaws, especially when first introduced or when new versions are released. The detection and correction of any security flaws can be time-consuming and costly. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new software products or new versions of software products, we could lose revenues. In addition, there could be security issues with our products and networks and any security flaws, if exploited, could affect our ability to conduct internal business operations. End users, who rely on our software products and services for applications that are critical to their businesses, may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. In addition, we may be legally required to publicly report security breaches of our services, which could adversely impact future business prospects for those services.

We may not receive significant revenues from our current research and development efforts for several years, if at all.

Developing software products is expensive, and the investment in product development often involves a long return on investment cycle. We have made and expect to continue to make significant investments in research and development and related product opportunities. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we do not expect to receive significant revenues from these investments for several years, if at all.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. Neither we nor any of their respective subsidiaries will receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive the tendered outstanding Original Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes for which these Original Notes are exchanged, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange offer. We will bear the expense of the exchange offer.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of May 31, 2012. This information should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto included in this prospectus.

(in millions)	As of May 31, 2012
Debt:
Infor first lien Term B due April 5, 2018	$2,770.0
Infor first lien Term B-1 due October 5, 2016	400.0
Infor first lien Euro Term due April 5, 2018	309.1
Infor 9 3/8% senior notes due April 1, 2019	1,015.0
Infor 10.0% senior notes due April 1, 2019	309.1
Infor 11.5% senior notes due July 15, 2018	560.0
Debt discounts	(4.6)

Total debt	5,358.6
Stockholders deficit	(599.1)

Total Capitalization	$4,759.5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth Infor’s selected historical consolidated financial data for the periods and at the dates indicated. The consolidated financial statements of Infor include the results of Lawson from its acquisition date in July 2011. All significant intercompany balances have been eliminated. The historical consolidated statements of operations data for the years ended May 31, 2012, 2011 and 2010 and the balance sheet data as of May 31, 2012 and 2011 have been derived from our audited consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The historical consolidated statements of operations data for the years ended May 31, 2009 and 2008 and the balance sheet data as of May 31, 2010, 2009 and 2008 have been derived from our consolidated financial statements, which are not included elsewhere in this prospectus. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of Infor’s future performance.

(in millions)	Year Ended May 31,
Consolidated Statements of Operations Data:	2012(1)	2011	2010(2)	2009	2008
Revenues:
License fees	$505.3	$367.9	$339.5	$372.3	$497.1
Product updates and support fees	1,284.4	995.8	1,000.0	1,005.7	1,043.3

Software revenues	1,789.7	1,363.7	1,339.5	1,378.0	1,540.4
Consulting services and other fees	751.0	510.0	497.1	589.4	668.1

Total revenues	2,540.7	1,873.7	1,836.6	1,967.4	2,208.5

Operating expenses:
Cost of license fees	90.1	65.6	56.7	60.3	128.3
Cost of product updates and support fees	258.5	204.0	211.4	207.4	152.5
Cost of consulting services and other fees	593.9	384.0	371.9	458.0	542.5
Sales and marketing	438.7	335.1	320.3	336.2	421.6
Research and development	322.3	207.4	199.1	210.1	249.5
General and administrative	233.4	185.5	196.2	189.3	214.3
Amortization of intangible assets and depreciation	323.6	237.3	275.5	258.9	311.4
Restructuring	67.8	14.9	28.8	45.6	10.9
Acquisition related and other costs	75.9	6.2	17.7	0.2	1.2

Total operating expenses	2,404.2	1,640.0	1,677.6	1,766.0	2,032.2

Income from operations	136.5	233.7	159.0	201.4	176.3
Total other expense, net	462.8	424.9	209.8	417.3	665.4

Loss before income taxes	(326.3)	(191.2)	(50.8)	(215.9)	(489.1)
Income tax (benefit) provision	(16.3)	(50.8)	44.6	88.7	(24.2)

Net loss	$(310.0)	$(140.4)	$(95.4)	$(304.6)	$(464.9)

(1)	On July 5, 2011 we completed our acquisition of Lawson Software, Inc. Fiscal 2012 includes Lawson results for the period from July 5, 2011 through May 31, 2012. See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.
(2)	On August 13, 2009 we completed our acquisition of SoftBrands, Inc. Fiscal 2010 includes SoftBrands results for the period from August 13, 2009 through May 31, 2010. Fiscal 2011 and 2012 includes SoftBrands results for the full year. See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.

	As of May 31,
(in millions)	2012	2011	2010	2009	2008
Consolidated Balance Sheet Data:
Cash and cash equivalents	$384.4	$337.0	$246.4	$186.8	$244.4
Working capital deficit	(526.0)	(252.6)	(253.0)	(306.6)	(313.3)
Total assets	6,555.0	4,680.0	4,466.0	4,750.7	5,751.9
Total debt, including current maturities(1)	5,358.6	4,384.4	4,162.5	4,324.9	4,548.4
Due to affiliate(2)	—	329.8	310.2	290.6	266.5
Total stockholders’ deficit	(599.1)	(1,200.9)	(1,128.7)	(1,042.1)	(664.2)

Other Financial Information:
Capital expenditures	$(21.5)	$(11.9)	$(7.5)	$(12.9)	$(19.9)
Dividends paid	—	(40.0)	—	—	—

(1)	Over the past few fiscal years, in conjunction with our acquisitions of SoftBrands, Inc. in fiscal 2010 and Lawson Software, Inc. in fiscal 2012 and in conjunction with the recapitalization of our debt structure in fiscal 2012, we have had significant changes to our long-term debt as we have entered into new credit facilities, issued various notes, amended certain existing facilities and repaid others. See Note 12 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.
(2)	Amounts relate to outstanding balances of loans to Infor Lux Bond Company, Infor, Inc.’s parent. In conjunction with the recapitalization of our debt structure on April 5, 2012, the outstanding balance due to Infor Lux Bond Company was contributed as equity and is no longer outstanding as of May 31, 2012. See Note 21 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following pro forma combined financial information has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Infor, included elsewhere in this prospectus. The unaudited pro forma combined statement of operations presents the acquisition of Lawson and sale of the Original Notes as if both had occurred on June 1, 2011. The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X, with the period from June 1, 2011 to July 4, 2011 adjusted to reflect the acquisition of Lawson as of June 1, 2011(reflecting pro forma adjustments for amortization of acquired intangible assets and transaction costs associated with the acquisition), also being adjusted for the effects of the sale of the Original Notes (reflecting adjustments for additional equity contributions, refinancing of long-term debt, interest expense, amortization of deferred financing fees, and the tax effect of the pro forma adjustments). As the acquisition of Lawson and the sale of the Original Notes are all reflected in the historical audited consolidated balance sheet at May 31, 2012, no pro forma balance sheet is necessary.

The unaudited pro forma combined statement of operations includes unaudited pro forma adjustments that are factually supportable, directly attributable to the acquisition of Lawson and the sale of the Original Notes are expected to have a continuing impact on our combined results. The unaudited pro forma combined financial information was prepared in conformity with GAAP, and in relation to the Lawson acquisition pro forma adjustments, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805—Business Combinations, and is based on Infor’s consolidated financial statements for the year ended May 31, 2012 and Lawson’s historical financial statements for the period from June 1, 2011 through July 4, 2011.

The unaudited pro forma combined statement of operations does not include adjustments related to deferred revenues that are not expected to have a recurring impact on earnings.

The unaudited pro forma combined financial information is presented for informational purposes only. The unaudited pro forma combined financial information does not purport to represent what our results of operations or financial condition would have been had the acquisition of Lawson and the sale of the Original Notes actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma combined financial information should be read together with the information included under the headings “Prospectus Summary,” “Summary Historical Consolidated and Unaudited Pro Forma Combined Financial Data,” “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements of Infor and Lawson, respectively, included elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Operations

Year Ended May 31, 2012

	Infor (a)	Lawson (b)	Pro Forma Adjustments			Pro Forma
Revenues
License fees	$505.3	$5.8	$—			$511.1
Product updates and support	1,284.4	37.1	—			1,321.5

Software revenues	1,789.7	42.9	—			1,832.6
Consulting services and other fees	751.0	20.2	—			771.2

Total revenues	2,540.7	63.1	—			2,603.8

Expenses
Cost of license fees	90.1	0.8	—			90.9
Cost of product updates and support	258.5	7.7	—			266.2
Cost of consulting services and other	593.9	26.6	—			620.5
Sales and marketing	438.7	19.7	—			458.4
Research, development and updates	322.3	13.5	—			335.8
General and administrative	233.4	20.2	—			253.6
Depreciation and amortization of intangible assets	323.6	5.5	6.6	(c	)	335.7
Restructuring costs	67.8	—	—			67.8
Acquisition related and other costs	75.9	25.5	(101.4)	(d	)	—

Total operating expenses	2,404.2	119.5	(94.8)			2,428.9

Income from operations	136.5	(56.4)	94.8			174.9
Interest expense, net	467.4	1.5	(40.4)	(e	)	428.5
Loss on extinguishment of debt	107.1	—	(103.3)	(d	)	3.8
Other expense (income), net	(111.7)	1.1	—			(110.6)

Loss before provision for income taxes	(326.3)	(59.0)	238.5			(146.8)
Provision (benefit) for income taxes	(16.3)	(12.8)	81.1	(f	)	52.0

Net (loss) income	$(310.0)	$(46.2)	$157.4			$(198.8)

See accompanying notes to the unaudited pro forma combined financial information.

Notes to the Unaudited Pro Forma Combined Financial Information

Note 1—Basis of Presentation

The financial information presented above is for Infor. The unaudited pro forma combined statement of operations is presumed to show how the combined Company might have looked if the acquisition of Lawson and the sale of the Original Notes had occurred on June 1, 2011. The unaudited pro forma combined financial information includes an adjustment related to the impact of the amortization of intangible assets related to the Lawson acquisition. As the Lawson acquisition and the sale of the Original Notes are both reflected in the historical audited balance sheet at May 31, 2012, no pro forma balance sheet was deemed necessary. For further discussion related to the Lawson acquisition, see the audited historical financial statements included elsewhere in this prospectus.

Note 2—Pro Forma Adjustments and Assumptions

Unaudited pro forma combined statement of operations

(a)	Represents the historical consolidated results of operations of Infor for the year ended May 31, 2012 (including the results of operations of Lawson from July 5, 2011 to May 31, 2012, the post acquisition period).

(b)	Represents the historical consolidated results of operations of Lawson for the period from June 1, 2011 through July 4, 2011 (the period in fiscal 2012 prior to Infor’s acquisition of Lawson).

Adjustments (c) through (e) to the statements of operations for the year ended May 31, 2012, include unaudited pro forma adjustments related to changes in fair value of certain of the assets acquired relating to the Lawson acquisition along with pro forma adjustments related to various financing activities and the tax effect of the unaudited pro forma adjustments.

(c)	Represents the adjustments to amortization expense related to the change in fair value of new identifiable intangible assets recorded in relation to the Lawson acquisition. The revised amortization expense was calculated using the range of useful lives of three to fifteen years. The amounts allocated to the identifiable intangible assets and the estimated useful lives are based on the fair value estimates under the guidance of ASC 805 and the purchase price allocation made related to the Lawson acquisition. The calculation of the adjustment to amortization expense is as follows:

Year Ended May 31, 2012
(in millions)
Amortization expense for Lawson’s acquired technology costs	$9.7
Less: Lawson’s historical amortization:
(3.1)

Net adjustment to depreciation and amortization of intangibles	$6.6

(d)	Represents adjustments to acquisition related and other costs and loss on extinguishment of debt for non-recurring expenses directly related to the acquisition of Lawson, sale of the Original Notes, and the combination of Lawson and the operating subsidiaries of Infor Global Solutions Parent Ltd. and the recapitalization of our debt structure which currently are reflected in the historical financial statements included elsewhere in this prospectus.

(e)	Represents the net adjustment to interest expense, calculated as follows:

(in millions)	Year Ended May 31, 2012
Interest expense on the 2019 Exchange Dollar Notes, 2019 Exchange Euro Notes and the Credit Facilities(1)	$343.6
Interest expense on 2018 Exchange Notes (2)	5.4
Amortization of debt issuance costs and OID related to the 2019 Exchange Dollar Notes, 2019 Exchange Euro Notes and the Credit Facilities(3)	18.8
Amortization of debt issuance costs and OID related to the 2018 Exchange Notes (4)	3.6
Interest Income	(1.9)

Pro forma interest expense, net	369.5

Less: Historical interest expense, net	(468.9)
Add: Interest expense on 2018 Exchange Notes (5)	59.0

Net adjustment to interest expense, net	$(40.4)

(1)	Represents the pro forma interest expense related to the 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes with a principal amount, of $1,015.0 million and €250 million and the Credit Facilities in an aggregate principal amount of $3,500.0 million. Further this includes pro forma interest expense related to the undrawn portion of the Credit Facility of $150 million, bearing a commitment fee rate of 0.5 % per annum. The 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes will bear a fixed interest rate while the Credit Facilities will bear a variable interest rate. The interest expense has been determined bearing a weighted average interest rate of 7.6% per annum. Each 1/8% fluctuation in the interest rate of the 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes would change pro forma interest expense by approximately $1.7 million per annum. Each 1/8% fluctuation in the interest rate of the Credit Facilities and a 1% fluctuation in the original issue discount (OID) on the Infor 11.5% senior notes due July 15, 2018 would change pro forma interest expense by approximately $4.3 million and $0.8 million per annum, respectively.

(2)	Represents the pro forma interest expense on the 2018 Exchange Notes as though they were outstanding from June 1, 2011.

(3)	Represents the straight-line amortization (which approximates the effective interest method) of deferred financing fees related to the 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes over a seven-year period and using the effective interest method for the Credit Facilities over a four and a half to six year period for the term loans and over a five-year period for the revolving credit facility.

(4)	Represents the pro forma amortization of deferred financing fees of the 2018 Exchange Notes as though they were outstanding from June 1, 2011.

(5)	Represents the interest expense of the 2018 Exchange Notes included above in historical interest expense, net as they are not being repaid as part of the Exchange Offer.

(f)	Represents the adjustment to income taxes to reflect the unaudited pro forma adjustments at a blended statutory rate of 34%.

EXCHANGE OFFERS

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Original Notes with an opportunity to acquire Exchange Notes which, unlike the Original Notes, will be freely transferable, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the transferring holder is not our affiliate within the meaning of the Securities Act and, provided further that such holder acquired the Exchange Notes in the ordinary course of its business and is not engaged in, and does not intend to engage in, a “distribution” of the Exchange Notes as such term is defined for purposes of the Securities Act.

The 2018 Original Notes were originally issued and sold on July 5, 2011, to the initial purchasers, pursuant to the purchase agreement dated July 5, 2011 and the 2019 Original Dollar Notes and the 2019 Original Euro Notes were originally issued and sold on April 5, 2012, to the initial purchasers, pursuant to the purchase agreement dated March 29, 2012. The Original Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resales of the Original Notes by the initial purchasers to investors were done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Original Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Original Notes, we entered into the Registration Rights Agreements, pursuant to which we agreed to file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Original Notes who are able to make certain representations the opportunity to exchange their Original Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable (other than in a distribution as noted above) after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Original Notes that exchanges such Original Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Original Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Original Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all validly tendered Original Notes that were acquired pursuant to Rule 144A or Regulation S, provided such tender has not been withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The 2018 Original Notes and the 2019 Original Dollar Notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The 2019 Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Original Notes except that:

(1) the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Original Notes; and

(3) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Original Notes.

The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of our acceptance to the relevant exchange agent. The exchange agents will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Original Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Original Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Original Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and expenses” and “Transfer taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on                 , 2012, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agents of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “—Conditions on the Exchange Offer” shall have not been satisfied,

(a) to delay accepting any Original Notes,

(b) to extend the exchange offer, or

(c) to terminate the exchange offer, or

(2) to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Original Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Original Notes Through Brokers and Banks

Since the Original Notes are represented by global book-entry notes, DTC, as depositary, or its nominee (in the case of the 2019 Original Notes and the 2019 Original Dollar Notes) and a Common depository for Euroclear and Clearstream (in the case of the 2019 Original Euro Notes) is treated as the registered holder of the Original Notes and will be the only entity that can tender your Original Notes for Exchange Notes. Therefore, to tender Original Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Original Notes to tender your Original Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR ORIGINAL NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR ORIGINAL NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON             , 2012.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring Exchange Notes in exchange for your Original Notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your Original Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring Exchange Notes in exchange for your Original Notes is a broker-dealer and you acquired the Original Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR ORIGINAL NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Original Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Original Notes.

You may tender some or all of your Original Notes in this exchange offer. The 2018 Original Notes and the 2019 Original Dollar Notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The 2019 Original Euro Notes may be exchanged only in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

When you tender your outstanding Original Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Original Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Original Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular Original Note not properly tendered;

(2) refuse to accept any Original Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Original Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Original Notes as we will reasonably determine. Neither we, the exchange agents nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Original Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Original Notes held through DTC you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (ATOP) account with respect to the outstanding Original Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Original Notes by causing the book-entry transfer of such Original Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Original Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such Original Notes;

(2) Account number of the beneficial owner tendering such Original Notes;

(3) Principal amount of Original Notes tendered by such beneficial owner; and

(4) A confirmation that the beneficial holder of the Original Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the Original Notes are held in book-entry accounts maintained by the exchange agent at DTC, Euroclear and Clearstream, Luxembourg, a holder need not submit a letter of transmittal. However, all holders who exchange their Original Notes for exchange notes in accordance with procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

Holders of Original Dollar Notes hold their notes through DTC. Holders of Original Euro Notes hold their Euro Notes through Euroclear or Clearstream, Luxembourg, which are participants in DTC.

To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

•

Holders of Original Notes through DTC: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes (either Old Dollar Notes or old Euro Notes) in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under “—Book-Entry Transfer.”

•

Holders of Original Notes through Euroclear or Clearstream, Luxembourg: If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes (either old Dollar Notes or old Euro Notes) in book-entry form directly through Euroclear or Clearstream, Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your Original Notes for exchange notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise your Original Notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

Only a registered holder of record or Original Notes may tender Original Notes in the exchange offer. If you are beneficial owner of Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may request your respective broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you. Alternatively, if you are beneficial owner and you wish to act on your own behalf in connection with the exchange offer, you must either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the Original Notes held by the holder, the tendering holder should so indicate. The amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of Original Notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assume delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or Original Notes to us. Delivery of documents to DTC, Euroclear or Clearstream, Luxembourg in accordance with their respective procedures will not constitute delivery to the exchange agent.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date. If the applicable letter of transmittal is signed by the record holder(s) of the Original Notes tendered, the signature must correspond with the name(s) written on the face of the original note without alteration, enlargement or any change whatsoever. If a letter of transmittal is signed by the participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the Original Notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the Financial industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or “an eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Original Notes and an eligible institution must guarantee the signature on the bond power.

If a letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived.

Original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the Original Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. Pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange Original Notes for exchange notes on behalf of the holders of the Original Notes. If they do not wish to participate in the exchange offer, the registered holder of Original Notes on the records of Euroclear or Clearstream, Luxembourg must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to “Take No Action”; otherwise such Original Notes will be tendered in the exchange offer, and the holder of such notes will be deemed to have agreed to be bound by the terms of the letter of transmittal. The exchange for Original Notes so tendered will only be made after a timely confirmation of a book-entry transfer of Original Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message transmitted by DTC, Euroclear or Clearstream as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express or deemed acknowledgment from a participant tendering Original Notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgement from the tendering participant that the representations contained in the appropriate letter of transmittal and described below are true and correct.

BY SENDING AN AGENT’S MESSAGE THE DTC, EUROCLEAR OR CLEARSTREAM PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Original Notes through DTC, Euroclear or Clearstream and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Original Notes. We will ask the exchange agent to instruct DTC to promptly return those Original Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Original Notes on behalf of holders of the Original Notes.

Acceptance of Outstanding Original Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Original Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Original Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Original Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Original Notes are held and have them send an ATOP notice of withdrawal (in the case of Original Notes held through DTC) or on electronic instruction (in the case of Original Notes held through Euroclear or Clearstream) so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Original Notes to be withdrawn;

(2) identify the Original Notes to be withdrawn, including the CUSIP number or ISIN number (as applicable) and principal amount at maturity of the Original Notes; specify the name and number of an account at the DTC, Euroclear or Clearstream (as applicable) to which your withdrawn Original Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Original Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Original Notes that have been tendered but not exchanged, or credit them to the DTC Euroclear or Clearstream account (as applicable). You may re-tender properly withdrawn Original Notes by following one of the procedures described above before the expiration date.

Conditions on the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Original Notes and may terminate the exchange offer (whether or not any Original Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists and such condition has not been waived by us in our sole reasonable discretion or satisfied, prior to the expiration date:

•

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign or if there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes in the exchange offer; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would (a) directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above, (b) result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or (c) otherwise make it inadvisable to proceed with the exchange offer; or

•	any of the following has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2) any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Original Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Original Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists and has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Original Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Original Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

Wilmington Trust, National Association has been appointed as Dollar Note Exchange Agent in connection with the Exchange Offer for the Dollar Notes. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at Wilmington Trust, National Association, c/o Wilmington Trust Company, Corporate Capital Markets, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1626. The Dollar Note Exchange Agent’s telephone number is (302) 636-6181 and facsimile number is (302) 636-4139.

Citibank, N.A. London Branch has been appointed as Euro Note Exchange Agent in connection with the Exchange Offer for the Euro Notes. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at Citibank, N.A. London Branch, 13th Floor, Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, attention Exchange Team. The Euro Note Exchange Agent’s telephone number is +44 20 7508 3867 and facsimile number is +44 20 3320 2405.

Fees and Expenses

The principal solicitation is being made through DTC by Wilmington Trust, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our authorized agents’ respective officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Original Notes, as reflected in our accounting records on the date of exchange. Accordingly, neither Reporting Parent, Issuer or any of their subsidiaries will recognize any gain or loss for accounting purposes.

Transfer Taxes

If you tender outstanding Original Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Original Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING ORIGINAL NOTES.

If you do not tender your outstanding Original Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Original Notes will continue to be subject to the provisions of the indenture governing the Original Notes regarding transfer and exchange of the Original Notes and the restrictions on transfer of the Original Notes imposed by the Securities Act and state securities laws when we complete the exchange offer. These transfer restrictions are required because the Original Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Original Notes in the exchange offer, your ability to sell or otherwise transfer your Original Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Original Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Original Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

(2) a law or SEC policy prohibits a holder from participating in the exchange offer;

(3) a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Original Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Original Notes in the exchange offer;

(2) a broker-dealer has exchanged the Original Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale;

(3) the Original Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Original Notes are sold under Rule 144 of the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following overview in conjunction with the selected consolidated financial data presented above, the audited financial statements of Infor, Inc. the related notes thereto, and other financial information appearing elsewhere in this prospectus.

The discussion and analysis of our financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods presented, as well as our disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and assumptions, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts and sales returns, fair value of stock-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations and contingencies and litigation. We base our estimates and assumptions on our historical experience and on other information available to us at the time that these estimates and assumptions are made. We believe that these estimates and assumptions are reasonable under the circumstances and form the basis for making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ from our estimates.

Basis of Financial Statement Presentation

The predecessor to Infor Global Solutions Intermediate Holdings Limited. (IGS Intermediate Holdings) was formed in 2002 with the acquisition of certain assets of Systems & Computer Technology Corporation and completed through a series of subsequent acquisitions. On June 7, 2006, IGS Intermediate Holdings was formed as a Cayman Islands exempted company. The majority of IGS Intermediate Holdings’ stock is indirectly owned by Golden Gate. IGS Intermediate Holdings operates through a variety of direct and indirect wholly owned subsidiaries throughout the world.

Infor, Inc. was formed on June 8, 2009, as Steel Holdings, Inc. (Steel Holdings, now known as Infor, Inc.) by Golden Gate. Steel Holdings acquired SoftBrands, Inc. (SoftBrands) on August 13, 2009. Steel Holdings changed its name to GGC Software Holdings, Inc. (GGC Holdings, now known as Infor, Inc.) on April 25, 2011. GGC Holdings acquired Lawson Software, Inc. (Lawson) on July 5, 2011. Both SoftBrands and Lawson were publicly traded companies. We have maintained the SoftBrands and Lawson brands.

On April 5, 2012, we completed the combination of GGC Holdings and its subsidiaries with the operating subsidiaries of IGS Intermediate Holdings (such subsidiaries prior to the combination defined here as Infor Global Solutions) and the operations of these entities were merged together under GGC Holdings (the Infor Combination). Both Infor Global Solutions and GGC Holdings were under common control of Golden Gate, and accordingly the financial statements contained herein are presented on a consolidated basis as if Infor Global Solutions and GGC Holdings were combined from the date of inception of common control. Financial statements and financial information presented for prior years have been retrospectively adjusted to furnish comparative information for periods during which the entities were under common control. On April 26, 2012, we formally changed the name of GGC Software Holdings, Inc. to Infor, Inc. In addition, subsequent to year end, we changed the name of Lawson Software, Inc. to Infor (US), Inc. Transactions between Infor, Inc. and its subsidiaries, including subsidiaries obtained through the combining of GGC Holdings and Infor Global Solutions, have been eliminated for presentation.

Hereafter, any reference to we, our, us, Infor or the Company refers to the combined company and the consolidated financial statements thereof presented under common control.

Management Overview

General

Infor is a global provider of enterprise business applications software and services focused primarily on medium and large enterprises. We develop, market, distribute and service enterprise software applications that help organizations manage their businesses. We deliver integrated enterprise business solutions including customer relationship management (CRM), enterprise asset management (EAM), enterprise resource planning (ERP), financial management, human capital management (HCM), performance management, product lifecycle management, property management systems, central reservations systems, man supplier relationship management and supply chain management (SCM), including business specific inventory management, transportation logistics, manufacturing and warehouse management software. Infor also offers software license updates and product support as well as other services including consulting, advanced product services, hosting and education.

We offer a broad range of software applications and industry-specific solutions that we believe help our customers improve their business processes and reduce costs, resulting in better business or operational performance. Our solutions help automate and integrate critical business processes which enable our customers to better manage their suppliers, partners, customers and employees.

We specialize in and target specific industries (or verticals), and have industry-specific business units that leverage our industry-oriented products and teams. We provide industry-specific ERP software products to companies in the manufacturing, distribution, healthcare, public sector, automotive, service industries, equipment services, management and rental (ESM&R), consumer products & retail and hospitality industries. Our industry-specific approach distinguishes us from larger competing ERP vendors, whose primary focus is on less specialized software programs that take more time and cost to tailor to our target customers’ specific needs. Augmenting our vertical-specific applications, we have leading horizontal software applications, including our CRM, EAM, HCM, SCM and financial application suites, which, through our proprietary light-weight middleware solution ION®, are integrated with our enterprise software applications and sold across verticals.

We generate revenue primarily by licensing software, providing product updates and support and providing consulting services to our customers. We operate in three segments: License, Maintenance and Consulting. We market and sell our software and services primarily through a direct sales force, which is augmented by systems integrators and resellers. In addition to providing software products, we generate substantial recurring revenue by providing on-going software support services to our customers through our maintenance and support programs. The product updates and support we provide are valued by our customers as evidenced by our high annual maintenance retention rates. We also help our customers implement and use our applications effectively through our consulting services offerings, including training, implementation and consulting services.

We serve customers across three geographic regions—the Americas, EMEA and APAC. We have over 12,400 employees worldwide and have offices in 38 countries. We have established a worldwide infrastructure for distribution, development and support of our enterprise software. This worldwide coverage provides us with both economies of scale and the ability to leverage our geographical expertise to effectively enter new markets and segments. In fiscal 2012, our Americas, EMEA and APAC regions generated approximately 54.7%, 35.5% and 9.8% of our revenues, respectively. Though we have a considerable presence outside of the U.S. today, we believe we have significant opportunities to expand internationally and capture market share, especially in the EMEA and APAC regions.

Fiscal 2012 Overview

In the current business environment, given ongoing concerns about economic growth, the global financial system, and numerous geopolitical issues, there is a focus on IT products and services that can reduce cost and deliver rapid return on investment (ROI). We believe that our industry-specific solutions, flexible distribution, and implementation model and innovative technology allows for increased business flexibility and rapid ROI, enabling us to stay competitive in a challenging economic environment.

During our fiscal 2012 our total revenues grew by 35.6% compared to fiscal 2011 primarily as a result of our acquisition of Lawson. Excluding the impact of Lawson, we were also able to grow our revenues in all categories when compared to fiscal 2011. We made many key investments during fiscal year 2012, including the addition of 325 developers to help drive more rapid and rich product across our key vertical markets and product categories. This was in addition to the over 1,000 research and development resources acquired through Lawson. With our acquisition of Lawson, the completion of the Infor Combination and our continued focus on driving efficiency into operations, we were also able to deliver non-GAAP operating margin of 27.0% in fiscal 2012.

With the acquisition of Lawson, we significantly expanded our product offerings and now provide unique, vertically-focused software products to companies in the healthcare, manufacturing, distribution, public sector, equipment rental, retail, services and hospitality industries. In addition, Lawson has greatly increased our base of recurring and high-margin maintenance services, specifically our product update and support revenues. The ratable recognition of our maintenance revenues combined with low costs associated with these recurring sales, results in a stable source of cash flow. We believe customer feedback relating to the Lawson acquisition has been positive and that our strong sales during fiscal 2012 are continued evidence of the successful integration of Lawson and of our industry-focused growth strategy.

Our enterprise software products are developed to meet the specific needs of customers in our targeted industries and generally enable customers to have functionality tailored to the unique needs of their markets. We intend to continue the design, development and deployment of industry-specific products and technologies that maximize ease-of-use and provide a lower total cost of ownership for customers by saving them time and resources during implementation. To maximize the benefits of our industry-specific solutions, we complement our industry expertise through our professional services organization and strategic relationships with key consulting partners.

We expect that the challenging overall demand environment that existed in fiscal year 2012 will continue for fiscal year 2013. This overall economic uncertainty may negatively affect sales, with particular risk in Europe. Offsetting the challenges of the current economic environment is the robust series of products that were released in fiscal year 2012 and are slated to be released in fiscal year 2013. Additionally, our strategy will remain focused on specific industries and the ability to rapidly deliver ROI, which we believe will allow us to outperform the broader market as IT managers continue to focus on projects that quickly deliver value.

Acquisitions

An active acquisition program is another important element of our corporate strategy. In recent years, we have invested billions of dollars to acquire a number of complementary companies, products, services and technologies. We believe our acquisition program strengthens our competitive position, enhances the products and services that we can offer to customers, expands our customer base, provides greater scale to accelerate innovation, grow our revenues and earnings, and increases our overall value. We expect to continue to acquire companies, products, services and technologies in furtherance of our corporate strategy. See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus for additional information related to our recent acquisitions.

We believe we can fund our pending and future acquisitions with our internally available cash, cash equivalents and marketable securities, cash generated from operations or additional borrowings. We estimate the financial impact of any potential acquisition with regard to earnings, operating margin, cash flow and return on invested capital targets before deciding to move forward with an acquisition.

Acquisition of Lawson

On July 5, 2011, GGC Holdings (now known as Infor, Inc.) purchased 100% of the outstanding voting shares of Lawson Software, Inc., a publicly traded company located in St. Paul, MN, for approximately $1,958.2 million. Under the terms of the merger agreement, stockholders of Lawson received $11.25 per share in cash. We financed the merger, refinanced certain existing debt of Infor, and paid related fees and expenses through a combination of cash, new debt and bonds. Operating results of Lawson have been included in our results of operations since the acquisition date.

Acquisition of SoftBrands

On August 13, 2009, Steel Holdings (now known as Infor, Inc.) purchased 100% of the outstanding voting shares of SoftBrands, Inc. (SoftBrands), a publicly traded company, for approximately $82.9 million in cash, net of cash acquired. SoftBrands is a global provider of enterprise software and related consulting services to customers primarily in the manufacturing and hospitality industries.

Other Acquisitions

During the last three fiscal years we completed seven additional acquisitions for an aggregate purchase price of $68.8 million, net of cash acquired. These acquisitions were not significant, either individually or in the aggregate.

Financing Activities

In the fourth quarter of fiscal 2012, we completed the Infor Combination. As part of these transactions, investment funds affiliated with Golden Gate Capital and Summit Partners invested $550 million in Infor Enterprise Applications, LP (Infor Enterprise), of which $325 million was contributed as equity to Infor, Inc., and $225 million was used to repay a portion of Infor Lux Bond Company’s (Lux Bond Co.) PIK Term Loan (Lux PIK Term Loan). Additionally, $344 million owed to Lux Bond Co. by Infor, Inc. was forgiven and contributed as capital. In addition, we successfully refinanced our debt structure by entering into a new credit agreement under which we borrowed $3,170.0 million in U.S. Dollar denominated term loans and €250.0 million Euro denominated term loans. In addition we issued $1,015.0 million in U.S. Dollar denominated 9 3/ 8% senior notes and €250.0 million Euro denominated 10.0% senior notes. We used the net proceeds from the issuance of these notes, borrowings under our new credit facilities, and the additional equity investments to repay certain of our existing debt balances, pay related fees and expenses and for general corporate purposes.

In the first quarter of fiscal 2012, concurrent with the consummation of the Lawson transaction, Lawson and SoftBrands entered into new senior secured credit facilities under which Lawson and SoftBrands borrowed $1,040.0 million aggregate principal Term Loan and issued $560.0 million in aggregate principal amount of 11.5% Infor Senior Notes. Proceeds from the new debt and notes were used to fund the purchase of Lawson, to pay fees and expenses incurred in connection with the merger, and to repay the previously existing debt as well as the Lawson senior convertible notes assumed with the acquisition. With the Lawson transaction, we also assumed the liability relating to Lawson’s senior convertible notes totaling $253.8 million. All of these notes were surrendered for purchase in the first quarter of fiscal 2012 or settled upon maturity during the fourth quarter of fiscal 2012. With the refinancing of our debt structure in the fourth quarter of fiscal 2012, the remaining balance of the $1,040.0 million term Loan was repaid.

In the first quarter of fiscal 2012, certain of the Infor Global Solutions subsidiaries entered into a refinancing amendment with respect to the Infor Global Solutions Original First Lien Term Loan. The primary objective of the Infor Global Solutions refinancing amendment was to extend the maturity date of the Infor Global Solutions Original First Lien Term Loan. Under the terms of the refinancing amendment, Infor Global Solutions refinanced $500.0 million, paid off $446.8 million of the Infor Global Solutions Original First Lien Term Loan and received $24.6 million in cash, net of transaction costs of $28.6 million. The remaining balance of the Infor Global Solutions Original First Lien Term Loan was also repaid in conjunction with our fourth quarter refinancing.

See, Liquidity and Capital Resources – Long-Term Debt, below for further discussion of these financing activities.

Restructuring Activities

During recent years, the global economy was weakened by a world-wide economic downturn. Due to the unprecedented nature of this downturn, we experienced longer sales cycles and increased pricing pressure. Budgetary concerns by current and prospective customers led them to delay, cancel or limit software purchases, implementation and annual product updates. The negative impact on demand for our software products and services was primarily felt throughout fiscal 2010 and the first half of fiscal 2011.

In response to these economic conditions we undertook certain restructuring actions, particularly during fiscal 2009 and 2010, including reducing our headcount and streamlining our operations. These actions included the elimination of 1,200 Infor Global Solutions employees, or 13% of our global workforce, and the elimination of 198 former SoftBrands employees, or 32% of the SoftBrands global workforce. During fiscal 2012, we eliminated 549 former Lawson employees, or 14% of the Lawson global workforce. We achieved these reductions by streamlining our back-office functions and eliminating redundancies incurred through acquisitions. We also undertook actions to eliminate redundant locations worldwide. Our results for fiscal 2012, fiscal 2011 and fiscal 2010 include restructuring charges of $67.8 million, $14.9 million and $28.8 million, respectively, relating to these actions. We continue to closely monitor our discretionary spending while preserving targeted investments that we believe will enable our long-term growth and increase our operational efficiencies. We may consider possible future actions to reduce our operating costs if circumstances warrant.

Non-GAAP Financial Measures

Our results of operations in this Management’s Discussion and Analysis are presented in accordance with GAAP. In addition to reporting our financial results in accordance with U.S. GAAP, we present certain non-GAAP financial measures as well. Presentation of these non-GAAP measures allows users to review our results of operations from the same perspective as management and our Board of Directors. These non-GAAP measures include non-GAAP revenues, non-GAAP income from operations and non-GAAP operating margin. See, Non-GAAP Financial Measure Reconciliations, below for additional information regarding our use of these non-GAAP financial measures and reconciliations to the corresponding GAAP measures.

Foreign Currency

A significant portion of our business is conducted in currencies other than the U.S. Dollar, particularly the Euro and British Pound. Our revenues and operating expenses are affected by fluctuations in applicable foreign currency exchange rates. Downward fluctuations in the value of the U.S. Dollar compared to a foreign currency generally have the effect of increasing our revenues but also increasing our operating expenses denominated in currencies other than the U.S. Dollar. Similarly, strengthening in the U.S. Dollar compared to foreign currency exchange rates generally has the effect of reducing our revenues but also reducing our operating expenses denominated in currencies other than the U.S. Dollar. In addition, we have certain intercompany transfer pricing transactions, intercompany loans and other intercompany transactions that are not considered permanent in nature. Fluctuations in applicable foreign currency exchange rates on these intercompany balances may impact our results of operations.

For fiscal 2012, the average exchange rates for the U.S. Dollar against the Euro and British Pound weakened by approximately 0.7% and 0.7%, respectively, as compared to the average exchange rates for fiscal 2011. For fiscal 2011, the average exchange rates for the U.S. Dollar against the Euro and the British Pound strengthened by approximately 4.3% and 1.0%, respectively, compared to the average exchange rates for fiscal 2010.

Our international operations have provided and will continue to provide a significant portion of our total revenues and expenses. As a result, total revenues and expenses will continue to be affected by changes in the

U.S. Dollar against major international currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, we compare the percent change in the results from one period to another period using constant currency disclosure. To present this information, the most current period results for our entities reporting in currencies other than U.S. Dollars are converted into U.S. Dollars at constant exchange rates (i.e. the average rates in effect in the prior comparable period) rather than the actual exchange rates in effect during the respective periods. In each of the tables below, we present the percent change based on actual results in reported currency and in constant currency.

The following tables summarize the period-over-period change, both in U.S. Dollars and percentages, in revenues and costs and expenses, isolating the fluctuations in exchange rates from changes in activity and pricing on a constant currency basis for the periods presented:

(in millions, except percentages) Year Ended May 31, 2012 vs. 2011	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported
Revenues:
License fees	$(1.8)	$139.2	$137.4	(0.5)%	37.8%	37.3%
Product updates and support fees	6.2	282.4	288.6	0.6	28.4	29.0

Software revenues	4.4	421.6	426.0	0.3	30.9	31.2
Consulting services and other fees	2.2	238.8	241.0	0.5	46.8	47.3

Total revenues	$6.6	$660.4	$667.0	0.4%	35.2%	35.6%

Total operating expenses	$7.8	$756.4	$764.2	0.5%	46.1%	46.6%

(in millions, except percentages) Year Ended May 31, 2011 vs. 2010	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported	Change Due to Currency Fluctuations	Change in Constant Currency	Total Change as Reported
Revenues:
License fees	$5.2	$23.2	$28.4	1.6%	6.8%	8.4%
Product updates and support fees	(0.1)	(4.1)	(4.2)	(0.0)	(0.4)	(0.4)

Software revenues	5.1	19.1	24.2	0.4	1.4	1.8
Consulting services and other fees	(0.7)	13.6	12.9	(0.1)	2.7	2.6

Total revenues	$4.4	$32.7	$37.1	0.2%	1.8%	2.0%

Total operating expenses	$(1.5)	$(36.1)	$(37.6)	(0.0)%	(2.2)%	(2.2)%

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our audited Consolidated Financial Statements, which have been prepared in conformity with accounting principles generally accepted in the United States (GAAP) as set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). GAAP, requires us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected. Our significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, in Notes to Consolidated Financial Statements of this Annual Report. The accounting policies that reflect management’s significant estimates, judgments and assumptions and which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following areas:

•	Revenue Recognition;

•	Business Combinations;

•	Restructuring;

•	Valuation of Accounts Receivable;

•	Valuation of Goodwill and Intangible Assets;

•	Income Taxes and Valuation of Deferred Tax Assets;

•	Contingencies—Litigation Reserves; and

•	Stock-Based Compensation.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. Our senior management has reviewed the below critical accounting policies and related disclosures with the Audit Committee of our Board of Directors.

Revenue Recognition

Revenue is a key component of our results of operations and is a key metric used by management and investors to evaluate our performance. Revenue recognition for software businesses is very complex. We follow specific guidelines in determining the proper amount of revenue to be recorded. However, certain judgments affect the application of our revenue recognition policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from year to year. The significant judgments for revenue recognition typically involve whether collectability can be considered probable and whether fees are fixed or determinable. In addition, our transactions often consist of multiple element arrangements, which typically include license fees, maintenance and support fees and consulting service fees. The amounts of revenue reported in our consolidated statements of operations may vary, due to the amount of judgment required to address significant assumptions, risks and uncertainties in applying the guidelines under GAAP.

We generate revenues primarily by licensing software, providing software support and product updates and providing consulting services to our customers. We record all revenues in accordance with the guidance provided by ASC 985-605, Software—Revenue Recognition, ASC 605, Revenue Recognition, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants. Revenue is recorded net of applicable taxes. Our specific revenue recognition policies are as follows:

License Fees

License fees revenues are primarily from sales of perpetual software licenses granting customers use of the Infor’s software products and access to those products through our Software-as-a-Service (SaaS) offering. License fees are recognized when the following criteria are met: 1) there is persuasive evidence of an arrangement, 2) the software product has been delivered, 3) the fees are fixed or determinable, and 4) collectability is reasonably assured. SaaS revenue is recognized over the committed service period once the services commence.

We do not generally offer rights of return or acceptance clauses. If a software license contains rights of return or customer acceptance criteria, recognition of the license fee revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation of the right of return.

We record revenues from sales of third party products on a “gross” basis pursuant to ASC 605-45 Revenue Recognition, Principal Agent Considerations when the Company 1) has obtained persuasive evidence of an arrangement, 2) takes title to the products which are being sold and 3) has the risks and rewards of ownership such as retaining the risk for collection. If these three criteria have not been met, revenue is recognized net of related direct costs.

Revenue arrangements through our resellers that involve Infor contracting directly with an end user follow the same revenue recognition rules as our direct sales business. Revenue arrangements which involve Infor contracting directly with a reseller are generally recognized when the reseller purchases a product for resale to an identified end user provided that all other revenue recognition criteria have been met.

We enter into multiple element arrangements for software and software related products and services, which may include software license, product updates and support and/or implementation and consulting services agreements. Revenue is allocated to undelivered elements based upon their fair value as determined by vendor-specific objective evidence (VSOE). VSOE of fair value for certain elements of an arrangement is based upon our normal pricing practices, when those products and services are sold separately

We generally do not have VSOE of fair value for license fees as software licenses are typically not sold separately from product updates. Since the fair value of a delivered element (license) has not been established, the residual method is used to record license revenue when VSOE of fair value of all undelivered elements is determinable. Under the residual method, the VSOE of fair value of an undelivered element (product updates and/or services) is deferred and the remaining portion of the fee is allocated to the delivered element (license) and is recognized as revenue in accordance with the provisions of ASC 985-605. In instances where VSOE of fair value of one or more of the undelivered elements is not established, license revenue is recognized ratably over the term of the arrangement once all other services have been delivered and one undelivered element remains.

For customer arrangements that include license fees, implementation and/or other consulting services, the portion of the fees related to software licenses is generally recognized when delivered, as the implementation and consulting services typically qualify for separate recognition. The significant factors considered in determining whether the elements constitute multiple units of accounting for revenue recognition purposes include: (1) the nature of the services and consideration of whether the services are essential to the functionality of the licensed product, (2) degree of risk related to delivering the services, (3) availability of comparable services from other vendors, (4) timing of payments and (5) impact of milestones or acceptance criteria on the recognition of the license fee. The portion of the fees related to implementation and other consulting services is recognized as such services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the services, revenues are deferred until the uncertainty is sufficiently resolved. If it is determined that the services are not separable from the arrangement for revenue recognition purposes, the license fees and services are recognized using contract accounting either on a percentage of completion basis, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, or on a completed contract basis when dependable estimates are not available. Such contract accounting is applied to any arrangements: (1) that include milestones or customer specific acceptance criteria that may affect collection of the license fees, (2) where services include significant modification or customization of the software, or (3) where the software license payment is tied to the performance of consulting services.

We also enter into multiple element arrangements that may include a combination of our various software related and non-software related products and services offerings including software licenses, SaaS, product updates and support, consulting services, education and hosting services. Each element within a non-software multiple element arrangement is accounted for as a separate unit of accounting provided the following criteria are met: (1) the delivered item or items have value to the customer on a standalone basis, and (2) if the arrangement includes a general right to return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in our control. We consider a deliverable to have standalone value if the product or service is sold separately by Infor or another vendor or could be resold by the customer. In such arrangements, we first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and to the non-software elements. We then further allocates consideration within the software group to the respective elements within that group following the guidance in ASC 985-605 and our policies as described above. For the non-software group, revenue is then allocated to each element using a selling price hierarchy; VSOE if available, third party evidence (TPE) if VSOE is not available, or best estimate of selling price (BESP) if neither VSOE nor TPE are available.

To determine the selling price in multiple-element arrangements, we establish VSOE of selling price as described earlier. For non-software multiple-element arrangements, TPE is established by evaluating similar and interchangeable competitor products or service in standalone arrangements with similarly situated customers. If we are unable to determine the selling price because VSOE or TPE is unavailable, BESP is determined for the purposes of allocating the arrangement. The objective of BESP is to determine the price at which the vendor would transact if the deliverable were sold by the vendor regularly on a standalone basis. Infor determines BESP for its offerings by considering many factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices.

For arrangements which include hosting, we account for the license element according to the residual method upon delivery of the license element to the customer. The portion of the arrangement fee allocated to the hosting element is recognized ratably over the term of the hosting arrangement.

Product Updates and Support Fees

Product updates and support fees entitle the customer to receive, for an agreed upon period, unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support services including access to technical information and technical support staff. The term of product updates and support services is typically twelve months. Product updates and support fees can fluctuate based on the number and timing of new license contracts, renewal rates and price increases. The product updates and support fees are recorded as product updates and support fees revenue and recognized ratably over the term of the agreement. Revenues for maintenance and support that are bundled with license fees are deferred based on the VSOE of fair value of the bundled maintenance and support and recognized over the term of the agreement.

Consulting Services and Other

We also provide software-related services, including systems implementation and integration services, consulting, education & training, custom modification, hardware education, hosting services and application managed services. Consulting services are usually separately priced and are generally not essential to the functionality of our software products. Consulting services are generally provided under time and materials contracts and revenues are recognized as the services are provided. However, when we enter into arrangements with a fixed-fee or a maximum-fee basis where services are not considered essential to the functionality of the software, revenue is recognized based upon a proportionate performance method. When we enter into arrangements where services are considered essential to the functionality of the software, revenue is recognized based upon a percentage of completion method. Under this method, revenue is recognized based upon labor hours incurred as a percentage of total estimated labor hours to complete the project. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. Revenues for consulting services that are bundled with license fees are deferred based on the VSOE of fair value of the bundled services and recognized when the services are performed.

Consulting services and other revenue also include hosting services. Hosted customers with perpetual licenses have the contractual right to take possession of the software at any time during the hosted period. The customer has the right to choose not to renew its hosting arrangement upon its expiration and can deploy the software internally or contract with another party unrelated to Infor to host the software. Customers can self-host and any penalties to do so are not significant. Accordingly, the portion of an arrangement allocated to the hosting element is recognized separately from license fee revenue as services are provided. In accordance with the provisions set forth in ASC 605, we recognize amounts associated with reimbursements from customers for out-of-pocket expenses as revenue on a gross basis. Such amounts have been classified as consulting services and other revenue.

Deferred Revenues

Deferred revenues represent amounts billed or payments received from customers for software licenses, services and/or product updates in advance of recognizing revenue or performing services. We defer revenues for any undelivered elements, and recognize revenues when the product is delivered or over the period in which the service is performed, in accordance with its revenue recognition policy for such elements. Product updates and support is normally billed quarterly or annually in advance of performing the service.

Deferred Expenses

Commissions payable to our direct sales force and independent affiliates who resell Infor’s software products, as well as royalties payable to third-party software vendors, are recorded when a sale is completed or cash received, which coincides with the timing of revenue recognition in most cases. When revenue is recognized ratably over time, related commissions and royalties are deferred and amortized over the same period as the recognition of the revenue.

Collectability

We assess the probability of collection based upon several factors, including: (1) third party credit agency information, (2) customer financial statements and/or (3) customer payment history. We typically do not provide for payment terms in excess of six months. Certain customer arrangements are recognized upon collection due to their specific collection history.

Business Combinations

We account for acquisitions under ASC 805, Business Combinations. The underlying principles require recognition, separately from goodwill, the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While best estimates and assumptions are used as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments are recorded to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our results of operations.

Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets, support obligations assumed, estimated restructuring liabilities and pre-acquisition contingencies. Although we believe the assumptions and estimates made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain.

Examples of critical estimates in valuing certain of the intangible assets we have acquired include but are not limited to:

•	future expected cash flows from license fees, product updates and support fees, consulting contracts, other customer contracts and acquired developed technologies and patents;

•	expected costs to develop the in-process research and development into commercially viable products and estimated cash flows from the projects when completed;

•	the acquired company’s brand and competitive position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and

•	discount rates.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

In connection with the purchase price allocations for our acquisitions, we estimate the fair value of product updates and support obligations assumed. The acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by Infor. We consider post-contract support (PCS) obligations/services in their entirety and service contracts to be legal obligations of the acquired entity. PCS arrangements of acquired entities typically include unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support fees including access to technical information and technical support staff. We consider the PCS arrangement to be a separate element when determining the legal obligation assumed from the acquired entity. We expect to fulfill each underlying obligation element of the support arrangement. The estimated fair values of these PCS arrangements are determined utilizing a top-down approach. The top-down approach relies on market indicators of expected revenue for any obligation yet to be delivered with appropriate adjustments. Conceptually, we start with the amount we would expect to receive in a transaction, less the estimated selling effort, which has already been performed, including an estimated profit margin on that selling effort.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date and we reevaluate these items periodically with any adjustments to our preliminary estimates being recorded to goodwill provided that we are within the measurement period and we continue to collect information in order to determine their estimated values. Subsequent to the measurement period or our final determination of the uncertain tax positions estimated value or tax related valuation allowances, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in our consolidated statement of operations and could have a material impact on our results of operations and financial position.

Restructuring

Costs to exit or restructure certain activities of an acquired company or our internal operations are accounted for as one-time termination and exit costs pursuant to ASC 420, Exit or Disposal Cost Obligations, and are accounted for separately from the business combination. A liability for a cost associated with an exit or disposal activity is measured at fair value on the consolidated balance sheet and recognized in the consolidated statement of operations in the period in which the liability is incurred. When estimating the fair value of facility restructuring activities, assumptions are applied regarding estimated sub-lease payments to be received, which can differ materially from actual results. This may require revision of initial estimates which may materially affect our results of operations and financial position in the period the revision is made. In the normal course of business, Infor may incur restructuring charges related to personnel which are accounted for in accordance with ASC 712, Compensation—Nonretirement Postemployment Benefits. These restructuring charges represent severance associated with redundant positions.

We estimate the amounts of these costs based on our expectations at the time the charges are taken and we reevaluate the remaining accruals at each reporting date based on current facts and circumstances. If our estimates or expectations change because we are subjected to contractual obligations or negotiations we did not anticipate, we choose to further restructure our operations, or there are other costs or changes we did not foresee, we adjust the restructuring accruals in the period that our estimates change. Such changes are recorded as increases or decreases to the restructuring related charges in our results of operations.

Valuation of Accounts Receivable

We have established an allowance for estimated billing adjustments and an allowance for estimated amounts that will not be collected. We record provisions for billing adjustments as a reduction of revenue and provisions for doubtful accounts as a component of general and administrative expense. We review specific accounts, including significant accounts with balances past due over 90 days, for collectability based on circumstances known at the date of the financial statements.

In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including historical bad debt experience, the general economic environment, the need for specific customer reserves and the aging of our receivables. To assess the need for specific customer reserves, we evaluate the probability of collection based upon several factors including: 1) third party credit agency information, 2) customer financial statements and/or 3) customer payment history. A considerable amount of judgment is required in assessing these factors. If the factors used in determining the allowance do not reflect future events, then a change in the allowance for doubtful accounts would be necessary at the time of determination. Such a change may have a significant impact on our future results of operations. Accounts receivable are charged off against the allowance when we determine it is probable the receivable will not be recovered.

Valuation of Goodwill and Intangible Assets

Our intangible assets and goodwill resulted primarily from our acquisitions. We account for intangible assets and goodwill pursuant to ASC 350, Intangibles—Goodwill and Other. Whenever events or changes in circumstances indicate the carrying amount may not be recoverable we review these assets for impairment or disposal. In order to perform these reviews we must first determine our reporting units in accordance with ASC 280, Segment Reporting. ASC 280 requires a public enterprise to report financial and descriptive information about its reportable operating segments, and thus its reporting units. As of June 1, 2011, we have determined that we operate as three reporting units: License, Maintenance and Consulting. As a result of our change in reporting units, we performed a Step 1 impairment test of our goodwill by reporting unit as of June 1, 2011 and determined no impairment was indicated. Events or changes in circumstances that indicate the carrying amount of the assets may not be recoverable include, but are not limited to, a significant decrease in the market value of the business or asset acquired, a significant adverse change in the extent or manner in which the business or asset acquired is used or a significant adverse change in the business climate in which we operate.

We adopted the FASB guidance that allows for a qualitative analysis to determine goodwill impairment on June 1, 2011 and performed our first goodwill impairment analysis under the new guidance on September 30, 2011. Our annual testing for goodwill impairment begins with a qualitative comparison of a reporting unit’s fair value to its carrying value to determine if it is more-likely-than-not that the fair value is less than the carrying value and thus whether any further two-step impairment tests are necessary. If further two-step impairment testing is necessary, the first step is used to identify potential impairment and compares the fair value of a reporting unit with its carrying amount, including goodwill. If our carrying amount exceeded our market value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the goodwill with its carrying amount. If the carrying amount of the goodwill exceeds the implied fair value, an impairment loss would be recognized in an amount equal to the excess. Any loss recognized cannot exceed the carrying amount of goodwill. After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill is the new accounting basis. A subsequent reversal of a previously recognized goodwill impairment loss is prohibited once the measurement of that loss is completed and the loss has been recognized. The estimate of the total fair value of the reporting unit requires assumptions including the use of projections of future cash flows and discount rates. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. We perform our annual impairment test as of September 30. The results of our most recent annual tests performed in fiscal 2012, 2011 and 2010 did not indicate any potential impairment of our goodwill and we have no accumulated impairment charges related to our goodwill.

The carrying amount of our intangible assets, other than acquired technology, are reviewed whenever circumstances arise that indicate the carrying amount of an asset may not be recoverable, also known as a “triggering event.” The carrying amount of our acquired technology is reviewed on at least an annual basis. Recoverability of these assets is compared to the undiscounted future cash flows the assets are expected to generate. If an asset is considered to be impaired, the carrying value of that asset is compared to its fair value and this difference is recognized as an impairment loss. We have not recognized any losses from impairment of our intangible assets during fiscal 2012, 2011 and 2010.

Income Taxes and Valuation of Deferred Tax Assets

Our provision for income taxes consists of provisions for federal, state, and foreign income taxes. We operate in an international environment with significant operations in various locations outside of the United States. Accordingly, our combined income tax rate is a composite rate reflecting our operating results in various locations and the applicable rates.

Significant judgment is required in determining our worldwide income tax provision. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Our judgments, assumptions, and estimates relative to the provision for income taxes take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Although we believe that our estimates are reasonable, the final tax outcome of matters could be different from that which is reflected in our historical income tax provision and accruals. Such differences, if identified in future periods, could have a material effect on the amounts recorded in our consolidated financial statements.

We utilize the asset and liability method of accounting for income taxes as set forth in ASC 740 Income Taxes. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized to the differences between the financial statements carrying amount and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net loss (or net income) in the period in which the tax rate change is enacted. The statement also requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized.

Our worldwide net deferred tax assets consist primarily of net operating loss carryforwards, tax credit carryforwards, disallowed interest expense carryforwards and temporary differences between taxable income (loss) on our tax returns and income (loss) before income taxes under GAAP, primarily related to goodwill and intangible assets. A deferred tax asset generally represents future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our financial statements become deductible for income tax purposes. We maintain certain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the United States. As of May 31, 2012, we did not provide for U.S. federal income taxes or foreign withholding taxes on the undistributed earnings of our foreign subsidiaries as such earnings are expected to be reinvested indefinitely.

A valuation allowance is recognized for a portion of our net deferred tax assets in the U.S. as well as certain foreign tax jurisdictions. This valuation allowance is based on our assessment of the realizability of these assets. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on our expected results and assumptions as to the jurisdiction in which the income will be earned. We expect to continue to provide a valuation allowance against these assets until, or unless, we can sustain a level of profitability in the respective tax jurisdictions that demonstrates our ability to utilize these assets. At that time, the valuation allowance could be reduced in part or in total.

We are subject to the provisions of ASC 740-10, which defines the accounting for uncertainty in income taxes by prescribing thresholds and attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. The amount of income tax we pay is subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. Our estimate of the potential outcome for any uncertain tax issue is highly judgmental. Although we believe we have adequately reserved for our uncertain tax positions, no assurance can be given with respect to the final outcome of these matters. We adjust reserves for our uncertain tax positions due to changing facts and circumstances, such as the closing of a tax audit, judicial rulings and refinement of estimates or realization of earnings or deductions that differ from our estimates. To the extent that the final outcome of these matters is different than the amounts recorded, such differences generally will impact our provision for income taxes in the period in which such a determination is made.

The provisions of ASC 740-10 contain a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in the provision for income taxes line of our Consolidated Statements of Operations.

The Company is included in the GGC Software Parent, Inc. consolidated federal income tax return. The Company and its subsidiaries provide for income taxes under the separate return method, by which Infor, Inc. and its subsidiaries compute tax expense as though they file a separate company tax return.

Contingencies—Litigation Reserves

We may, from time to time, have unresolved regulatory, legal, tax or other matters. We provide for contingent liabilities in accordance with ASC 450, Contingencies. Pursuant to this guidance, a loss contingency is charged to income when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for loss contingencies that do not meet both conditions if there is a reasonable possibility that a loss may have been incurred. Gain contingencies are not recorded until realized. We expense all legal costs to resolve regulatory, legal, tax, or other matters in the period incurred.

Periodically, we review the status of each significant matter to assess our potential financial exposure. If a potential loss is considered probable and the amount can be reasonably estimated as defined by the guidance related to accounting for contingencies, we reflect the estimated loss in our results of operations. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability can be reasonably estimated. Because of uncertainties related to these matters, accruals are based on the best information available to us at that time. Further, estimates of this nature are highly subjective, and the final outcome of these matters could vary significantly from the amounts that have been included in the accompanying consolidated financial statements. As additional information becomes available, we reassess the potential liability related to any pending claims and litigation and may revise our estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material impact on our future results of operations, financial position and cash flows.

Litigation by its nature is uncertain and the determination of whether any particular case involves a probable loss and quantifying the amount of loss for purposes of establishing or adjusting applicable reserves requires us to exercise considerable judgment, which is applied as of a certain date. The required reserves may change in the future due to new matters, developments in existing matters or if we determine to change our strategy with respect to the resolution of any particular matter.

Stock-Based Compensation

We account for share-based payments, including grants of employee stock options, restricted stock and other share-based awards, in accordance with ASC 718, Compensation-Stock Compensation, which requires that share-based payments (to the extent they are compensatory) be recognized in our results of operations based on their fair values and the estimated number of shares we ultimately expect will vest. Circumstances may change and additional data may become available over time which could result in changes to these assumptions. Such changes could materially impact our fair value estimates.

As more fully described in Note 16, Share Purchase and Option Plans and Stockholder Receivable, certain stock options and restricted stock awards outstanding under our Share Purchase and Option Plans are subject to repurchase features that function as in-substance forfeiture provisions. The repurchase features are removed only upon an employee termination event without cause or a change in control event as defined by the Infor Share Purchase and Option Plans. These events are not considered probable as of the reporting date and, therefore, no compensation costs are recognized for shares subject to these repurchase features. In fiscal 2012, the number of our stock-based awards granted which include such a repurchase feature was lower than in previous years. As a result, we have recognized significantly more stock-based compensation in fiscal 2012 than in prior years.

Results of Operations

The following tables set forth certain line items in our Consolidated Statements of Operations as reported in conformity with GAAP, the period-over-period actual percentage change (Actual) and the period-over-period constant currency percentage change (Constant Currency), for the periods indicated:

	Year Ended May 31,			Fiscal 2012 vs. 2011		Fiscal 2011 vs. 2010
(in millions, except percentages)	2012	2011	2010	Actual	Constant Currency	Actual	Constant Currency
Revenues:
License fees	$505.3	$367.9	$339.5	37.3%	37.8%	8.4%	6.8%
Product updates and support fees	1,284.4	995.8	1,000.0	29.0	28.4	(0.4)	(0.4)

Software revenues	1,789.7	1,363.7	1,339.5	31.2	30.9	1.8	1.4
Consulting services and other fees	751.0	510.0	497.1	47.3	46.8	2.6	2.7

Total revenues	2,540.7	1,873.7	1,836.6	35.6	35.2	2.0	1.8

Operating expenses:
Cost of license fees	90.1	65.6	56.7	37.3	37.8	15.7	14.6
Cost of product updates and support fees	258.5	204.0	211.4	26.7	26.1	(3.5)	(3.5)
Cost of consulting services and other fees	593.9	384.0	371.9	54.7	53.9	3.3	3.2
Sales and marketing	438.7	335.1	320.3	30.9	30.5	4.6	3.8
Research and development	322.3	207.4	199.1	55.4	55.5	4.2	4.8
General and administrative	233.4	185.5	196.2	25.8	25.7	(5.5)	(5.4)
Amortization of intangible assets and depreciation	323.6	237.3	275.5	36.4	35.7	(13.9)	(13.1)
Restructuring costs	67.8	14.9	28.8	355.0	348.3	(48.3)	(44.1)
Acquisition related and other costs	75.9	6.2	17.7	NM	NM	(65.0)	(65.0)

Total operating expenses	2,404.2	1,640.0	1,677.6	46.6	46.1	(2.2)	(2.2)

Income from operations	136.5	233.7	159.0	(41.6)	(41.1)	47.0	43.3

Interest expense, net	467.4	314.0	306.2	48.9	48.9	2.5	2.5
Loss on extinguishment of debt	107.1	—	—	NM	NM	—	—
Other (income) expense, net	(111.7)	110.9	(96.4)	NM	NM	NM	NM

Loss before income tax	(326.3)	(191.2)	(50.8)	70.7	68.0	276.4	268.1
Income tax (benefit) provision	(16.3)	(50.8)	44.6	(67.9)	(72.3)	NM	NM

Net loss	$(310.0)	$(140.4)	$(95.4)	120.8%	118.8%	47.2%	43.2%

*	NM Percentage not meaningful

The discussion that follows relating to our results of operations for the comparable fiscal years ended May 31, 2012, 2011 and 2010, should be read in conjunction with the accompanying audited Consolidated Financial Statements and related Notes and with the information presented in the above table. This analysis addresses the actual changes in our results of operations for the comparable fiscal years as presented in accordance with GAAP. For changes excluding the impact of foreign currency fluctuations, see the constant currency percentages in the above table and the tables that follow. See the Foreign Currency discussion, above, for further explanation of the impact on our results of operations.

Revenues

	Year Ended May 31,			Fiscal 2012 vs. 2011		Fiscal 2011 vs. 2010
(in millions, except percentages)	2012	2011	2010	Actual	Constant Currency	Actual	Constant Currency
Revenues:
License fees	$505.3	$367.9	$339.5	37.3%	37.8%	8.4%	6.8%
Product updates and support fees	1,284.4	995.8	1,000.0	29.0	28.4	(0.4)	(0.4)

Software revenues	1,789.7	1,363.7	1,339.5	31.2	30.9	1.8	1.4
Consulting services and other fees	751.0	510.0	497.1	47.3	46.8	2.6	2.7

Total revenues	$2,540.7	$1,873.7	$1,836.6	35.6%	35.2%	2.0%	1.8%

Total Revenues. We generate revenues from licensing software, providing product updates and support related to our licensed products and providing consulting services. We generally utilize written contracts as the means to establish the terms and conditions by which our products, product updates and support and consulting services are sold to our customers. As our product updates and support and consulting services are primarily attributable to our licensed products, growth in our product updates and support and consulting services is generally tied to the level of our license contracting activity.

We recognize revenues pursuant to specific and detailed guidelines applicable to the software industry. License fees revenues from end-users are generally recognized when the software product has been shipped and certain conditions are met. Revenues from customer product updates and support contracts are deferred and recognized ratably over the term of the agreements. Revenues from consulting services (including training and implementation services) are recognized as services are provided to customers. See, Critical Accounting Policies and Estimates – Revenue Recognition, above, for a more complete description of our revenue recognition policy.

Total revenues increased by 35.2% in fiscal 2012 compared to fiscal 2011, excluding the favorable foreign currency impact of 0.4%. On a constant currency basis, the increase was due to broad growth of software licenses, in terms of numbers of software licenses and the size of significant software licenses, significant growth in our product updates and support fees and growth in the volume of our consulting services and other fees. Our results were positively impacted by our acquisitions, particularly the impact of Lawson’s business in fiscal 2012, which contributed 32.6% of the overall increase, compared to fiscal 2011.

Total revenues increased by 1.8% in fiscal 2011 compared to in fiscal 2010, excluding the favorable foreign currency impact of 0.2%. On a constant currency basis, the increase was due to broad growth of software licenses, in terms of numbers of software licenses and the size of significant software licenses, and growth in the volume of consulting services. Total revenues were offset marginally by a decline in product updates and support. Our results were positively impacted by our acquisitions, particularly the full-year impact of SoftBrands’ business in fiscal 2011, compared to a 9.5 month impact in fiscal 2010.

License Fees. Our license fees primarily consist of fees resulting from products licensed to customers on a perpetual basis. Product license fees result from a customer’s licensing of a given software product for the first time or with a customer’s licensing of additional users for previously licensed products. License fees also include revenues related to our SaaS offerings.

For fiscal 2012, license fees revenues increased by 37.8%, excluding the unfavorable foreign currency rate impact of 0.5%, compared to fiscal 2011. At constant currency, the increase was primarily the result of our acquisition of Lawson, which contributed 33.1% of the overall increase. The remaining increase in license fees was a result of increases in the volume of our license transactions in fiscal 2012 of 7.4%, excluding the increase from Lawson license transactions. In total, our volume of license transactions increased 15.6%. In addition, the average size of our license transactions greater than $100 thousand increased 7.0% compared to last year.

License fees, excluding the favorable foreign currency rate impact of 1.6%, increased by 6.8% for fiscal 2011 compared to fiscal 2010. On a constant currency basis, the increase was primarily due to an increase in the number of license transactions by 18.7%, and a 4.5% increase in the average size of transactions greater than $100 thousand.

Product Updates and Support Fees. Our product updates and support fees revenues represent the ratable recognition of fees to enroll and renew licensed products in our maintenance programs. These fees are typically charged annually and are based on the license fees initially paid by the customer. Product updates and support revenues can fluctuate based on the number and timing of new license contracts, renewal rates and price increases.

Fiscal 2012 product updates and support fees increased by 28.4%, excluding the favorable foreign currency impact of 0.6%, compared to fiscal 2011. At constant currency, the increase was primarily the result of the acquisition of Lawson, which contributed 25.4% of the overall increase. The remaining increase was largely attributable to increases in revenues related to new maintenance pull-through from new license transactions and price increases which more than offset customer attrition.

Product updates and support fees decreased by 0.4%, both at actual rates and at constant currency rates, in fiscal 2011 compared to fiscal 2010. Fiscal 2010 acquisitions positively contributed an increase of approximately 1.4%. However, Infor maintenance declined by 0.8%, due to customer attrition being slightly higher than new maintenance pull-through from new license sales and price increases, and revenues related to channel partners and third parties declined by 1.0%.

Consulting Services and Other Fees. Our consulting services and other fees revenues consist primarily of software-related services, including systems implementation and integration services, consulting, custom modification, hardware education, hosting services, application managed services and education and training services for customers who have licensed our products. Consulting services and other fees revenues also includes revenues related to hardware systems products.

Fiscal 2012 consulting services and other fees increased by 46.8%, excluding the favorable foreign currency impact of 0.5%, compared to fiscal 2011. At constant currency, consulting services and other fees increased primarily as a result of the acquisition of Lawson, which contributed 46.3% of the total increase. The remaining increase in consulting services and other fees is due to the increase in license transactions with attached consulting services.

Consulting services and other fees increased by 2.7%, excluding the unfavorable foreign currency impact of 0.1%, in fiscal 2011 compared to fiscal 2010. These increases were consistent with the increase in license fees sales with attached consulting services.

Deferred Revenue. Certain of our revenues are deferred when all conditions of revenue recognition have not been met. Deferred revenue represents revenue that is to be recognized in future periods when such conditions have been satisfied related to certain license agreements, maintenance contracts and certain consulting arrangements, as discussed above. We had total deferred revenues of $870.6 million at May 31, 2012, compared to $593.8 million at May 31, 2011.

The following table sets forth the components of deferred revenue:

	May 31,
(in millions)	2012	2011
License fees	$29.5	$23.5
Product updates and support fees	766.1	527.6
Consulting services and other fees	75.0	42.7

Total deferred revenue	870.6	593.8
Less current portion	(851.9)	(577.1)

Deferred revenue—non-current	$18.7	$16.7

In general, changes in the balance of our deferred revenue are cyclical and primarily driven by the timing of our maintenance services renewal cycles. Our renewal dates primarily occur in the third and fourth quarters of our fiscal year with revenues being recognized ratably over the applicable service periods. The increases reflected in the above table were primarily due to deferred revenues related to our acquisition of Lawson.

Operating Expenses

	Year Ended May 31,			Fiscal 2012 vs. 2011		Fiscal 2011 vs. 2010
(in millions, except percentages)	2012	2011	2010	Actual	Constant Currency	Actual	Constant Currency
Operating expenses:
Cost of license fees	$90.1	$65.6	$56.7	37.3%	37.8%	15.7%	14.6%
Cost of product updates and support fees	258.5	204.0	211.4	26.7	26.1	(3.5)	(3.5)
Cost of consulting services and other fees	593.9	384.0	371.9	54.7	53.9	3.3	3.2
Sales and marketing	438.7	335.1	320.3	30.9	30.5	4.6	3.8
Research and development	322.3	207.4	199.1	55.4	55.5	4.2	4.8
General and administrative	233.4	185.5	196.2	25.8	25.7	(5.5)	(5.4)
Amortization of intangible assets and depreciation	323.6	237.3	275.5	36.4	35.7	(13.9)	(13.1)
Restructuring costs	67.8	14.9	28.8	355.0	348.3	(48.3)	(44.1)
Acquisition related and other costs	75.9	6.2	17.7	NM	NM	(65.0)	(65.0)

Total operating expenses	$2,404.2	$1,640.0	$1,677.6	46.6%	46.1%	(2.2)%	(2.2)%

*	NM Percentage not meaningful

Cost of License Fees. Cost of license fees includes royalties to third-parties, channel partner commissions and other software delivery expenses. Our software solutions may include embedded components of third-party vendors for which a fee is paid to the vendor upon the sale of our products. In addition, we resell third-party products in conjunction with the license of our software solutions, which also results in a fee. We also resell our software solutions through our third-party channel relationships which require us to pay applicable commissions to our channel partners. The cost of license fees is generally higher, as a percentage of revenues, when we resell products of third-party vendors. As a result, license fees gross margins will vary depending on the proportion of third-party product sales in our revenue mix.

Cost of license fees for fiscal 2012 increased 37.8% compared to fiscal 2011 excluding the favorable foreign currency impact of 0.5%. At constant currency, cost of license fees increased primarily as a result of the acquisition of Lawson, which contributed 23.1% of the total increase. The remaining increase was primarily due to increased channel partner commissions and third-party royalties as a result of higher revenues associated with these costs.

Cost of license fees for fiscal 2011 increased 14.6% compared to fiscal 2010, excluding the unfavorable foreign currency impact of 1.1%. This increase was primarily due to increased third party costs in-line with increased licensing activity in fiscal 2011 compared to fiscal 2010.

Cost of Product Updates and Support Fees. Cost of product updates and support fees includes salaries, employee benefits, related travel, third-party maintenance costs associated with embedded and non-embedded third-party products, related channel partner commissions, and the overhead costs of providing our customers product updates and support.

Fiscal 2012 cost of product updates and support fees increased 26.1% compared to fiscal 2011, excluding the unfavorable foreign currency impact of 0.6%. At constant currency, this increase was primarily due to our acquisition of Lawson, which contributed 23.9% of the total increase. The remaining increase was primarily due to higher channel partner commissions.

Cost of product updates and support fees for fiscal 2011 decreased 3.5%, compared to fiscal 2010 both at actual and constant currency rates. This decrease was primarily due to a decrease in third party costs in-line with the decrease in channel partner and third party revenues. This decrease was somewhat offset by an increase in employee-related costs due to a 3.8% higher headcount primarily as a result of our fiscal 2011 acquisitions.

Cost of Consulting Services and Other Fees. Cost of consulting services and other fees includes salaries, employee benefits, third-party consulting costs, related travel, and the overhead costs of providing our customers systems implementation and integration services, consulting, custom modification, hardware education, hosting services, application managed services and education and training services. Cost of consulting services and other fees also includes costs associated with our hardware business.

Fiscal 2012 cost of consulting services and other fees increased 53.9% compared to fiscal 2011, excluding the unfavorable foreign currency impact of 0.8%. At constant currency, cost consulting services and other fees increased primarily as a result of the acquisition of Lawson, which contributed 49.8% of the total increase. In addition to the impact of Lawson, we had an increase in employee-related costs as well as an increase in overhead allocations.

For the comparable fiscal years 2011 and 2010, cost of consulting services and other fees for fiscal 2011 increased 3.2% as compared to fiscal 2010 excluding the unfavorable foreign currency impact of 0.1%. This increase was primarily due to an increase in employee-related costs resulting from an 8.5% higher headcount primarily as a result of our fiscal 2011 acquisitions as well as an increase in costs related to billable consultants.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, employee benefits, travel, trade show activities, advertising and branding costs and overhead costs related to our sales and marketing personnel.

Fiscal 2012 sales and marketing expenses increased by 30.5%, excluding the unfavorable foreign currency impact of 0.4%, compared to fiscal 2011. On a constant currency basis, sales and marketing expenses increased primarily as a result of the acquisition of Lawson which accounted for 35.0% of the total increase. The increases related to Lawson were somewhat offset by a decrease in commissions compared to fiscal 2011 as well as a decrease in overhead allocations.

Sales and marketing expenses increased by 3.8%, excluding the unfavorable impact of foreign currency of 0.8%, in fiscal 2011 compared to fiscal 2010. On a constant currency basis, sales and marketing expenses increased primarily as a result of higher sales, resulting in increased commissions and travel costs. In addition, higher salaries and other compensation-related costs were partially offset by decreases in advertising and promotional campaigns, training and education, hosted events, cellphones and other controllable expenses.

Research and Development. Research and development expenses consist primarily of personnel related expenditures.

Research and development expense increased by 55.5%, excluding the favorable foreign currency impact of 0.1%, in fiscal 2012 compared to fiscal 2011. On a constant currency basis, research and development expenses increased primarily as a result of the acquisition of Lawson which accounted for 42.4% of the total increase. In addition to increases related to Lawson, our research and development employee-related costs increased due to a net increase of 325 in headcount in fiscal 2012 as compared to fiscal 2011 as we have made significant investment in our development capacity. Cost related to contractors and consultants were also increased over fiscal 2011.

Total research and development expenses, excluding the favorable foreign currency impact of 0.6%, increased by 4.8% in fiscal 2011 compared to fiscal 2010. In fiscal 2011 we increased our research and development staffing as we prepared for product launches in fiscal 2012, which resulted in increased employee-related costs and translation costs, on a constant currency basis.

General and Administrative. General and administrative expenses consist primarily of personnel related expenditures for information technology, finance, legal and human resources support functions.

Fiscal 2012 general and administrative expenses increased by 25.7%, excluding the unfavorable foreign currency impact of 0.1%, compared to fiscal 2011. On a constant currency basis, general and administrative expenses increased primarily as a result of our acquisition of Lawson which contributed 40.0% to the overall increase including an increase in our legal costs primarily due to the settlement of certain patent litigation matters. Excluding the impact of Lawson, we also had an increase in stock compensation expense. These increases were partially offset by a reduction in our professional fees and consulting expenses.

General and administrative expenses decreased 5.4%, excluding the favorable foreign currency impact of 0.1%, in fiscal 2011 compared to fiscal 2010. This decrease was primarily due to lower professional fees and lower legal settlement costs.

Amortization of Intangible Assets and Depreciation. Amortization of intangibles assets primarily relates to the on-going amortization of intangible assets acquired in acquisitions. Depreciation expense relates primarily to our computer equipment and purchased software, furniture and fixtures as well as amortization of leasehold improvements.

Fiscal 2012 amortization of intangibles assets and depreciation increased by 35.7% compared to fiscal 2011, excluding the unfavorable impact of foreign currency of 0.7%, primarily as a result of the acquisition of customer-related intangibles and trade names related to Lawson, as well as other fixed assets acquired in the transaction.

Amortization of intangible assets and depreciation decreased by 13.1% in fiscal 2011 compared to fiscal 2010, excluding the favorable impact of foreign currency of 0.8%. This decrease was a result of a greater number of assets, principally those related to the values of customer relationships and trade names, acquired in prior years, becoming fully amortized. This decrease was somewhat offset by increased amortization and depreciation of similar assets added in recent years, including the impact of our fiscal 2011 acquisitions.

Restructuring. Restructuring expenses primarily relate to costs and charges from redundant positions and redundant office locations.

For fiscal 2012, we incurred restructuring charges of $67.8 million compared to $14.9 million in fiscal 2011. Current restructuring charges were primarily for employee severance costs for related to our Lawson acquisition.

Our management approved, committed to and initiated these actions in order to eliminate redundancies and better align our cost structure. See Note 11 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus for details of our restructuring actions.

We incurred restructuring expenses of $14.9 million in fiscal 2011 compared with $28.8 million in fiscal 2010. The restructuring expenses in fiscal 2011 were incurred primarily in the EMEA region, including those related to our fiscal 2011 acquisitions. The restructuring in fiscal 2010 also related to the EMEA region, as well as the SoftBrands acquisition. All restructuring activities were approved by, committed to and initiated by our management to better align our cost structure as a result of acquisitions and cost-containment initiatives.

Acquisition Related and Other Costs. Acquisition related and other costs include transaction and integration costs related to our acquisitions primarily professional services fees and certain employee costs related to transitional and certain other employees. Acquisition related and other costs also include certain costs incurred in financing our acquisitions and reorganizing our operations.

Fiscal 2012 acquisition related and other costs of $75.9 million increased by approximately $69.7 million compared to fiscal 2011 primarily as a result of costs related to our acquisition of Lawson, the integration of Lawson’s operations into Infor, cost incurred for related financing activities, as well as costs incurred related to the combination of Infor’s operating entities.

In fiscal 2011 acquisition related and other costs of $6.2 million decreased by approximately $11.5 million compared to fiscal 2010. Fiscal 2011 costs included $3.9 million and $2.3 million related to Lawson and other acquisitions. Fiscal 2010 costs of $17.7 million included $13.3 million related to amending and extending our debt in fiscal 2010 and $4.4 million related to our SoftBrands acquisition.

Non-Operating Income and Expenses

	Year Ended May 31,			Fiscal 2012 vs. 2011		Fiscal 2011 vs. 2010
(in millions, except percentages)	2012	2011	2010	Actual	Constant Currency	Actual	Constant Currency
Interest expense, net	$467.4	$314.0	$306.2	48.9%	48.9%	2.5%	2.5%
Loss on extinguishment of debt	107.1	—	—	NM	NM	—	—
Other (income) expense, net	(111.7)	110.9	(96.4)	NM	NM	NM	NM

Total non-operating expenses	$462.8	$424.9	$209.8	8.9%	8.0%	102.5%	97.8%

*	NM Percentage not meaningful

Interest Expense, Net. Interest expense, net consists of the interest expense related to our debt less the interest income on cash, marketable securities, and other investments.

Fiscal 2012 interest expense, net increased by $153.4 million, or 48.9% to $467.4 million compared to $314.0 million in fiscal 2011. The net increase in interest expense was primarily the result of the additional debt incurred to complete the acquisition of Lawson on July 5, 2011. This increase was somewhat offset by a decrease in interest expense related to our debt that was retired in conjunction with the funding of the Lawson acquisition and the recapitalization of our debt structure in April 2012.

Interest expense, net, increased by $7.8 million, or 2.5%, to $314.0 million in fiscal 2011 compared to $306.2 million in fiscal 2010, primarily due to higher interest rates and additional debt related to our acquisitions.

Loss on Extinguishment of Debt. The $107.1 million loss on extinguishment of debt relates primarily to the net book value of deferred financing fees and the remaining debt discounts written off in fiscal 2012 in connection with our debt transactions during the year. See Note 12 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.

Other (Income) Expense, Net. Other (income) expense, net consists of the effects of foreign currency fluctuations, gain/loss on the sale of fixed assets, and other costs.

For fiscal 2012, other (income) expense, net changed by $222.6 million to $111.7 million of income compared to $110.9 million expense in last year. The increase in other (income) expense, net for fiscal 2012 was primarily due to the decreases in the value of the Euro, which resulted in decreases affecting our Euro denominated debt.

Other (income) expense, net, changed by $207.3 million, to an expense of $110.9 million in fiscal 2011 compared to income of $96.4 million fiscal 2010. Other (income) expense, net increased primarily as a result of increases in the value of the Euro, which resulted in increases affecting our Euro denominated debt.

Income Tax Benefit (Provision)

	Year Ended May 31,			Fiscal 2012 vs. 2011		Fiscal 2011 vs. 2010
(in millions, except percentages)	2012	2011	2010	Actual	Constant Currency	Actual	Constant Currency
Income tax (benefit) provision	$(16.3)	$(50.8)	$44.6	(67.9)%	(72.3)%	NM	NM
Effective income tax rate	5.0%	26.6%	(87.8)%

*	NM Percentage not meaningful

For fiscal 2012, we recorded an income tax benefit of $16.3 million, resulting in an effective tax rate of 5.0%. The change in the effective tax rate for fiscal 2012 compared to last year was primarily due to our acquisition of Lawson and the implementation of the current global tax structure on April 5, 2012. The items accounting for the difference between income taxes computed at the statutory rate and the benefit from income taxes primarily relate to foreign subsidiary income subject to tax in the U.S. as a result of the change in the global tax structure, a valuation allowance for non-deductible carried forward interest expense under IRC Section 163(j), differences in foreign statutory rates via the acquisition of Lawson, losses not providing benefit, and non-deductible expenses related to various reorganizational costs including the acquisition of Lawson.

For fiscal 2011, we recorded an income tax benefit of $50.8 million, resulting in an effective tax rate of 26.6%. The items accounting for the difference between income taxes computed at the statutory rate and the benefit from income taxes primarily relate to a valuation allowance for non-deductible carried forward interest expense under IRC Section 163(j), differences in foreign statutory rates, the release of various valuation allowances, and unrecognized tax benefits.

For fiscal 2010, we recorded an income tax provision of $44.6 million, resulting in a negative effective tax rate of 87.8%. The items accounting for the difference between income taxes computed at the statutory rate and the benefit from income taxes primarily relate to a valuation allowance for non-deductible carried forward interest expense under IRC Section 163(j), differences in foreign statutory rates, government enacted tax rate changes in various jurisdictions, and withholding taxes.

Non-GAAP Financial Measure Reconciliations

We believe our presentation of non-GAAP revenues, operating income and operating margin provide meaningful insight into our operating performance and an alternative perspective of our results of operations. We use these non-GAAP measures to assess our operating performance, to develop budgets, to serve as a measurement for incentive compensation awards and to manage expenditures. Presentation of these non-GAAP measures allows users to review our results of operations from the same perspective as management and our Board of Directors. These non-GAAP financial measures provide users an enhanced understanding of our operations, facilitate analysis and comparisons of our current and past results of operations, facilitate comparisons of our operating results with those of our competitors and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to users because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions. Additionally, certain non-GAAP disclosures are required and/or permitted by our lenders in our reporting to them.

The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for each period presented below.

Non-GAAP Revenues

	Year Ended May 31,			Fiscal 2012 vs. 2011		Fiscal 2011 vs. 2010
(in millions, except percentages)	2012	2011	2010	Actual	Constant Currency	Actual	Constant Currency
GAAP revenues	$2,540.7	$1,873.7	$1,836.6	35.6%	35.2%	2.0%	1.8%
Non-GAAP revenue adjustments:
Purchase accounting impact on license fees	25.5	2.1	3.1
Purchase accounting impact on product updates and support fees	122.6	0.2	0.4
Purchase accounting impact on consulting services and other fees	6.8	0.1	—

Total non-GAAP revenue adjustments	154.9	2.4	3.5

Non-GAAP revenues	$2,695.6	$1,876.1	$1,840.1	43.7%	43.3%	2.0%	1.7%

Non-GAAP Income From Operations

	Year Ended May 31,			Fiscal 2012 vs. 2011		Fiscal 2011 vs. 2010
(in millions, except percentages)	2012	2011	2010	Actual	Constant Currency	Actual	Constant Currency
GAAP income from operations	$136.5	$233.7	$159.0	(41.6)%	(41.1)%	47.0%	43.3%
GAAP operating margin	5.4%	12.5%	8.7%
Non-GAAP revenue adjustments	154.9	2.4	3.5
Non-GAAP costs and operating expense adjustments:
Purchase accounting impact on deferred costs	(6.5)	—	—
Amortization	287.5	223.2	260.1
Stock-based compensation	11.2	1.4	0.2
Acquisition transaction and integration costs	75.9	6.2	17.7
Restructuring costs	67.8	14.9	28.8

Total non-GAAP costs and operating expense adjustments	435.9	245.7	306.8

Non-GAAP income from operations	$727.3	$481.8	$469.3	51.0%	50.5%	2.7%	2.1%

Non-GAAP operating margin	27.0%	25.7%	25.5%

The non-GAAP adjustments we make to our reported GAAP results are primarily related to purchase accounting and other acquisition matters, significant non-cash accounting charges and restructuring charges. Our primary non-GAAP reconciling items are as follows:

Purchase Accounting Impact on Revenue. Our non-GAAP financial results include pro forma adjustments to increase license fees, product updates and support fees, and consulting services and other fees that we would have recognized if we had not adjusted acquired deferred revenues to their fair values as required by GAAP. Certain deferred revenue for license fees, product updates and support fees, and consulting services and other fees on the acquired entity’s balance sheet, at the time of the acquisition, were eliminated from our GAAP results as part of the purchase accounting for the acquisition as they do not reflect the fair value of performance obligations to us. As a result, our GAAP results do not, in management’s view, reflect all of our license fees, product updates and support fees, and consulting services and other fees. We believe the inclusion of the pro forma revenue adjustment provides users a helpful alternative view of our operations.

Amortization of Intangibles. We have excluded amortization of acquisition-related intangible assets including purchased technology and customer relationships from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and the underlying assets benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such expenses when analyzing the results of our operations including those of acquired entities. We believe that the exclusion of the amortization expense of acquired intangible assets provides users helpful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related non-GAAP adjustments.

Stock-Based Compensation. Expenses related to stock-based compensation have been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of stock-based awards. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operations in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. As such, we do not include such charges in our operating plans that we use to manage our business. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Acquisition Transaction and Integration Costs. We have incurred various transaction and integration costs related to our acquisitions. The costs of acquiring and integrating the operations of acquired businesses are incremental to our historical costs and are charged to our GAAP results of operations in the periods incurred. We do not consider these costs in our assessment of our operating performance. While these costs are not recurring with respect to our past acquisitions, we may incur similar costs in the future if we pursue other acquisitions. These costs are primarily reflected in acquisition related and other costs in our Consolidated Statements of Operations. We believe that the exclusion of the non-recurring acquisition transaction and integration costs provides users a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring. We have recorded various restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness, improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the restructuring charges provides users an alternative view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Liquidity and Capital Resources

Cash Flows

(in millions, except percentages)	Year Ended May 31,			Fiscal 2012 vs. 2011	Fiscal 2011 vs. 2010
Cash Flows	2012	2011	2010
Cash provided by (used in):
Operating activities	$150.6	$164.9	$86.3	(8.7)%	91.1%
Investing activities	(1,533.2)	(38.9)	(84.9)	NM	(54.2)%
Financing activities	1,451.8	(64.2)	66.9	NM	NM
Effect of exchange rate changes on cash and cash equivalents	(21.8)	28.8	(8.7)	NM	NM

Net change in cash and cash equivalents	$47.4	$90.6	$59.6	(47.7)%	52.0%

*	NM Percentage not meaningful

Capital Resources

(in millions, except percentages)	Year Ended May 31,			Fiscal 2012 vs. 2011	Fiscal 2011 vs. 2010
Capital Resources	2012	2011	2010
Working capital deficit	$(526.0)	$(252.6)	$(253.0)	108.2%	(1.3)%
Cash and cash equivalents	$384.4	$337.0	$246.4	14.1%	36.8%

Our most significant source of operating cash flows is cash collections from our customers following the purchase and renewal of their software license updates and product support agreements. Payments from customers for these support agreements are generally received near the beginning of the contracts’ terms, which are generally one year in length. We also generate significant cash from new software license sales and, to a lesser extent, consulting and other services. Our primary uses of cash from operating activities are for personnel related expenditures. We also make cash payments related to taxes and leased facilities. During fiscal 2012 our investing and financing activities were also significantly impacted by our acquisitions, primarily of Lawson, and the recapitalization of our debt structure and the corresponding financing and refinancing of portions of our debt. We are highly leveraged and our liquidity requirements are significant, primarily due to debt service requirements.

As part of our business strategy, we may use cash to acquire additional companies or products from time-to-time to enhance our product lines, which could have a material effect on our capital resources. See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus.

On July 5, 2011, we purchased 100% of the outstanding voting shares of Lawson for a total cost in cash of $1,482.2 million, net of cash acquired.

On August 13, 2009, we purchased 100% of the outstanding voting shares of SoftBrands for a total cost in cash of $82.9 million, net of cash acquired.

We also completed four additional acquisitions in fiscal 2012, two additional acquisitions in fiscal 2011 and one acquisition in fiscal 2010 for a total cash purchase price of $29.3 million, $24.6 million and $14.9 million, respectively. These acquisitions were not significant, either individually or in the aggregate.

As of each of our reported balance sheet dates, we have reported a deficit in working capital. This deficit in working capital represents an excess of our current liabilities over our current assets and is primarily the result of the significant balance of deferred revenue, reported as a current liability, at each balance sheet date. Our deferred revenues represent the excess of our collections from, or our billings due from our customers, for which the related revenues have not yet met all the criteria necessary to be recognized as earned in our Consolidated Statements of Operations. See Critical Accounting Policies and Estimates—Revenue Recognition above for a further description of those criteria.

We believe that cash flows from operations, together with our cash and cash equivalents and borrowing capacity under our revolving credit facility, will be sufficient to meet our cash requirements for working capital, capital expenditures, restructuring activities, and investments for fiscal 2013 and for the foreseeable future. At some point in the future we may require additional funds for either operating or strategic purposes and may seek to raise the additional funds through public or private debt or equity financing. If we ever need to seek additional financing, there is no assurance that this additional financing will be available, or if available, will be on reasonable terms. If our liquidity and capital resources are insufficient to meet our requirements or fund our debt service obligations, we could face substantial liquidity problems and may not be able to generate sufficient cash to service all our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Cash Flows from Operating Activities

Net cash provided by operating activities for fiscal 2012 was $150.6 million. Changes in operating assets and liabilities provided cash of $105.4 million, primarily from a $119.8 million increase in deferred revenue, primarily due to the timing of maintenance renewals. Most of Lawson U.S. maintenance renews on May 31 of each year. Accrued expenses and other liabilities increased $43.5 million, predominantly related to an increase in accrued incentive compensation. These sources of cash were partially offset by a $33.5 million change in income tax receivable/payable, a $12.4 million increase in accounts receivable, net and a $10.0 million increase in prepaids and other assets. Overall non-cash items plus net loss from operations, provided $45.2 million in cash. The net loss from operations was the most substantial offset to the sources of cash, which included significant cash payments for transaction related expenses and severance for terminated employees related to the Lawson acquisition.

Net cash provided by operating activities in fiscal 2011 was $164.9 million. Net loss from operations less non-cash items provided $168.2 million due to strong cash flow from operations. Changes in operating assets and liabilities used cash of $3.3 million, primarily due to small working capital changes related to timing of invoicing, collections, and payments to suppliers.

Net cash provided by operating activities for fiscal 2010 was $86.3 million. Net loss from operations less non-cash items provided $143.5 million due to strong cash flow from operations. Changes in operating assets and liabilities used $57.2 million, primarily due to changes in working capital related to timing of invoicing, collections, payments to suppliers, and income tax payments.

Cash Flows from Investing Activities

Net cash used in investing activities was $1,533.2 million in fiscal 2012. The primary use of cash was the $1,511.5 million net cash used for our acquisitions, primarily Lawson, and the acquisition of other property, equipment and software of $21.5 million.

Net cash used by investing activities was $38.9 million during fiscal 2011. The primary use of cash was $25.6 million net cash used for our acquisitions and the acquisition of other property, equipment and software of $11.9 million.

Net cash used by investing activities was $84.9 million during fiscal 2010. The primary use of cash was the $97.8 million net cash paid in conjunction with our acquisition of SoftBrands and other acquisitions and the acquisition of other property, equipment and software of $7.5 million offset by the removal of $20.4 million of restrictions on cash for guarantees on operating lease, acquisition funding or letters of credit.

Cash Flows from Financing Activities

Net cash provided by financing activities was $1,451.8 million in fiscal 2012. During the year we purchased Lawson, refinanced the Infor Global Solutions First Lien Term Loan and recapitalized our debt structure. Proceeds from the issuance of debt related to these actions totaled $6,916.9 million and related payments on long-term debt totaled $6,084.1 million. In addition, we capitalized a total of $192.7 million in deferred financing fees in conjunction with these actions. We received additional cash of $807.5 million from equity transactions.

Net cash used in financing activities was $64.2 million for fiscal 2011. During fiscal 2011 we incurred $23.2 million of debt to finance acquisitions, offset by deferred financing fees of $2.0 million. Also in fiscal 2011, we paid cash dividends to our stockholders of $40.0 million, and cash was also used to repay debt of $46.3 million.

Net cash provided by financing activities was $66.9 million for fiscal 2010. Issuance of common stock of at the inception of GGC Holdings provided $48.6 million. An additional $60.0 million was provided from the issuance of debt for the purpose of acquiring SoftBrands. These additions to cash were offset by uses of cash of $3.7 million for deferred financing fees associated with the new debt and $30.4 million repayment of capital leases and debt obligations.

Effect of Exchange Rate Changes

In fiscal 2012, changes in foreign currency exchange rates resulted in a $21.8 million decrease in our cash and cash equivalents. Exchange rate changes increased our cash and cash equivalents by $28.8 million in fiscal 2011 and decreased our cash and cash equivalents by $8.7 million in fiscal 2010.

Working Capital Deficit

Our working capital deficit, defined as current assets less current liabilities, was $526.0 million at May 31, 2012, compared to $252.6 million at May 31, 2011. The change in our working capital included the impact of increases in our current assets and current liabilities resulting from our acquisitions, primarily Lawson. At May 31, 2012, our cash increased by $47.4 million compared to the balance at May 31, 2011. Generally, increases in current assets are considered to be uses of cash and an increase in current liabilities are considered to be sources of cash. During fiscal 2012, the most significant changes in our current assets, other than cash, included an increase in our accounts receivable, net, of $90.7 million and an increase in our income taxes receivable of $32.8 million, primarily as a result of our acquisitions. During fiscal 2012 the most significant changes in our current liabilities included an increase in our deferred revenue of $274.8 million as a result of our acquisitions, as well as amounts collected in advance from customers but not yet earned as revenue, primarily due the timing of maintenance renewals. Also, there was an increase in accrued expenses of $151.6 million, again primarily related to our acquisitions.

Cash and Cash Equivalents

As of May 31, 2012, we had $384.4 million in cash and cash equivalents including amounts in operating accounts, money market investments and other short-term, highly liquid investments with initial maturities of three months or less. As of May 31, 2012 $164.4 million of our unrestricted cash and cash equivalents are held in the U.S. The remaining $220.0 million of our unrestricted cash and cash equivalents are held in foreign countries. Under current tax laws and regulations, if cash and cash equivalents and short-term investments held outside the United States are distributed to the United States in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. We believe that our cash and cash equivalents will be sufficient to meet our cash requirements for working capital, capital expenditures, debt obligations, restructuring activities and investments for fiscal 2013 and for the foreseeable future.

Long-Term Debt

Recapitalization of Debt Structure

On April 5, 2012, we completed the Infor Combination. As part of these transactions, investment funds affiliated with Golden Gate Capital and Summit Partners invested $550 million in Infor Enterprise, of which $325 million was contributed as equity to Infor, Inc., and $225 million was used to repay a portion of the Lux PIK Term Loan. Additionally, $344 million owed to Lux Bond Co. by Infor, Inc. was forgiven and contributed as capital. In addition, we successfully refinanced our debt structure by entering into a new credit agreement and issuing new senior notes.

On April 5, 2012, we recapitalized our debt structure by entering into a new secured credit agreement with certain banks (which consists of a new secured term loan facility and a new secured revolving credit facility), issuing new senior notes, as well as additional equity investments from our majority stockholders. Proceeds from the borrowings under our new credit facilities, issuance of the notes and the additional equity investments were used to repay the outstanding balances of the Infor Global Solutions Original First Lien Term Loan, Second Lien Term Loan, Infor Term Loan, which are discussed below, and to pay related fees and expenses.

Infor Borrowings

Infor First Lien Term B, Term B-1 and Euro Term Loans

On April 5, 2012, Lawson, entered into a new secured credit agreement (the New Credit Agreement) with certain banks which consists of a new secured term loan facility and a new secured revolving credit facility (the New Credit Facilities).

Under the New Credit Facilities, we borrowed aggregate principal amounts of $2,770.0 million Tranche B Term Loan, $400.0 million Tranche B-1 Term Loan and €250.0 million Euro Term Loan on April 5, 2012. Interest on the Term Loans is payable quarterly, in arrears, beginning June 30, 2012. Quarterly principal payment amounts are set at approximately $6.9 million, $15.0 million and €0.6 million for the Tranche B, Tranche B-1 and Euro Term Loans, respectively, with balloon payments at applicable maturity dates. The Tranche B and Euro Term Loans mature on April 5, 2018, and the Tranche B-1 Term Loan matures on October 5, 2016. The term loans under the New Credit Facilities are subject to mandatory prepayments in the case of certain situations. Balances outstanding under the Tranche B Term Loan, Tranche B-1 Term Loan and Euro Term Loan as of May 31, 2012 were $2,770.0 million, $400.0 million and $309.1 million, respectively.

The new Secured Revolving Credit Facility (New Revolver) has a maximum availability of $150.0 million. We have made no draws against the New Revolver and no amounts are currently outstanding. However, $3.8 million of letters of credit have reduced the amount available under the New Revolver to $146.2 million. Pursuant to the New Credit Agreement there is an undrawn line fee of 0.50% and the New Revolver matures on March 31, 2017. Amounts under the New Revolver may be borrowed to finance working capital needs and for general corporate purposes.

At our election, the annual interest rate applicable to the term loans and revolver borrowings under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (a) Adjusted LIBOR (as defined below) plus an applicable margin or (b) Adjusted Base Rate (ABR—as defined below) plus a margin. For purposes of the New Credit Facilities:

•

Adjusted LIBOR is defined as the greater of (i) in the case of borrowings denominated in U.S. Dollars, the London interbank offered rate for U.S. Dollars, adjusted for statutory reserve requirements; provided that borrowings in Euros is to be based on the Euro LIBOR Rate (defined as the rate per annum equal to the Banking Federation of the European Union for deposits in Euros with a term equivalent to the relevant interest period) and (ii) a minimum percentage of 1.25%.

•

ABR is defined as the highest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1.0% and (iii) one-month LIBOR plus 1.0% per annum, provided that ABR for the Tranche B and B-1Term Loans will at no time be less than 2.25%.

The New Credit Facilities are guaranteed by the Reporting Parent and certain of our domestic subsidiaries, and are secured by liens on substantially all of the assets of the Reporting Parent, the Issuer and the other guarantors. Under the New Credit Agreement we are required to maintain a total leverage ratio not to exceed certain levels as of the last day of each fiscal quarter, beginning August 31, 2012. We are subject to certain other customary affirmative and negative covenants as well.

Infor 9 3/8% and 10.0% Senior Notes

In addition, on April 5, 2012, the Issuer issued approximately $1,015.0 million in aggregate principal amount of our 9 3/8% Senior Notes (the Dollar Notes) and €250.0 million aggregate principal amount of our

10.0% Senior Notes (the Euro Notes and together with the Dollar Notes, the Notes). The Notes mature on April 1, 2019, and bear interest at the applicable rates per annum that is payable semi-annually in cash in arrears, on April 1 and October 1 each year, beginning on October 1, 2012. The Notes are general unsecured obligations of the Issuer and are guaranteed by the Reporting Parent and certain of our wholly owned domestic subsidiaries. Under the indenture governing the Notes, we are subject to certain customary affirmative and negative covenants.

Infor Credit Facilities and Senior Notes Related to the Lawson Acquisition

On July 5, 2011, concurrent with the consummation of the Lawson transaction (See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus), Lawson and SoftBrands entered into senior secured credit facilities and issued senior notes. Proceeds from this debt and notes were used to fund the purchase of Lawson, to pay fees and expenses incurred in connection with the merger, and to repay the previously existing debt of SoftBrands (see GGC Holdings Borrowings below) as well as the debt assumed with the acquisition of Lawson, discussed below. A description of the Lawson related debt and notes is as follows:

Infor Senior Secured Credit Facilities

On July 5, 2011, Lawson and SoftBrands entered into a credit agreement with certain banks (the Infor Credit Agreement) which consists of a new senior secured term loan facility (the Infor Term Loan Facility) and a senior secured revolving credit facility (the Infor Revolver and together, with the Infor Term Loan Facility, the Infor Credit Facilities).

Under the Infor Term Loan Facility, Lawson and SoftBrands borrowed term loans in an aggregate amount of $1,040.0 million (the Infor Term Loan). Interest on the Infor Term Loan was calculated at LIBOR plus 5.25% with a LIBOR floor of 1.50% and was payable quarterly, in arrears, beginning November 30, 2011. Quarterly principal payment amounts were set at approximately $2.6 million with a balloon payment at maturity. The Infor Term Loan was scheduled to mature on July 5, 2017. The terms of the Infor Credit Agreement included a prepayment penalty of 1.0% under certain circumstances if the Infor Term Loan was prepaid before the first anniversary of the Infor Credit Agreement. The outstanding balance of the Infor Term Loan was repaid without prepayment penalty on April 5, 2012, in conjunction with our debt recapitalization as discussed above.

The Infor Revolver had a maximum availability of $75.0 million and carried a rate of LIBOR plus a margin of 4.75% on the outstanding principal amount of revolving loans outstanding at any time. No draws have been made against the Infor Revolver and no amounts were outstanding. Pursuant to the Infor Credit Agreement there was an undrawn line fee of 0.50% and the Infor Revolver was scheduled to mature on July 5, 2016. Amounts under the Infor Revolver could be borrowed to finance working capital needs and general corporate purposes. The Infor Revolver was replaced with a new facility on April 5, 2012, in conjunction with our debt recapitalization as discussed above.

We had deferred $37.5 million in finance fees related to the Infor Credit Facilities which were being amortized over the life of the Infor Term Loan and the Infor Revolver under the effective interest and straight line methods, respectively. Infor also recorded a $31.2 million, or 3.0% discount related to the Infor Term Loan which was being amortized over the life of the Infor Term Loan under the effective interest method. With the recapitalization of our debt on April 5, 2012, each lender involved in the Infor Credit Facilities was compared with their participation in the recapitalization to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. As a result, several lenders were determined to be modifications and $6.8 million of the unamortized deferred financing fees continue to be capitalized and amortized over the term of the recapitalized debt. The remaining lenders were determined to be extinguishments and $50.6 million of the unamortized balance of these deferred financing fees was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012.

Infor 11.5% Senior Notes

On July 5, 2011, Lawson and SoftBrands issued the Infor 11.5% Senior Notes with net proceeds, after expenses, of approximately $542.3 million. The Infor 11.5% Senior Notes mature on July 15, 2018 and bear interest at a rate of 11.5% per annum payable semi-annually in arrears, on January 15 and July 15, beginning January 15, 2012. Infor deferred $17.8 million in finance fees and recorded a $5.0 million, or 0.9% discount related to the Infor 11.5% Senior Notes both of which are being amortized over the life of the Infor 11.5% Senior Notes under the effective interest method. The Infor 11.5% Senior Notes were not impacted by our April 5, 2012, debt recapitalization and the outstanding principal balance on the Infor 11.5% Senior Notes as of May 31, 2012, was $560.0 million.

The Infor 11.5% Senior Notes are general unsecured obligations of Lawson and SoftBrands. The Infor 11.5% Senior Notes are guaranteed by the Reporting Parent and certain of our wholly owned domestic subsidiaries. Pursuant to the Infor 11.5% Senior Notes’ indenture, Lawson, SoftBrands and substantially all their subsidiaries are subject to various affirmative and negative covenants.

Infor Acquired Debt

With the Lawson transaction, GGC Holdings assumed the liability relating to Lawson’s senior convertible notes. These senior convertible notes were recorded at their fair value of $253.8 million on the date of the merger. The fair value was based on the conversion rights of the holders resulting from the merger. The senior convertible notes were originally issued by Lawson in April 2007 for an aggregate principal amount of $240.0 million. These notes bear interest at a rate of 2.50% per annum payable semi-annually in arrears, on April 15 and October 15 and mature on April 15, 2012. Pursuant to the senior convertible notes’ indenture, under the conversion right triggered by the acquisition of Lawson, each holder of the senior convertible notes had the right to convert these notes into an amount of cash equal to the product of the principal amount of the senior convertible notes (expressed in thousands) and the conversion rate in effect immediately prior to the acquisition. Such amount was $1,057.47 per $1,000 principal amount of the senior convertible notes. Substantially all of these notes have been surrendered for purchase and were settled. The outstanding notes along with accrued interest were settled at maturity on April 15, 2012 with funds we held in escrow. No amounts remained outstanding as of May 31, 2012.

GGC Holdings Borrowings

On August 13, 2009, we entered into the GGC Holdings First Lien Credit Agreement pursuant to which the GGC Holdings First Lien Term Loan was incurred and a revolving credit facility was established, and the GGC Holdings Second Lien Term Loan Agreement pursuant to which the GGC Holdings Second Lien Term Loan was incurred, which included a PIK component, and a revolving credit facility. The primary objective of these loans was the purchase of SoftBrands. See Note 3 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus. On September 21, 2010, the Company and certain of GGC Holdings’ subsidiaries amended and restated the GGC Holdings First Lien Credit Agreement and GGC Holdings Second Lien Term Loan Agreement. The primary objective of the amended and restated credit agreements was to facilitate an immaterial acquisition and extend the maturity date of the respective credit facilities.

As discussed above, all of our debt outstanding under the GGC Holdings First Lien Credit Agreement was paid off on July 5, 2011, in conjunction with the new financing we entered into related to our acquisition of Lawson. A description of the components of our old credit facilities is as follows:

GGC Holdings First Lien Term Loan

GGC Holdings and certain of its subsidiaries borrowed $35.0 million of GGC Holdings First Lien Term Loans under the GGC Holdings First Lien Term Credit Agreement. As part of the amended and restated credit agreement, certain subsidiaries of GGC Holdings borrowed an additional $15.0 million and the maturity date on the GGC Holdings First Lien Term Loan was restated from August 13, 2013 to September 21, 2014. Principal was paid quarterly and payment amounts under the amended and restated credit agreement were set at $1.2 million per quarter with a balloon payment at maturity. Interest was calculated at the LIBOR rate plus a margin of 5.5% with a LIBOR floor of 1.5%. Interest was paid monthly. The outstanding balance of the GGC Holdings First Lien Term Loans was repaid on July 5, 2011, in conjunction with the new financing related to our Lawson acquisition.

GGC Holdings Second Lien Term Loan

GGC Holdings and certain subsidiaries borrowed $25.0 million of GGC Holdings Second Lien Term Loans under the GGC Holdings Second Term Loan Agreement, which is held by certain investment affiliates of Golden Gate Capital. As part of the amended and restated GGC Holdings Second Lien Term Loan Agreement, certain subsidiaries of GGC Holdings borrowed an additional $8.2 million and the maturity date on the GGC Holdings Second Lien Term Loan was extended from February 13, 2014 to March 21, 2015. Interest payment amounts were calculated at the LIBOR rate plus a margin of 10.0%. Interest was paid monthly. Interest on the GGC Holdings Second Lien Term Loan contains a PIK component which accrued interest at 2%. Accrued interest was added to the principal balance. The outstanding balance of the GGC Holdings Second Lien Term Loan, including accrued interest, was repaid on July 5, 2011, in conjunction with the new financing related to our Lawson acquisition.

GGC Holdings Revolving Credit Facility

The GGC Holdings Revolving Credit Facility of $2.5 million carried a rate of LIBOR rate plus a margin of 6.0% on the outstanding principal amount of revolving loans outstanding at any time. The GGC Holdings Revolving Credit Facility carried an un-drawn fee of 0.75% and matured on September 21, 2014. No borrowings were made under this facility. The GGC Holdings Revolving Credit Facility was replaced with a new facility on July 5, 2011, in conjunction with the new financing related to our Lawson acquisition.

We evaluated the amended and extended debt in accordance with ASC 470-50-40 Debt—Modifications and Extinguishments—Derecognition to determine if the amended and extended debt was a modification or extinguishment of the original GGC Holdings First and Second Lien Term Loans. The amended and extended debt was determined to be a modification of the original GGC Holdings First and Second Lien Term Loans. Therefore, the deferred financing fees associated with the amended and extended debt were added to existing deferred financing fees incurred in the original debt and are being amortized using the effective interest method over the extended life of the debt. With the new financing on July 5, 2011, all deferred financing fees related to the GGC Holdings debt were expensed and recorded in our results of operations in the first quarter of fiscal 2012.

Infor Global Solutions’ Borrowings

As discussed above, outstanding balances related to the Infor Global Solutions debt were paid off on April 5, 2012, in conjunction with the new financing we entered into related to the recapitalization of our debt structure. A description of the components of Infor Global Solutions credit facilities is as follows:

Infor Global Solutions First Lien Term Loan

On April 12, 2010, Infor Global Solutions entered into a Second Amendment to its Amended and Restated Credit Agreement (“Second Amendment”) dated March 2, 2007. The primary objective of the Second Amendment was to extend the maturity date of term loans outstanding under the Infor Global Solutions First Lien Term Loan.

Each lender in the Original Infor Global Solutions First Lien Term Loan was able to accept or reject the Second Amendment offer. Lenders holding approximately $2.2 billion and $0.5 billion in face value of First Lien debt accepted and rejected the Second Amendment, respectively. Accordingly, the maturity date was extended on approximately $2.2 billion of debt to at least December 1, 2013. No embedded conversion option existed in the original Infor First Lien Term Loan nor was any added in the Second Amendment.

Applicable accounting guidance for the Second Amendment is found in ASC 470-50-40 Debt—Modifications and Extinguishments—Derecognition. The Second Amendment was not a legal extinguishment of the Original First Lien Term Loan as no money changed hands, nor was a new debt instrument issued. A modification of a debt instrument can be treated as either an extinguishment or a modification depending on the facts and circumstances. Infor Global Solutions performed a lender by lender analysis as prescribed by the accounting guidance and concluded the Second Amendment was a modification.

A summary of primary amended terms and conditions of the Second Amendment were as follows:

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The Second Amendment Infor Global Solutions First Lien Term Loans Maturity Date was extended from July 28, 2012 to July 28, 2015 for those accepting the Second Amendment offer. Those rejecting the Second Amendment offer maintained the existing maturity date. However, if as of September 30, 2013 the Company’s Total Leverage Ratio (as defined in the Second Amendment) greater than 4.00 to 1.00 and $500 million of loans remained outstanding under the non-extended Second Lien Term Loan on December 1, 2013, the Second Amendment Infor First Lien Term Loans Maturity Date was accelerated to December 1, 2013.

•	Interest rates on the Second Amendment Infor Global Solutions First Lien Term Loans increased by 200 basis points, or 2.0%.

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Quarterly principal payments on the combined Second Amendment and Original Infor Global Solutions First Lien Term Loans remained unchanged through July 28, 2012. Afterwards, the Second Amendment Infor Global Solutions First Lien Term Loans would continue to be repaid quarterly at 1% of principal as was applicable before the Second Amendment.

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The Administrative Agent (JP Morgan Chase) was paid a fee equal to 5 basis points, or approximately $1.1 million, which was disbursed to the Second Amendment Infor Global Solutions First Lien Term Loan Lenders. This fee was capitalized as deferred financing fees and amortized over the life of the loan. The Administrative Agent was also reimbursed by the Company for out of pocket expenses, which were expensed by the Company in fiscal 2010.

The Second Amendment Infor Global Solutions First Lien Term Loan principal consisted of $1.5 billion of U.S. Dollar denominated term loans and €498.2 million of Euro denominated loans as of May 31, 2011. For alternate base rate (ABR) borrowings, interest accrued at the greater of (a) the Prime Interest Rate and (b) the U.S. Federal Funds effective rate plus 0.5%, plus 4.75%. For Eurocurrency borrowings, interest accrued at the rate of LIBOR plus 5.75%. The rate was based on the Company’s election. Loan principal was payable quarterly. Infor Global Solutions had the option of paying interest either monthly or quarterly and chose to pay monthly. The Second Amendment Infor Global Solutions First Lien Term Loans mature July 28, 2015 but subject to acceleration to December 1, 2013 as noted above.

The Original Infor Global Solutions First Lien Term Loan principal consisted of $257.6 million of U.S. Dollar denominated term loans and €156.9 million of Euro denominated loans as of May 31, 2011. For alternate base rate (ABR) borrowings, interest accrued at the greater of (a) the Prime Interest Rate and (b) the U.S. Federal Funds effective rate plus 0.5%, plus 2.75%. For Eurocurrency borrowings, interest accrued at the rate of LIBOR plus 3.75%. The rate was based on Infor Global Solutions’ election. Loan principal was payable quarterly. Infor Global Solutions had the option of paying interest either monthly or quarterly and chose to pay quarterly. The Original Infor Global Solutions First Lien Term Loans were scheduled to mature on July 28, 2012.

On June 7, 2011, Infor Global Solutions completed the Infor Global Solutions First Refinancing Amendment, which amended and refinanced the Infor Global Solutions Original First Lien Term Loan balance which was originally due July 28, 2012. We paid off the balance of the Infor Global Solutions Original First Lien Term Loan by refinancing $500.0 million. The effective rate on the Infor Global Solutions First Refinancing Agreement was LIBOR plus 5.75%, with a LIBOR floor of 1.5%. Principal was paid quarterly. The maturity date on the Infor Global Solutions First Refinancing Amendment was December 1, 2013. We accounted for the pay-off of the balance of the Infor Global Solutions Original First Lien Term Loan as an extinguishment of debt. As a result, we wrote off $3.7 million of deferred financing fees in fiscal 2012. The outstanding balance of the Infor Global Solutions Original First Lien Term Loan was repaid on April 5, 2012, in conjunction with our debt recapitalization.

As a result of the debt recapitalization, each lender involved in the Infor Global Solutions First Refinancing Agreement was compared with their participation in the recapitalization to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. Several lenders’ loans were determined to be modifications and $4.8 million of the unamortized deferred financing fees originally capitalized with the Infor Global Solutions First Refinancing Agreement continue to be capitalized and amortized over the term of the recapitalized debt using the effective interest method. The remaining lenders’ loans were determined to be extinguishments and $31.5 million of unamortized deferred financing fees originally capitalized with the Infor Global Solutions First Refinancing Agreement was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012.

Infor Global Solutions Second Lien Term Loan

The Infor Global Solutions Second Lien Term Loan principal consisted of $902.5 million of U.S. Dollar denominated term loans and €507.1 million Euro denominated loans as of May 31, 2011. For ABR borrowings, interest accrued at the greater of (a) the Prime Interest Rate and (b) or the U.S. Federal Funds effective rate plus 0.5%, plus 5.25%. For Eurocurrency borrowings, interest accrued at the rate of LIBOR plus 6.25%. The rate was based on Infor Global Solutions’ election. Infor Global Solutions had the option of paying interest either monthly or quarterly and chose to pay quarterly. The Infor Global Solutions Second Lien Term Loan was scheduled to mature on March 2, 2014. The outstanding balance of the Infor Global Solutions Second Lien Term Loan was repaid on April 5, 2012, in conjunction with our debt recapitalization.

As a result of the debt recapitalization, each lender involved in the Infor Global Solutions Second Lien Term Loan was compared with their participation in the recapitalization to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. Several lenders’ loans were determined to be modifications and $0.9 million of the unamortized deferred financing fees originally capitalized with the Infor Global Solutions Second Lien Term Loan continue to be capitalized and amortized over the term of the recapitalized debt using the effective interest method. The remaining lenders’ loans were determined to be extinguishments and $15.8 million of unamortized deferred financing fees originally capitalized with the Infor Global Solutions First Refinancing Agreement was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012.

Infor Global Solutions Revolving Credit Facility

The Infor Global Solutions Revolving Credit Facility of $150.0 million carried a rate of LIBOR plus a margin of 3.75%, or ABR plus a margin of 2.75% depending on the nature of the borrowings. The Infor Global Solutions Revolving Credit Facility carried an undrawn fee of 0.5% and was scheduled to mature on July 28, 2012. We have never drawn upon the Infor Global Solutions Revolving Credit Facility. On June 10, 2011, we voluntarily reduced our Infor Global Solutions Revolving Credit Facility from $150.0 million to $25.0 million. This action was taken to reduce interest expense recognized in our results of operations from the 0.5% undrawn fee while maintaining availability of credit. The terms and conditions of the Infor Global Solutions Revolving Credit Facility did not change with this action. The Infor Global Solutions Revolving Credit Facility was replaced with a new facility on April 5, 2012, in conjunction with our debt recapitalization.

As a result of the New Revolver, each lender’s participation threshold involved in the Infor Global Solutions Revolving Credit Facility was compared with their participation threshold in the New Revolver to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. Two lenders’ loans were determined to be extinguishments and $0.4 million of unamortized deferred financing fees originally capitalized with the Infor Global Solutions Revolving Credit Facility was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012. The remaining lenders’ loans were determined to be modifications and $3.5 million of the unamortized deferred financing fees originally capitalized with the Infor Global Solutions Revolving Credit Facility continue to be capitalized and amortized over the term of the New Revolver on a straight line basis.

Restricted Cash

We had approximately $9.2 million of restricted cash as of May 31, 2012, of which approximately $4.2 million and $5.0 million have been reflected in other current assets and other assets, respectively, on our Consolidated Balance Sheets. The restricted cash balance relates primarily to various collateral arrangements related to our property leases worldwide.

We had $8.5 million held as restricted cash as of May 31, 2011, of which $5.9 million and $2.6 million have been classified as current and non-current assets, respectively, on our Consolidated Balance Sheets. These balances relate primarily to various collateral arrangements related to our property leases worldwide.

Disclosures about Contractual Obligations and Commercial Commitments

The following summarizes our contractual obligations and commercial commitments as of May 31, 2012, and the effect these obligations and commitments are expected to have on our liquidity and cash flows in future periods:

(in millions)	Total	1 Year or Less	1 -3 Years	3 -5 Years	More than 5 Years
Balance sheet contractual obligations:
Total outstanding debt (gross, excluding debt discount)	$5,363.2	$90.8	$201.6	$261.5	$4,809.3
Interest on long-term debt	2,490.8	404.0	800.4	775.1	511.3
Capital leases	5.6	2.0	3.4	0.2	—

Total balance sheet contractual obligations	7,859.6	496.8	1,005.4	1,036.8	5,320.6

Other contractual obligations:
Operating leases	189.7	54.1	77.2	36.7	21.7
Purchase obligations	20.5	12.2	7.1	0.9	0.3

Total other contractual obligations	210.2	66.3	84.3	37.6	22.0

Total contractual obligations	$8,069.8	$563.1	$1,089.7	$1,074.4	$5,342.6

Total contractual obligations at May 31, 2012 were $8,069.8 million. Total unrecognized tax benefits of $193.2 million are not included in the above table as we are unable to reasonably estimate when these amounts will ultimately be settled. See Note 18 to the Audited Consolidated Financial Statements of Infor, Inc., contained elsewhere in this prospectus for additional information. Over the next 12 months, we do not expect any significant cash payments or significant additional changes related to these uncertain tax positions. For the purposes of this disclosure, we have estimated our future interest payments based on the weighted average interest rates applicable to the components of our projected debt balances over the projection period. Our purchase obligations represent those commitments greater than $0.1 million annually.

Off-Balance-Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements — Not Yet Adopted

In December 2011, the FASB provided further guidance relating to the presentation of comprehensive income. This guidance deferred the effective date pertaining to the requirement to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. This requirement was originally issued in the FASB’s June 2011 amendments to existing guidance on the presentation of comprehensive income and was to be effective for fiscal years ending after December 15, 2012 (our fiscal 2013) and interim and annual periods thereafter. This deferral will allow the FASB time to re-deliberate and reconsider operational concerns relating to the presentation of reclassifications out of accumulated other comprehensive income. Other than a change in presentation, we do not expect the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

In May 2011, the FASB amended existing guidance on fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. The new guidance further explains how to measure fair value and clarifies the related disclosure requirements particularly for level 3 fair value measurements. The new guidance does not require additional fair value measurements and was not intended to establish valuation standards or affect valuation practices outside of financial reporting. This guidance is effective for fiscal years beginning on or after December 15, 2011 (our fiscal 2013); however, early adoption is permitted beginning in our fourth quarter of fiscal 2012. We do not currently have level 3 fair value measurements. We do not expect the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency

A significant portion of our business is conducted in currencies other than the U.S. Dollar, the currency in which our financial statements are stated. Accordingly, we face exposure to adverse movements in foreign currency exchange rates relative to the U.S. Dollar which could materially impact our revenue, operating results and financial position. Our international operations are, for the most part, naturally hedged against exchange rate fluctuations since the majority of revenues and expenses of each foreign affiliate are denominated in the same currency. Therefore, we do not engage in formal hedging activities, but we do periodically review the potential impact of this risk to ensure that the risks of significant potential losses remain minimal. Certain transaction gains and losses are generated from inter-company balances that are not considered to be long-term in nature that will be settled between subsidiaries. We also recognize transaction gains and losses from revaluing debt denominated in Euros and held by subsidiaries whose functional currency is the U.S. Dollar.

Our international revenues and expenses are denominated in foreign currencies, principally the Euro and British Pound. The functional currency of each of our foreign subsidiaries is the local currency. International revenues represented 52.2%, 53.6% and 53.2% of our total revenues for fiscal 2012, 2011 and 2010, respectively. International cost of revenues and operating expenses accounted for 49.2%, 54.4% and 54.4% of our total cost of revenues and operating expenses for fiscal 2012, 2011 and 2010, respectively.

As of May 31, 2012 and May 31, 2011, a 10% adverse change in foreign exchange rates versus the U.S. Dollar would have decreased our aggregate reported cash and cash equivalents by approximately 5.7% and

8.2%, respectively. A 10% adverse change in the Euro exchange rate versus the U.S. Dollar would have decreased our aggregate reported cash and cash equivalents by approximately 1.3% and 4.3% as of May 31, 2012 and May 31, 2011, respectively. A 10% adverse change in the British Pound exchange rate versus the U.S. Dollar would have decreased our aggregate reported cash and cash equivalents by approximately 1.6% and 0.6% as of May 31, 2012 and May 31, 2011, respectively.

Interest Rates

We face exposure to changes in interest rates primarily relating to our long-term debt. As of May 31, 2012 and May 31, 2011, we had $5,358.6 million and $4,384.4 million, respectively, outstanding under our debt agreements. Pursuant to the terms of certain of the debt agreements we have in place at May 31, 2012, interest expense is calculated using the LIBOR or the EURIBOR rates, depending on the debt agreement. In addition, certain of our debt agreements have a LIBOR or EURIBOR floor of 1.25% or 2.25%. On May 31, 2012, the monthly LIBOR and the EURIBOR rates were 0.24% and 0.39%, respectively. Accordingly, we used the LIBOR/EURIBOR floors, as applicable. An increase in applicable interest rates of 100 basis points over the May 31, 2012 rates would not increase our total monthly interest expense as the LIBOR and EURIBOR floors related to debt would not be impacted by such a change.

OUR BUSINESS

General

We are the world’s third largest provider of enterprise business applications software and services. We provide industry-specific and other enterprise software products and related services, primarily to large and medium-sized enterprises in the manufacturing, distribution, healthcare, public sector, automotive, service industries, equipment services, management and rental (ESM&R), consumer products and retail, and hospitality industries. Our software and services offerings are often “mission critical” for many of our customers as they help automate and integrate critical business processes, which enable our customers to better manage their suppliers, partners, customers and employees, as well as their business operations generally. Our industry-specific approach distinguishes us from larger competing enterprise software vendors, whose primary focus is on less specialized software programs that take more time and cost to tailor to target customers’ specific needs during periods of implementation and upgrade. We believe our products and services provide a lower relative total cost of ownership for customers than the offerings of larger competing vendors.

We specialize in and target specific industries, or verticals, and have industry-specific business units that leverage our industry-oriented products and teams. Augmenting our vertical-specific applications, we have horizontal software applications, including our customer relationship management (CRM), enterprise asset management (EAM), financial applications, human capital management (HCM), and supply chain management (SCM) suites which, in addition to our proprietary light-weight middleware solution ION, can be integrated with our enterprise software applications and sold across verticals. In addition to providing software products, we help our customers implement and use our applications more effectively through our consulting services. We also provide on-going support and maintenance services for our customers through our subscription-based annual maintenance and support programs.

We serve a large, diverse and sophisticated customer base of over 70,000 customers world-wide. Our customers range from Fortune 500 enterprises to medium-sized businesses. Our market leadership in key verticals, including manufacturing, distribution, healthcare, public sector, automotive, service industries, ESM&R, consumer products & retail software and hospitality software, results from the fact that we serve many of the largest and most well-known customers in those verticals. For example, 59 of the 100 largest U.S. hospitals, 19 of the 20 largest aerospace companies, 12 of the 13 largest high-tech companies, 82 of the top 100 automotive suppliers and the 10 largest pharmaceutical companies use our software products.

We serve customers across three geographic regions: the Americas; EMEA; and APAC. We have over 12,400 employees worldwide and have offices in 38 countries. We offer our software in 31 languages and we intend to continue to translate our systems as we enter into new geographical markets. This worldwide coverage provides us with both economies of scale and the ability to leverage our geographical expertise to effectively enter new markets and segments. We generated revenues of approximately 52% from the Americas, approximately 37% from EMEA and approximately 11% from APAC in the fiscal year 2011. Though we have a considerable presence outside of the U.S. today, we believe we have significant opportunities to expand internationally and capture market share, especially in the EMEA and APAC regions.

We generate most of our revenue through sales of the following offerings: (1) software licenses; (2) maintenance, which refers to our subscription-based services through which customers have access to product updates and technical support for products they license from us; and (3) consulting services. We market and sell our software and services primarily through a direct sales force, which is augmented by systems integrators and resellers.

Our Competitive Strengths

We believe we have the following competitive strengths:

•	Strong Market Position in Targeted Verticals. Our products have scale, specialization, depth and a strong market position in a number of our targeted verticals, including manufacturing, distribution,

healthcare, public sector, automotive, ESM&R, service industries, consumer products and retail, and hospitality. For example, in manufacturing, our largest vertical, our customers include 19 of the 20 largest aerospace companies, 12 of the 13 largest high-tech companies, and 82 of the top 100 automotive suppliers. Our software is used by over 4,700 machinery manufacturers and 8 of the top 15 electrical distributors. In healthcare, our second largest vertical, our customers include 8 of the top 10 U.S. integrated delivery networks (IDNs) according to a 2010 independent report. In our other targeted verticals, we have similarly strong positions, counting over 1,200 state and local governments and 26 of the largest 35 global retailers our customers.

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Product Portfolio with Vertical Focus that Creates Attractive Total Cost of Ownership for Customers. We believe that our vertically specialized products generally have a lower total cost of ownership than those of our largest competitors. Industry-specific product functionality drives less required customization in our products, which we believe results in lower implementation and upgrade costs, as well as a lower cost of maintenance for our customers. We believe our cost advantage is further enhanced by our flexible approach to middleware and hardware. Our light-weight middleware and business vault technology, ION, is built on open standards and allows customers to connect and analyze the data from numerous applications, including those from our company and third parties. We also seek to provide value for our customers through our advanced portfolio of horizontal applications, including our CRM, EAM, financial applications, HCM and SCM suites, which can be bundled together and integrated with our core ERP offering or sold on an individual basis to customers who do not utilize our ERP products.

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Base of Recurring and High-margin Revenue that Drives Visibility and Stability with Minimal Capital Expenditure Requirements. Our customers are often reluctant to change enterprise software vendors because full enterprise software suite implementations are disruptive, time consuming and require large initial outlays of financial and human resources. Our industry-specific software products are deeply embedded in our customers’ everyday business processes. Our continued investment in our products and services, our product development emphasis on products that are versatile and adaptable to other software and platforms that complement our offerings, together with our focus on customer service and support, have resulted in high renewal rates. In addition, our business is not capital-intensive.

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Large Scale with a Diversified Base of Customers, Geographies and Industries. We are the third-largest enterprise software company in the world, after Oracle and SAP. We serve over 70,000 customers, ranging from Fortune 500 enterprises to mid-sized businesses. Our revenue base is geographically diverse. Of our fiscal year 2012 revenues, approximately 55% was from the Americas, approximately 35% was from EMEA and approximately 10% was from APAC. Our strong presence in numerous industry verticals and the mission-critical nature of our products helps to diversify and mitigate the risk of industry-specific and cyclical downturns.

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Complementary Products Create Compelling Cross-Selling Opportunities. We expect to realize significant cross-selling opportunities among our broad array of product offerings and enhanced focus of the sales effort on our product portfolio. For example, our distribution products were historically sold to customer bases in different geographies with almost no overlap. Within our public sector vertical, some of our public sector products focus on asset management and constituent interaction, including service requests, permitting, licensing and utilities, whereas other public sector products provide governments with back-office systems that help control spending via procurement, financial and human resources (HR) applications. In general, we believe there is significant opportunity to leverage greater cross-sale activity among our various business units and we continue to identify new synergies with respect to products we develop and acquire as they are integrated into our existing businesses.

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Experienced Management Team and Strong Sponsorship. Our management team is comprised of industry executives with extensive operational, strategic, financial and legal experience. We are led by our CEO Charles Phillips, a seasoned executive who was formerly President of Oracle, where he led

Oracle’s field organization and oversaw revenue growth of over 180% during his seven-year tenure. Mr. Phillips played a key role in the success of many of Oracle’s acquisitions, including, among others, BEA Systems, Hyperion Solutions and Siebel Systems. Since joining Infor in December 2010, Mr. Phillips and his team have transformed Infor into a product-led organization, increasing investment in research and development while maintaining strong margins. Under their leadership, Infor has achieved four consecutive quarters of quarterly comparable year-over-year revenue growth. Mr. Phillips manages a deep team of senior executive talent, including: Co-President, Products and Support, Duncan Angove, with over 20 years of management experience from Oracle and Retek; Co-President, Global Field Operations and former CEO of the Issuer, Stephan Scholl, a 15-year industry veteran from Lawson, Oracle and PeopleSoft; and CFO, Kevin Samuelson, a leader at Infor and the Issuer for 10 years. Additionally, our principal stockholders, Golden Gate Capital and Summit Partners, provide ongoing support and advice to our management team. We believe we can draw on the Sponsors’ experience and expertise as two of the most active investors in the technology industry, having collectively invested in or acquired more than 275 technology companies since their respective inceptions in 2000 and 1984.

Our Strategy

We are focused primarily on medium and large-sized enterprise customers that require advanced software products and services designed specifically for their needs. The principal features of our strategy are:

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Provide Unique, Vertically-Focused Software Products. We believe that businesses in our target markets are increasingly taking advantage of information technology to manage their operations more effectively. Our enterprise software products are developed to meet the specific needs of customers in our targeted verticals and generally enable customers to have functionality tailored to the unique needs of their markets. We intend to continue the design, development and deployment of industry-specific products and technologies that maximize ease-of-use and provide a lower total cost of ownership for customers by saving them time and resources during implementation. To maximize the benefits of our industry-specific solutions, we plan to complement our industry expertise through our professional services organization and strategic relationships with key partners.

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Maintain Technology Innovation and Development Leadership. We intend to continue focusing on core products and technologies that provide value to our customers and sustain our competitive advantage. With the release of Infor10® in 2011, we offer customers a common, consumer-grade user interface across best-in-class industry solutions and applications. Our recently developed light-weight middleware technology, ION, coupled with Infor10 applications, will continue to simplify implementation and inter-operability for our customers. ION has also enabled us to partner with Salesforce.com (Salesforce) and provide a more complete back-end (ERP) to front-end (CRM) solution to our respective customers. In addition, our cloud products deliver an integrated application suite hosted on multi-tenant servers. Our industry-leading model offers flexible hybrid deployment capabilities allowing them to run our software on-premise, on a hosted basis or in the cloud, using the same product.

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Deliver Industry-Leading Productivity and Maintain Profitability. We will continue to capitalize on our best-in-class industry solutions and cutting-edge technology to continue to attract and retain customers. Our vertical approach and continued focus on maintaining technological leadership will allow us to optimize maintenance retention rates and leverage our domain experts enhancing the value of our consulting services, to help us maintain historical levels of profitability. Our continued focus on maintaining productivity and efficiency is shaped by the expertise of our world-class management team and experience of the Sponsors in partnering with portfolio company management teams in numerous acquisitions where productivity and profitability were optimized.

Our Products and Services

We design, develop, market, sell, implement and support enterprise business software applications that provide our customers with highly-functional and technically-advanced products. We believe we offer a compelling choice to many enterprise software customers and that we have developed competitive advantages in serving our targeted industries. We offer both vertical-specific and horizontal software products. We also believe we offer a number of flexible deployment options for customers, allowing them to run our software on-premise, on a hosted basis or in the cloud using the same product.

Enterprise Resource Planning (ERP)

Our ERP applications help customers in targeted industries cut costs, improve operational efficiency, and make smarter decisions faster. Our offerings are specifically designed to meet the needs of customers in the manufacturing, distribution, healthcare, automotive, public sector, ESM&R and other services and/or trade-oriented businesses and include the following suites:

ERP Enterprise (LN). Software designed to manage the demands of larger, multi-site businesses with complex manufacturing and distribution environments. Key products include Financial Management, CRM, Order Management, SCM, Manufacturing Control, Sourcing & Procurement, Project Management, Quality Management and Service Management.

S3 ERP Enterprise. Software designed to help customers “staff, source and serve” in their respective markets. Key products are specifically designed to serve the healthcare, public sector and other services industries and include financial management, SCM, and services management.

M3 ERP Enterprise. Software designed to help customers who “make, move and maintain” goods or equipment in their markets. Key products include Financial Management, Manufacturing Operations, SCM, Enterprise Asset Management and Customer Sales & Service.

ERP Business (Syteline®). Software designed to provide discrete manufacturing customers with the foundation to improve business efficiency, customer service, and overall manufacturing productivity. Key products include CRM, Sales & Order Management, Services Management, HCM, Financial Management, Production Management, SCM, Enterprise Planning and Master Data Management.

ERP Express (Visual®). Software designed for order-driven manufacturers who desire an affordable, easy-to-implement system that provides multiple scheduling options. Key products include Advanced Planning and Scheduling, Manufacturing Execution System, CRM, Quality Management, Lean Scheduling, Project Management, Financials and Dashboard.

ERP Process Business (Adage). Software designed for manufacturers in the food and beverage, chemical, and pharmaceutical industries, where bill of material-based software cannot model operations. Key products include CRM, Customer Demand Planning, Pricing & Order Management, Product Lifecycle Management, Asset Management, Financials, Production Planning, Production & Costing, Production Scheduling, Procurement, Warehouse & Inventory Management and Quality Management.

Customer Resource Management (CRM)

Our CRM applications help users build deep relationships with their customers and improve service. This software is designed to help users react quickly, intelligently, and personally to customer interactions; plan, execute, and monitor outbound marketing campaigns; and convert customer leads into sales. Key products include CRM Enterprise Interaction Advisor, CRM Enterprise Outbound Marketing, CRM Enterprise Sales and CRM Enterprise Service.

Our strategic partnership with Salesforce tightly integrates Salesforce’s Sales and Services applications with Infor’s ERP and financial applications to create a powerful enterprise solution that spans the entire customer lifecycle. In addition to reselling Salesforce Sales Cloud and Salesforce Service Cloud, the Company developed native applications as part of the offering.

Enterprise Asset Management (EAM)

Our EAM applications help our customers keep their plant, equipment, and facilities available, reliable, and safe. The software is designed to help customers monitor, and manage the deployment, performance, and maintenance of company assets to eliminate operational downtimes and reduce costs as well as provide customers with financial and physical controls required to control their energy consumption and the asset and operating infrastructure that underpins them. Key products include Asset Hierarchy Management, Budget Management, Inspection Management, Purchasing Management, Work Management and Materials Management, Analytics and Action Engine, Real-time Performance Data, Knowledge Base and Continuous Monitoring.

Financial Applications

Our financial applications help customers deliver timely, actionable financial information, enforce global financial standards and controls, and improve business transparency. This software is designed for budgeting, forecasting, financial reporting, expense management, and compliance. Key products include Accounts Receivable, Budgeting, Cost Accounting, Cash Flow Management, General Ledger, Product Cost, Risk Management, Project Accounting, Grant Management, Governance, Risk, and Compliance, and Expense Management.

Human Capital Management (HCM)

Our comprehensive HCM product line enables our customers to manage their workforce and transform the role of the HR professional from an administrative and policy enforcing role to that of a strategic business partner. Offerings include:

Talent Management. Software designed to manage, develop and retain employees. Key products include Talent Acquisition, Goal Management, Performance Management, Compensation Management, Learning and Development, Succession Management and Global Human Resources.

Human Resource Management. Software designed to manage the HR processes related to employees. Key products include Absence Management, Benefits Administration, e-Recruiting, Employee and Manager Self-Service, Human Resources, Payroll, Performance Management for Healthcare, Personnel Administration, Resource Navigator, Teacher Contract Administration and TalentView of Performance.

Workforce Management. Software designed to automate time-intensive staffing and scheduling tasks. Key products include Scheduling and Staffing, Scheduling and Staffing for Casinos, Scheduling and Staffing for Healthcare and TimeOff Planner for Healthcare.

Supply Chain Management (SCM)

Our SCM applications are designed to help customers manage their entire supply chain including designing, forecasting, planning and execution. Key products include Sales & Operations Planning, Demand Planning, Advanced Planning, Advanced Scheduling, SCM Network Design, Enterprise Planning, Supply Chain Execution, Transportation and Logistics Planning, WMS and Enterprise Scheduling.

ION

Our innovative ION technology is an easy-to-implement, low-cost middleware component that enables customers to connect various applications and share information across many sources and systems. Our ION products are designed to enable communication and secure sharing of data across on-premise and cloud applications, to monitor the status of business tasks in relation to promised completion or established service level agreements (SLAs), to automatically receive alerts about exceptions and potential non-compliance and to automate document routing and approvals via workflows across multiple applications. Key products include ION Connect, ION Business Vault, ION Event Management and ION Workflow.

Industry-Specific Software Products

Our industry-specific enterprise software suites are tailored to meet the specific conditions and requirements of individual industries. We target specific industries, including manufacturing, healthcare, distribution, software, public sector, automotive, service industries, ESM&R, consumer products and retail, and hospitality. Within our target industries, our products are tailored to provide rich functionality at a micro-vertical level. We believe an industry-specific focus is fundamental to our ability to help our customers achieve their desired results and derive greater value from their enterprise software investments.

A brief overview of our industry-specific software products is provided below:

Manufacturing. Our manufacturing software helps our customers manage fluctuating demand and costs. Our software covers many of the core and supporting areas that a manufacturing company needs, from initial forecasting, material and capacity planning through to production planning and warehouse management. Our easy-to-use tools and web-enabled technologies help our customers collaborate more effectively across their organizations and supply chain partners and better serve their customers. Features include, among others, powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products and integrated mobile solutions.

Healthcare. We offer a wide range of healthcare software products that provide end-to-end support to our customers’ business operations. Healthcare is our second-largest vertical, where we enjoy a market leadership position, with an approximate 55% share of the U.S. IDNs market and with 8 of the top 10 largest U.S. IDNs according to a 2011 independent report.

Distribution. Our distribution software products are designed to provide our customers with visibility and control to help manage high volumes, thin margins and wide product assortments. Features of our distribution software products include, among others, advanced order promising at point-of-sale, support for multi-channel sales, ability to handle supply and product diversity, auto balancing of stock across facilities and integrated route management.

Our distribution software products are designed to provide our customers with visibility and control to help manage high volumes, thin margins and wide product assortments. Features of our distribution software products include advanced order promising at point-of-sale, support for multi-channel sales, ability to handle supply and product diversity, auto balancing of stock across facilities and integrated route management, among others.

Public Sector. Our public sector software is designed for organizations that serve the public. We invest in industry expertise and consult best practices in the government, education, public authorities and utilities industries. Our focus on the public sector allows us to enable our customers to serve the public in a personal, responsive and cost-effective fashion. Our public sector focused products are designed to fit most needs without unwanted functionality.

Automotive. Our automotive software is designed to meet the unique demands of the automotive manufacturing industry including original equipment manufacturers (OEMs), automotive tier suppliers, specialty vehicle manufacturers, manufacturers of licensed brand components, aftermarket service and specialty parts manufacturers, and companies that remanufacture complex parts. Features include powerful planning tools, support for lean manufacturing such as orderless production, advanced warehouse and logistics software products.

Service Industries. Our service industries’ software serves a wide variety of service-based organizations such as insurance companies, banks, airlines, shipping companies, casinos, religious institutions, utilities and professional service organizations. Our software offers both integrated products that are tailored to meet the needs of specific industries and a series of configurable components for planning, executing and controlling production in different environments.

Equipment Service, Management & Rental. ESM&R is software designed for equipment manufacturers, distributors and rental companies who focus on after-sales service and continuous customer care. Key products include Equipment and Component Control, Preventative Maintenance, Work Order Processing, Maintenance and Performance Costing, Maintenance Customer Order Processing, Maintenance Planning Board, Diagnostics Management and Vehicle Operations Management.

Consumer Products & Retail. A comprehensive enterprise software system for retail companies. This software product offers our retail customers tools to help them improve profits and combat charge-backs. It also helps them gain greater control over their margins, products and relationships throughout the supply chain. Additionally, this software product helps companies to identify and quantify, in advance, potential business process improvements and helps prioritize improvement opportunities within their business.

Hospitality. Our hospitality software products are used by more than 10,000 hospitality properties worldwide, including some of the world’s most recognizable hotels, resorts and gaming facilities. These software products are suitable for a hospitality property of any type and size, including global chains, smaller chains, independent hotels or motels and government lodging. Our software products help our customers manage their front-office tasks, reservations, housekeeping, sales and marketing, accounting, engineering and many other tasks.

Maintenance and Support Services

Our maintenance and technical support programs include software upgrades, updates and corrections for the software under maintenance, as well as various levels of technical support including access to our knowledge base and our support team, technical advice and application management. These programs are comprehensive customer care programs which entitle our customers to various levels of support to meet their specific needs. Our maintenance and customer support offerings are delivered through the support organization operating from our support centers around the world.

Consulting Services

Our consulting services range from the initial assessment and planning of a project to the actual implementation and post-implementation of a project, including optimizing a customer’s use of its software. We also provide training and learning tools to help our customers become proficient in using our software quickly and effectively.

Cloud Products

Our cloud products deliver an integrated application suite hosted on our multi-tenant servers. Our industry model offers a flexible hybrid model, where some functionality is served on-premise and some functionality is served from the cloud, providing customers with the flexibility and adaptability that they need. Our cloud products are served from state-of-the-art industrial data centers and delivers enterprise-level functionality for ERP, CRM, EAM, Property Management, Expense Management, Hospitality Management, and Workforce Management.

We offer two different cloud-based payment options, as well as standard on-premise deployment and dedicated hosting options. These choices include a software-as-a-service (SaaS) subscription option where we host customers’ applications on our multi-tenant servers, and they receive pay-as-you go term licenses that enable flexibility for on-demand software, as well as a hosted license option where the customer purchases a perpetual software license, and we host the applications on our multi-tenant platform.

Sales & Marketing

We market and sell our software and services solutions primarily through a direct sales force, augmented by strategic alliances with systems integrators and resellers. Our direct sales force and services organizations are aligned with our strategy of providing industry-tailored applications. Within each industry we have a dedicated, direct sales team. These industry team further break down into regional sales teams that focus on specific geographic territories. Our sales and service offices are located in three geographic regions: the Americas, EMEA and APAC. In addition to industry teams, the Company has a Strategic Accounts group that focuses on our 125 largest and most strategic customers. Finally, the company has a telesales group that focuses on inside sales to smaller customers and smaller transactions within larger customer accounts.

In addition to our direct sales teams, the Company has over 500 resellers and strategic alliances that focus on smaller companies and countries where Infor does not have a direct presence. Our third-party channel relationships allow us to expand our market presence through increased awareness of our software applications within our partners’ organizations and customer bases, and through their personnel who are trained to implement our software. Our partners market and promote our software products and typically provide implementation services to their end-users. Our channel partner network is able to generate sales leads, make initial customer contacts, and assess needs prior to our introduction. In addition, some of our systems integrations partners engage in customer support and localization of our products. We also engage in joint marketing programs, presentations at seminars, attendance at trade shows, and the hosting of conferences with many of our business partners.

We also use application service providers (ASPs) to distribute our products in a hosted environment. ASPs allow us to cater to companies that prefer a hosted solution. Our software’s architecture is easily distributed over the Internet and is highly scalable to serve many customers. Many of our products also support multi-tenancy, which lets ASPs securely host multiple customers on a single set of our applications.

Competition

The enterprise software industry is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. Some of our competitors have an advantage over us due to their larger customer bases, larger technical staffs, greater brand name recognition and greater financial and marketing resources. We believe the principal competitive factors affecting our market include:

•	product features, functionality, performance and price;

•	knowledge of a customer’s industry and tailored solutions;

•	company stability, resources and reputation;

•	ease of integration and speed of implementation;

•	level of customer service;

•	sales and marketing efforts; and

•	new product and technology introductions.

We believe we have competitive advantages over a number of our competitors. Some of these advantages include:

•	industry-focused solutions;

•	industry-specific experience and expertise;

•	low total cost of ownership;

•	innovative technology; and

•	openness and flexibility of our software architecture.

Our most frequently encountered competitors are SAP AG and Oracle Corporation. Both are large, global vendors that are increasingly targeting mid-sized businesses, particularly as their traditional larger-customer market becomes saturated. We believe there is demand for a vendor like us that can offer scalable applications that are simpler to implement and operate more efficiently than the more complex applications of SAP and Oracle. Our focus is on delivering differentiated industry-specific solutions with lower total ownership costs including license fees, consulting services and ongoing customer support. By increasing our scale and the range of our products, we believe we can compete and win against SAP, Oracle and other ERP vendors, globally in our targeted industries.

We have also strengthened our competitive position by launching innovative new products like Infor10 Workspace, ION Suite, CloudSuite™, and Inforce™. We have also significantly improved our consulting and maintenance offerings to give our customers a greater choice in how we install and support their applications and technology.

Research and Development

Since our inception, we have made substantial investments in software product development. We believe that timely development of new software applications, enhancements to existing software applications and the acquisition of rights to sell or incorporate complementary technologies and products into our software offerings are essential to maintain our competitive position in the market. The business application software market is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and rapidly evolving industry standards. We are committed to continued investment in R&D to enhance our existing products as well as developing new innovative applications.

Our total R&D expenses were $322.3 million for the year ended May 31, 2012, or 12.4% of revenue, on a pro forma basis. As of May 31, 2012, our research and development organization consisted of approximately 3,390 employees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for further discussion of R&D expenses.

Our Industry

The enterprise application software industry is competitive, rapidly changing and significantly affected by new product offerings and other market activities. While traditional ERP products focused on “back-office” transactional activities, such as accounting, order management and inventory control, enterprise applications have expanded their focus to include managing customer interactions, managing supply chain and automation of and support for a range of administrative and operational business processes across multiple industries. According to Gartner, Inc., (Gartner), the world-wide enterprise applications industry was an approximately $115 billion revenue market in 2011, and is forecasted to grow at a compounded annual growth rate of 7% per annum from 2011 to 2016.

Our target market segments include ERP (including HCM and Financial Management), SCM, CRM and BI. According to Gartner, our target markets cumulatively represented approximately $55 billion of revenues or 48% of the world-wide enterprise applications market in 2011. Of our target market revenues, ERP represented 43%, CRM and BI each represented 22% and SCM represented 14% in 2011.

We believe our target markets are experiencing favorable trends. We believe that improving economic conditions will encourage companies to enhance their enterprise applications software spending as they refocus on growth and productivity enhancing initiatives. Moreover, a general post-recession catch-up in IT spending is expected to increase the entire enterprise applications market, as some companies resume their software spending that was put on hold during the recession by buying new systems or upgrading existing systems. According to Gartner, worldwide IT software spending is expected to grow at a 6% compounded annual growth rate from 2011 to 2016. According to IDC, the worldwide HCM application software market, one of our core target markets, is expected to grow at an 8% compound annual growth rate from 2011 to 2016. Moreover, we believe the healthcare market is experiencing positive trends given the momentum of the electronic health records initiative, new regulation and changes to existing rules that went into effect with the Healthcare Reform bill. With market leadership position in multiple enterprise applications products and verticals, we believe that we are well positioned to take advantage of these favorable trends and further enhance our revenue, profitability and market share in the coming years.

The enterprise applications industry has experienced significant consolidation over the last ten years. Many ERP companies have made acquisitions to acquire access to a customer base or fill out their product lines or join forces to better compete in the market. For example, Oracle Corporation, one of our primary competitors, has acquired more than 50 companies since 2005, including market leaders such as PeopleSoft, Hyperion and Siebel. While this consolidation has created larger companies with broad product lines, it has also resulted in fewer competitors providing less choice for customers. Moreover, the broad product offerings from these large ERP players have become less targeted and more expensive for customers. Consolidation in our target markets has further enhanced our competitive positioning with our customers. We believe that for many customers, we present a compelling alternative to the large horizontal providers, such as Oracle Corporation and SAP AG, while maintaining an ability to compete with smaller niche providers.

A number of factors driving demand for enterprise application software products are listed below:

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Need for Vertical-Specific Enterprise Software. We believe that software applications from vendors such as Microsoft Corporation, Oracle Corporation, Intuit Inc., The Sage Group plc and SAP AG, with their broad or horizontal approach, do not adequately address the needs of businesses that have specific functionality requirements. In general, customers may need to customize these horizontal software products to suit their specific needs and may need to acquire select software modules from multiple vendors to integrate into their systems into one comprehensive software suite that meets their purpose. This approach can lead to a complex and time-consuming implementation and integration process and may drain customers’ human capital and financial resources and increase total cost of ownership. As a result, we believe enterprises in our target markets prefer a single vendor like us that can offer software that requires fewer customizations to adapt to their business needs, along with high-quality implementation, deployment and maintenance support services that help optimize the benefits of our product offerings.

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Complex Regulatory Requirements and Changing Industry Dynamics. Businesses across a range of industries are increasingly required to comply with regulations such as the Sarbanes-Oxley Act, Basel II, Solvency II and the Health Insurance Portability and Accountability Act, as well as complex tax and financial audit reporting and other regulatory compliance obligations. Such regulatory mandates often require organizations to audit, track and manage their information, systems and processes to comply with regulations that are often complex and that vary by geography and industry. We believe these regulations and the tightening of the overall regulatory environment are forcing businesses to continue to improve their ability to audit their practices in ever more efficient ways to confront accounting, business and financial management issues with a high degree of attention to avoid or mitigate potentially severe consequences of any failures. We believe such complexity and variability, and the increased operational cost that results, is encouraging businesses to implement information technology software products that help them automate and monitor regulatory compliance requirements in more cost-effective and scalable ways than their current systems can accommodate. Industry dynamics are shifting as organizations must stay current with changing rules and regulations. For example, in early 2010, the U.S. Government rolled out a five-year plan to computerize health records at all hospitals and physician clinics with a view that electronic health records would provide greater safety for patients and lower costs for healthcare providers. This electronic health record initiative has forced many healthcare providers to implement new (or upgrade their existing) IT systems to electronically capture their patients’ records, which has led to tremendous increase in the demand for healthcare IT software products in the market, including our software products. As more healthcare providers adopt IT software products to comply with this requirement, we believe license sales from our healthcare software products will experience growing demand.

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Increasing Focus on Human Capital. We believe that our customers consider efficient and effective utilization of their human capital as a key to their success. Many of our customers have complex human resource organizations, given their workforce is spread across locations, departments and verticals. The ability of our customers to manage their human resources effectively helps lower costs and also helps retain the right talent, enhancing overall productivity. We believe that an increasing focus on HCM among enterprises generally is responsible for driving growth rates in HCM spending that are among the fastest in the enterprise application software market.

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Need to Improve Process Efficiencies and Customer Service. Companies strive to innovate while controlling costs and offering superior customer service in order to survive and thrive in a highly competitive marketplace. We believe that businesses in general view information technology as a definitive way to modernize, automate and further increase the efficiency of their processes. As global competition increases, these businesses will need to replace their older technology systems or manual processes with more comprehensive business management software products in order to increase efficiencies, optimize their business performance and enhance their competitive advantage.

Trademarks

“Infor,” “Lawson,” “Lawson Software,” “ION,” “Infor10,” “Syteline,” “Visual,” “CloudSuite” and “Inforce” are trademarks or registered trademarks of Company in the U.S. and the European Union, as well as other jurisdictions. Other trademarks and trade names appearing in this document are the property of their respective holders.

Intellectual Property and Product Liability

We regard certain aspects of our internal operations, software and documentation as proprietary, and rely on a combination of contract, copyright, patent, trademark and trade secret laws and other measures, including confidentiality agreements and other contractual protections, to protect our proprietary information. We currently hold 63 United States-issued patents, eight pending United States patent applications, three pending International (PCT) patent applications, five foreign equivalent patents, and three foreign equivalent patent applications. Existing copyright laws afford only limited protection. We believe that because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection and the high cost of pursuing infringement claims, legal and contractual mechanisms for protecting our intellectual property may be inadequate to fully protect against individuals or companies that seek to misappropriate our proprietary technology. These intellectual property protections help us maintain the proprietary nature of our technology, which in turn is helpful in protecting our market position, but may be less significant to the success of our business than factors such as the knowledge, ability and experience of our employees, frequent software product enhancements and the timeliness and quality of support services. We cannot guarantee that these legally available intellectual property protections will be adequate, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Some of our existing business units that we and our predecessors have acquired over the years have historically licensed software to customers under a model that allowed the customer to access source code for certain product lines. In general, however, our current practice is to license and distribute only object code versions of most of the software we offer, although we often enter into source code escrow arrangements with recognized third-party source code escrow companies on terms that are customary within the software industry, which provide customer access to source code only under very limited circumstances. Access to our source code may increase the likelihood of misappropriation or other misuse of our intellectual property. In addition, the laws of certain countries in which our software products or may be licensed do not protect our software products and intellectual property rights to the same extent as the laws of the United States and some jurisdictions are less likely to enforce of such laws may be limited in local jurisdictions as well.

We do not believe our software products, third-party software products we offer under sublicense agreements, our trademarks, or other proprietary rights infringe the property rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future software products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation. As described in this offering memorandum under “—Litigation,” we are currently defending patent infringement litigation in the U.S. Under the license agreements with our customers, we agree to indemnify our customers for third-party claims that may be brought against them asserting that our products infringe the intellectual property rights of those third parties.

We are also exposed to product liability risks under applicable country and state laws. We generally attempt to limit our exposure to product liability claims with customers as part of our license agreements. However, local laws or unfavorable judicial decisions might diminish or invalidate the scope of these limitations.

Employees

As of May 31, 2012 we had over 12,400 employees, including approximately 2,000 in sales and marketing, 3,390 in research and development, 5,300 in services and customer support and 1,650 in administration. None of our employees in the U.S. are represented by a labor union. We are party to a collective labor agreement applicable to our employees in Sweden and in certain other countries outside of the United States where we have operations, workers’ councils represent our employees.

Litigation

On May 19, 2009, ePlus sued a number of defendants, including the Issuer, alleging infringement of three separate United States patents. Prior to trial, the district court excluded all of ePlus’ evidence of damages, and as a result, only liability issues were submitted to the jury. On January 27, 2011, a jury found that Lawson’s S3 Procurement System, when used in combination with certain complimentary Supply Chain Management products we offer, namely Requisition Self Service (RSS), RSS and Procurement Punchout (Punchout), and/or RSS, Punchout and EDI, as well as its M3 e-Procurement System, infringed two of the ePlus patents. No damages were awarded to ePlus. Following the jury verdict, the Issuer developed a design around product, Requisition Center (RQC), which was intended to be a non-infringing replacement of RSS. Since May 18, 2011, the Issuer has made RQC available free of charge to all of its customers that had a product configuration that included RSS. On May 23, 2011, the Court entered an injunction prohibiting the Issuer from licensing, servicing, or supporting our S3 Procurement System, when used in combination with RSS, RSS and Punchout and/or RSS, Punchout and EDI; and its M3 e-Procurement System in the United States, although the effect of such injunction was stayed for six-months for certain of our health care customers. In September 2011 ePlus initiated contempt proceedings alleging that the Issuer was not compliant with the injunction for, inter alia, releasing RQC which ePlus claims is not more than colorably different from RSS and also infringes its patents. In the contempt proceeding, which is currently on-going before the same district court judge who presided over the underlying jury trial, ePlus is seeking, among other things, monetary damages as a remedy for the Issuer’s alleged violation of the court’s injunction order, and a ruling that would enjoin further sales or servicing of the RQC product. We are vigorously defending this matter because we believe we have meritorious defenses, including: (i) that the product modifications render the current product more than colorably different from the adjudged infringing products, making contempt inappropriate; and (ii) that the modified product does not infringe the claims of the patents-in-suit that were held to be infringed by the original products. If the Issuer prevails on either defense, the contempt proceeding will be dismissed in the Issuer’s favor. However, given the inherent unpredictability of such proceedings, as well as the right of either party to appeal an unfavorable decision, we cannot at this time predict the eventual outcome of the contempt proceeding. In addition to the ongoing contempt proceeding, the underlying litigation is the subject of cross-appeals by the Issuer and ePlus. The Issuer has appealed, among other things, the Court’s grant of an injunction with respect to the servicing of products we sold prior to the date of the jury verdict. ePlus has appealed the court’s refusal to permit it to put on a damage case. We cannot predict the outcome of this appeal and, therefore, cannot exclude the possibility that ePlus may be granted a new trial on the issue of damages for infringement. All of the ePlus patents that the Issuer was found to infringe are currently subject to reexamination by the United States Patent and Trademark Office.

Because patent litigation is time-consuming and costly to defend, we will continue to incur significant costs defending this case. In addition, in the event of an unfavorable outcome in this matter, the remedy awarded to ePlus could result in a material adverse effect on our future results of operations or cash flows. If ePlus prevails in the contempt proceeding or a subsequent new trial or infringement, we could be required to disgorge some or all of our revenues from the sale and servicing of RQC, and we could be prohibited from any such future sales or servicing (during the life of the patents) unless we were able to reach agreement with ePlus on a license to operate under its patents, or we were able to make further modifications to the product to avoid infringement, but there is no assurance that such modifications will be readily possible.

MANAGEMENT

The names, ages, and current positions of the current executive officers and directors for Infor, Inc. are listed in the table below.

Name	Age	Position
Charles Phillips	52	Chief Executive Officer and Director
Kevin Samuelson	38	Chief Financial Officer
Duncan Angove	45	Co-President, Product and Support
Stephan Scholl	41	Co-President, Global Field Operations
Jim Schaper	60	Executive Chairman of the Board of Directors
David Dominik	54	Director
Prescott Ashe	44	Director
Stewart Bloom	55	Director
C.J. Fitzgerald	45	Director

The following are the brief biographies of Infor, Inc.’s executive officers and directors:

Charles Phillips, Chief Executive Officer and Director

Mr. Phillips is our Chief Executive Officer and serves on our board of directors. Mr. Phillips has served on the board of managers of Softbrands Holdings, LLC since December 2011. Prior to joining Infor, Mr. Phillips was President of Oracle Corporation and a member of its board of directors. Prior to his tenure at Oracle, Mr. Phillips was a Managing Director at Morgan Stanley. Mr. Phillips was also a Captain in the United States Marine Corps. Mr. Phillips has a B.S. in Computer Science from the United States Air Force Academy, a J.D. from New York Law School, and an M.B.A. from Hampton University.

Kevin Samuelson, Chief Financial Officer

Mr. Samuelson has over 10 years of experience in the technology industry. Since September 2002 he has held various positions at Infor and its predecessors, including Senior Vice President of Acquisitions and Integrations. Prior to joining Infor, Mr. Samuelson was an investment professional at Parallax Capital Partners, where he worked on technology buyouts. Mr. Samuelson also worked in the Equity Research division of Robertson Stephens.

Duncan Angove, Co-President, Product and Support

Prior to joining Infor, Mr. Angove was Senior Vice President of the Retail Global Business unit at Oracle Corporation, where he ran development, consulting, and sales and marketing and led Oracle to the number one market position in retail applications. Preceding his accomplishments at Oracle, Mr. Angove was a member of Retek’s executive management team, where he played a significant role in taking the company public. Mr. Angove has a B.A. from the London School of Economics and Political Science.

Stephan Scholl, Co-President, Global Field Operations

Mr. Scholl has more than 15 years of experience in the technology industry (including 14 years at Oracle/PeopleSoft). Mr. Scholl was previously the General Manager of Oracle’s Tax and Utilities Global Business. In his role of General Manager, Mr. Scholl was responsible for sales, development, consulting, and marketing for the company’s Tax and Utilities vertical. From 2006 to 2009, Mr. Scholl ran Oracle’s North America Consulting Group, one of the company’s largest organizations. Prior to joining Oracle, Mr. Scholl held a number of consulting and sales management roles at PeopleSoft.

Jim Schaper, Executive Chairman of the Board of Directors

Mr. Schaper has served as a member of our board of directors since April 2012, and formerly served as a member of the board of directors (or equivalent governing body) of the various holding companies (and certain subsidiaries thereof) that have owned Infor Global Solutions and its predecessor entities from June 2002 until April 2012. Mr. Schaper has served on the board of managers of Softbrands Holdings, LLC since its inception in August 2009. Mr. Schaper also serves on the board of directors of Attachmate, BMC Software, Q2ebanking, SnagaJob.com, USC Garnet Way Council, and the USC Educational Foundation. Mr. Schaper holds an B.A. in Journalism from The University of South Carolina. We believe Mr. Schaper’s qualifications to serve on our board of directors include his extensive experience in the business and financial services industry, strategic development, financial reporting and his knowledge gained from service on the boards of various other companies

David Dominik, Director

Mr. Dominik has served as a member of our board of directors since April 2012, and formerly served as a member of the board of directors (or equivalent governing body) of the various holding companies (and certain subsidiaries thereof) that have owned Infor Global Solutions and its predecessor entities from June 2002 until April 2012. Mr. Dominik has served on the board of managers of Softbrands Holdings, LLC since its inception in August 2009. Mr. Dominik has been a Managing Director of Golden Gate Capital since 2000, when he co-founded the firm. Mr. Dominik previously spent ten years as a Managing Director at Bain Capital. Mr. Dominik managed Information Partners, a specialized fund within Bain Capital, that focused on opportunities in the information services and software markets and also served on the investment committee of Brookside, Bain Capital’s public equity hedge fund. Mr. Dominik has a J.D. from Harvard Law School and an A.B. from Harvard College. Mr. Dominik is also a member of the board of directors of Aspect Communications and Lantiq, and formerly served as a member of the board of directors of Express, Inc and Micro Focus International plc. As a result of these and other professional experiences, Mr. Dominik possesses particular knowledge and experience in accounting, finance, and capital structures; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Prescott Ashe, Director

Mr. Ashe has served as a member of our board of directors since April 2012, and formerly served as a member of the board of directors (or equivalent governing body) of the various holding companies (and certain subsidiaries thereof) that have owned Infor Global Solutions and its predecessor entities from June 2002 until April 2012. Mr. Ashe has served on the board of managers of Softbrands Holdings, LLC since its inception in August 2009. Mr. Ashe is a Managing Director of Golden Gate Capital, a position he has held at the firm since its inception in 2000. Prior to joining Golden Gate Capital, Mr. Ashe served as a Principal at Bain Capital, which he initially joined in 1991. Mr. Ashe also serves on the board of directors of U.S. Silica Holdings, Inc., Aeroflex Holding Corp., Aspect Software Inc., and GXS Worldwide, Inc. Mr. Ashe holds a J.D. from Stanford Law School and a B.S. in Business Administration from the University of California at Berkeley. We believe Mr. Ashe’s qualifications to serve on our board of directors include his extensive experience in the enterprise software and financial services industry and his knowledge gained from service on the boards of various other companies.

Stewart Bloom, Director

Mr. Bloom has served as a member of our board of directors since April 2012. Mr. Bloom has served on the board of managers of Softbrands Holdings, LLC since July 2011. Mr. Bloom is the CEO of Aspect Software, where he has worked since August 2012. Prior to he served as an independent advisor to Gold Gate Capital from July 2011 through current, as well as CEO of Escalate Retail from May 2005 through July 2011, and Vice

President Technology Services, Americas for Capgemini from August 2001 through April 2005. Earlier qualifications include Senior Vice President for Mainspring and Partner for Ernst & Young Management Consulting. He serves on the board of Aspect Software as well as Symon Communications. We believe Mr. Bloom’s qualifications to serve on our board of directors include his extensive experience in the enterprise software and professional services industries and his knowledge gained from service on the boards of various other companies.

C.J. Fitzgerald, Director

Mr. Fitzgerald has served as a member of our board of directors since April 2012. Mr. Fitzgerald is a Managing Director of Summit Partners, L.P., which he joined in 2001. From 1997 to 2000, Mr. Fitzgerald served as Chief Executive Officer of North Systems, Inc., a software company. He also currently serves as a director of Ubiquiti Networks and of several privately held companies and previously served on the board of directors of Global Cash Access Holdings, Inc. from May 2004 to May 2010 and Visual Sciences, Inc. from May 2002 to January 2008. Mr. Fitzgerald holds a B.S. in Computer Science from the Georgia Institute of Technology and an M.B.A. from Harvard Business School. We believe that Mr. Fitzgerald possesses specific attributes that qualify him to serve as a member of our board of directors and serve as a member of our audit committee, including his experience in the private equity and venture capital industries and as a director of public companies.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures with respect to our current plans, considerations, expectations and determinations regarding compensation.

Executive Summary

The primary objectives of our executive compensation policies are to attract and retain talented executives to effectively manage and lead our Company. Through our executive compensation policies, we seek to align the level of our executive compensation with the achievement of our corporate objectives, thereby aligning the interests of our management with those of our equityholders.

The compensation of our named executive officers generally consists of base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. In addition, our named executive officers are eligible to receive severance or other benefits upon termination of their employment with us. In setting an individual executive officer’s initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s qualifications, as well as general market knowledge regarding executive compensation.

The discussion below explains our compensation decisions with respect to fiscal year 2012. Our named executive officers are C. James Schaper, Charles Phillips, Kevin Samuelson, Duncan Angove and Stephan Scholl. We also disclose compensation for former officer Bruce Loch.

Role of Our Compensation Committee

We have recently established a Compensation Committee that evaluates and determines the levels and forms of individual compensation for our named executive officers going forward. Under the term of its charter, our Compensation Committee will review and either approve, on behalf of the Issuer’s sole director, or recommends to the Issuer’s sole director for approval the annual salaries and other compensation for these executive officers, as well as individual equity incentive awards granted by the Issuer and certain of our affiliated companies from time to time. The Compensation Committee will consult with our management team (including the executives of the Reporting Parent) to develop and determine all components of our executive officer compensation, and will provide assistance and recommendations to the Issuer’s sole director with respect to executive incentive-compensation plans, equity-based plans, compensation policies and practices for establishing appropriate executive compensation standards. The Compensation Committee will also assist with the administration of our compensation and benefit plans. Messrs. David Dominik, Prescott Ashe, C.J. Fitzgerald, and C. James Schaper serve on the Compensation Committee, with Mr. Dominik serving as the Committee’s Chairman. Prior to the establishment of the Compensation Committee, executive compensation was determined on the basis of market conditions through arms-length negotiations, which were conducted in close consultation with representatives of our principal stockholders and our Chief Executive Officer (except that our Chief Executive Officer did not participate with respect to establishing compensation standards for that office).

Compensation Determination Process

Our Compensation Committee will recommend to the sole director (or, as applicable, the board of directors of the Infor entity that employs such individual, such approving body, the Board) the compensation package that applies for each of our named executive officers and in doing so, the Committee will solicit input from our Chief Executive Officer and certain representatives of our principal stockholders to assist the directors in determine the compensation (particularly base salary and annual cash incentive payments) of our named executive officers. The

Compensation Committee does not currently retain compensation consultants to review our policies and procedures with respect to executive officer compensation but may elect to do so in the future as it deems appropriate.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation program, we consider the anticipated accounting and tax implications to us and our named executive officers. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Elements of Compensation

We generally deliver executive compensation through a combination of annual base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. We believe that this mix of elements is useful in achieving our primary compensation objectives. We do not target any particular form of compensation to encompass a majority of annual compensation provided to our executive officers.

Base Salary. Base salaries are intended to provide a fixed level of compensation sufficient to attract and retain an effective management team when considered in combination with other performance-based components of our executive compensation program. We believe that the base salary element is required to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Annual base salaries are established on the basis of market conditions at the time we hire an executive. Any subsequent modifications to annual base salaries are influenced by the performance of the executive, the increased/decreased duties of the executive and by significant changes in market conditions.

A summary of the base salary of our named executive officers is as follows:

•	James Schaper —We entered into an executive employment agreement with C. James Schaper, dated effective as of December 6, 2010, which provides for an annual base salary of $500,000.

•	Charles Phillips —We entered into an executive employment agreement with Charles Phillips, dated effective as of October 19, 2010, which provides for an annual base salary of $800,000.

•	Kevin Samuelson—We entered into an executive employment agreement with Kevin Samuelson, dated effective as of January 25, 2012, which provides for an annual base salary of $500,000.

•	Duncan Angove —We entered into an executive employment agreement with Duncan Angove, dated effective as of December 1, 2010, which provides for an annual base salary of $600,000.

•	Stephan Scholl—We entered into an executive employment agreement with Stephan Scholl, dated effective as of December 1, 2010, which provides for an annual base salary of $600,000.

•	Bruce Loch—We entered into an executive employment agreement with Bruce Loch, effective as of November 28, 2011, which provides for an annual base salary of $250,000.

Annual Cash Incentive Payments. In addition to annual base salaries, we generally award annual cash incentive payments to our named executive officers. The annual cash incentive payments are intended to compensate our named executive officers for achieving operating performance objectives in the current year that are important to our success. Cash incentive payments are awarded pursuant to individual bonus arrangements with each named executive officer for each fiscal year. This bonus arrangement is designed to motivate, reward and acknowledge achievement by our employees by explicitly tying annual cash bonus payments to the achievement of annual performance targets based upon our consolidated financial results, as adjusted based upon individual performance objectives. Our performance-based bonus plan is administered jointly by our Chief Financial Officer, who is responsible for monitoring the financial performance measurements, and, in respect of our executive officers, our Chief Executive Officer, who is responsible for monitoring individual performance measurements for such individuals. Our Compensation Committee will recommend and approve all targets and payouts under our bonus arrangements, subject to the review and approval of the applicable Board and our Chief Executive Officer (other than with respect to matters affecting our Chief Executive Officer’s compensation, which are approved by the Board in consultation with the Committee). Executives are generally eligible for payments under our performance-based bonus arrangement if they have earned such payments for the prior fiscal year.

Pursuant to the terms of their executive employment agreements, certain named executive officers were eligible to earn a target annual cash incentive plan payment for fiscal year 2012 as further described below:

•	For fiscal year 2012, C. James Schaper earned an annual cash performance incentive bonus award with a target bonus amount of $750,000 pursuant to a bonus plan.

•	For fiscal year 2012, Charles Phillips earned an annual cash performance incentive bonus award with a target bonus amount of $11,800,000 pursuant to a bonus plan.

•	For fiscal year 2012, Kevin Samuelson earned an annual cash performance incentive bonus award with a target bonus amount of $600,000 pursuant to a bonus plan.

•	For fiscal year 2012, Duncan Angove earned an annual cash performance incentive bonus award with a target bonus amount of $1,200,000 pursuant to a bonus plan.

•	For fiscal year 2012, Stephan Scholl earned an annual cash performance incentive bonus award with a target bonus amount of $1,050,000 pursuant to a bonus plan.

•	For fiscal year 2012, Bruce Loch earned an annual cash performance incentive bonus award with a target bonus amount of $17,200 pursuant to a bonus plan.

Discretionary Cash Bonuses. The Compensation Committee awarded discretionary cash bonuses to the executive management team for the achievement of certain milestone accomplishments. The 2012 discretionary cash bonus amounts awarded to the executive management team are noted in the following summary compensation table:

•	For fiscal year 2012, C. James Schaper earned discretionary bonus awards totaling $3,278,137.

•	For fiscal year 2012, Charles Phillips earned discretionary bonus awards totaling $1,800,000.

•	For fiscal year 2012, Kevin Samuelson earned discretionary bonus awards totaling $2,033,511.

•	For fiscal year 2012, Duncan Angove earned discretionary bonus awards totaling $2,200,000.

•	For fiscal year 2012, Stephan Scholl earned discretionary bonus awards totaling $2,550,000.

•	For fiscal year 2012, Bruce Loch earned discretionary bonus awards totaling $253,704.

Long-Term Equity Incentives. The equity incentive awards granted to our named executive officers typically vest over time and based on certain performance conditions and/or investment performance conditions being met or achieved and, in all cases, assuming continued employment. The vesting schedule for the equity incentive awards described below was designed to motivate our named executive officers and other members of management by aligning their interests with stockholders with the mutual goal of enhancing our financial and operational performance and equity value over the long-term, as well as to promote executive retention based on market conditions. The following table presents the grant date fair value of outstanding grants of equity incentive awards to our named executive officers as of May 31, 2012, along with the fair value of the full grant, which consisted of awards of restricted equity (Stock Awards) in certain of our affiliates that are indirect beneficial owners of the Issuer such that the value of such awards is reflective of and correspondence to the enterprise value of the Reporting Parent, the Issuer and each of their respective direct and indirect subsidiaries. References to such awards “vesting” refer to our lapsing right to repurchase such restricted shares at the original purchase price or at then-current fair market value subject to certain events and conditions as described in more detail below. See “Potential Payments upon Termination” below.

Name	Outstanding ($)	Stock Awards ($)
C. James Schaper, Executive Chairman of the Board	1,147,250	2,294,500
Charles Phillips, Chief Executive Officer	3,441,750	6,883,500
Kevin Samuelson, Chief Financial Officer	1,606,150	3,212,300
Duncan Angove, Co-President, Product and Support	2,294,500	4,589,000
Stephan Scholl, Co-President, Global Field Operations	2,294,500	4,589,000
Bruce Loch, Former Chief Financial Officer	0	0

Defined Contribution Plan. We offer our named executive officers the opportunity to participate in our 401(k) Profit Sharing Plan (401(k) Plan), which is a tax-qualified plan. Our discretionary contributions to the 401(k) Plan are based upon our annual financial performance.

Other Benefits. We also provide various other benefits to certain of our named executive officers that are intended to be part of a competitive compensation program. We believe that these benefits are comparable to those offered by other companies. These benefits include:

•	Medical, life and other standard welfare benefits;

•	Flexible spending accounts;

•	Vacation time;

•	Use of Company aircraft

•	Reimbursement for tax preparation and legal services; and

•	Relocation benefits.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us during the prior three fiscal years.

	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)		Other Compensation ($)		Total ($)
C. James Schaper Executive Chairman Of the Board	2012	1,000,000	3,278,137	(1)	2,294,500	750,000	(7)	1,260,221	(13)	8,582,858
Charles Phillips, Chief Executive Officer	2012	800,000	1,800,000	(2)	6,883,500	11,800,000	(8)	12,258	(14)	21,295,758
Kevin Samuelson Chief Financial Officer	2012	443,750	2,033,511	(3)	3,212,300	600,000	(9)	467,466	(15)	6,757,027
Duncan Angove Co-President, Product Support	2012	600,000	2,200,000	(4)	4,589,000	1,200,000	(10)	1,000	(16)	8,590,000
Stephan Scholl Co-President, Global Field Operations	2012	587,500	2,550,000	(5)	4,589,000	1,050,000	(11)	17,405	(17)	8,793,905
Bruce Loch Former Chief Financial Officer	2012	179,382	253,704	(6)	—	17,200	(12)	356,011	(18)	806,297

(1)	Mr. Schaper’s bonus includes a $1.8 million retention bonus and a $1.5 million bonus related to the successful combination of Infor and Infor Global Solutions.
(2)	Mr. Phillips’ bonus includes a $1.8 million discretionary bonus related to our operating performance in fiscal 2012.

(3)	Mr. Samuelson’s bonus includes a $0.8 million bonus related to the successful combination of Infor and Infor Global Solutions, a $0.7 million retention bonus and a $0.5 million discretionary bonus related to our operating performance in fiscal 2012.
(4)	Mr. Angove’s bonus includes a $1.0 million bonus related to the successful combination of Infor and Infor Global Solutions and a $1.2 million discretionary bonus related to our operating performance in fiscal 2012.
(5)	Mr. Scholl’s bonus includes a $1.5 million bonus related to the successful combination of Infor and Infor Global Solutions and a $1.1 million discretionary bonus related to our operating performance in fiscal 2012.
(6)	Mr. Loch’s bonus includes a $0.2 million retention bonus and a $0.1 million discretionary bonus related to FY12 paid as part of his exit package.
(7)	Mr. Schaper’s amount includes $0.8 million related to the successful integration of the Lawson acquisition and attainment of specific operating performance targets relating to revenues and EBITDA.
(8)	Mr. Phillips’ amount includes $10.0 million related to the successful refinancing of Infor’s debt structure pursuant to applicable provisions within his employment agreement and $1.8 million related to the successful integration of the Lawson acquisition and attainment of specific operating performance targets relating to revenues and EBITDA.
(9)	Mr. Samuelson’s amount includes $0.6 million related to the successful integration of the Lawson acquisition and attainment of specific operating performance targets relating to revenues and EBITDA.
(10)	Mr. Angove’s amount includes $1.2 million related to the successful integration of the Lawson acquisition and attainment of specific operating performance targets relating to revenues and EBITDA.
(11)	Mr. Scholl’s amount includes $1.1 million related to the successful integration of the Lawson acquisition and attainment of specific operating performance targets relating to revenues and EBITDA.
(12)	Mr. Loch’s amount includes payments made under Lawson’s former LRP incentive comp plan.
(13)	Mr. Schaper’s amount includes $1,000 in Company matching 401(k) contributions, $18,328 in commercial airfare and incremental cost of food and activities related to a sales and service incentive program events, $18,825 estimated value of personal use of the Company’s aircraft, $19,254 in reimbursements for personal estate and financial planning and $1.2 million in tax gross-ups related to retention bonus paid in fiscal year 2012.
(14)	Mr. Phillips’ amount includes $1,000 in Company matching 401(k) contributions, $11,258 estimated value of personal use of the Company’s aircraft.
(15)	Mr. Samuelson’s amount includes $1,000 in Company matching 401(k) contributions and $0.5 million in tax gross-ups related to retention bonus paid in fiscal year 2012.
(16)	Mr. Angove’s amount includes $1,000 in Company matching 401(k) contributions.
(17)	Mr. Scholl’s amount includes $17,405 in commercial airfare and incremental cost of food and activities related to a sales and service incentive program events.
(18)	Mr. Loch’s amount includes $356,011 in severance and related payments, paid out monthly over the first year following Mr. Loch’s departure from the Company.

Grants of Plan-Based Awards in Fiscal 2012

The following table provides supplemental information relating to grants of plan-based awards to our named executive officers in fiscal 2012.

Name	Award Type	Grant Date							All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. James Schaper	MIUs	5/31/2012	—	—	—	—	—	—	650,000	(5)	—	—	2,294,500
Charles Phillips	MIUs	5/31/2012	—	—	—	—	—	—	1,950,000	(5)	—	—	6,883,500
	Performance	6/1/2011	—	1,200,000	—	—	—	—	—		—	—	—
	Bonus
			—

Kevin Samuelson	MIUs	5/31/2012	—	—	—	—	—	—	682,500	(6)	—	—	2,409,225
	MIUs	5/31/2012	—	—	—	—	—	—	227,500	(7)	—	—	803,075
	Performance	6/1/2011	—	350,000	—	—	—	—	—		—	—	—
	Bonus

Duncan Angove	MIUs	5/31/2012	—	—	—	—	—	—	1,300,000	(5)	—	—	4,589,000
	Performance	6/1/2011	—	800,000	—	—	—	—	—		—	—	—
	Bonus

Stephan Scholl	MIUs	5/31/2012	—	—	—	—	—	—	1,300,000	(5)	—	—	4,589,000
	Performance	6/1/2011	—	700,000	—	—	—	—	—		—	—	—
	Bonus

Bruce Loch			—	—	—	—	—	—	—		—	—	—

(1)	Non-equity incentive plan awards based on Infor’s attainment of specific operating performance targets relating to revenues and EBITDA.

(2)	The non-equity incentive plan award is based 50% on the Company’s revenue metric and 50% on the EBITDA metric. Payments are at 100% upon attainment of the respective target.

(3)	Management Incentive Units (MIUs) granted under the Infor Enterprise Applications, LP Agreement of Limited Partnership. Parent company of Infor, Inc. These MIUs are for class C-non-voting units of Infor Enterprise Applications, LP.

(4)	Aggregate grant date fair value based on FASB ASC 718.

(5)	MIU award that vests 50.0% upon grant, 35.0% on December 31, 2013 and 15.0% on December 31, 2014.

(6)	MIU award that vests 33.3% upon grant, 46.7% on December 31, 2013 and 20.0% on December 31, 2014.

(7)	MIU award granted indirectly to Mr. Samuelson through the Samuelson Trust which vests 100% upon grant.

Outstanding Equity Awards at 2012 Fiscal-Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2012.

Stock Awards
				Equity Incentive Plan Awards
	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
C. James Schaper.	5/31/2012	325,000	(2)	1,147,250
Charles Phillips	5/31/2012	975,000	(2)	3,441,750
Kevin Samuelson	5/31/2012	455,000	(3)	1,606,150
Duncan Angove	5/31/2012	650,000	(2)	2,294,500
Stephan Scholl	5/31/2012	650,000	(2)	2,294,500
Bruce Loch	—	—		—

(1)	Represents fair market value determined as of fiscal year-end, which is May 31, 2012.

(2)	MIU awards granted May 31, 2012, 50% vested immediately, the remaining 50% vest 35% December 31, 2013, and 15% December 31, 2013.

(3)	MIU award granted May 31, 2012, 33.3% vested immediately, the remaining 67.7% vest 46.7% December 31, 2013, and 20.0% December 31, 2014.

Option Exercises and Stock Vested

No options were issued, outstanding or exercised during fiscal 2012. For purposes of this disclosure item, no Stock Awards vested during fiscal 2012 such that value was realized, as the Company could repurchase at cost the Stock Awards of any executive who terminated his or her employment voluntarily during fiscal 2012. However, if an executive officer were terminated without cause or resigned for good reason as of the last day of the fiscal year, he or she would be entitled to receive proceeds for a portion of his or her Stock Awards. See “Potential Payments upon Termination” below.

Pension Benefits

The Company has no pension plans.

Nonqualified Deferred Compensation

The Company does maintain a nonqualified deferred compensation plan.

Severance and Change in Control Benefits

Our named executive officers are entitled to certain severance benefits as set forth in their respective employment agreements in the event of termination of employment. We believe these benefits are an essential element of our compensation program for our named executive officers and assist us in recruiting and retaining talented individuals by addressing the valid concern that it may be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination. The severance benefits may differ for named executive officers depending on the positions they hold and how difficult it might be or how long it might take for them to find comparable employment. The employment agreements of our named executive officers do not contain change in control benefit provisions providing for payments, except as noted below.

Employment Agreements and Payments upon Termination or Change of Control

Executive Employment Agreement with C. James Schaper

Executive Employment Agreement. We have entered into an Executive Employment Agreement, dated effective as of December 6, 2010, as amended by a letter agreement dated March 15, 2012, with C. James Schaper, pursuant to which Mr. Schaper serves as our Executive Chairman of the Board. The employment term is a four-year term.

Mr. Schaper is currently entitled to receive an annual base salary of $500,000 and entitled to such increases in his annual base salary as may be determined by the applicable Board from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Schaper is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, the Mr. Schaper’s achievement of performance targets.

Mr. Schaper is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Schaper in connection with his capacity as our officer.

If Mr. Schaper resigns or otherwise voluntarily terminates his employment other than for good reason (as defined in Mr. Schaper’s employment agreement) during the term of the agreement, Mr. Schaper shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Schaper’s employment is terminated by us without “cause” (as defined in his employment agreement) or by Mr. Schaper for “good reason” (as defined in his employment agreement), Mr. Schaper shall be entitled to $1,000,000, payable over two years. Subject to certain conditions, Mr. Schaper is also entitled to receive a bonus payment in the amount of $1,000,000 and all then-unvested equity incentive awards held by him will become fully vested, in the event of a change in control (as defined in his employment agreement).

Mr. Schaper is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the last day of the Scheduled Payout Period (as defined in his employment agreement) and (ii) one year after his termination date, Mr. Schaper covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

Executive Employment Agreement with Charles Phillips

Executive Employment Agreement. We have entered into an Executive Employment Agreement, dated effective as of October 19, 2010, with Charles Phillips, pursuant to which Mr. Phillips serves as our President and Chief Executive Officer. The employment term is a five-year term. Unless either the Company or Mr. Phillips provides notice of a desire not to renew 90-days prior to termination, the agreement will automatically be extended for an additional 12 months.

Mr. Phillips is currently entitled to receive an annual base salary of $800,000 and entitled to such increases in his annual base salary as may be determined by the Company’s Board or compensation committee from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Phillips is also eligible to earn an annual cash incentive payment, in an amount no less than $600,000, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, the Mr. Phillips’ achievement of performance targets. Mr. Phillips is also eligible to receive certain additional bonuses in the event of a Company sale, liquidity event or refinancing (in each case, as defined in his employment agreement). Mr. Phillips is also eligible to receive certain additional equity incentive awards with a market value equal to $10,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement) and two additional equity incentives, each with a market value equal to $5,000,000 as of the date of such grant on each of the first and second anniversaries following an IPO.

Mr. Phillips is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Phillips in connection with his capacity as our officer.

If Mr. Phillips resigns or otherwise voluntarily terminates his employment other than for good reason during the term of the agreement, Mr. Phillips shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Phillips’ employment is terminated by us without “cause” (as defined in his employment agreement) or by Mr. Phillips for “good reason” (as defined in his employment agreement), Mr. Phillips shall be entitled to (i) and amount equal to two years of Mr. Phillips’ then-current base salary; (ii) two (2) times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Phillips by the Company over the three preceding fiscal years (subject to certain adjustments); and (iii) the performance bonus Mr. Phillips would have otherwise been entitled to for that fiscal year, prorated to account for the portion of such fiscal year during which Mr. Phillips was employed by us. These payments may be increased if such termination occurs in connection with or following a change in control where the change in control does not also result in Mr. Phillips receiving certain additional bonuses relating to a Company sale, liquidity event, IPO or refinancing as such terms are defined in his employment agreement.

Mr. Phillips is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and for one year after his termination date, Mr. Phillips covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

Executive Employment Agreement with Kevin Samuelson

Executive Employment Agreement. We have entered into an Executive Employment Agreement, dated effective as of January 25, 2012, with Kevin Samuelson, pursuant to which Mr. Samuelson serves as our Chief Financial Officer. The employment term is indefinite and provides either party with the option to terminate the employment agreement at any time, with or without cause.

Mr. Samuelson is currently entitled to receive an annual base salary of $500,000 and entitled to such increases in his annual base salary as may be determined by the Board from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Samuelson is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, the Mr. Samuelson’s achievement of performance targets.

Mr. Samuelson is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. Mr. Samuelson is also eligible to receive certain additional equity incentive awards with a market value equal to $2,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement). We have also agreed to indemnify Mr. Samuelson in connection with his capacity as our officer.

If Mr. Samuelson resigns or otherwise voluntarily terminates his employment other than for good reason during the term of the agreement, Mr. Samuelson shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Samuelson’s employment is terminated by us without “cause” or by Mr. Samuelson for “good reason” before a “change of control” (in each case as defined in his employment agreement), then Mr. Samuelson shall be entitled to an amount equal to one year of his then-current base salary. If such a termination occurs after a “change of control,” Mr. Samuelson would be entitled to an amount equal to: (1) two years of his then-current base salary, plus (2) an amount equal to the pro rata portion of Mr. Samuelson’s performance bonus, plus (3) two times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Samuelson by the Company over the three preceding fiscal years (subject to certain adjustments). Additionally, provided that Mr. Samuelson is employed with us at the time, in the event of a change in control (as defined in his agreement, all then-unvested equity incentive awards held by Mr. Samuelson would become fully vested.

Mr. Samuelson is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the last day of the Scheduled Payout Period (as defined in his employment agreement) and (ii) one year after his termination date, Mr. Samuelson covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

Executive Employment Agreement with Duncan Angove

Executive Employment Agreement. We have entered into an Executive Employment Agreement, dated effective as of December 1, 2010, with Duncan Angove, pursuant to which Mr. Angove serves as our President, Products and Customer Service. The employment term is a five-year term. Unless either the Company or Mr. Angove provides notice of a desire not to renew 90-days prior to termination, the agreement will automatically be extended for an additional 12 months.

Mr. Angove is currently entitled to receive an annual base salary of $600,000 and entitled to such increases in his annual base salary as may be determined by the Board from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Angove is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, the Mr. Angove’s achievement of performance targets.

Mr. Angove is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. Mr. Angove is also eligible to receive certain additional equity incentive awards with a market value equal to $5,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement).We have also agreed to indemnify Mr. Angove in connection with his capacity as our officer.

If Mr. Angove resigns or otherwise voluntarily terminates his employment other than for good reason during the term of the agreement, Mr. Angove shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Angove’s employment is terminated by us without “cause” or by Mr. Angove for “good reason” (in each as defined in his employment agreement), Mr. Angove shall be entitled to (i) and amount equal to two years of Mr. Angove’s then-current base salary; (ii) two times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Angove by the Company over the three preceding fiscal years (subject to certain adjustments); and (iii) the performance bonus Mr. Angove would have otherwise been entitled to for that fiscal year.

If Mr. Angove’s employment is terminated by us without “cause” or by Mr. Angove for “good reason” (in each as defined in his employment agreement), Mr. Angove shall be entitled to (i) and amount equal to two years of Mr. Angove’s then-current base salary; (ii) two times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Angove by the Company over the three preceding fiscal years; and (iii) the performance bonus Mr. Angove would have otherwise been entitled to for that fiscal year.

Mr. Angove is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and for one year after his termination date, Mr. Angove covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

Executive Employment Agreement with Stephan Scholl

Executive Employment Agreement. We have entered into an Executive Employment Agreement, dated effective as of December 1, 2010 and amended as of January 13, 2012, with Stephan Scholl, pursuant to which Mr. Scholl currently serves as our President, Global Sales and Consulting. The employment term is a five-year term. Unless either the Company or Mr. Scholl provides notice of a desire not to renew 90-days prior to termination, the agreement will automatically be extended for an additional 12 months.

Mr. Scholl is currently entitled to receive an annual base salary of $600,000 and entitled to such increases in his annual base salary as may be determined by the applicable Board or compensation committee from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Scholl is also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, Mr. Scholl’s achievement of performance targets.

Mr. Scholl is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. Mr. Scholl is also eligible to receive certain additional equity incentive awards with a market value equal to $5,000,000 as of the date of such grant, in the event of an IPO (as defined in his employment agreement) and an additional equity incentive with a market value equal to $5,000,000 as of the date of such grant on the first anniversary following an IPO. We have also agreed to indemnify Mr. Scholl in connection with his capacity as our officer.

If Mr. Scholl resigns or otherwise voluntarily terminates his employment other than for good reason during the term of the agreement, Mr. Scholl shall not be entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Scholl’s employment is terminated by us without “cause” or by Mr. Scholl for “good reason” (in each as defined in his employment agreement), Mr. Scholl shall be entitled to (i) an amount equal to two years of Mr. Scholl’s then-current base salary; (ii) two times the arithmetic mean of the annual, performance-based bonuses paid to Mr. Scholl by the Company over the three preceding fiscal years (subject to certain adjustments); and (iii) the pro rata portion of the performance bonus Mr. Scholl would have otherwise been entitled to for that fiscal year.

Mr. Scholl is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and for one year after his termination date, Mr. Scholl covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

Executive Employment Agreement with Bruce Loch

Executive Employment Agreement. We had entered into an Executive Employment Agreement, dated effective as of November 28, 2011, with Bruce Loch, pursuant to which Mr. Loch served as our Chief Financial

Officer. The employment term was indefinite and provided either party with the option to terminate the employment agreement at any time, with or without cause. Mr. Loch is no longer with the Company.

Mr. Loch was entitled to receive an annual base salary of $250,000 and entitled to such increases in his annual base salary as may have been determined by the Board from time to time. With respect to the 2012 fiscal year and each full fiscal year during the employment term, Mr. Loch was also eligible to earn an annual cash incentive payment, the actual amount of the bonus to be determined by the Board pursuant to a bonus plan based on factors including, without limitation, the Mr. Loch’s achievement of performance targets.

Mr. Loch was also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We had also agreed to indemnify Mr. Loch in connection with his capacity as our officer.

If Mr. Loch resigned or otherwise voluntarily terminated his employment and the termination was not for good reason during the term of the agreement, Mr. Loch shall not have been entitled to any salary bonuses, employee benefits or compensation after the termination of the employment period, and all rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the employment period shall cease upon termination, other than those already vested or otherwise required under applicable law (such as COBRA).

If Mr. Loch’s employment was terminated by us without “cause” (as defined in his employment agreement) or by Mr. Loch for “good reason” (as defined in his employment agreement), Mr. Loch would have been entitled to amount equal to three months of Mr. Loch’s then-current base salary.

Mr. Loch was also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the last day of the Scheduled Payout Period (as defined in his employment agreement) and (ii) 1 year after his termination date, Mr. Loch covenanted not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, licensor, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees.

Payments upon Termination or Change of Control

Name	Death or Disability on May 31, 2012 and No Change in Control ($)	Involuntary Not For Cause Termination on May 31, 2012 and No Change in Control ($)	Voluntary Termination for Good Reason on May 31, 2012 and No Change in Control ($)	Change in Control on May 31, 2012 (Without Termination of Employment and Successor Assumes Stock Options, Restricted Stock and RSU’s) ($)	Change in Control on May 31, 2012 (Without Termination of Employment and Successor Cancels Stock Options, Restricted Stock and RSU’s) ($)	Change in Control and Involuntary Not For Cause Termination or Voluntary Termination For Good Reason on May 31, 2012 ($)
C. James Schaper
Severance and Termination Payments	—	1,000,000	1,000,000	—	—	1,000,000
Accelerated Vesting of Equity Awards	—	—	—	—	—	—

Total	—	1,000,000	1,000,000	—	—	1,000,000

Charles Phillips
Severance and Termination Payments	—	4,600,000	4,600,000	—	—	6,398,901
Accelerated Vesting of Equity Awards	—	—	—	—	—	—

Total	—	4,600,000	4,600,000	—	—	6,398,901

Kevin Samuelson
Severance and Termination Payments	—	500,000	500,000	—	—	1,835,680
Accelerated Vesting of Equity Awards	—	—	—	—	—	—

Total	—	500,000	500,000	—	—	1,835,680

Duncan Angove
Severance and Termination Payments	—	3,200,000	3,200,000	—	—	3,200,000
Accelerated Vesting of Equity Awards	—	—	—	—	—	—

Total	—	3,200,000	3,200,000	—	—	3,200,000

Stephan Scholl
Severance and Termination Payments	—	2,950,000	2,950,000	—	—	2,950,000
Accelerated Vesting of Equity Awards	—	—	—	—	—	—

Total	—	2,950,000	2,950,000	—	—	2,950,000

Bruce Loch (1)
Severance and Termination Payments	—	—	—	—	—	—
Accelerated Vesting of Equity Awards	—	—	—	—	—	—

Total	—	—	—	—	—	—

(1)	Not Applicable as Mr. Loch left the Company on April 13, 2012

Named Executive Officer	Cash ($)	Equity ($)	Pension/ Non- qualified Deferred Compensation Benefit ($)	Perquisites ($)	Tax Reimbursements ($)(1)	Other ($)	Total ($)
C. James Schaper	1,000,000	—	—	—	—	—	1,000,000
Charles Phillips (1)	4,600,000	—	—	—	1,798,901	—	6,398,901
Kevin Samuelson	1,835,680	—	—	—	—	—	1,835,680
Duncan Angove	3,200,000	—	—	—	—	—	3,200,000
Stephan Scholl	2,950,000	—	—	—	—	—	2,950,000
Bruce Loch (2)							NA

Named Executive Officer	Severance Payment	Payments In Lieu of Benefits Continuation	Outplacement Assistance	Pro-Rata Bonus (3)	Total Cash
C. James Schaper	1,000,000	—	—	—	1,000,000
Charles Phillips (1)	6,398,901	—	—	—	6,398,901
Kevin Samuelson	1,835,680	—	—	—	1,835,680
Duncan Angove	3,200,000	—	—	—	3,200,000
Stephan Scholl	2,950,000	—	—	—	2,950,000
Bruce Loch (2)

Named Executive Officer	Single Trigger	Double Trigger
C. James Schaper	1,000,000	1,000,000
Charles Phillips (1)	4,600,000	6,398,901
Kevin Samuelson	500,000	1,835,680
Duncan Angove	3,200,000	3,200,000
Stephan Scholl	2,950,000	2,950,000
Bruce Loch (2)	NA	NA

(1)	Includes gross-up for 280G Excise Tax

(2)	Not Applicable as Mr. Loch left the Company on April 13, 2012

(3)	Bonuses included in severance payment column

Treatment of Equity Interests in Potential Post-Employment Payments

Upon the termination of the executive’s employment with the Company for any reason whatsoever, (a) all unvested shares of stock held by the executive as of the termination date shall expire and be immediately forfeited and canceled in their entirety as of the termination date and (b) all vested shares of stock held by the executive shall remain outstanding, except that if executive’s employment is terminated by the Company for cause at any time or by the executive without good reason during the two year period following the grant date then all shares of stock (whether vested or unvested) held by such terminated executive shall expire and be immediately forfeited and canceled in their entirety as of the earlier of the termination date. Provided that, if the executive’s employment with the Company terminates because of a change of control, all unvested equity securities shall immediately become classified as vested.

Directors Compensation

Gregory Giangiordano serves as the sole director of the Issuer. Prior to Mr. Giangiordano’s election to serve as the sole director, Patricia Elias served as sole director of the Issuer. Neither Mr. Giangiordano, nor Ms. Elias has received any compensation for the services they provided as a director of the Issuer. Mr. Giangiordano is not an independent director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Infor Combination

On March 15, 2012, Infor Global Solutions Parent Ltd., Softbrands Holdings, LLC (Softbrands Holdings), investment funds affiliated with Golden Gate Capital and investment funds affiliated with Summit Partners, entered into a definitive agreement pursuant to which the Sponsors agreed to contribute cash, Infor Global Solutions Parent Ltd. agreed to contribute 100% of the outstanding share capital of IGS Intermediate Holdings and Softbrands Holdings agreed to contribute 100% of the outstanding the capital stock of GGC Software Parent, Inc. (GGC Software Parent) to Infor Enterprise Applications, LP, a Delaware limited partnership (as successor-in-interest to Infor Enterprise Applications Ltd.) (Infor Enterprise). Immediately following the consummation of the contribution, IGS Intermediate Holdings and Infor Global Solutions Parent Ltd. entered into a series of reorganization transactions that resulted in all of the operational entities of IGS Intermediate Holdings and GGC Holdings being held as direct or indirect wholly owned subsidiaries of the Reporting Parent. Following the reorganization, the Reporting Parent (at the time called GGC Software Holdings, Inc.) was renamed Infor, Inc., and the Issuer (at the time called Lawson Software, Inc.) was renamed Infor (US), Inc.

Limited Partnership Agreement and Stockholders Agreement

In connection with the Infor Combination, the Sponsors, Infor Global Solutions Parent Ltd. and Softbrands Holdings acquired equity interests in Infor Enterprise and its general partner, Infor Topco GP, Inc. In connection with such investments, the Sponsors, Infor Global Solutions Parent Ltd. and Softbrands Holdings entered into the limited partnership agreement of Infor Enterprise and a stockholders agreement with respect to their respective investments in Infor Enterprise and Infor Topco GP, Inc. These agreements contain agreements among the parties with respect to, among other things, the rights and privileges associated with the equity interests acquired by such parties, restrictions on the issuance or transfer of such interests, the election of the board of directors or board of managers of the Company and its subsidiaries and other special corporate governance provisions. The equityholder agreement, as well as Infor Enterprise’s limited partnership agreement, also contains provisions applicable to the issuance of incentive equity interests to certain officers and employees of the Company and its subsidiaries.

Advisory Agreements

In connection with the Infor Combination, Summit Partners, L.P. entered into an advisory agreement with Infor Enterprise and certain of its subsidiaries (the Summit Advisory Agreement), pursuant to which Infor Enterprise and such subsidiaries retained such Sponsor to provide advisory services relating to financing and strategic business planning, acquisitions and investments, analysis and oversight, executive recruiting and certain other services. Certain subsidiaries of Infor Enterprise already were party to an advisory agreement with Golden Gate in substantially the same form as the Summit Advisory Agreement at the time of the Combination (together with the Summit Advisory Agreement, the Advisory Agreements). The Advisory Agreements will remain in effect for 10 years unless earlier terminated upon the mutual agreement of the parties (the initial 10-year term automatically renews for successive one-year terms unless notice of termination is delivered by either party no later than 90 days prior to the expiration of the then-current term). The annual management fee is payable to the Sponsors in equal installments on a monthly basis. Infor Enterprise and/or its subsidiaries will provide customary exculpation and indemnification provisions in favor of the Sponsors in connection with the services they provide to Infor (US), Inc. and its subsidiaries.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain provisions of the terms regarding our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

Senior Credit Facilities

General

On April 5, 2012, the Issuer, as borrower (the Borrower), entered into the new senior secured credit facilities (the Senior Credit Facilities) with Bank of America, N.A., as administrative agent, collateral agent, swingline lender and an issuing bank, the lenders party thereto, and Bank of America, N.A., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., RBC Capital Markets and KKR Capital Markets LLC, as joint lead arrangers, joint bookrunners and co-syndication agents.

Initial Availability

The Senior Credit Facilities consist of a $150.0 million multi-currency revolving credit facility (including revolving loans, swingline loans and letters of credit, the Revolving Credit Facility), which may be available in U.S. dollars, Euros or certain other currencies as may be agreed to between the Borrower and applicable lenders, and a $2,770.0 million Tranche B term loan facility, a $400.0 million Tranche B-1 term loan facility and a €250.0 million Euro term loan facility (such term loan facilities, collectively, the Term Loan Facilities). Outstanding letters of credit under the Borrower’s and IGS Intermediate Holding’ previous credit facilities were deemed to be issued under the Senior Credit Facilities. The outstanding letters of credit were issued primarily for various operating activities. The proceeds of the Term Loan Facilities, together with the proceeds from the sale of the 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes, cash on hand and the proceeds from equity contributions, were used to refinance certain existing indebtedness of IGS Intermediate Holdings, the Borrower, and their respective subsidiaries and to pay fees and expenses incurred in connection with the Senior Credit Facilities, the issuance of such notes and the other transactions contemplated thereby. Amounts under the Revolving Credit Facility may be borrowed, repaid and re-borrowed to finance the working capital needs and general corporate purposes of Infor, Inc., the Borrower and their respective subsidiaries.

Incremental Availability

The Senior Credit Facilities provide for the incurrence of additional incremental term loans and/or revolving credit facilities subject to certain conditions, including the requirements that, (i) other than amortization, pricing or maturity date, any incremental facility must have substantially the same terms as the Revolving Credit Facility or the Term Loan Facilities, as the case may be, and (ii) a pro forma first lien net leverage ratio giving effect to the incremental facility may not exceed 4.25:1.00 (provided, that incremental facilities having an aggregate principal amount of up to $150.0 million may be incurred without being subject to compliance with this financial ratio requirement). The incremental facilities, if utilized, would rank pari passu in right of payment and security with the other borrowings under the Senior Credit Facilities and mature no sooner than the final maturity of the Tranche B-1 term loans or the Revolving Credit Facility, as applicable. We may incur these incremental facilities at any time with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to the satisfaction of certain conditions.

Refinancing Debt

The Senior Credit Facilities permit us to refinance the term loans and revolving loan commitments with additional term loans or additional senior unsecured or secured notes or other secured or unsecured loans and to the extent any of the foregoing are secured, such notes or loans will be secured by the Collateral (as defined below) on a pari passu or junior basis with the Senior Credit Facilities so long as certain conditions are satisfied.

Maturity; Amortization; and Prepayments

The Revolving Credit Facility has a five-year maturity (April 2017), the Tranche B-1 term loans under the Term Loan Facilities have a four and one-half-year maturity (October 2016) and the Tranche B and Euro term loans have a six-year maturity (April 2018), provided that any lender may (but is not required to) agree to extend the maturity date of its revolving loan commitment or term loan upon request of the Borrower and without the consent of any other lender, so long as such extension is offered to all lenders of such class. The principal amount of the term loans will amortize in quarterly installments in an aggregate annual amount equal to (i) 1.0% for the Tranche B and Euro term loans and (ii) 15% for year one, 15% for year two, 20% for year three and 25% for year four for the Tranche B-1 term loans, in each case, of the original principal amount of such term loan, subject to reductions in connection with any prepayment, with the balance payable at the respective maturity.

Subject to certain exceptions, the term loans under the Credit Facilities are expected to be subject to mandatory prepayments in amounts equal to:

•

100% of the net cash proceeds from certain non-ordinary course sales or other dispositions of assets (including insurance and condemnation proceeds) by Infor, Inc., the Borrower or any of their restricted subsidiaries in excess of a certain amount, subject to reinvestment rights and other exceptions;

•

100% of the net cash proceeds from the issuance or incurrence of certain debt by Infor, Inc., the Borrower or any of their restricted subsidiaries (other than debt permitted under the Senior Credit Facilities documentation); and

•

50% (with step-downs to 25% and 0% based upon achievement of specified total net leverage ratios) of annual excess cash flow of Infor, Inc. and its restricted subsidiaries, commencing with the fiscal year ending May 31, 2013.

Certain voluntary prepayments (or amendment reducing the effective yield) of the Term Loan Facilities prior to the first anniversary of the effective date of the Senior Credit Facilities will be subject to a 1.00% prepayment premium for the amount prepaid (or subject to such amendment).

At any time, and from time to time, subject to certain conditions, Infor, Inc., the Borrower and their subsidiaries and affiliates may repurchase term loans through open market purchases and/or Dutch auctions.

Guarantees and Security

All obligations under the Senior Credit Facilities and certain secured hedging and cash management arrangements are (or will be, as the case may be) guaranteed by Infor, Inc. and certain direct and indirect, existing and subsequently acquired or organized, wholly-owned domestic restricted subsidiaries of the Borrower, subject to certain exceptions (collectively, the Guarantors).

All obligations under the Senior Credit Facilities and certain secured swap and cash management arrangements are secured by first priority (subject to certain exceptions) liens on substantially all of the Borrower’s and each Guarantor’s present and future-acquired assets (other than excluded property) (the Collateral), subject to certain exceptions.

Interest

The interest rate per annum applicable to the loans under the Senior Credit Facilities are based on a fluctuating rate of interest determined by reference to either (a) Adjusted LIBOR (as defined below) plus an applicable margin or (b) in the case of the Tranche B and Tranche B-1 term loans, at the Borrower’s election, ABR (as defined below) plus a margin, in each case, such margins are subject to reductions based on achievement of specified total net leverage ratios. The Revolving Credit Facility is subject to a commitment fee equal of 0.50% of the undrawn portion thereof, subject to reductions based on achievement of specified total net leverage ratios.

For purposes of the Senior Credit Facilities,

•

ABR means the greatest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1.0% and (iii) one-month LIBOR plus 1.0% per annum, provided, that ABR for the initial Tranche B and Tranche B-1 term loans shall not be less than 2.25% per annum.

•

Adjusted LIBOR means the British Bankers Association LIBOR Rate for the applicable interest period and currency, adjusted for statutory reserve requirements; provided, that Adjusted LIBOR for the initial Tranche B, Tranche B-1 and Euro term loans shall not be less than 1.25% per annum.

Fees

We owe certain recurring fees with respect to the Senior Credit Facilities, including (a) the undrawn commitment fee on the Revolving Credit Facility noted above under “—Interest” and (b) with respect to letters of credit issued under the Senior Credit Facilities, per annum fees equal to the spread over Adjusted LIBOR under the Revolving Credit Facility on the aggregate face amount of outstanding letters of credit, plus fronting fees and customary issuance and documentary fees to the issuing bank.

Covenants

The Senior Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of Infor, Inc., the Borrower and their restricted subsidiaries to (all of which are subject to certain exceptions and qualifications): (i) pay dividends or make other distributions in respect of, or otherwise redeem or repurchase, capital stock and prepay, redeem or repurchase the 2018 Exchange Notes and certain other specified types of indebtedness; (ii) incur liens; (iii) make loans and investments, including speculative hedging arrangements; (iv) incur additional indebtedness; (v) engage in mergers, acquisitions and asset sales; (vi) engage in transactions with affiliates; (vii) enter into agreements granting negative pledges or containing certain other restrictions; (viii) change their lines of business; (ix) change their fiscal year end; and (x) amend organizational documents or modify terms of certain material indebtedness.

Financial Covenant

Under the Senior Credit Facilities, we are required to maintain a total leverage ratio not to exceed certain specified levels as of the last day of each fiscal quarter.

Our ability to further borrow under the Senior Credit Facilities will be dependent on, among other things, our compliance with the above-described covenants (including the financial covenant). Failure to comply with any such covenant could result in an event of default and permit acceleration of the Senior Credit Facilities.

Events of Default

The Senior Credit Facilities contain customary events of default, including (each subject to certain applicable grace periods and baskets) nonpayment of principal or reimbursement of letter of credit drawings, nonpayment of interest or fees, nonpayment of other amounts; any representation or warranty proving to be incorrect in any material respect when made; failure to perform or observe covenants; cross default and cross acceleration to other material indebtedness; bankruptcy and insolvency defaults; material monetary judgments (in excess of insurance); occurrence of certain material ERISA-related events; actual or asserted invalidity of any guaranty or security document under the Senior Credit Facilities; and change in control.

Subject to certain conditions and limitations, financial covenant defaults may be cured through certain equity infusions in accordance with the terms set forth in the Senior Credit Facilities documentation.

DESCRIPTION OF THE 2018 EXCHANGE NOTES

In this description, references to the “Notes” are to the 2018 Exchange Notes, unless the context otherwise requires. We issued the 2018 Original Notes and will issue the Notes pursuant to an indenture dated as of July 5, 2011, among SoftBrands, Inc., Atlantis Merger Sub, Inc., the guarantors named therein and Wilmington Trust, National Association (the Trustee), as supplemented (the Indenture). The terms of the Notes include those stated in the Indenture and, except as specified below, those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the Trust Indenture Act). The Notes are subject to all such terms pursuant to the provisions of the Indenture, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the proposed form of the indenture are available as described under “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under “—Certain Definitions.”

Brief Description of the Exchange Notes and the Note Guarantees

The Notes will be:

•	general unsecured senior obligations of the Company;

•	pari passu in right of payment with any existing and future Senior Indebtedness (including the Credit Agreement) of the Company;

•	effectively subordinated to all Secured Indebtedness of the Company (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any future Subordinated Indebtedness of the Company;

•	initially guaranteed on a senior unsecured basis by each Guarantor;

•	structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of Non-Guarantors; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Notes and the indenture will be, jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis by all of the Guarantors. See the section entitled “—Guarantees.”

Each Note Guarantee (as defined below) will be:

•	a general unsecured senior obligation of the Guarantor;

•	pari passu in right of payment with any existing and future Senior Indebtedness (including the Credit Agreement) of the Guarantor;

•	effectively subordinated to all Secured Indebtedness of the Guarantor (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future Subordinated Indebtedness of the Guarantor.

Principal, Maturity and Interest

The Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The rights of Holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of DTC. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Original 2018 Notes were issued in an aggregate principal amount of $560.0 million on the Issue Date. The Notes will mature on July 15, 2018. Interest on the Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 2013, to Holders of record on the immediately preceding July 1 and January 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Additional Notes

The indenture provides for the issuance of additional notes having identical terms and conditions to the Notes offered hereby, subject to compliance with the covenants contained in the indenture (Additional Notes). Additional Notes will be part of the same issue as the Notes offered hereby under the indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Payments

Principal of, and premium, if any, interest and Additional Interest, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the paying agent, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders provided that all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (DTC) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

The obligations of the Company under the Notes and the indenture are, jointly and severally, fully and unconditionally guaranteed, subject to below exceptions, on a senior unsecured basis (the Note Guarantees) by Holdings and each existing and future 100% Owned Domestic Subsidiary that guarantees the Credit Agreement (each, a Guarantor).

In addition, if Holdings, the Company or any of their Restricted Subsidiaries acquires or creates a Wholly Owned Domestic Subsidiary (or non-Wholly Owned Subsidiary if such non-Wholly Owned Subsidiary guarantees other capital markets debt of the Company or any Restricted Subsidiary or guarantees all or any portion of the Credit Agreement) after the Issue Date, which Subsidiary guarantees Indebtedness of the Company or any other Guarantor, Holdings will cause such new Subsidiary to provide a Note Guarantee.

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to the Notes—A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”

The Note Guarantee of a Guarantor will terminate upon:

(2)	a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture,

(3)	the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary,

(4)	defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and Discharge,”

(5)	to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause, or

(6)	upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and joint ventures over the claims of creditors of the Company, including Holders of the Notes. The Notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Company (other than the Guarantors) and joint ventures. As of May 31, 2012, the Issuer’s non-guarantor subsidiaries had $810.4 million of outstanding liabilities, including trade payables but excluding inter-company obligations. For the year ended May 31, 2012, the Issuer’s non-guarantor subsidiaries generated 48% of its total revenues. Although the indenture limits the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Optional Redemption

Except as set forth in the next three paragraphs, the Notes are not redeemable at the option of the Company.

At any time prior to July 15, 2015, the Company may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

At any time and from time to time on or after July 15, 2015, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest thereon and Additional Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on July 15 of the year indicated below:

12-month period commencing July 15 in Year	Percentage
2015	105.750%
2016	102.875%
2017 and thereafter	100.000%

At any time and from time to time prior to July 15, 2014, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 111.5% plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including Additional Notes), provided that

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2)	not less than 50% of the original aggregate principal amount of the Notes issued under the indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries).

Notice of redemption will be provided as set forth under “—Selection and Notice” below.

Any redemption and notice of redemption may, at the Company’ discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Sinking Fund

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “Change of Control,” “Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock” and “Certain Covenants—Infor Combination.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Company, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no Note in an authorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part.

Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the payment of the redemption payment interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

The indenture will provide that if a Change of Control occurs, unless the Company has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Company will make an offer to purchase all of the Notes (the Change of Control Offer) at a price in cash (the Change of Control Payment) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any provisions of the indenture are applicable. Except as described above with respect to a Change of Control, and as described below under “—Certain Covenants—Infor Combination,” the indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Credit Agreement will, and future credit agreements or other agreements to which a Company becomes a party may, provide that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the indenture) and prohibit or limit the Company from purchasing any Notes pursuant to this covenant. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness” and “Certain Covenants—Limitation on Liens.” Such restrictions in the indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the indenture.

Suspension of Covenants on Achievement of Investment Grade Status

Following the first day:

(a)	the Notes have achieved Investment Grade Status; and

(b)	no Default or Event of Default has occurred and is continuing under the indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), Holdings, the Company and their Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the following headings (collectively, the Suspended Covenants):

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Limitation on Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Guarantees,” and

•	The provisions of clause (3) of the first paragraph of “—Merger and Consolidation.”

If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the Reversion Date) and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of Holdings, the Company or any of their Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(c) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” In addition, any future obligation to grant further Guarantees shall be released. All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, Holdings and any of their Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness under this paragraph if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of $35 million of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph at such time.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (collectively, Permitted Debt):

(1)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $1,200 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)	Guarantees by Holdings or any Restricted Subsidiary of Indebtedness of the Company or any Guarantor so long as the Incurrence of such Indebtedness is permitted under the terms of the indenture;

(3)	Indebtedness of Holdings or the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Holdings, the Company or any Restricted Subsidiary; provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Holdings, the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Holdings, the Company or such Restricted Subsidiary, as the case may be;

(4)	Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3)) outstanding on the Issue Date, (c) Refinancing Indebtedness (including, in the case of the Notes (other than any Additional Notes) and any Guarantee thereof, any exchange notes and related exchange guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement) Incurred in respect of any Indebtedness described in this clause or clauses (5), (7), (10) or (14) of this paragraph or Incurred pursuant to the first paragraph of this covenant, and (d) Management Advances;

(5)	Indebtedness of (x) Holdings, the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by Holdings, the Company or any Restricted Subsidiary or merged into or consolidated with Holdings, the Company or a Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(a)	Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

(b)	the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation; or

(c)	such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings, the Company or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $50.0 million and (b) 2.0% of Total Assets at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(8)	Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)	Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of Holdings, the Company and their Restricted Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Holdings, the Company and their Restricted Subsidiaries in connection with such disposition;

(10)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Company or any of its Restricted Subsidiaries make a Restricted Payment;

(11)	(Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of (a) $50 million and (b) 2.0% of Total Assets at any time outstanding;

(12)	Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any of their Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Company or any of its Parents that is permitted by the covenant described below under “—Limitation on Restricted Payments”;

(13)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business; and

(14)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed $50.0 million.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2)	additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3)	all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of the description of this covenant and may not be reclassified;

(4)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (10), (11) or (14) of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(6)	the principal amount of any Disqualified Stock of Holdings, the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(8)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this “—Limitation on Indebtedness.” The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Holdings and the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under this “—Limitation on Indebtedness,” Holdings and the Company shall be in default of this covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings, the Company or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The indenture will provide that Holdings and the Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness and Permitted Debt) that is subordinated or junior in right of payment to any Indebtedness of Holdings, the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings, the Company or such Guarantor, as the case may be.

The indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Limitation on Restricted Payments

Holdings and the Company will not, and will not permit any of their Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of Holdings’, the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving Holdings, the Company or any of their Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of a Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of such Company; and

(b)	dividends or distributions payable to either of the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than a Company or another Restricted Subsidiary on no more than a pro rata basis).

(2)	purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of Holdings, the Company or any Parent of the Company held by Persons other than Holdings, the Company or a Restricted Subsidiary;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under “—Limitation on Indebtedness”); or

(4)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a Restricted Payment), if at the time Holdings, the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b)	Holdings and the Company are not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (6), (10), (11) and (17) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from June 1, 2011 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of Holdings are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Holdings and the Company from the issue or sale of their Capital Stock (other than Disqualified Stock or Designated Preferred Stock) subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings, the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by Holdings, the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the second succeeding paragraph and (z) Excluded Contributions);

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Holdings, the Company or any Restricted Subsidiary from the issuance or sale (other than to Holdings, the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by Holdings, the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by Holdings, the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by Holdings, the Company or any Restricted Subsidiary upon such conversion or exchange;

(iv)

100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to Holdings, the Company or a Restricted Subsidiary) of Restricted Investments made by Holdings, the Company or their Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings, the Company or their Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings, the Company or their Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to Holdings, the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by Holdings, the Company or a Restricted Subsidiary pursuant to clause (10) or (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; and

(d)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Holdings, the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings, the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by Holdings, the Company or a Restricted Subsidiary pursuant to clause (10) or (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment.

The foregoing provisions will not prohibit any of the following (collectively, Permitted Payments):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of the indenture;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Disqualified Stock or Designated Preferred Stock) (Refunding Capital Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of Holdings; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (c) of the preceding paragraph;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of Holdings, the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of Holdings, the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a)	from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below, but only if the Company shall have first complied with the terms described under “—Limitation on Sales of Assets and Subsidiary Stock” and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a change of control), but only if the Company shall have first complied with the terms described under “—Change of Control” and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings, the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of Holdings or any of its Parents held by any future, present or former employee, director or consultant of Holdings, the Company, any of their Subsidiaries or any of their Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $5.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $10.0 million in any fiscal year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings and, to the extent contributed to the capital of Holdings (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any of Holdings’ Parents, in each case to members of management, directors or consultants of Holdings, the Company, any of their Subsidiaries or any of their Parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Holdings and its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to Holdings, the Company or any Restricted Subsidiary from members of management, directors, employees or consultants of Holdings, the Company or any of their Parents or Restricted Subsidiaries in connection with a repurchase of Capital Stock of Holdings, the Company or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(1)	the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

(2)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(3)	dividends, loans, advances or distributions to any Parent or other payments by Holdings, the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(a)	the amounts required for any Parent to pay any Parent Expenses or any Related Taxes; or

(b)	amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3), (5) and (12) of the second paragraph under “—Limitation on Affiliate Transactions”;

(4)	the declaration and payment by Holdings of, dividends on the common stock or common equity interests of Holdings or any Parent following a public offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to Holdings in or from any public offering in any fiscal year;

(5)	payments by Holdings, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of Holdings or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(6)	Restricted Payments that are made with Excluded Contributions;

(7)	(i) the declaration and payment of dividends on Designated Preferred Stock of Holdings issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by Holdings or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of Holdings, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness”;

(8)	dividends or other distributions of Capital Stock of, or Indebtedness owed to Holdings, the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(9)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(10)	any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any Parent of Holdings to permit payment by such Parent of such amounts), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by Holdings, would be permitted by) the covenant described under clause (13) of “—Limitation on Affiliate Transactions”;

(11)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $35.0 million; and

(12)	mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Holdings, the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be their face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of Holdings acting in good faith.

Limitation on Liens

The Company and Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of their property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the Initial Lien), without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Each of the Company and Holdings will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(B)	make any loans or advances to Holdings, the Company or any Restricted Subsidiary; or

(C)	sell, lease or transfer any of its property or assets to Holdings, the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to Holdings, the Company or any

Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

The provisions of the preceding paragraph will not prohibit:

(1)	any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)	the indenture, the Notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into Holdings, the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by Holdings, the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by Holdings or the Company or was merged, consolidated or otherwise combined with or into Holdings, the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)	any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b)	contained in mortgages, pledges, charges or other security agreements permitted under the indenture or securing Indebtedness of Holdings, the Company or a Restricted Subsidiary permitted under the indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of Holdings, the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)	customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(9)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction pursuant to Hedging Obligations;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13)	restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of Holdings, are necessary or advisable to effect such Securitization Facility;

(14)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determine at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(15)	any encumbrance or restriction existing by reason of any lien permitted under “—Limitation on Liens;” or

(16)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this paragraph or this clause (an Initial Agreement) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this paragraph or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Limitation on Sales of Assets and Subsidiary Stock

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	Holdings, the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of Holdings, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by Holdings, the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings, the Company or such Restricted Subsidiary, as the case may be:

(a)	to the extent Holdings, the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Holdings, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided that, to the extent the Company redeem, repay or repurchase Pari Passu Indebtedness pursuant to this clause (ii), the Company shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(b)	to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Boards of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 450th day;

provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, Holdings, the Company and their Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by the indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under the indenture. On the 451st day after an Asset Disposition, if the aggregate amount of Excess Proceeds under the indenture exceeds $50.0 million, the Company will within 10 Business Days be required to make an offer (Asset Disposition Offer) to all Holders of Notes issued under such indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by Holdings, the Company or any Restricted Subsidiary of the Company from the transferee that are converted by Holdings, the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that Holdings, the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Holdings, the Company or any Restricted Subsidiary; and

(5)	any Designated Non-Cash Consideration received by Holdings, the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $45.0 million and 1.75% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof.

The Credit Agreement will prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any Notes pursuant to this covenant. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture.

Limitation on Affiliate Transactions

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an Affiliate Transaction) involving aggregate value in excess of $5.0 million unless:

(1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Holdings, the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate value in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Holdings.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors of Holdings, if any.

The provisions of the preceding paragraph will not apply to:

(3)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” or any Permitted Investment;

(4)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of Holdings, the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long- term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of Holdings or the Company, in each case in the ordinary course of business;

(5)	any Management Advances and any waiver or transaction with respect thereto;

(6)	any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(7)	the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary of the Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(8)	the entry into and performance of obligations of the Company or any of their Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(9)	any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(10)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(11)	any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(12)	issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(13)	without duplication in respect of payments made pursuant to clause (12) hereof, (a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring or advisory fees and related expenses and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith;

(14)	payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(15)	the Transactions and the payment of all fees and expenses related to the Transactions;

(16)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(17)	the existence of, or the performance by Holdings, the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings, the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects; and

(18)	any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings, the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of such Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” the Company will be in default of such covenant.

The Board of Directors of a Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of a Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of such Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Reports

So long as any notes are outstanding, Holdings will furnish to the Trustee:

1.

within 90 (135 days in the case of the fiscal years ended May 31, 2011 and May 31, 2012) days after the end of each fiscal year, annual reports of Holdings containing substantially all of the financial information that would have been required to be contained in an prospectus on Form 10-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act (but only to the extent similar information is included in this prospectus), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (B) audited financial statements prepared in accordance with GAAP and (C) a presentation of Adjusted EBITDA of Holdings and its Subsidiaries consistent with the presentation thereof in this prospectus and derived from such financial statements; provided that the financial statements for Lawson and SoftBrands were audited separately for the fiscal year ended May 31, 2011;

2.	within 45 days (75 days in the case of the first three fiscal quarters ending after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of Holdings containing substantially all of the financial information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if Holdings had been a reporting company under the Exchange Act (but only to the extent similar information is provided in this prospectus), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (B) unaudited quarterly financial statements prepared in accordance with GAAP and (C) a presentation of Adjusted EBITDA of Holdings and its Subsidiaries consistent with the presentation thereof in this prospectus and derived from such financial statements; and

3.	within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if Holdings determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of Holdings and its Restricted Subsidiaries, taken as a whole;

provided further, however, that such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC.

At any time that any of the Subsidiaries of Holdings are Unrestricted Subsidiaries, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

So long as any notes are outstanding, Holdings will also:

1.	issue a press release to an internationally recognized wire service no fewer than three business days prior to the first public disclosure of the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this “Certain Covenants—Reports” covenant announcing the date on which such reports will become publicly available and directing noteholders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of Holdings to obtain copies of such reports;

2.	within 10 business days after furnishing to the trustee the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this “Reports” covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period;

3.	issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at Holdings to obtain such information; and

4.	maintain a website to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports and press releases required by this “Reports” covenant are posted.

In addition, Holdings shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

In the event that any Parent of the Company becomes a guarantor of the Notes, the indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Limitation on Guarantees

The Company will not permit any of its 100% Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Company or any Restricted Subsidiary or guarantee all or a portion of the Credit Agreement), other than a Guarantor, to Guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the indenture and a joinder or supplement to the Registration Rights Agreement providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; provided that

(a)	if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(b)	if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or the Guarantor’s Guarantee are subordinated to such Indebtedness; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the indenture; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described above.

Merger and Consolidation

The Company

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the Successor Company) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the applicable Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the applicable Company under the Notes and the indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, either (a) Holdings and the Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the applicable Company under the indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such indenture or the Notes.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted

Subsidiary. Notwithstanding the preceding clauses (2) and (3) (which do not apply to the transactions referred to in this sentence), any Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the applicable Company, reincorporating the applicable Company in another jurisdiction, or changing the legal form of the applicable Company.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The foregoing provisions (other than the requirements of clause (2) of the first paragraph of this covenant) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

Guarantors

No Guarantor may

(1)	consolidate with or merge with or into any Person, or

(2)	sell, convey , transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3)	permit any Person to merge with or into the Guarantor,

unless

(A)	the other Person is a Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)	(1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Events of Default

Each of the following is an Event of Default under the indenture:

(1)	default in any payment of interest or Additional Interest, if any, on any Note when due and payable, continued for 30 days;

(2)	default in the payment of the principal amount of or premium, if any, on any Note issued under the indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure to comply with Holdings’ or the Company’s agreements or obligations contained in the indenture for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of their Restricted Subsidiaries (or the payment of which is Guaranteed by the Company any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (payment default); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the cross acceleration provision);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(1)	certain events of bankruptcy, insolvency or court protection of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the bankruptcy provisions);

(2)	failure by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $50.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the judgment default provision); and

(3)	any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of the indenture or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with the indenture.

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes under the indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interests, or Additional Interest if any,) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture will provide that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it against all fees, losses and expenses caused by taking or not taking such action.

The indenture will provide that if a Default occurs and is continuing and the Trustee is informed of such occurrence by the Company, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which they are aware which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

The Notes will provide for the Trustee to take action on behalf of the Holders in certain circumstances, but only if the Trustee is indemnified to its satisfaction.

Amendments and Waivers

Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3)	reduce the principal of or extend the Stated Maturity of any such Note;

(4)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “—Optional Redemption;”

(5)	make any such Note payable in money other than that stated in such Note;

(6)	impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)	waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents to:

(1)	cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of the 2018 Exchange Notes,” or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of any Company under any Note Document;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)	make any change that does not adversely affect the rights of any Holder in any material respect;

(6)	at the Company’s election, comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, if such qualification is required;

(7)	make such provisions as necessary (as determined in good faith by the Company) for the issuance of Exchange Notes and Additional Notes;

(8)	to provide for any Restricted Subsidiary to provide a Guarantee in accordance with the Covenant described under “—Certain Covenants—Limitation on Indebtedness,” to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the indenture;

(9)	to evidence and provide for the acceptance and appointment under the indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; or

(10)	to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of Notes and the Exchange Notes; provided, however, that (i) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the indenture (legal defeasance) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Company in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.

The Company at any time may terminate its obligations under the covenants described under “—Certain Covenants” (other than clauses (1) and (2) of “—Merger and Consolidation”) and “—Change of Control” and the default provisions relating to such covenants described under “—Events of Default” above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Company and Significant Subsidiaries, the judgment default provision and the guarantee provision described under “—Events of Default” above (covenant defeasance).

The Company at its option at any time may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to the Company and Significant Subsidiaries), (6) or (7) under “—Events of Default” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the defeasance trust) with the Trustee cash in dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1)	an Opinion of Counsel in the United States to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)	an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(3)	an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(4)	an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (2) the Company has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Company has paid or caused to be paid all other sums payable under the indenture; and (4) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “—Satisfaction and Discharge” section of the indenture relating to the satisfaction and discharge of the indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or stockholder of the Company or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee and Certain Agents

Wilmington Trust, National Association has been appointed as Trustee under the indenture. The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the indenture will not be construed as an obligation or duty.

The indenture imposes certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company and its Affiliates and Subsidiaries.

The indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the then outstanding Notes, or may resign at any time by giving written notice to the Company and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Company may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The indenture contains provisions for the indemnification of the Trustee for any loss, liability, taxes and expenses incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of the indenture.

Notices

All notices to Holders of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar. For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of Book-Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

The Indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Acquisition” means the acquisition of Infor (US), Inc. by Atlantis Merger Sub, Inc. pursuant to that certain Agreement and Plan of Merger, dated April 26, 2011, among GGC Software Holdings, Inc., Atlantis Merger Sub, Inc. and Infor (US), Inc.

“Additional Assets” means:

(1)	any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means the greater of (A) 1% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at July 15, 2015 (such redemption price (expressed in percentage of principal amount) being set forth in the table under “—Optional Redemption (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than Capital Stock of the Company) or any of their Restricted Subsidiaries (each referred to in this definition as a disposition); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)	a disposition of inventory or other assets in the ordinary course of business;

(4)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)	transactions permitted under “—Certain Covenants—Merger and Consolidation—The Company” or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $10.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(18)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by the indenture; and

(19)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Associate “ means (i) any Person engaged in a Similar Business of which the Company or their Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Board of Directors” means (1) with respect to Holdings, the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the state of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	(a) United States dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(10)	for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(3)	An Infor Combination.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Infor (US), Inc., a Delaware corporation.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (w), (x) and (y) in clause (1) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and any Securitization Fees, and (ii) any amendment or other modification of the Notes, the Credit Agreement and any Securitization Fees, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are included in this clause (e) for actions not related to the Transactions shall not exceed 15% of Consolidated EBITDA in any four-quarter period; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to GGC to the extent otherwise permitted under “Certain Covenants—Limitation on Affiliate Transactions”; plus

(h)	the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, and (y) such actions have been taken or initiated no later than 12 months after the Issue Date; plus

(i)	the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(j)	any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain covenants—Limitation on Restricted Payments;” plus

(k)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l)	any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements (FAS 160); plus

(m)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; and

(n)	net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(2)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings, the Company and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (d) any net income included in the consolidated financial statements due to the application of FAS 160; and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of Holdings, the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any Parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the indenture, and (c) restrictions specified in clause (12)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of Holdings, the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Holdings, the Company or any Restricted Subsidiary owing to Holdings, the Company or any Restricted Subsidiary;

(11)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset impairment charge or write-off;

(13)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(14)	accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, shall be excluded;

(15)	any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded; and

(16)

the amount of any expense to the extent a corresponding amount is received in cash by the Company and the Restricted Subsidiaries from a Person other than the Company or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods).

“Consolidated Secured Leverage” means the sum of the aggregate outstanding Secured Indebtedness for borrowed money of Holdings, the Company and their Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of Holdings, the Company and their Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (primary obligations) of any other Person (the primary obligor), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means the Credit Agreement to be entered into by and among the Company, Holdings, certain of their Subsidiaries identified therein as guarantors, the senior lenders (as named therein), Credit Suisse AG, as the administrative agent for the lenders, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to Holdings, the Company or any of their Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by Holdings, the Company or one of their Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Designated Preferred Stock” means, with respect to Holdings and the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of Holdings or the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (c)(ii) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings or the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under “—Certain Covenants—Limitation on Restricted Payments;” provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings, the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of Holdings or the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of Holdings, the Company or any of their Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by Holdings or the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings or the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of Holdings or a Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that Holdings, the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness

(other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the Fixed Charge Coverage Ratio Calculation Date), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by Holdings, the Company or any of their Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings, the Company or any of their Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of Holdings or the Company (including cost savings and operating efficiencies that are reasonably identifiable and factually supportable). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such Period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in the indenture, all ratios and calculations based on GAAP contained in the indenture shall be computed in accordance with GAAP. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under “Reports,” in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“GGC” means, collectively, Golden Gate Capital Management, L.L.C., Golden Gate Capital Management II, L.L.C., Golden Gate Capital Private Equity, Inc., GGC Opportunity Fund Management GP, Ltd. and funds or partnerships related, managed or advised by any of them or any Affiliate of any of them.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Holdings” means GGC Software Holdings, Inc. (now known as Infor, Inc.), a Delaware corporation.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Company and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and Consolidated EBITDA of less than 2.0% of the Company’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	Cash Management Services;

(iii)	in connection with the purchase by Holdings, the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Infor Combination” means any acquisition, consolidation or merger whereby (1) Holdings, a Company or a Restricted Subsidiary of a Company acquires the Capital Stock of Infor Enterprise Solutions Holdings, Inc. or any successor (Infor) or a Subsidiary of Infor, (2) Infor or a Subsidiary of Infor acquires the Capital Stock of Holdings, a Company or any Restricted Subsidiary, or (3) Holdings, a Company or any Restricted Subsidiary consolidates or merges with or into Infor or a Subsidiary of Infor.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Holdings, the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of “—Certain Covenants—Limitation on Restricted Payments”:

(1)

“Investment” will include the portion (proportionate to Holdings or the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Holdings or the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings or the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Holdings’ or the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Holdings’ or the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Holdings or the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings or the Company.

“Investment Grade” means (i) BBB- or higher by S&P; (ii) Baa3 or higher by Moody’s, or (iii) the equivalent of such ratings by S&P or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A—” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1)	a rating of “BBB-” or higher from S&P; and

(2)	a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means July 5, 2011.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, Holdings, the Company or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of Holdings, the Company, their Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $5.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(4)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(5)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(6)	all distributions and other payments required to be made to minority interest holders (other than any Parent, Holdings, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(7)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Documents” means the Notes (including Additional Notes), the Guarantees and the indenture.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person and meeting the requirements of the indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent” means any Person of which Holdings at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)	obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries; and

(5)	expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(y)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of Holdings or the Company which ranks equally in right of payment to the Notes or any Guarantee if such Guarantee ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of their Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted Holders” means, collectively, (1) GGC, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent, Holdings or the Company, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members;

provided that, in the case of such group and without giving effect to the existence of such group or any other group, GGC and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings, the Company or any of their Parents held by such group.

“Permitted Investment” means (in each case, by Holdings, the Company or any of their Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)	Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(12)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” (except those described in clauses (1), (3), (6), (8), (9), (12) and (14) of that paragraph);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with the indenture;

(15)	(i) Guarantees not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Company or any of its Restricted Subsidiaries that are permitted by the indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the indenture;

(17)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20)	Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $45.0 million and 1.75% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(21)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $50.0 million and 2.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in the section entitled “—Certain Covenants—Limitation on Restricted Payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21).

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and their Restricted Subsidiaries;

(6)	Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under the indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under clause (8)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof , which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9)

Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such

Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(10)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(11)	Liens existing on the Issue Date, excluding Liens securing the Credit Agreement;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(19)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the indenture to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(21)	Liens Incurred to secure Obligations in respect of any Indebtedness permitted by clause (7) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” provided that any such Lien is limited to the assets or property that are subject to the Capitalized Lease Obligations or Purchase Money Obligations;

(22)	Liens to secure Indebtedness of any Foreign Subsidiary permitted by clause (11) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” covering only the assets of such Foreign Subsidiary;

(23)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(24)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(25)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)	Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(27)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the indenture;

(28)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(29)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(30)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $40.0 million at any one time outstanding; and

(32)	Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided that, with respect to liens securing Obligations permitted under this clause, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than (a) 4.25 to 1.0, if such Incurrence occurs on or prior to the date that is 24 months after the Issue Date, or (b) 4.00 to 1.0, if such Incurrence occurs after the date that is 24 months after the Issue Date; provided further that, for purposes of calculating the Consolidated Secured Leverage Ratio pursuant to this clause the total amount of Indebtedness permitted to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness” shall be deemed to be outstanding and secured by Liens.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the applicable Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the applicable Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by any Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the applicable Company), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the applicable Company) and may include Standard Securitization Undertakings and (iv) the Obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary). The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement shall not be deemed a Qualified Securitization Financing.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of the indenture or Incurred in compliance with the indenture (including Indebtedness of Holdings or the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Holdings, the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes and such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(2)	Refinancing Indebtedness shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings or the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of Holdings, the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Company, SoftBrands, Inc., the Guarantors and the Initial Purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of Additional Notes in a private offering by the Company after the Issue Date.

“Related Taxes” means:

(1)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b)	being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)	having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to “—Certain Covenants—Limitation on Restricted Payments;” or

(2)	if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Holdings or the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Senior Management” means the officers, directors, and other members of senior management of Holdings, the Company or any of their Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Holdings, the Company or any of their Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total consolidated assets of Holdings, the Company and their Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the transactions contemplated by that certain Agreement and Plan of Merger, dated April 26, 2011, among GGC Software Holdings, Inc., SoftBrands, Inc., Atlantis Merger Sub, Inc. and Infor (US), Inc.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to July 15, 2015; provided, however, that if the period from the redemption date to July 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Holdings or the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings or a Company in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings or a Company may designate any Subsidiary of Holdings or the Company, respectively, (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, Holdings, the Company or any other Subsidiary of Holdings or the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of Holdings or the Company in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of Holdings or the Company, all of the Capital Stock of which is owned by Holdings, the Company or a Guarantor.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of Holdings or the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than Holdings or the Company or another Wholly Owned Subsidiary) is owned by Holdings or the Company or another Wholly Owned Subsidiary.

DESCRIPTION OF THE 2019 EXCHANGE NOTES

In this description, references to the “Notes” are to the $1,015 million aggregate principal amount of 9 3/8% senior notes due 2019 (the Dollar Notes) and the €250 million aggregate principal amount of 10% senior notes due 2019 (the Euro Notes), unless the context otherwise requires. We issued the 2019 Original Dollar Notes and the 2019 Original Euro Notes (together, the Original Notes) and will issue the Notes pursuant to an indenture dated as of April 5, 2012, among Infor (US), Inc., the guarantors named therein and Wilmington Trust, National Association (the Trustee), as supplemented (the Indenture). The terms of the Notes include those stated in the Indenture and, except as specified below, those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the Trust Indenture Act). The Notes are subject to all such terms pursuant to the provisions of the Indenture, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the proposed form of the indenture are available as described under “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under “—Certain Definitions.”

Brief Description of the 2019 Exchange Notes and the Note Guarantees

The Notes will be:

•	general unsecured senior obligations of the Company;

•	pari passu in right of payment with any existing and future Senior Indebtedness (including the Credit Agreement) of the Company;

•	effectively subordinated to all Secured Indebtedness of the Company (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any future Subordinated Indebtedness of the Company;

•	initially guaranteed on a senior unsecured basis by each Guarantor;

•	structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of Non-Guarantors; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Notes and the indenture will be, jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis by all of the Guarantors. See the section entitled “—Guarantees.”

Each Note Guarantee (as defined below) will be:

•	a general unsecured senior obligation of the Guarantor;

•	pari passu in right of payment with any existing and future Senior Indebtedness (including the Credit Agreement) of the Guarantor;

•	effectively subordinated to all Secured Indebtedness of the Guarantor (including the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future Subordinated Indebtedness of the Guarantor.

Principal, Maturity and Interest

The Dollar Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, and the Euro Notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof. The rights of Holders of beneficial interests in the Dollar Notes to receive the payments on such Dollar Notes are subject to applicable procedures of DTC. The rights of holders of beneficial interests in the Euro Notes to receive payments on such Euro Notes are subject to the applicable procedures of Euroclear and/or Clearstream. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Notes will be issued in an aggregate principal amount of $1,015 million of Dollar Notes and €250 million of Euro Notes on the Issue Date. The Notes will mature on April 1, 2019. Interest on the Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2012, to Holders of record on the immediately preceding March 15 and September 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Additional Notes

The indenture will provide for the issuance of additional Dollar Notes and additional Euro Notes (together, the Additional Notes) from time to time under the Indenture. The Indenture will provide for the issuance of Additional Notes having identical terms and conditions to the Notes offered hereby, subject to compliance with the covenants contained in the indenture. Additional Notes will be part of the same issue as the Notes offered hereby under the indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Payments

Principal of, and premium, if any, interest and Additional Interest, if any, on (1) the Dollar Notes will be payable at the office or agency of the Company maintained for such purpose in the City and State of New York (the Dollar Paying Agent) and (2) the Euro Notes will be payable at the office or agency of the Company maintained for such purpose in the City and State of New York or London, England (the Euro Paying Agent, and together with the Dollar Paying Agent and any other paying agent maintained by the Company, the paying agent or, at the option of the paying agent, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders provided that all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Dollar Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (DTC) or its nominee and Euro Notes represented by one or more global notes registered in the name or held by the common depository of Euroclear and Clearstream or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose in the City and State of New York (in the case of the Dollar Notes) and, the office or agency in London, England, will be the office of the Euro Paying Agent maintained for such purpose in London, England (in the case of the Euro Notes).

Guarantees

The obligations of the Company under the Notes and the indenture are, jointly and severally, fully and unconditionally guaranteed, subject to below exceptions, on a senior unsecured basis (the Note Guarantees) by Holdings and each existing and future 100% Owned Domestic Subsidiary that guarantees the Credit Agreement (each, a Guarantor).

In addition, if Holdings, the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Domestic Subsidiary (other than an Immaterial Subsidiary) after the Issue Date, which Subsidiary guarantees the Credit Agreement, Holdings will cause such new Subsidiary to provide a Note Guarantee.

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to the Notes—A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”

The Note Guarantee of a Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture,

(2)	the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary,

(3)	defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and Discharge,”

(4)	to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause,

(5)	such Guarantor being released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Credit Agreement (it being understood that a release subject to reinstatement is considered a release), or

(6)	upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and joint ventures over the claims of creditors of the Company, including Holders of the Notes. The Notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Company (other than the Guarantors) and joint ventures. As of May 31, 2012, on a pro forma basis, the Company’s non-guarantor subsidiaries had $810.4 million of outstanding liabilities, including trade payables but excluding inter-company obligations. For the twelve months ended May 31, 2012, the Company’s non-guarantor subsidiaries generated 48% of its total revenues. Although the indenture limits the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Optional Redemption

Except as set forth in the next three paragraphs, the Notes are not redeemable at the option of the Company.

At any time prior to April 1, 2015, the Company may redeem the Dollar Notes and may redeem the Euro Notes, in each case, in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

At any time and from time to time on or after April 1, 2015, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest thereon and Additional Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 1 of the year indicated below:

	Dollar Notes Percentage	Euro Notes Percentage
2015	107.031%	107.500%
2016	104.688%	105.000%
2017	102.344%	102.500%
2018 and thereafter	100.000%	100.000%

At any time and from time to time prior to April 1, 2015, the Company may redeem (i) Dollar Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 109.375% plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including Additional Notes that are Dollar Notes) and (ii) Euro Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 110.000% plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Euro Notes (including Additional Notes that are Euro Notes), provided that

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2)	(i) in the case of Dollar Notes, not less than 50% of the original aggregate principal amount of the Dollar Notes issued under the Indenture remains outstanding immediately thereafter (excluding Dollar Notes held by the Company or any of its Restricted Subsidiaries) and (ii) in the case of Euro Notes, not less than 50% of the original aggregate principal amount of the Euro Notes issued under the Indenture remains outstanding immediately thereafter (excluding Euro Notes held by the Company or any of its Restricted Subsidiaries).

Notice of redemption will be provided as set forth under “—Selection and Notice” below.

Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of this prospectus, we become or, based upon a written opinion of independent tax counsel satisfactory to the Trustee, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the Euro Notes, then we may at any time at our option redeem, in whole but not in part, the Euro Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued by unpaid on those Euro Notes to the date fixed for redemption.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Euro Notes such additional amounts as are necessary in order that the net payment by us or any applicable withholding agent of the principal of and interest on the Euro Notes to a beneficial owner who is not a United States person (as defined below), after deduction for any present or future Tax of the United States or a political subdivision or taxing authority of or within the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Euro Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(a)	to any Tax that is imposed or withheld solely by reason of the holder or beneficial owner being considered as:

1)	having a current or former connection with the United States, including being or having been a citizen or resident of the United States;

2)	being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, or a corporation that has accumulated earnings to avoid United States federal income tax;

3)	being or having been a “10-percent stockholder” of us as defined in section 871(h)(3) of the Code; or

4)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)	to any U.S. federal withholding Tax imposed under sections 1471 through 1474 of the Code, as of the date of this prospectus (or any amended or successor version to the extent that such version is substantively comparable) and any current or future regulations or official interpretations thereof;

(c)	to any holder that is not the sole beneficial owner of the Euro Notes, or a portion of the Euro Notes, or that is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of a partnership would not have been entitled to the payment of an additional amount had the beneficial owner, beneficiary, settlor, or member received directly its beneficial or distribute share of the payment, and only if there is no material cost or legal restriction associated with transferring the Euro Notes to such beneficial owner, beneficiary, settlor, or member;

(d)	to any Tax that would not have been imposed but for the failure of the holder or beneficial owner, following the Company’s written request addressed to the holder or beneficial owner (and made at time that would enable the holder or beneficial owner to comply with that request, and in all events, at least 45 days before any such withholding or deduction would be required on payments to the holder or beneficial owner), to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Euro Notes, if compliance is required by statute, by regulation of the United States Treasury Department, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Tax, but, in each case, only to the extent that the holder or beneficial owner is legally eligible to provide such certification, identification or information;

(e)	to any Tax that is imposed otherwise than by withholding from payments to a holder or beneficial owner under, or with respect to, the Euro Notes;

(f)	to any estate, inheritance, gift, sales, transfer or similar Taxes;

(g)	where withholding or deduction is imposed on a payment and is required to be made pursuant to European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, that Directive;

(h)	to any Tax required to be withheld from any payment of principal of or interest on any Euro Note, if such payment can be made without such withholding by at least one other available paying agent;

(i)	to any Tax that would not have been imposed but for the presentation by the holder for payment (where presentation is required) more than 30 days after the date on which payment becomes due and payable or the date on which payment thereof is first made available for payment to the holder or the date (except to the extent that the holder would have been entitled to additional amounts had the Euro Note been presented on the last day of such 30 day period); or

(j)	in the case of any combination of items (a) through (i).

The Company or the relevant Guarantor (if it is the applicable withholding agent) will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. The Company or the relevant Guarantor will use its reasonable best efforts to obtain tax receipts from each taxing authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will furnish to the Trustee (or to a holder upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not available, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

Whenever in the indenture or in this “Description of the 2019 Exchange Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of additional amounts described under this heading “—Payment of Additional Amounts” to the extent that, in such context, such additional amounts are, were or would be payable in respect thereof.

As used under this heading “—Payments of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, and the term “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Sinking Fund

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “Change of Control,” “Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Dollar Notes or the Euro Notes are to be redeemed at any time, the Trustee will select the applicable Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Company, and in compliance with the requirements of DTC, or if Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no Dollar Note of $2,000 in aggregate principal amount or less shall be redeemed in part and no Euro Note of €100,000 in aggregate principal amount or less shall be redeemed in part.

If and for so long as the Euro Notes are listed on the Global Exchange Market and the rules of the Global Exchange Market so require, the Company shall publish notice of redemption on the official website of the Irish Stock Exchange or in a daily newspaper with general circulation in Dublin (which is expected to be The Irish Times) and in addition to such publication, not less than 30 nor more than 60 days prior to the redemption date, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. The Trustee shall not be liable for selections made by it under this paragraph.

Notices of redemption will be delivered electronically or mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the payment of the redemption payment interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

The indenture will provide that if a Change of Control occurs, unless the Company has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Company will make an offer to purchase all of the Notes (the Change of Control Offer) at a price in cash (the Change of Control Payment) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Credit Agreement will, and future credit agreements or other agreements to which the Company becomes a party may, provide that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the indenture) and prohibit or limit the Company from purchasing any Notes pursuant to this covenant. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness” and “Certain Covenants—Limitation on Liens.” Such restrictions in the indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the indenture.

Suspension of Covenants on Achievement of Investment Grade Status

Following the first day:

(a)	the Notes have achieved Investment Grade Status; and

(b)	provided that no Default or Event of Default has occurred and is continuing under the indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), Holdings, the Company and its Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the following headings (collectively, the Suspended Covenants):

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Limitation on Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Guarantees,” and

•	The provisions of clause (3) of the first paragraph of “—Merger and Consolidation.”

If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the Reversion Date) and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of Holdings, the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(c) of the second paragraph of “—Limitation on Indebtedness.” On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” In addition, any future obligation to grant further Guarantees shall be released. All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, Holdings and any of their Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness under this paragraph if, after giving pro forma effect to such Incurrence (including pro forma application of the net proceeds therefrom), more than an aggregate of $100.0 million of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph at such time.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (collectively, Permitted Debt):

(1)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $3,850.0 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)	Guarantees by Holdings, the Company or any Restricted Subsidiary of Indebtedness of Holdings, the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of the indenture;

(3)	Indebtedness of Holdings or the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Holdings, the Company or any Restricted Subsidiary; provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Holdings, the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Holdings, the Company or such Restricted Subsidiary, as the case may be;

(4)	Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3)) outstanding on the Issue Date, (c) Refinancing Indebtedness (including, in the case of the Notes (other than any Additional Notes), the Existing Notes and any Guarantee thereof, any exchange notes and related exchange guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement and the registration rights agreement related to the Existing Notes) Incurred in respect of any Indebtedness described in this clause or clauses (5), (6), (7), (9), (10) or (14) of this paragraph or Incurred pursuant to the first paragraph of this covenant, and (d) Management Advances;

(5)	Indebtedness of (x) Holdings, the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by Holdings, the Company or any Restricted Subsidiary or merged into or consolidated with Holdings, the Company or a Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(a)	Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

(b)	the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation; or

(c)	such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings, the Company or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $150.0 million and (b) 2.0% of Total Assets at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(8)	Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)

Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of Holdings, the Company and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Holdings, the Company and its Restricted Subsidiaries in connection with such disposition;

(10)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by Holdings from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of Holdings, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent Holdings and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent Holdings or any of its Restricted Subsidiaries make a Restricted Payment;

(11)	Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of (a) $150.0 million and (b) 2.0% of Total Assets at any time outstanding;

(12)	Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any current or former employee, director or consultant of the Company, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Company or any of its Parents that is permitted by the covenant described below under “—Limitation on Restricted Payments”;

(13)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business; and

(14)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed $175.0 million.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2)	additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3)	all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of the description of this covenant;

(4)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (10), (11) or (14) of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(6)	the principal amount of any Disqualified Stock of Holdings, the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(8)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this “—Limitation on Indebtedness.” The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Holdings and the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under this “—Limitation on Indebtedness,” Holdings and the Company shall be in default of this covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings, the Company or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The indenture will provide that Holdings and the Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of Holdings, the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings, the Company or such Guarantor, as the case may be.

The indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Limitation on Restricted Payments

Holdings and the Company will not, and will not permit any of their Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of Holdings’, the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving Holdings, the Company or any of their Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of Holdings (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

(b)	dividends or distributions payable to any of Holdings, the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than Holdings, the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)	purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of Holdings, the Company or any Parent of Holdings held by Persons other than Holdings, the Company or a Restricted Subsidiary;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under “—Limitation on Indebtedness”); or

(4)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a Restricted Payment), if at the time Holdings, the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b)	Holdings and the Company are not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (6), (10), (11), (17) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from March 1, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of Holdings are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)

100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Holdings and the Company from the issue or sale of their Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or the Company subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings, the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by Holdings, the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the second succeeding paragraph and (z) Excluded Contributions);

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Holdings, the Company or any Restricted Subsidiary from the issuance or sale (other than to Holdings, the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by Holdings, the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by Holdings, the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by Holdings, the Company or any Restricted Subsidiary upon such conversion or exchange;

(iv)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to Holdings, the Company or a Restricted Subsidiary) of Restricted Investments made by Holdings, the Company or their Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings, the Company or their Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings, the Company or their Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to Holdings, the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by Holdings, the Company or a Restricted Subsidiary pursuant to clause (10) or (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; and

(v)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Holdings, the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings, the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by Holdings, the Company or a Restricted Subsidiary pursuant to clause (10) or (14) of the next succeeding paragraph or to the extent of the amount of the Investment that constituted a Permitted Investment.

The foregoing provisions will not prohibit any of the following (collectively, Permitted Payments):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of the indenture;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Disqualified Stock or Designated Preferred Stock) (Refunding Capital Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of Holdings; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (c) of the preceding paragraph;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of Holdings, the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of Holdings, the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a)	from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below, but only if the Company shall have first complied with the terms described under “—Limitation on Sales of Assets and Subsidiary Stock” and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a change of control), but only if the Company shall have first complied with the terms described under “—Change of Control” and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings, the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)

a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of Holdings or any of its Parents held by any future, present or former employee, director or consultant of Holdings, the Company, any of their Subsidiaries or any of their Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $25.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $35.0 million in any fiscal year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings and, to the extent contributed to the capital of Holdings (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any of Holdings’ Parents, in each case to members of management, directors or consultants of Holdings, the Company, any of their Subsidiaries or any of their Parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Holdings and its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to Holdings, the Company or any Restricted Subsidiary from members of management, directors, employees or consultants of Holdings, the Company or any of its Parents or Restricted Subsidiaries in connection with a repurchase of Capital Stock of Holdings, the Company or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(7)	the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

(8)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)	dividends, loans, advances or distributions to any Parent or other payments by Holdings, the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(a)	the amounts required for any Parent to pay any Parent Expenses or any Related Taxes; or

(b)	amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3), (5) and (12) of the second paragraph under “—Limitation on Affiliate Transactions”;

(10)	the declaration and payment by Holdings of, dividends on the common stock or common equity interests of Holdings or any Parent following a public offering of such common stock or common equity interests, in an amount not to exceed 6% in any fiscal year of the aggregate proceeds received by or contributed to Holdings in or from all such public offerings;

(11)	payments by Holdings, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of Holdings or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12)	Restricted Payments that are made with Excluded Contributions;

(13)

(i) the declaration and payment of dividends on Designated Preferred Stock of Holdings issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by Holdings or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of Holdings, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness”;

(14)	dividends or other distributions of Capital Stock of, or Indebtedness owed to Holdings, the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(16)	any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any Parent of Holdings to permit payment by such Parent of such amounts), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by Holdings, would be permitted by) the covenant described under clause (13) of “—Limitation on Affiliate Transactions”;

(17)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $75.0 million;

(18)	mandatory redemptions of Preferred Stock issued as a Restricted Payment or as consideration for a Permitted Investment; and

(19)	the declaration and payment of dividends or distributions to Parent to fund the repayment, repurchase, redemption, defeasance, or otherwise acquire or retire for value Holdco PIK Loans, together with accrued and unpaid interest or premium thereon to the redemption date thereof, plus any fees and expenses related thereto.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Holdings, the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be their face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of Holdings acting in good faith.

Limitation on Liens

The Company and Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of their property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the Initial Lien), without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Each of the Company and Holdings will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(B)	make any loans or advances to Holdings, the Company or any Restricted Subsidiary; or

(C)	sell, lease or transfer any of its property or assets to Holdings, the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to Holdings, the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

The provisions of the preceding paragraph will not prohibit:

(1)	any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)	any encumbrance or restriction pursuant to the indenture, the Notes and the Note Guarantees;

(3)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into Holdings, the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by Holdings, the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by Holdings or the Company or was merged, consolidated or otherwise combined with or into Holdings, the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)	any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b)	contained in mortgages, pledges, charges or other security agreements permitted under the indenture or securing Indebtedness of Holdings, the Company or a Restricted Subsidiary permitted under the indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of Holdings, the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)	customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(9)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction pursuant to Hedging Obligations;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13)	restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of Holdings, are necessary or advisable to effect such Securitization Facility;

(14)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(15)	any encumbrance or restriction existing by reason of any lien permitted under “—Limitation on Liens;” or

(16)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this paragraph or this clause (an Initial Agreement) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this paragraph or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Limitation on Sales of Assets and Subsidiary Stock

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	Holdings, the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of Holdings, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by Holdings, the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings, the Company or such Restricted Subsidiary, as the case may be:

(a)	to the extent Holdings, the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Holdings, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness; provided that, to the extent the Company redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii), the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(b)	to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 450th day;

provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, Holdings, the Company and their Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by the indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under the indenture. On the 451st day after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under the indenture exceeds $50.0 million, the Company will within 10 Business Days be required to make an offer (Asset Disposition Offer) to all Holders of Notes issued under such indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Dollar Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and, with respect to the Euro Notes, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Company upon converting such portion into U.S. dollars.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by Holdings, the Company or any Restricted Subsidiary of the Company from the transferee that are converted by Holdings, the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that Holdings, the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Holdings, the Company or any Restricted Subsidiary; and

(5)	any Designated Non-Cash Consideration received by Holdings, the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $125.0 million and 1.75% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof.

The Credit Agreement will prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any Notes pursuant to this covenant. In the event the Company is prohibited from purchasing the Notes, the Company could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture.

Limitation on Affiliate Transactions

The Company and Holdings will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an Affiliate Transaction) involving aggregate value in excess of $5.0 million unless:

(1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Holdings, the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate value in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Holdings.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors of Holdings, if any.

The provisions of the preceding paragraph will not apply to:

(1)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” or any Permitted Investment;

(2)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of Holdings, the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long- term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of Holdings or the Company, in each case in the ordinary course of business;

(3)	any Management Advances and any waiver or transaction with respect thereto;

(4)	any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)	the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary of the Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)	the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(7)	any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(8)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)	any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)	issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)	without duplication in respect of payments made pursuant to clause (12) hereof, (a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring or advisory fees and related expenses and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith;

(12)	payment to any Permitted Holder of all out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13)	the Transactions and the payment of all fees and expenses related to the Transactions;

(14)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(15)	the existence of, or the performance by Holdings, the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings, the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects; and

(16)	any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Holdings, the Company and their Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Reports

So long as any notes are outstanding, Holdings will furnish to the Trustee:

(1)	within 90 (135 days in the case of the first two fiscal years ending after the Issue Date) days after the end of each fiscal year, annual reports of Holdings containing substantially all of the financial information that would have been required to be contained in an prospectus on Form 10-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act (but only to the extent similar information is included in this prospectus), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with GAAP;

(2)	within 45 days (75 days in the case of the first three fiscal quarters ending after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of Holdings containing substantially all of the financial information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if Holdings had been a reporting company under the Exchange Act (but only to the extent similar information is provided in this prospectus), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) unaudited quarterly financial statements prepared in accordance with GAAP; and

(3)	within the time periods specified for filing Current Reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if Holdings determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of Holdings and its Restricted Subsidiaries, taken as a whole;

provided further, however, that such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) and (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC.

At any time that any of the Subsidiaries of Holdings are Unrestricted Subsidiaries, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

So long as any notes are outstanding, Holdings will also:

(1)	issue a press release to an internationally recognized wire service no fewer than three business days prior to the first public disclosure of the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this “Certain Covenants—Reports” covenant announcing the date on which such reports will become publicly available and directing noteholders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of Holdings to obtain copies of such reports;

(2)	within 10 business days after furnishing to the trustee the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this “Reports” covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period;

(3)	issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at Holdings to obtain such information; and

(4)	maintain a website (which may be password protected) to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports and press releases required by this “Reports” covenant are posted.

In addition, Holdings shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

In the event that any Parent of the Company becomes a guarantor of the Notes, the indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such Parent; provided that, to the extent required by Rule 3-10 of Regulation S-X promulgated by the SEC, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Limitation on Guarantees

The Company will not permit any of their Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee other capital markets debt securities of the Company or any Restricted Subsidiary or guarantee all or a portion of the Credit Agreement), other than a Guarantor, to Guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the indenture and a joinder or supplement to the Registration Rights Agreement providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; provided that

(a)	if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(b)	if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or the Guarantor’s Guarantee are subordinated to such Indebtedness; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the indenture; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Company may elect, in their sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described above.

Merger and Consolidation

The Company

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the Successor Company) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and the indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, either (a) Holdings and the Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such indenture or the Notes.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding clauses (2) and (3) (which do not apply to the transactions referred to in this sentence), any Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The foregoing provisions (other than the requirements of clause (2) of the first paragraph of this covenant) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

Guarantors

No Guarantor may:

(1)	consolidate with or merge with or into any Person; or

(2)	sell, convey , transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or

(3)	permit any Person to merge with or into the Guarantor,

unless

(A)	the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)	(1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes; and

(2)	immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Events of Default

Each of the following is an Event of Default under the indenture:

(1)	default in any payment of interest or Additional Interest, if any, on any Note when due and payable, continued for 30 days;

(2)	default in the payment of the principal amount of or premium, if any, on any Note issued under the indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure to comply with Holdings’ or the Company’s agreements or obligations contained in the indenture for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (payment default); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the cross acceleration provision);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(5)	certain events of bankruptcy, insolvency or court protection of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the bankruptcy provisions);

(6)	failure by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $75.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the judgment default provision); and

(7)	any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of the indenture or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with the indenture.

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes under the indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interests, or Additional Interest, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture will provide that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it against all fees, losses and expenses caused by taking or not taking such action.

The indenture will provide that if a Default occurs and is continuing and the Trustee is informed of such occurrence by the Company, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which they are aware which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

The Notes will provide for the Trustee to take action on behalf of the Holders in certain circumstances, but only if the Trustee is indemnified to its satisfaction.

Amendments and Waivers

Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) provided, however, that, if any amendment, supplement, modification or waiver will only affect the Dollar Notes or the Euro Notes, only the consent of the Holders of at least a majority in principal amount of the then outstanding Dollar Notes or Euro Notes (and not the consent of the Holders of at least a majority of all Notes), as the case may be, shall be required. However an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3)	reduce the principal of or extend the Stated Maturity of any such Note;

(4)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “—Optional Redemption”;

(5)	make any such Note payable in money other than that stated in such Note;

(6)	impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)	waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents to:

(1)	cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of the 2019 Exchange Notes,” or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of any Company under any Note Document;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)	make any change that does not adversely affect the rights of any Holder in any material respect;

(6)	at the Company’s election, comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, if such qualification is required;

(7)	make such provisions as necessary (as determined in good faith by the Company) for the issuance of Exchange Notes and Additional Notes;

(8)	to provide for any Restricted Subsidiary to provide a Guarantee in accordance with the Covenant described under “—Certain Covenants—Limitation on Indebtedness,” to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the indenture;

(9)	to evidence and provide for the acceptance and appointment under the indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document; or

(10)	to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of Notes and the Exchange Notes; provided, however, that (i) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The Company will, if and for so long as the Euro Notes are listed on the Global Exchange Market, to the extent required by the rules of the Global Exchange Market, inform the Global Exchange Market of any of the foregoing amendments, supplements and waivers and provide, if necessary, a supplement to this prospectus setting forth reasonable details in connection with any such amendments, supplements or waivers.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

If and for so long as the Euro Notes are listed on the Global Exchange Market and the rules of such exchange so require, the Company will publish notice of any amendment, supplement and waiver on the official website of the Irish Stock Exchange or in a daily newspaper with general circulation in Dublin (which is expected to be The Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie).

Defeasance

The Company at any time may terminate all obligations of the Company under the Notes and the indenture (legal defeasance) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Company in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.

The Company at any time may terminate their obligations under the covenants described under “—Certain Covenants” (other than clauses (1) and (2) of “—Merger and Consolidation”) and “—Change of Control” and the default provisions relating to such covenants described under “—Events of Default” above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Company and Significant Subsidiaries, the judgment default provision and the guarantee provision described under “—Events of Default” above (covenant defeasance).

The Company at its option at any time may exercise its legal defeasance option notwithstanding their prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to the Company and Significant Subsidiaries), (6) or (7) under “—Events of Default” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the defeasance trust) with the Trustee cash in dollars or U.S. Government Obligations or a combination thereof, in the case of Dollar Notes, and cash in euro, euro-denominated Government Securities, or a combination thereof, in the case of Euro Notes for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1)	an Opinion of Counsel in the United States stating that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)	an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(3)	an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(4)	an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (2) the Company has deposited or caused to be deposited with the Trustee, money or U.S. Government Obligations, or a combination thereof, as applicable, in the case of Dollar Notes, and money in euro or euro-denominated Government Securities or a combination thereof, as applicable, in the case of Euro Notes, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Company has paid or caused to be paid all other sums payable under the indenture; and (4) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “—Satisfaction and Discharge” section of the indenture relating to the satisfaction and discharge of the indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or stockholder of the Company or any of its respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee and Certain Agents

Wilmington Trust, National Association is to be appointed as Trustee under the indenture. The indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the indenture will not be construed as an obligation or duty.

The indenture will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company and its Affiliates and Subsidiaries.

The indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the then outstanding Notes, or may resign at any time by giving written notice to the Company and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Company may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The indenture will contain provisions for the indemnification of the Trustee for any loss, liability, taxes and expenses incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of the indenture.

Notices

All notices to Holders of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar. For so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of Book-Entry Interests.

In addition, if and for so long as any of the Euro Notes are listed on the Global Exchange and the rules of the Global Exchange so require, notices with respect to the Euro Notes listed on the Global Exchange will be published on the official website of the Irish Stock Exchange or in a leading newspaper having general circulation in Dublin (which is expected to be in The Irish Times) or if, in the opinion of the Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe. For so long as any Euro Notes are represented by Global Notes, all notices to Holders of the Euro Notes will be delivered to Euroclear and Clearstream, delivery of which shall be deemed to satisfy the requirements of this paragraph, each of which will give such notices to the holders of Book-Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

The indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Listing

An application will be made to list the euro notes on the Official List of the Irish Stock Exchange and for trading on the Global Exchange Market. There are no assurances that the euro notes will be admitted to the Official List of the Irish Stock Exchange. As long as the euro notes remain outstanding, the Company shall, to the extent reasonably practicable and permitted as a matter of law, ensure that there is a paying agent for the euro notes in a member state of the European Union (if such a state exists) that will not be obliged to withhold or deduct tax (1) pursuant to U.S. law in the event definitive registered euro notes are issued or (2) pursuant to any European Union Directive (including Council Directive 2003/48/EC on the taxation of savings income) or any law implementing or complying with or introduced in order to conform to any such Directive.

For so long as the euro notes are listed on the Official List of the Irish Stock Exchange and admitted for trading on the Global Exchange Market, the Company will publish a notice of any change of paying agent, registrar or transfer agent in a newspaper having a general circulation in Dublin (which is expected to be The Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie).

Certain Definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)	any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means the greater of (A) 1% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at April 1, 2015 (such redemption price (expressed in percentage of principal amount) being set forth in the table under “—Optional Redemption (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Applicable Treasury Rate” means:

(i)	in the case of a redemption of the Dollar Notes, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to April 1, 2015; provided, however, that if the period from the redemption date to April 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and

(ii)

in the case of a redemption of the Euro Notes, the yield to maturity at the time of computation of German Bundesanleihe securities selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such Redemption Date to April 1, 2015 and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Euro Notes and of a maturity most nearly equal to April 1, 2015; provided, however, that, if the period from such Redemption Date to April 1, 2015 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Applicable Treasury Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such Redemption Date to April 1, 2015 is less than one year, a fixed maturity of one year shall be used. “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than Capital Stock of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a disposition); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by Holdings, the Company or a Restricted Subsidiary to Holdings, the Company or a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)	a disposition of inventory or other assets in the ordinary course of business;

(4)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)	transactions permitted under “—Certain Covenants—Merger and Consolidation—The Company” or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $25.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(18)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by the indenture; and

(19)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Board of Directors” means (1) with respect to Holdings, the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	(a) United States dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(10)	for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Clearstream “ means Clearstream Banking, a société anonyme as currently in effect or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (w), (x) and (y) in clause (1) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Credit Agreement, Holdco PIK Loans and any Securitization Fees, and (ii) any amendment or other modification of the Notes, the Credit Agreement, Holdco PIK Loans and any Securitization Fees, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are included in this clause (e) for actions not related to the Transactions shall not exceed 15.0% of Consolidated EBITDA in any four-quarter period; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to GGC to the extent otherwise permitted under “Certain Covenants—Limitation on Affiliate Transactions”; plus

(h)	the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, and (y) such actions have been taken or initiated no later than 12 months after the Issue Date; plus

(i)	the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(j)	any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments;” plus

(k)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l)	any net loss included in the consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (ASC 810); plus

(m)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; and

(n)	net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(2)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings, the Company and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (d) any net income included in the consolidated financial statements due to the application of ASC 810; and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (u) any expense resulting from the application of debt modification accounting, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expense resulting from bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any Parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the indenture, and (c) restrictions specified in clause (12)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of Holdings, the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Holdings, the Company or any Restricted Subsidiary owing to Holdings, the Company or any Restricted Subsidiary;

(11)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset impairment charge or write-off;

(13)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(14)	accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, shall be excluded;

(15)	any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded; and

(16)	the amount of any expense to the extent a corresponding amount is received in cash by the Company and the Restricted Subsidiaries from a Person other than the Company or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods).

“Consolidated Secured Leverage” means the sum of the aggregate outstanding Secured Indebtedness for borrowed money of Holdings, the Company and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of Holdings, the Company and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of Holdings are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (primary obligations) of any other Person (the primary obligor), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means the Credit Agreement to be entered into by and among the Company, Holdings, certain of their Subsidiaries identified therein as guarantors, the senior lenders (as named therein), Bank of America, N.A., as the administrative agent for the lenders, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to Holdings, the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by Holdings, the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Designated Preferred Stock” means, with respect to Holdings and the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of Holdings or the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (c)(ii) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings or the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under “—Certain Covenants—Limitation on Restricted Payments;” provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings, the Company or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euroclear” means Euroclear Bank S.A./N.V. or any successor clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of Holdings or the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of Holdings, the Company or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by Holdings or the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of Holdings or the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of Holdings or the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Notes” means the 11 1/2% Senior Notes due 2018 issued by the Company.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of Holdings or the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that Holdings, the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the Fixed Charge Coverage Ratio Calculation Date), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions described in the second paragraph under “—Certain Covenants—Limitation on Indebtedness.”

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by Holdings, the Company or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings, the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of Holdings or the Company (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such Period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in the indenture, all ratios and calculations based on GAAP contained in the indenture shall be computed in accordance with GAAP. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under “Reports,” in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“GGC” means, collectively, Golden Gate Capital Management, L.L.C., Golden Gate Capital Management II, L.L.C., Golden Gate Capital Private Equity, Inc., GGC Opportunity Fund Management GP, Ltd. and funds or partnerships related, managed or advised by any of them or any Affiliate of any of them.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union as of January 1, 2007 (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged.”

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holdco PIK Loans” means term loans made under the Holdco PIK Term Loan Agreement dated as of March 2, 2007, among Infor Global Solutions Intermediate Holdings Limited, a Cayman Islands exempted company, Infor Lux Bond Company, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg as borrower thereunder, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended on the Issue Date (the Holdco PIK Agreement) and, unless the context otherwise requires, the aggregate amount of interest paid in respect of the Holdco PIK Loans that is capitalized and added to the principal amount of the Holdco PIK Loans pursuant to the Holdco PIK Agreement.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC in the case of the Dollar Notes, and to the nominee of the common depositary for the accounts of Euroclear and Clearstream in the case of the Euro Notes.

“Holdings” means GGC Software Holdings, Inc., a Delaware corporation, and its successors.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Company and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and Consolidated EBITDA of less than 3.0% of the Company’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	Cash Management Services;

(iii)	in connection with the purchase by Holdings, the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Holdings, the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” will include the portion (proportionate to Holdings or the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Holdings or the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings or the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Holdings’ or the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Holdings’ or the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Holdings or the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings or the Company.

“Investment Grade” means (i) BBB- or higher by S&P; (ii) Baa3 or higher by Moody’s, or (iii) the equivalent of such ratings by S&P or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A—” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1)	a rating of “BBB-” or higher from S&P; and

(2)	a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means April 5, 2012.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, Holdings, the Company or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of Holdings, the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $15.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Parent, Holdings, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Documents” means the Notes (including Additional Notes), the Guarantees and the indenture.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person and meeting the requirements of the indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent” means any Person of which Holdings at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)	obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries; and

(5)	expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(y)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of Holdings or the Company which ranks equally in right of payment to the Notes or any Guarantee if such Guarantee ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted Holders” means, collectively, (1) GGC, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent, Holdings or the Company, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, GGC and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings, the Company or any of its Parents held by such group.

“Permitted Investment” means (in each case, by Holdings, the Company or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)	Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(12)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” (except those described in clauses (1), (3), (6), (8), (9), (12) and (14) of that paragraph);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with the indenture;

(15)	(i) Guarantees not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Company or any of its Restricted Subsidiaries that are permitted by the indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the indenture;

(17)

Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20)	Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $125.0 million and 1.75% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(21)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $150.0 million and 2.00% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in the section entitled “—Certain Covenants—Limitation on Restricted Payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21).

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)

encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6)	Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under the indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under clause (8)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof , which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9)	Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(10)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(11)	Liens existing on the Issue Date, excluding Liens securing the Credit Agreement;

(12)

Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary);

provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(19)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the indenture to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(21)	Liens Incurred to secure Obligations in respect of any Indebtedness permitted by clause (7) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(22)	Liens to secure Indebtedness of any Foreign Subsidiary permitted by clause (11) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” covering only the assets of such Foreign Subsidiary;

(23)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(24)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(25)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)	Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(27)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the indenture;

(28)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(29)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(30)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $175.0 million and (b) 2.5% of Total Assets at any one time outstanding; and

(32)	Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided that, with respect to liens securing Obligations permitted under this clause, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 4.25 to 1.00; provided further that, for purposes of calculating the Consolidated Secured Leverage Ratio pursuant to this clause the total amount of Indebtedness permitted to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness” shall be deemed to be outstanding and secured by Liens.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by any Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Company), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings and (iv) the Obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary). The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement shall not be deemed a Qualified Securitization Financing.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of the indenture or Incurred in compliance with the indenture (including Indebtedness of Holdings or the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Holdings, the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes and such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(2)	Refinancing Indebtedness shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings or the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of Holdings, the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of Additional Notes in a private offering by the Company after the Issue Date.

“Related Taxes” means:

(1)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts,

excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b)	being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)	having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to “—Certain Covenants—Limitation on Restricted Payments”; or

(2)	if and for so long as the Company or Holdings is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that Holdings, the Company or its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if Holdings, the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of Holdings, the Company and its Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Holdings or the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Senior Management” means the officers, directors, and other members of senior management of Holdings, the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Holdings, the Company or any of its Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total assets of Holdings, the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries that is internally available, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the transactions contemplated by that certain Contribution Agreement, dated as of March 8, 2012, by and between GGC Software Parent, Inc., a Delaware corporation, and Holdings.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Holdings or the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings or the Company in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings or the Company may designate any Subsidiary of Holdings or the Company, respectively, (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, Holdings, the Company or any other Subsidiary of Holdings or the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of Holdings or the Company in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of Holdings or the Company, all of the Capital Stock of which is owned by Holdings, the Company or a Guarantor.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Original Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Original Notes who hold the Original Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold Original Notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Original Notes

The exchange of your Original Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Original Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Original Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Original Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Original Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes if the Original Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make as a result thereof.

LEGAL MATTERS

The validity of the Exchange Notes and the guarantees offered in this prospectus will be passed upon for us by Kirkland & Ellis LLP, New York, New York (a limited liability partnership that includes professional corporations).

EXPERTS

The consolidated financial statements of Infor, Inc. as of May 31, 2012 and May 31, 2011, and for each of the three years in the period ended May 31, 2012, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Lawson Software, Inc. as of May 31, 2011 and May 31, 2010, and for each of the three years in the period ended May 31, 2011, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are not currently subject to the periodic reporting requirements of the Exchange Act. For so long as any notes remain outstanding, during such times as we are not required to file periodic reports with the SEC we will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required pursuant to Rule 144A(d)(4) under the Securities Act. Any such request should be directed to http://www.infor.com/company/investor-information/ or at investors@infor.com.

INDEX TO THE FINANCIAL STATEMENTS OF INFOR, INC. AND LAWSON SOFTWARE, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Infor, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows present fairly, in all material respects, the financial position of Infor, Inc. and its subsidiaries at May 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia

August 23, 2012

INFOR, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts which are actuals)

	May 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$384.4	$337.0
Accounts receivable, net of allowance for doubtful accounts of $18.1 and $20.6 at May 31, 2012 and May 31, 2011, respectively	412.6	321.9
Prepaid expenses	100.1	77.6
Income tax receivable	36.0	3.2
Other current assets	20.7	13.0
Deferred tax assets	11.4	3.0

Total current assets	965.2	755.7
Property and equipment, net	63.3	37.1
Intangible assets, net	1,257.3	653.7
Goodwill	4,011.4	3,065.2
Deferred tax assets	75.1	85.1
Other assets	44.5	28.0
Deferred financing fees, net	138.2	55.2

Total assets	$6,555.0	$4,680.0

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$49.5	$48.1
Income taxes payable	18.7	17.0
Accrued expenses	434.5	282.9
Deferred tax liabilities	45.8	—
Deferred revenue	851.9	577.1
Current portion of long-term obligations	90.8	83.2

Total current liabilities	1,491.2	1,008.3
Long-term debt	5,267.8	4,301.2
Deferred tax liabilities	179.8	30.2
Due to affiliate	—	329.8
Other long-term liabilities	215.3	211.4

Total liabilities	7,154.1	5,880.9
Commitments and contingencies (Note 14)
Stockholders’ deficit
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding at May 31, 2012 and May 31, 2011	—	—
Additional paid-in capital	1,234.2	71.3
Receivable from stockholders	—	(5.0)
Accumulated other comprehensive (loss) income	(38.1)	218.0
Accumulated deficit	(1,795.2)	(1,485.2)

Total stockholders’ deficit	(599.1)	(1,200.9)

Total liabilities and stockholders’ deficit	$6,555.0	$4,680.0

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended May 31,
	2012	2011	2010
Revenues:
License fees	$505.3	$367.9	$339.5
Product updates and support fees	1,284.4	995.8	1,000.0

Software revenues	1,789.7	1,363.7	1,339.5
Consulting services and other fees	751.0	510.0	497.1

Total revenues	2,540.7	1,873.7	1,836.6

Operating expenses:
Cost of license fees(1)	90.1	65.6	56.7
Cost of product updates and support fees(1)	258.5	204.0	211.4
Cost of consulting services and other fees(1)	593.9	384.0	371.9
Sales and marketing	438.7	335.1	320.3
Research and development	322.3	207.4	199.1
General and administrative	233.4	185.5	196.2
Amortization of intangible assets and depreciation	323.6	237.3	275.5
Restructuring costs	67.8	14.9	28.8
Acquisition related and other costs	75.9	6.2	17.7

Total operating expenses	2,404.2	1,640.0	1,677.6

Income from operations	136.5	233.7	159.0

Other expense, net:
Interest expense, net	467.4	314.0	306.2
Loss on extinguishment of debt	107.1	—	—
Other (income) expense, net	(111.7)	110.9	(96.4)

Total other expense, net	462.8	424.9	209.8

Loss before income tax	(326.3)	(191.2)	(50.8)
Income tax (benefit) provision	(16.3)	(50.8)	44.6

Net loss	$(310.0)	$(140.4)	$(95.4)

(1)	Excludes depreciation and amortization of intangible assets which are separately stated below

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Year Ended May 31,
	2012	2011	2010
Net loss	$(310.0)	$(140.4)	$(95.4)

Other comprehensive loss:
Unrealized (loss) gain on foreign currency translation, net of tax	(248.2)	98.4	(46.4)
Defined benefit plan funding status, net of tax	(7.9)	4.9	(3.1)
Change in net unrealized loss on derivative instruments, net of tax	—	—	15.0

Total other comprehensive (loss) income	(256.1)	103.3	(34.5)

Comprehensive loss	$(566.1)	$(37.1)	$(129.9)

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in millions, except share amounts which are actuals)

	Infor, Inc. Common Stock		Non Controlling Interest		Stockholder Receivable	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount		APIC
Balance, May 31, 2009	—	$—	$2.6	$63.2	$(7.7)	$149.2	$(1,249.4)	$(1,042.1)
Common stock issued	1,000	—	—	48.6	—	—	—	48.6
Stock-based compensation expense	—	—	—	0.2	—	—	—	0.2
Unrealized gain (loss) on foreign currency translation	—	—	—	—	—	(46.4)	—	(46.4)
Defined benefit plan funding status, net of tax	—	—	—	—	—	(3.1)	—	(3.1)
Change in net unrealized loss on derivative instruments, net of taxes	—	—	—	—	—	15.0	—	15.0
Repurchase of minority interest shares	—	—	(2.6)	(2.8)	—	—	—	(5.4)
Affiliate activity, net	—	—	—	(0.3)	—	—	—	(0.3)
Interest on stockholder receivables	—	—	—	0.4	(0.2)	—	—	0.2
Net loss	—	—	—	—	—	—	(95.4)	(95.4)

Balance, May 31, 2010	1,000	—	—	109.3	(7.9)	114.7	(1,344.8)	(1,128.7)
Stock-based compensation expense	—	—	—	1.4	—	—	—	1.4
Unrealized gain (loss) on foreign currency translation	—	—	—	—	—	98.4	—	98.4
Defined benefit plan funding status, net of tax	—	—	—	—	—	4.9	—	4.9
Repurchase of minority interest shares	—	—	—	(1.3)	—	—	—	(1.3)
Affiliate activity, net	—	—	—	1.6	—	—	—	1.6
Interest on stockholder receivables	—	—	—	0.3	0.3	—	—	0.6
Repayment of stockholder receivable principal	—	—	—	—	2.6	—	—	2.6
Dividend paid	—	—	—	(40.0)	—	—	—	(40.0)
Net loss	—	—	—	—	—	—	(140.4)	(140.4)

Balance, May 31, 2011	1,000	—	—	71.3	(5.0)	218.0	(1,485.2)	(1,200.9)
Sponsor equity contribution	—	—	—	807.5	—	—	—	807.5
Stock-based compensation expense	—	—	—	11.2	—	—	—	11.2
Unrealized gain (loss) on foreign currency translation	—	—	—	—	—	(248.2)	—	(248.2)
Defined benefit plan funding status, net of tax	—	—	—	—	—	(7.9)	—	(7.9)
Forgiveness of amounts due to affiliate	—	—	—	344.0	—	—	—	344.0
Interest on stockholder receivables	—	—	—	0.2	(0.2)	—	—	—
Repayment of stockholder receivable principal	—	—	—	—	5.2	—	—	5.2
Net loss	—	—	—	—	—	—	(310.0)	(310.0)

Balance, May 31, 2012	1,000	$—	$—	$1,234.2	$(0.0)	$(38.1)	$(1,795.2)	$(599.1)

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended May 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(310.0)	$(140.4)	$(95.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	323.6	237.3	275.5
Provision for doubtful accounts and billing adjustments	6.4	1.3	6.4
Warranty provision	2.8	—	—
Deferred income taxes	(33.4)	(83.1)	21.3
Unrealized foreign exchange (gain) loss	(111.4)	111.3	(96.1)
Non-cash interest	50.6	40.7	31.1
Loss on extinguishment of debt	106.0	—	—
Stock-based compensation expense	11.2	1.4	0.2
Other	(0.6)	(0.3)	0.5
Changes in operating assets and liabilities (net of effects of acquisitions):
Prepaid expenses and other assets	(10.0)	0.4	(19.2)
Accounts receivable, net	(12.4)	(12.2)	25.5
Accounts payable	(2.0)	(1.3)	(0.4)
Income tax receivable/payable	(33.5)	(3.5)	(20.8)
Deferred revenue	119.8	5.2	(14.7)
Accrued expenses and other liabilities	43.5	8.1	(27.6)

Net cash provided by operating activities	150.6	164.9	86.3

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,511.5)	(25.6)	(97.8)
Change in restricted cash	(0.2)	(1.4)	20.4
Purchases of property, equipment and software	(21.5)	(11.9)	(7.5)

Net cash used in investing activities	(1,533.2)	(38.9)	(84.9)

Cash flows from financing activities:
Proceeds from issuance of stock	807.5	—	48.6
Dividends paid	—	(40.0)	—
Proceeds from repayment of stockholder loans	5.2	3.2	0.2
Payments on capital lease obligations	(1.0)	(1.0)	(1.6)
Proceeds from issuance of debt	6,916.9	23.2	60.0
Payments on long-term debt	(6,084.1)	(46.3)	(30.4)
Deferred financing fees	(192.7)	(2.0)	(4.9)
Repurchase of non-controlling interests	—	(1.3)	(5.0)

Net cash provided by (used in) financing activities	1,451.8	(64.2)	66.9

Effect of exchange rate changes on cash and cash equivalents	(21.8)	28.8	(8.7)

Net increase in cash and cash equivalents	47.4	90.6	59.6
Cash and cash equivalents at the beginning of the period	337.0	246.4	186.8

Cash and cash equivalents at the end of the period	$384.4	$337.0	$246.4

Supplemental disclosure of cash flow information
Cash paid for interest	$335.4	$268.3	$279.3
Cash paid for income taxes	$49.7	$38.3	$45.5

Supplemental disclosure of non-cash investing and financing activities
Assets acquired in acquisitions, net of cash acquired	$2,447.5	$47.2	$145.6
Liabilities assumed in acquisitions	$936.0	$22.6	$47.8
Capital lease obligations	$1.4	$—	$1.3

The accompanying Notes are an integral part of the Consolidated Financial Statements

INFOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Basis of Presentation

Infor, Inc. (Infor), is a global provider of enterprise business applications software and services focused primarily on medium and large enterprises. We provide industry-specific enterprise resource planning (ERP) software products to companies in the manufacturing, distribution, healthcare, public sector, automotive, service industries, equipment services, management and rental (ESM&R), consumer products & retail and hospitality industries. We serve customers in three geographic regions: the Americas; Europe, Middle East and Africa (EMEA); and Asia-Pacific, including Australia and New Zealand (APAC). We offer a broad range of software applications and industry-specific solutions that we believe help our customers improve their business processes and reduce costs, resulting in better business or operational performance. Our solutions help automate and integrate critical business processes which enable our customers to better manage their suppliers, partners, customers and employees. Augmenting our vertical-specific applications, we have horizontal software applications, including our customer relationship management (CRM), enterprise asset management (EAM), financial applications, human capital management (HCM), and supply chain management (SCM) suites which, in addition to our proprietary light-weight middleware solution ION, can be integrated with our enterprise software applications and sold across verticals. In addition to providing software products, we help our customers implement and use our applications effectively through our consulting services. We also provide on-going support and maintenance services for our customers through our maintenance and support programs.

The predecessor to Infor Global Solutions Intermediate Holdings Ltd. (IGS Intermediate Holdings) was formed in 2002 with the acquisition of certain assets of Systems & Computer Technology Corporation and completed through a series of subsequent acquisitions. On June 7, 2006, IGS Intermediate Holdings was formed as a Cayman Islands exempted company. The majority of IGS Intermediate Holdings’ stock is indirectly owned by Golden Gate Capital. IGS Intermediate Holdings operates through a variety of direct and indirect wholly owned subsidiaries throughout the world.

Infor, Inc. was formed on June 8, 2009, as Steel Holdings, Inc. by Golden Gate Capital. Steel Holdings acquired SoftBrands, Inc. (SoftBrands) on August 13, 2009. Steel Holdings changed its name to GGC Software Holdings, Inc. (GGC Holdings) on April 25, 2011. GGC Holdings acquired Lawson Software, Inc. (Lawson) on July 5, 2011. Both SoftBrands and Lawson were publicly traded companies. We have maintained the SoftBrands and Lawson brands.

On April 5, 2012, we completed the combination of GGC Holdings and its subsidiaries with the operating subsidiaries of IGS Intermediate Holdings (such subsidiaries prior to the combination defined here as Infor Global Solutions) and the operations of these entities were merged together under GGC Holdings (the Infor Combination). Both Infor Global Solutions and GGC Holdings were under common control of Golden Gate Capital, and accordingly the financial statements contained herein are presented on a consolidated basis as if Infor Global Solutions and GGC Holdings were combined from the date of inception of common control. Financial statements and financial information presented for prior years have been retrospectively adjusted to furnish comparative information for periods during which the entities were under common control. On April 26, 2012, we formally changed the name of GGC Software Holdings, Inc. to Infor, Inc. In addition, subsequent to year end, we changed the name of Lawson Software, Inc. to Infor (US), Inc. Transactions between Infor, Inc. and its subsidiaries, including subsidiaries obtained through the combining of GGC Holdings and Infor Global Solutions, have been eliminated for presentation.

Hereafter, any reference to we, our, us, Infor or the Company refers to the combined company and the consolidated financial statements thereof presented under common control.

Our Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP) as set forth in the Financial Accounting Standards Board (FASB)

Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the U.S. Securities and Exchange Commission (SEC). Our Consolidated Financial Statements include the accounts of Infor as well as the accounts of Infor Global Solutions and our wholly-owned and majority-owned subsidiaries operating in the Americas, EMEA and APAC. All significant intercompany accounts and transactions have been eliminated. We consolidate our majority-owned subsidiaries and reflect a non-controlling interest obligation on our balance sheets for the portion of these entities that we do not own. The non-controlling interests reflected in our net income were not significant to our combined results for the periods presented and therefore have been included as a component of other (income) expense, net in our Consolidated Statements of Operations. In fiscal 2010, we acquired the remainder of our non-controlling interest.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make certain estimates, judgments and assumptions. These estimates, judgments and assumptions are based upon information available to us at the time that they are made and are believed to be reliable. These estimates, judgments and assumptions can affect the reported amounts of our assets and liabilities as of the date of the financial statements as well as the reported amounts of our revenues and expenses during the periods presented. On an on-going basis we evaluate our estimates and assumptions, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts and sales returns, fair value of stock-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations, contingencies and litigation, among others. We believe that these estimates and assumptions are reasonable under the circumstances and that they form a basis for making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Differences between these estimates, judgments or assumptions and actual results could materially impact our financial statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.

Business Segments

We view our operations and manage our business as three reportable segments: License, Maintenance, and Consulting. We determine our reportable operating segments in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Factors used to identify our reportable operating segments include the financial information regularly utilized for evaluation by our chief operating decision-maker (CODM) in making decisions about how to allocate resources and in assessing our performance. We have determined that our CODM, as defined by this segment reporting guidance, is our Chief Executive Officer. Effective June 1, 2011, we changed our reportable segments to align with how our CODM evaluates financial information used to allocate resources and assess performance of the Company. As a result, the segment information presented in these financial statements has been conformed to present our segments on this revised basis for all prior periods. See Note 20, Segment and Geographic Information. As a result of the change in our reportable segments, we performed a Step 1 goodwill impairment assessment as of June 1, 2011. No impairment was indicated. See Note 4, Goodwill.

Fiscal Year

Our fiscal year is from June 1 through May 31. Unless otherwise stated, references to the years 2012, 2011 and 2010 relate to the fiscal years ended May 31, 2012, 2011 and 2010, respectively. References to future years also relate to our fiscal years ending May 31.

2.	Summary of Significant Accounting Policies

Adoption of New Accounting Pronouncements

On June 1, 2011, we adopted the FASB guidance on disclosure of supplementary pro forma information for business combinations. The new guidance clarifies that the pro forma adjustments related to business combinations should be recorded as if the transaction occurred at the beginning of the comparable period rather than the beginning of both the comparable and current periods. In addition, under the new guidance, disclosure of the nature and amount of any material nonrecurring adjustments directly attributable to a business combination is required. We have reported the pro forma results of our Lawson acquisition consistent with the new guidance. See Note 3, Acquisitions.

On June 1, 2011, we adopted the FASB guidance on testing for goodwill impairment which allows companies to use a qualitative approach to test goodwill for impairment. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows. Furthermore, on June 1, 2011, we adopted the FASB guidance on performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The new guidance requires performing Step 2 if qualitative factors indicate that it is more likely than not that goodwill impairment exists. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows. We perform our annual goodwill impairment test in the second quarter of our fiscal year. The results of the tests performed in the fiscal 2012 indicated no impairment of our goodwill. See Note 4, Goodwill.

On June 1, 2011, we adopted the FASB guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. The new guidance provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

In June 2011, the FASB amended existing guidance on the presentation of comprehensive income by eliminating the option to present components of comprehensive income as part of the statement of changes in stockholders’ equity. This guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income. Under the amended guidance, comprehensive income and its components is to be presented in either a single continuous statement, which includes net income and its components, or in a separate statement following the statement of operations. This guidance is effective for fiscal years ending after December 15, 2012 (our fiscal 2013) and interim and annual periods thereafter; however, early adoption is permitted. We have elected to early adopt this guidance beginning in the fourth quarter of fiscal 2012 and have presented comprehensive income in a separate statement following our statement of operations. This change in presentation did not have a material impact on our financial position, results of operations or cash flows.

Recent Accounting Pronouncements—Not Yet Adopted

In December 2011, the FASB provided further guidance relating to the presentation of comprehensive income. This guidance deferred the effective date pertaining to the requirement to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. This requirement was originally issued in the FASB’s June 2011 amendments to existing guidance on the presentation of comprehensive income and was to be effective for fiscal years ending after December 15, 2012 (our fiscal 2013) and interim and annual periods thereafter. This deferral will allow the FASB time to re-deliberate and reconsider operational concerns relating to the presentation of reclassifications out of accumulated other comprehensive income. Other than a change in presentation, we do not expect the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

In May 2011, the FASB amended existing guidance on fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. The new guidance further explains how to measure fair value and clarifies the related disclosure requirements particularly for level 3 fair value measurements. The new guidance does not require additional fair value measurements and was not intended to establish valuation standards or affect valuation practices outside of financial reporting. This guidance is effective for fiscal years beginning on or after December 15, 2011 (our fiscal 2013); however, early adoption is permitted beginning in our fourth quarter of fiscal 2012. We do not currently have level 3 fair value measurements. We do not expect the adoption of this guidance will have a material impact on our financial position, results of operations or cash flows.

Revenue Recognition

We generate revenues primarily by licensing software, providing product updates and support and providing consulting services to our customers. We record revenues in accordance with the guidance provided by ASC 985-605, Software—Revenue Recognition, ASC 605, Revenue Recognition, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants. Revenue is recorded net of applicable taxes.

License Fees

License fees are primarily from sales of perpetual software licenses granting customers use of our software products and access to software products through our Software-as-a-Service (“SaaS”) offering. License fees are recognized when the following criteria are met: 1) there is persuasive evidence of an arrangement, 2) the software product has been delivered, 3) the fees are fixed or determinable, and 4) collectability is reasonably assured. SaaS revenue is recognized over the committed service period once the services commence. SaaS revenues are included in license fees revenues in our Consolidated Statements of Operations and were approximately $30.4 million, $6.2 million and $5.6 million in fiscal 2012, 2011 and 2010, respectively.

We do not generally offer rights of return or acceptance clauses. If a software license contains rights of return or customer acceptance criteria, recognition of the software revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation of the right of return.

We record revenues from sales of third party products on a “gross” basis pursuant to ASC 605-45, Revenue—Agent Considerations, when we 1) have obtained persuasive evidence of an arrangement, 2) take title to the products which are being sold and 3) have the risks and rewards of ownership such as retaining the risk for collection. If these three criteria have not been met, revenue is recognized net of related direct costs.

Revenue arrangements through our resellers that involve Infor contracting directly with an end user follow the same revenue recognition rules as our direct sales business. Revenue arrangements which involve Infor contracting directly with a reseller are generally recognized when the reseller purchases a product for resale to an identified end user provided that all other revenue recognition criteria have been met. Revenue arrangements through our resellers that involve Infor contracting with both the reseller and end user are recognized when the fees are considered fixed or determinable, assuming that all other revenue criteria have been met.

We enter into multiple element arrangements for software and software related products and services, which may include software license, product updates and support and/or implementation and consulting services agreements. Revenue is allocated to undelivered elements based upon their fair value as determined by vendor-specific objective evidence (VSOE). VSOE of fair value for certain elements of an arrangement is based upon our normal pricing practices, when those products and services are sold separately.

We generally do not have VSOE of fair value for software license fees as software licenses are typically not sold separately from product updates and support. Since the fair value of a delivered element (license) has not been established, the residual method is used to record license revenue when VSOE of fair value of all undelivered elements is determinable. Under the residual method, the VSOE of fair value of an undelivered element (product updates and support and/or services) is deferred and the remaining portion of the fee is allocated to the delivered element (license) and is recognized as revenue in accordance with the provisions of ASC 985-605. In instances where VSOE of fair value of one or more of the undelivered elements is not established, license revenue is recognized ratably over the term of the arrangement once all other services have been delivered and one undelivered element remains.

Certain software products are offered as term based license arrangements where the customer has the right to use the software for a specified period of time. Under these arrangements, license fees for multi-year term licenses can either be recognized up front when product updates and support obligations are charged separately and the product updates and support renewal rate and term are considered substantive, or are recognized ratably over the term of the underlying arrangement if the product updates and support renewal rate and term are not considered to be substantive.

For customer arrangements that include license fees, implementation and/or other consulting services, the portion of the fees related to software licenses is generally recognized when delivered, as the implementation and consulting services typically qualify for separate recognition. The significant factors considered in determining whether the elements constitute multiple units of accounting for revenue recognition purposes include: 1) the nature of the services and consideration of whether the services are essential to the functionality of the licensed product, 2) degree of risk related to delivering the services, 3) availability of comparable services from other vendors, 4) timing of payments and 5) impact of milestones or acceptance criteria on the recognition of the software license fee. The portion of the fees related to implementation and other consulting services is recognized as such services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the services, revenues are deferred until the uncertainty is sufficiently resolved. If it is determined that the services are not separable from the arrangement for revenue recognition purposes, the license fees and services are recognized using contract accounting either on a percentage of completion basis, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, or on a completed contract basis when dependable estimates are not available. Contract accounting is applied to any arrangements: 1) that include milestones or customer specific acceptance criteria that may affect collection of the software license fees; 2) where services include significant modification or customization of the software; or 3) where the software license payment is tied to the performance of consulting services.

We also enter into multiple element arrangements that may include a combination of our various software related and non-software related products and services offerings including software licenses, SaaS, product updates and support, consulting services, education and hosting services. Each element within a non-software multiple element arrangement is accounted for as a separate unit of accounting provided the following criteria are met: 1) the delivered item or items have value to the customer on a standalone basis, and 2) if the arrangement includes a general right to return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in our control. Infor considers a deliverable to have standalone value if the product or service is sold separately by Infor or another vendor or could be resold by the customer. In such arrangements, we first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and to the non-software elements. We then further allocate consideration within the software group to the respective elements within that group following the guidance in ASC 985-605 and our policies as described above. For the non-software group, revenue is then allocated to each element using a selling price hierarchy; VSOE if available, third party evidence (TPE) if VSOE is not available, or best estimate of selling price (BESP) if neither VSOE nor TPE are available.

To determine the selling price in multiple-element arrangements, we establish VSOE of selling price as described earlier. For non-software multiple-element arrangements, TPE is established by evaluating similar and interchangeable competitor products or service in standalone arrangements with similarly situated customers. If we are unable to determine the selling price because VSOE or TPE is unavailable, BESP is determined for the purposes of allocating the arrangement. The objective of BESP is to determine the price at which the vendor would transact if the deliverable were sold by the vendor regularly on a standalone basis. Infor determines BESP for its offerings by considering many factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices.

For arrangements which include hosting, we account for the license element according to the residual method upon delivery of the license element to the customer. The portion of the arrangement fee allocated to the hosting element is recognized ratably over the term of the hosting arrangement.

Product Updates and Support Fees

Product updates and support fees entitle the customer to receive, for an agreed upon period, unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support services including access to technical information and technical support staff. The term of product updates and support services is typically twelve months. The product updates and support fees are recorded as product updates and support fees revenue and recognized ratably over the term of the agreement.

Consulting Services and Other Fees

We also provide software-related services, including systems implementation and integration services, consulting, training, custom modification and application managed services. Consulting services are usually separately priced and are generally not essential to the functionality of our software products. Consulting services are generally provided under time and materials contracts and revenues are recognized as the services are provided. However, when we enter into arrangements with a fixed-fee or a maximum-fee basis where services are not considered essential to the functionality of the software, revenue is recognized based upon a proportionate performance method. When we enter into arrangements where services are considered essential to the functionality of the software, revenue is recognized based upon a percentage of completion method. Under this method, revenue is recognized based upon labor hours incurred as a percentage of total estimated labor hours to complete the project. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined.

Consulting services and other fees also include education and hosting services. Hosted customers with perpetual licenses have the contractual right to take possession of the software at any time during the hosted period. The customer has the right to choose not to renew its hosting arrangement upon its expiration and can deploy the software internally or contract with another party unrelated to Infor to host the software. Customers can self-host and any penalties to do so are not significant. Accordingly, the portion of an arrangement allocated to the hosting element is recognized as services are provided.

In accordance with the provisions set forth in ASC 605, we recognize amounts associated with reimbursements from customers for out-of-pocket expenses as revenue on a gross basis. Such amounts have been classified as consulting services and other fees.

Deferred Revenues

Deferred revenues represent amounts billed or payments received from customers for software licenses, services and/or product updates and support in advance of recognizing revenue or performing services. We defer revenues for any undelivered elements, and recognize revenues when the product is delivered or over the period in which the service is performed, in accordance with its revenue recognition policy for such elements. Product updates and support is normally billed quarterly or annually in advance of performing the service.

Deferred Expenses

Commissions payable to our direct sales force and independent affiliates who resell our software products, as well as royalties payable to third-party software vendors, are recorded when a sale is completed or cash received, which coincides with the timing of revenue recognition in most cases. When revenue is recognized ratably over time, related commissions and royalties are deferred and amortized over the same period as the recognition of the revenue.

Collectability

We assess the probability of collection based upon several factors including 1) third party credit agency information, 2) customer financial statements and/or 3) customer payment history. We typically do not provide for payment terms in excess of six months. Certain customer arrangements are recognized upon collection due to their specific collection history.

Business Combinations

We account for acquisitions in accordance with ASC 805, Business Combinations. ASC 805 requires recognition of the assets acquired and the liabilities assumed separately from goodwill, generally at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While best estimates and assumptions are used as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments are recorded to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in our results of operations.

The provisions of ASC 805 also require that:

•	the direct transaction costs associated with the business combination are expensed as incurred (prior to fiscal 2010, direct transaction costs were included as a part of the purchase price); and

•

any changes in estimates associated with income tax valuation allowances or uncertain tax positions after the measurement period are generally recognized as income tax expense with application of this policy also applied prospectively to all business combinations regardless of the acquisition date (prior to fiscal 2010, any such changes were generally included as a part of the purchase price allocation indefinitely).

For a given acquisition, certain pre-acquisition contingencies are generally identified as of the acquisition date and may extend the review and evaluation of these pre-acquisition contingencies throughout the measurement period (up to one year from the acquisition date) in order to obtain sufficient information to assess whether to include these contingencies as a part of the purchase price allocation and, if so, to determine the estimated amounts.

If it is determined that a pre-acquisition contingency (non-income tax related) is probable in nature and estimable as of the acquisition date, an estimate is recorded for such a contingency as a part of the preliminary purchase price allocation. We often continue to gather information for and evaluate our pre-acquisition contingencies throughout the measurement period and if changes are made to the amounts recorded or if additional pre-acquisition contingencies are identified during the measurement period, such amounts will be included in the purchase price allocation during the measurement period and, subsequently, in our results of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date and are reevaluated with any adjustments to preliminary estimates being recorded to goodwill within the measurement period. Subsequent to the measurement period or the final determination of the tax allowance’s or contingency’s estimated value, changes to these uncertain tax positions and tax related valuation allowances impact the provision for income taxes in our Consolidated Statement of Operations and could have a material impact on our results of operations and financial position.

In connection with the purchase price allocations for our acquisitions, we estimate the fair value of product updates and support obligations assumed. The acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by Infor. We consider PCS obligations/services in their entirety and service contracts to be legal obligations of the acquired entity. PCS arrangements of acquired entities typically include unspecified product upgrades (when and if available), release updates, regulatory updates and patches, as well as support fees including access to technical information and technical support staff. We consider the PCS arrangement to be a separate element when determining the legal obligation assumed from the acquired entity. We expect to fulfill each underlying obligation element of the support arrangement. The estimated fair values of these PCS arrangements are determined utilizing a top-down approach. The top-down approach relies on market indicators of expected revenue for any obligation yet to be delivered with appropriate adjustments. Conceptually, we start with the amount we would expect to receive in a transaction, less the estimated selling effort, which has already been performed, including an estimated profit margin on that selling effort.

We record receivables acquired in business combinations at their estimated fair market values. Subsequent changes to acquired receivables are reflected as changes in the provision for doubtful accounts included as a component of general and administrative expense in our Consolidated Statements of Operations.

Restructuring

Costs to exit or restructure certain activities of an acquired company are accounted for as one-time termination and exit costs pursuant to ASC 420, Exit or Disposal Cost Obligations, and, are accounted for separately from the business combination. A liability for a cost associated with an exit or disposal activity is measured at its fair value and recognized in our Consolidated Statements of Operations in the period in which the liability is incurred. In the normal course of business, we may incur restructuring charges related to personnel which are accounted for in accordance with ASC 712, Compensation—Nonretirement Postemployment Benefits. These restructuring charges represent severance associated with redundant positions. When estimating the fair value of facility restructuring activities, assumptions are applied regarding estimated sub-lease payments to be received, which can differ materially from actual results. This may require updates to initial estimates which may materially affect our results of operations and financial position in the period the change in estimate occurs.

We estimate the amounts of these costs based on expectations at the time the charges are taken and reevaluate the remaining accruals at each reporting date based on current facts and circumstances. If the estimates or expectations change because we are subjected to contractual obligations or negotiations not anticipated, we choose to further restructure our operations, or there are other costs or changes not foreseen, we will adjust the restructuring accruals in the period that the estimates change. Such changes are recorded as increases or decreases to the restructuring related charges in our Consolidated Statements of Operations.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents are comprised of amounts in operating accounts, money market investments and other short-term, highly liquid investments with initial maturities of three months or less. Each is recorded at cost, which approximates fair market value given their short-term nature. Restricted cash is classified as either other current assets or other assets on our Consolidated Balance Sheets depending on the nature of the restriction. Restricted cash is used to collateralize various operating guarantees such as leases, acquisition funding, or letters of credit and is recorded at cost, which approximates fair market value. At May 31, 2012 and 2011, our total restricted cash balance was $9.2 million and $8.5 million, respectively.

Accounts Receivable

Accounts receivable are comprised of gross amounts invoiced to customers and accrued revenue, which represents earned but unbilled revenue at the balance sheet date. The gross amount invoiced includes pass-through taxes and fees, which are recorded as liabilities at the time they are billed. We offset our accounts receivable and deferred revenue for invoices for which the maintenance period has not started as of the balance sheet date.

Allowances for Doubtful Accounts, Cancellations and Billing Adjustments

We have established an allowance for estimated billing adjustments and an allowance for estimated amounts that will not be collected. We record provisions for billing adjustments as a reduction of revenue and provisions for doubtful accounts as a component of general and administrative expense in our Consolidated Statements of Operations. We review specific accounts, including significant accounts with balances past due over 90 days, for collectability based on circumstances known at the date of the financial statements. In addition, we maintain reserves based on historical billing adjustments and write-offs. These estimates are reviewed periodically and consider specific customer situations, historical experience and write-offs, customer credit-worthiness, current economic trends and changes in customer payment terms. A considerable amount of judgment is required in assessing these factors. If the factors utilized in determining the allowance do not reflect future performance, a change in the allowance would be necessary in the period such determination is made which would affect future results of operations. Accounts receivable are charged off against the allowance when we determine it is probable the receivable will not be recovered.

Sales Allowances

We do not generally provide a contractual right of return. However, in the course of arriving at practical business solutions to various claims arising from the sale of our products and delivery of our solutions, the Lawson business we acquired in fiscal 2012 has allowed for sales allowances. We record a provision against revenue for estimated sales allowances on license and consulting revenues in the same period the related revenues are recorded or when current information indicates additional allowances are required. These estimates are based on historical experience determined by analysis of claim activities, specifically identified customers and other known factors. If the historical data utilized does not reflect expected future performance, a change in the allowances would be recorded in the period such determination is made affecting current and future results of operations. The balance of our sales reserve has been reflected in deferred revenue on our Consolidated Balance Sheet as of May 31, 2012.

Following is a rollforward of our sales reserve:

(in millions)
Balance, May 31, 2011	$—
Sales reserve acquired(1)	13.0
Provision	2.8
Write-offs	(5.1)
Currency translation effect	(1.1)

Balance, May 31, 2012	$9.6

(1)	Balance acquired with the acquisition of Lawson, see Note 3, Acquisitions.

Property and Equipment

Property and equipment is stated at the lower of cost or realizable value, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the leases to which they relate. Repair and maintenance costs are expensed as incurred if they do not increase the life or productivity of the related capitalized asset. Assets acquired under capital leases are included in property and equipment with corresponding depreciation included in accumulated depreciation. Capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the respective assets, or the term of the capital lease.

We have asset retirement obligations accounted for under the provisions of ASC 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations, primarily related to certain leased facilities in Europe. We record the asset retirement obligation and a corresponding leasehold improvement which is depreciated over the expected term of the lease. Subsequent to initial recognition, we record period-to-period changes in the asset retirement obligations liability resulting from the passage of time to general and administrative expense and revisions to either the timing or the amount of the original expected cash flows to the related assets. See Note 8, Property and Equipment, for details of the asset retirement obligations amounts.

Gains or losses are reflected in results of operations upon retirement or sale of property and equipment. Property and equipment is reviewed for impairment when circumstances indicate that the carrying value of the property and equipment may not be recoverable. We did not recognize any impairment charges for property and equipment during fiscal 2012, 2011 and 2010.

Lease Obligations

We recognize lease obligations with scheduled rent increases over the terms of the leases on straight-line basis in accordance with FASB guidance related to operating leases. Accordingly, the total amount of base rentals over the term of our leases is charged to expense using a straight-line method, with the amount of rental expense in excess of lease payments recorded as a deferred rent liability on our Consolidated Balance Sheets. As of May 31, 2012 and 2011, we had deferred rent liabilities of $9.4 million and $7.3 million, respectively. We also recognize capital lease obligations and record the underlying assets and liabilities on our Consolidated Balance Sheets. See Note 14, Commitments and Contingencies.

Software Development Costs

Expenditures for software research and development consist primarily of salaries, employee benefits, related overhead costs, and consulting fees associated with product development, testing, quality assurance, documentation, enhancements and upgrades for existing customers under maintenance. We apply ASC 985-20, Software—Costs of Software to Be Sold, Leased, or Marketed, in analyzing our software development costs. ASC 985-20 requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility for a software product in development. Research and development costs associated with establishing technological feasibility are expensed as incurred. Based on our software development process, technological feasibility is established upon the completion of a working model. Costs capitalized in accordance with ASC 985-20 for the completion of work between the time of technological feasibility and the point at which the software is ready for general release were $2.5 million, $2.0 million and $1.1 million in fiscal 2012, 2011 and 2010, respectively. Amortization expense for assets capitalized totaled $1.9 million, $1.3 million and $2.3 million for fiscal 2012, 2011 and 2010, respectively. Unamortized costs capitalized totaled $2.6 million and $2.0 million as of May 31, 2012 and 2011, respectively.

We begin amortizing capitalized software development costs once a product is available for general release. Amortization of capitalized software development costs and acquired technology is recognized based upon the greater of 1) the ratio of current revenues to total anticipated product revenues, or 2) the amount computed on a straight-line basis with reference to the products’ expected useful life. Annually, we perform a net realizable value analysis and the amount by which unamortized software development costs exceed the net realizable value, if any, is recognized as expense in the period it is determined. Amortization expense associated with capitalized software development costs and acquired technology is recorded as a component of amortization of intangible assets and depreciation in our Consolidated Statements of Operations.

We apply ASC 350-40, Intangibles—Goodwill and Other—Internal Use Software, in review of certain systems projects. These system projects relate to software we do not intend to sell or otherwise market. In this review, all costs incurred during the preliminary project stage are expensed as incurred. Once the project has been committed to and it is probable that the project will meet functional requirements, expenses are capitalized. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying product on a straight-line basis, which is typically three to seven years. Amortization commences when the software is available for its intended use. For fiscal 2012, 2011 and 2010, we capitalized $0.3 million, $0.3 million, and $0.3 million, respectively, for internal use software. Amortization expense for assets capitalized totaled $0.3 million, $0.3 million and $0.3 million for fiscal 2012, 2011 and 2010, respectively. Unamortized costs previously capitalized totaled $0.5 million and $0.4 million as of May 31, 2012 and 2011, respectively.

Intangible Assets

Intangible assets represent customer contracts and relationships, acquired technology and trade names obtained in connection with acquisitions. These intangible assets, other than acquired technology, are being amortized using either straight-line or accelerated amortization over their estimated useful lives, ranging from twenty-four months to twenty years. The accelerated amortization method is used should the realization of the economic value of the asset be deemed to have characteristics that more closely match an accelerated amortization methodology, as may exist principally with customer relationships. In those cases, the asset is amortized proportionally based upon the annual proportion of economic value contributed as it relates to the asset’s total economic value. Acquired technology is amortized at the greater of straight-line or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product.

The carrying amount of intangible assets are reviewed whenever circumstances arise that indicate the carrying amount of an asset may not be recoverable, also known as a “triggering event.” The carrying value of these assets is compared to the undiscounted future cash flows the assets are expected to generate. If the asset is considered to be impaired, the carrying value is compared to the fair value and this difference is recognized as an impairment loss. We have not recognized a loss from impairment of intangible assets during fiscal 2012, 2011 or 2010.

Goodwill

Goodwill represents the excess of consideration transferred over the fair value of net tangible and intangible assets acquired and liabilities assumed in a business combination. Goodwill amounts are not amortized, but rather are evaluated for potential impairment on an annual basis unless circumstances indicate the need for impairment testing between the annual tests. The judgments regarding the existence of impairment indicators are based on legal factors, market conditions, and operational performance, among other things.

We adopted the FASB guidance that allows for a qualitative analysis to determine goodwill impairment on June 1, 2011 and performed our first annual goodwill impairment analysis under the new guidance on September 30, 2011. Our annual testing for goodwill impairment begins with a qualitative comparison of a reporting unit’s fair value to its carrying value to determine if it is more-likely-than-not that the fair value is less than the carrying value and thus whether any further impairment tests are necessary. Further testing for goodwill impairment is a two step process. In the first step, management compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not considered impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference.

We perform our annual impairment test as of September 30. The results of the annual tests performed in fiscal 2012, 2011 and 2010 indicated no impairment of goodwill. See Note 4, Goodwill.

In addition, as of June 1, 2011, we have determined that we operate as three reportable segments: License, Maintenance and Consulting. These three reporting segments are also representative of our reporting units for purposes of our goodwill impairment testing. Prior to fiscal 2012 we operated as one reporting unit. Upon this change in the number of our reporting units to three, effective June 1, 2011, we performed a step one goodwill impairment test. The results of our June 1, 2011, step one goodwill impairment test did not indicate any potential impairment for any of our reporting units.
Deferred Financing Fees

Deferred financing fees, net of amortization, are reflected on our Consolidated Balance Sheets in deferred financing fees, net. Deferred financing fees include direct financing fees, bank origination fees, amendment fees, legal and other fees incurred in obtaining and/or amending term and facility debt obligations. These deferred costs are being amortized using the straight-line method and the effective interest method over the expected life of the related obligation and such amortization is included in interest expense, net in our Consolidated Statements of Operations. In fiscal 2012, we capitalized significant deferred financing fees related to amending and obtaining new term debt and credit arrangements and we wrote off certain unamortized deferred financing fees in conjunction with our debt recapitalization. See Note 12, Debt—Deferred Financing Fee.

Derivative Financial Instruments

In accordance with ASC 815, Derivatives and Hedging, we record derivative instruments on our Consolidated Balance Sheets as assets or liabilities at their fair value. Changes in their fair value are recognized currently in our results of operations in other (income) expense, net on our Consolidated Statements of Operations unless certain specific hedge accounting criteria are met. These criteria include among other things that we formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. Cash inflows or outflows associated with the derivative instruments are included in cash flows from operating activities on our Consolidated Statements of Cash Flows, as are the related interest payments.

Interest rate swaps are used to limit our exposure to interest rate risk by converting the interest payments on variable rate debt to fixed rate payments. These cash flow hedges are typically designated as accounting hedges until the time the underlying hedged instrument changes. Individual swaps are designated as hedges of specific debt at the time of issuance with the terms of the swap matching the terms of the underlying debt. Prior to March 30, 2009, we designated these instruments as cash flow hedges upon initiation and as the terms of the swap were designed to match the terms of the debt, they were deemed to be highly effective, and the unrealized gain (loss) resulting from changes in the fair value of the interest rate swap was reflected as a component of stockholders’ deficit in other comprehensive income (loss). In March 2009, we switched to monthly interest payments from quarterly interest payments related to our variable rate debt. This action resulted in the corresponding interest rate swaps becoming ineffective, and as such, the changes in the fair value of the interest rate swaps since March 2009 have been reflected as a component of net loss. The amount recorded as accumulated other comprehensive income was amortized to interest expense using the effective yield method through September 2009, the remaining term of the swaps. All interest rate swaps were settled in fiscal 2010.

We entered into interest rate caps during fiscal 2010 to limit our exposure to interest rate risk by capping the maximum amount of interest expense over the life of the interest rate cap. The interest rate cap was recorded at fair value, with the period-over-period change in fair value recorded as a component of interest expense, net.

The additional disclosures regarding derivatives are included in Note 15, Derivative Financial Instruments.

Foreign Currency

The functional currency of our foreign subsidiaries is typically the applicable local currency. The translation from the respective foreign currencies to United States Dollars (U.S. Dollar) is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in foreign currency income or loss except for the effect of exchange rates on long-term inter-company transactions considered to be a long-term investment, which are accumulated and credited or charged to other comprehensive income.

Transaction gains and losses are recognized in our results of operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. We recognized a net foreign exchange gain of $111.4 million, a net foreign exchange loss of $111.3 million and a net foreign exchange gain of $96.1 million in fiscal 2012, 2011 and 2010, respectively. The foreign currency exchange gains and losses are included as a component of other (income) expense, net, in the accompanying Consolidated Statements of Operations.

Certain transaction gains and losses are generated from inter-company balances that are not considered to be long-term in nature that will be settled between subsidiaries. The inter-company balances are a result of normal transfer pricing transactions among various operating subsidiaries, as well as certain loans initiated between subsidiaries. The proceeds from these loans were primarily used to fund various acquisitions. We also recognize transaction gains and losses from revaluing debt denominated in Euros and held by subsidiaries whose functional currency is the U.S. Dollar. See Note 12, Debt. Unlike translation gains and losses which occur by revaluing a subsidiary’s financial statements into our reporting currency, the transaction gains or losses recognized when revaluing this debt affects functional currency cash flows and is included in determining net income or loss for the period in which exchange rates change. Changes in exchange rates create unrealized gains and losses at each reporting date until the balances are settled and recognized in our results of operations. When the balances are settled, the unrealized gains and losses become realized.

Highly Inflationary Accounting

As of November 30, 2009, the economy in Venezuela has been determined to be highly inflationary. We adopted highly inflationary accounting for fiscal 2011. The change to highly inflationary accounting did not have a material impact on our financial position, results of operations, or cash flows.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise from non-stockholder transactions impacting stockholders’ deficit that are not included in the statement of operations and are reported as a separate component of stockholders’ deficit. Other comprehensive income (loss) includes net income or loss, the change in foreign currency translation adjustments, net of tax, changes in defined benefit plan obligations and unrealized gains or losses on derivative instruments used to hedge interest rate exposure on our credit agreements.

We report accumulated other comprehensive income (loss) as a separate line item in the stockholders’ deficit section of our Consolidated Balance Sheets. We report the components of comprehensive income (loss) on our Consolidated Statements of Comprehensive Income (Loss).

Total accumulated other comprehensive income (loss) and its components were as follows for the periods indicated:

	May 31,
(in millions)	2012	2011
Foreign currency translation adjustment, net of tax	$(27.6)	$220.6
Funded status of pension plan, net of tax benefit of $2.2 million and $0.4 million, respectively	(10.5)	(2.6)

Accumulated other comprehensive (loss) income	$(38.1)	$218.0

Advertising Costs

We expense advertising costs as incurred. These costs are included in sales and marketing expense in our Consolidated Statement of Operations. For fiscal 2012, 2011 and 2010, advertising expenses were $14.6 million, $19.4 million and $29.6 million, respectively.

Concentration of Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and trade receivables with customers. Cash and cash equivalents are generally held with a number of large, diverse financial institutions worldwide to reduce the amount of exposure to any single financial institution. We have implemented investment policies that limit purchases of marketable debt securities to investment grade securities. We do not require collateral to secure accounts receivable. Credit risk with respect to trade receivables is mitigated by credit evaluations performed on existing and prospective customers and by the diversification of our customer base across different industries and geographic areas. No one customer accounted for more than 10% of our consolidated trade accounts receivable balance at May 31, 2012 or 2011. In addition, no individual customer accounted for more than 10% of our consolidated revenues during fiscal 2012, 2011 or 2010.

A significant portion of our business is conducted in currencies other than the U.S. Dollar, the currency in which our financial statements are reported. Significant changes in these currencies, especially the Euro and the British Pound, relative to the U.S. Dollar could materially impact our revenue, operating results and financial position. During fiscal 2012, 2011 and 2010, we did not pursue hedging strategies to mitigate foreign currency exposure.

Fair Value of Financial Instruments

We apply the provision of ASC 820, Fair Value Measurements and Disclosures, to our financial instruments that we are required to carry at fair value pursuant to other accounting standards, including derivative financial instruments. We have not applied the fair value option to those financial instruments that we are not required to carry at fair value pursuant to other accounting standards. The additional disclosures regarding fair value measurements are included in Note 5, Fair Value.

Income Taxes

We utilize the asset and liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized to the differences between the financial statements carrying amount and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net loss in the period in which the tax rate change is enacted. The statement also requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized.

The provisions of ASC 740-10 contain a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in (benefit) provision for income taxes in the accompanying Consolidated Statements of Operations.

The Company and its subsidiaries provide for income taxes under the separate return method, by which Infor, Inc. and its subsidiaries compute tax expense as though they file a separate company tax return. Subsequent to the Infor Combination closing on April 5, 2012, the Company is included in the GGC Software Parent, Inc. consolidated federal income tax return.

Stock-Based Compensation

We account for share-based payments, including grants of employee stock awards, in accordance with ASC 718, Compensation—Stock Compensation, which requires that share-based payments (to the extent they are compensatory) be recognized in our results of operations based on their fair values and the estimated number of shares we ultimately expects will vest.

Certain stock options, restricted stock and other share-based awards outstanding under our Share Purchase and Option Plans are subject to repurchase features that function as in-substance forfeiture provisions. The repurchase features are removed only upon an employee termination event without cause or a change in control event as defined by the specific Share Purchase and Option Plans. These events are not considered probable as of May 31, 2012 and, therefore, no compensation costs were recognized in the periods presented for the applicable share-based awards. For all other awards not subject to such repurchase features, the fair value of the stock-based awards is recorded as compensation expense over the applicable vesting periods.

In fiscal 2012, Infor Enterprise Applications, LP (Infor Enterprise), an affiliate of the parent company of Infor, issued Class C units in conjunction with a voluntary share exchange program in which we offered certain Infor employees an opportunity to exchange all of their outstanding restricted shares, outstanding options to purchase restricted shares, and other management incentive unit awards granted to such employees under Infor and Infor Global Solutions’ and its predecessors’ various Share Purchase and Options Plans then owned by them and/or their Permitted Transferees (as defined under the various Share Purchase and Options Plans) for newly issued Class C units. The Class C units are non-voting ordinary units of Infor Enterprise. As a result, the majority of all outstanding equity awards other than the Class C units awards were cancelled during fiscal 2012. See Note 16, Share Purchase and Option Plans and Stockholder Receivable.

We utilize the Black-Scholes option pricing model to calculate the fair value of equity awards. Assumptions utilized under the Black-Scholes option pricing model include (a) stock price at date of grant, (b) exercise price of the option, (c) expected term of the stock award, (d) risk-free interest rate over the expected award term, (e) expected dividend yield and (f) expected volatility of the underlying stock. In estimating the fair value of our equity awards granted in fiscal 2012 we used the following assumptions; expected term of 1.25 years, risk-free interest rate of 0.22%, expected dividend yield of 0.0%, and expected volatility of 75.0%.

Pursuant to applicable FASB guidance related to share-based awards, we have reflected stock compensation expense related to our parent companies’ equity grants within our results of operations with an offset to additional paid-in capital. The following table presents stock compensation expense recognized in our Consolidated Statements of Operations, by category, for the periods indicated:

	Year Ended May 31,
(in millions)	2012	2011	2010
Selling and marketing expense	$2.4	$0.3	$—
Research and development expense	2.4	0.2	0.1
General and administrative expense	6.4	0.9	0.1

Total	$11.2	$1.4	$0.2

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

3.	Acquisitions

Lawson

On July 5, 2011, we completed our acquisition of Lawson through Infor’s acquisition of all of Lawson’s outstanding common stock. Under the agreement and plan of merger, stockholders of Lawson received $11.25 per share in cash. Lawson was formerly a publicly traded company headquartered in St. Paul, Minnesota, and is a global provider of business application software, consulting and maintenance to customers primarily in healthcare, services, trade and manufacturing/distribution industries. We believe Lawson is a strategic fit due to their complementary product portfolios as well as common customers who present cross-sell opportunities. Lawson has been merged with SoftBrands to enable us to share and integrate technology and partner on product offerings through cross-selling and distribution arrangements with Infor. Lawson and SoftBrands continue to operate under their respective brand names. The results of operations of Lawson have been included in our results of operations from the date of acquisition. Lawson contributed revenues of $609.6 million and net loss of $243.9 million related to their operations from July 5, 2011 through May 31, 2012.

The cash purchase consideration totaled approximately $1,958.2 million, $1,482.2 net of cash acquired. Infor funded the purchase price from a combination of cash, additional debt and additional equity contributions. See Note 12, Debt—Infor’s Borrowings. Transaction and merger related integration costs of $24.8 million associated with Lawson have been expensed as incurred and are reflected in our results of operations for fiscal 2012, in acquisition related and other costs. In addition, we have taken certain actions relating to Lawson’s operations to eliminate redundancies, improve our operational efficiency and reduce our operating costs. See Note 11, Restructuring Charges. The excess of the consideration transferred over the fair values of the net assets acquired and liabilities assumed was recorded as goodwill, which represents operating efficiencies expected to be realized.

The following table summarizes our allocation of the Lawson purchase consideration:

(in millions)
Cash	$476.0
Accounts receivable, net	105.6
Identified intangible assets:
Existing technology	300.0
Existing customer relationships	614.4
Tradenames	25.4
Goodwill	1,168.0
Deferred tax liability, net	(239.2)
Deferred revenue	(182.0)
Long-term debt	(258.0)
All other tangible liabilities, net	(52.0)

Total fair value of purchase consideration	$1,958.2

The gross contractual accounts receivable at the acquisition date was $109.2 million and our best estimate of the contractual cash flows not expected to be collected at that date was $3.6 million. The acquired intangible assets relating to Lawson’s existing technology, existing customer relationships and tradenames are being amortized over their weighted average estimated useful lives of approximately six years, twelve years and three years, respectively. We have determined that the goodwill arising from the acquisition of Lawson will not be deductible for tax purposes.

The following unaudited pro forma financial information is based on the historical financial information of Infor and Lawson giving effect to the acquisition as if it had occurred on June 1, 2010, the beginning of the fiscal year of the prior year presented and applying certain assumptions and pro forma adjustments. These pro forma adjustments primarily relate to the amortization of acquired intangibles, interest expense and the estimated impact on our income tax provision. We believe that the assumptions used and the adjustments made are reasonable given the information available to us as of the date of this quarterly report. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the acquisition occurred at such earlier time or of the results that may be achieved in the future. In addition, these pro forma financial statements do not reflect the realization of any cost savings that we may achieve from operating efficiencies, synergies or other restructuring activities that may result from the acquisition.

The following summarizes the unaudited pro forma financial information of Infor and Lawson for each period presented as if the acquisition closed on June 1, 2010:

	Year Ended May 31,
(in millions)	2012	2011
License fees	$526.7	$479.1
Product updates and support fees	1,441.7	1,267.2

Software revenues	1,968.4	1,746.3
Consulting services and other fees	779.5	747.3

Total revenues	$2,747.9	$2,493.6

Operating income (loss)	$318.7	$(21.2)

Net loss	$(49.4)	$(466.1)

Other Acquisitions—Fiscal 2012

We completed four additional acquisitions in fiscal 2012 which were not significant, either individually or in the aggregate. The total cash purchase price of these acquisitions was $29.3 million, net of cash acquired.

SoftBrands

On August 13, 2009, Infor purchased 100% of the outstanding voting shares of SoftBrands for total cash purchase consideration of approximately $93.9 million, $82.9 million net of cash acquired, through a combination of cash and debt. Transaction costs of $4.4 million associated with the purchase of SoftBrands were expensed as incurred and are reflected in our results of operations for fiscal 2010, in general and administrative expenses. SoftBrands provides enterprise software and related consulting services that help organizations manage their businesses. SoftBrands’ integrated software suites provide tools necessary for businesses in the manufacturing and hospitality sectors to enhance customer satisfaction and improve efficiency and profitability.

The excess of the consideration transferred over the fair values of the net assets acquired and liabilities assumed was recorded as goodwill, which represents operating efficiencies expected to be realized.

The following table summarizes our allocation of the SoftBrands purchase consideration:

(in millions)
Cash	$11.0
Accounts receivable	14.7
Prepaids	1.9
Other current assets	1.3
Fixed assets	1.7
Other assets	0.3
Intangible assets
Existing technology	14.2
Existing customer relationships	44.5
Tradenames	4.4
Goodwill	42.7
Accounts payable	(1.9)
Other accrued expenses	(6.3)
Deferred tax liabilities	(13.6)
Deferred revenue	(21.0)

Total fair value of purchase consideration	$93.9

The gross contractual accounts receivable at acquisition date was $19.4 million. Our best estimate at the acquisition date of the contractual cash flows not expected to be collected was $4.7 million. The acquired intangible assets relating to SoftBrands existing technology, existing customer relationships and tradenames are being amortized over their weighted average estimated useful lives of approximately five years, twelve and a half years and twelve years, respectively. None of the goodwill arising from the acquisition of SoftBrands was deductible for income tax purposes.

Other Acquisitions—Fiscal 2011 and 2010

We completed two additional acquisitions in fiscal 2011 and one acquisition in fiscal 2010 for a total cash purchase price of $24.6 million and $14.9 million, respectively. These acquisitions were not significant, either individually or in the aggregate.

4.	Goodwill

During fiscal 2011, we operated as one reportable segment. The changes in the carrying amount of goodwill for fiscal 2011 were as follows:

(in millions)
Balance, May 31, 2010	$2,849.4
Goodwill acquired	18.8
Currency translation effect	197.0

Balance, May 31, 2011	$3,065.2

With the June 1, 2011, change in our reporting structure, changes in the carrying amount of our goodwill by reportable segment for fiscal 2012 were as follows:

(in millions)	License	Maintenance	Consulting	Total
Balance, May 31, 2011(1)	$673.6	$2,187.6	$204.0	$3,065.2
Goodwill acquired	157.0	948.4	76.8	1,182.2
Currency translation effect	(45.8)	(174.6)	(15.6)	(236.0)

Balance, May 31, 2012	$784.8	$2,961.4	$265.2	$4,011.4

(1)	Reflects the reporting segment structure effective beginning in the first quarter of fiscal 2012. See Note 20, Segment and Geographic Information.

Goodwill acquired during fiscal 2012 totaled $1,182.2 million; $1,168.0 million related to our acquisition of Lawson and $14.2 million related to our other acquisitions. See Note 3, Acquisitions.

In accordance with the FASB guidance related to goodwill and other intangible assets, we are required to assess the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. We conduct our annual impairment test in the second quarter of each fiscal year. We believe that our reportable segments are also representative of our reporting units for purposes of our goodwill impairment testing. Beginning in fiscal 2012, we allocated our goodwill to each of these reporting units based upon their fair values. For purposes of allocating our recorded goodwill to our reporting units, we estimated their fair values using a combination of an income approach (discounted cash flow method) and a market approach (market transaction method).

Testing for goodwill impairment is a two-step process. The first step screens for potential impairment and if there is an indication of possible impairment the second step must be completed to measure the amount of impairment loss, if any. The first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with the carrying value of its net assets. If the fair value of the reporting unit is less than the carrying value of the reporting unit, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss we would be required to record, if any. The second step, if required, would compare the implied fair value of our recorded goodwill with the current carrying amount. If the implied fair value of our goodwill is less than the carrying value, an impairment charge would be recorded as a charge to our operations.

As a result of the change in our reportable segments, we performed a Step 1 goodwill impairment assessment as of June 1, 2011. No impairment was indicated at that time. In addition, we performed our annual impairment assessment in the second quarter of fiscal 2012. This assessment was based on the recently adopted FASB guidance related to testing for goodwill impairment which allows companies to use a qualitative approach to test goodwill for impairment. Our assessment of qualitative factors did not indicate that it is more likely than not that goodwill impairment exists and no further testing was required. Accordingly, based on the results of our impairment tests, we believe there was no impairment of our goodwill and none of our three reporting units was at risk of impairment as of May 31, 2012. We have no accumulated impairment charges related to our goodwill.

5.	Fair Value

Fair Value Hierarchy

The FASB has established guidance on financial assets and liabilities and nonfinancial assets and liabilities that are recognized at fair value on a recurring basis and guidance for nonfinancial asset and liabilities that are recognized at fair value on a nonrecurring basis. This guidance defines fair value and establishes a framework for measuring fair value. Fair value is defined as an “exit price” which represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in valuing an asset or liability. The above mentioned guidance also requires the use of valuation techniques to measure fair values that maximize the use of observable inputs and minimize the use of unobservable inputs. As a basis for considering such assumptions and inputs, the guidance establishes a fair value hierarchy which identifies and prioritizes three levels of inputs to be used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Inputs other than the quoted prices in active markets that are observable either directly or indirectly including: quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market data, are significant to the fair values of the assets or liabilities, and require the reporting entity to develop its own assumptions.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. In addition, the fair value of liabilities should include consideration of non-performance risk including the Company’s own credit risk.

We measure certain financial assets at fair value including our cash equivalents and our defined benefit plan assets. The following table summarizes the fair value of our financial assets that were accounted for at fair value on a recurring basis, by level within the fair value hierarchy, as of May 31, 2012 and 2011:

	May 31, 2012
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents	$150.1	$—	$—	$150.1
Pension plan assets—equity securities	—	28.3	—	28.3
Pension plan assets—debt securities	—	14.9	—	14.9
Pension plan assets—other	0.3	7.9	—	8.2

Total	$150.4	$51.1	$—	$201.5

	May 31, 2011
	Fair Value Measurements Using Inputs Considered as
(in millions)	Level 1	Level 2	Level 3	Fair Value
Assets
Cash equivalents	$29.0	$—	$—	$29.0
Pension plan assets—equity securities	—	30.7	—	30.7
Pension plan assets—debt securities	—	15.6	—	15.6
Pension plan assets—other	0.2	—	—	0.2
Interest rate caps	—	0.2	—	0.2

Total	$29.2	$46.5	$—	$75.7

Cash equivalents include funds held in money market instruments and are reported at their current carrying value which approximates fair value due to the short-term nature of these instruments and are included in cash and cash equivalents on our Consolidated Balance Sheets. Our money market instruments are valued using quoted market prices and are included in Level 1 inputs.

Pension plan assets relate to defined benefit pension plans which cover certain employees primarily in the U.S., United Kingdom, Germany, Switzerland and France and include investments held in equity and debt index funds. The fair value of investments held in these funds is based on the fair value of the underlying securities within the fund. The pension plan assets are reflected in either other assets or other liabilities on our Consolidated Balance Sheets depending on whether the related plan is over-funded or under-funded, respectively. Our pension plan assets are valued primarily using observable inputs other than quoted market prices and are included in Level 2 inputs. See Note 19, Savings Plans.

We entered into interest rate caps during fiscal 2010 to limit our exposure to interest rate risk by capping the maximum amount of interest expense over the life of the interest rate cap. We utilized pricing models, such as discounted cash flow techniques, with all significant inputs derived from or corroborated by observable market data, to estimate fair values for its derivative interest rate caps. Accordingly, our interest rate caps are valued primarily using observable inputs other than quoted market prices and are included in Level 2 inputs. See Note 15, Derivative Financial Instruments.

We have had no transfers of assets/liabilities into or out of Levels 1 and 2 during fiscal 2012 or fiscal 2011.

In addition to the financial assets and liabilities included in the above table, certain nonfinancial assets and liabilities are to be measured at fair value on a nonrecurring basis in accordance with applicable GAAP. This includes items such as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) and nonfinancial long-lived asset groups measured at fair value for an impairment assessment. In general, non-financial assets including goodwill, other intangible assets and property and equipment are measured at fair value when there is an indication of impairment and are recorded at fair value only when any impairment is recognized. As of May 31, 2012, we had not recorded any impairment related to such assets and had no other material nonfinancial assets or liabilities requiring adjustments or write-downs to their current fair value.

We elected not to apply the FASB guidance, as allowed, related to the fair value option for financial assets and liabilities to any of our currently eligible financial assets or liabilities. As of May 31, 2012, our material financial assets and liabilities not carried at fair value include accounts receivable, accounts payable and long-term debt, which are recorded at their current carrying values.

Fair Value Measurements

As of May 31, 2012 and 2011, our financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are deemed to approximate fair value due to their short maturities.

Fair Value of Long-Term Debt

For fiscal 2012, with the recapitalization of our debt structure, we use recent market transactions (Level 2 on the fair value hierarchy) and related market quotes to estimate fair value of our long-term debt for disclosure purposes. At May 31, 2012, the total carrying value of our long-term debt was approximately $5.4 billion and fair value of our long-term debt was approximately $5.4 billion.

For fiscal 2011, we use recent market transactions (Level 2 on the fair value hierarchy) and related market quotes to estimate fair value of our long-term debt for disclosure purposes at May 31, 2011. The total carrying value of our long-term debt was approximately $4.4 billion as of May 31, 2011 and the fair value of our long-term term debt was approximately $4.1 billion.

6.	Cash and Cash Equivalents

Cash and cash equivalents are comprised of amounts in operating accounts, money market investments and other short-term, highly liquid investments with initial maturities of three months or less. The following is a summary of our cash and cash equivalents for the periods indicated:

	May 31,
(in millions)	2012	2011
Cash	$234.3	$308.0
Short term investments	150.1	29.0

Total cash and cash equivalents	$384.4	$337.0

7.	Accounts Receivable

Accounts receivable, net is comprised of the following:

	May 31,
(in millions)	2012	2011
Accounts receivable	$367.4	$296.1
Unbilled accounts receivable	63.3	46.4
Less: allowance for doubtful accounts	(18.1)	(20.6)

Accounts receivable, net	$412.6	$321.9

Unbilled accounts receivable represents revenue recognized on contracts for which billings have not yet been presented to customers because the amounts were earned but not contractually billable as of the balance sheet date.

The following is a rollforward of our allowance for doubtful accounts:

(in millions)
Balance, May 31, 2009	$37.8
Provision	6.4
Write-offs and recoveries	(17.0)
Translation adjustment	(1.5)

Balance, May 31, 2010	25.7
Provision	1.3
Write-offs and recoveries	(9.0)
Translation adjustment	2.6

Balance, May 31, 2011	20.6
Provision	6.4
Write-offs and recoveries	(6.8)
Translation adjustment	(2.1)

Balance, May 31, 2012	$18.1

8.	Property and Equipment

Property and equipment, net consists of the following for the periods indicated:

	May 31,		Useful Lives (in years)
(in millions)	2012	2011
Land, buildings and leasehold improvements	$50.1	$34.2	1 – 30
Computer equipment and purchased software	125.7	84.3	1 – 7
Other equipment, furniture and fixtures	27.0	26.4	1 – 13
Equipment under capital leases	9.7	6.6

Total property and equipment	212.5	151.5
Less accumulated depreciation and amortization	(149.2)	(114.4)

Property and equipment, net	$63.3	$37.1

Depreciation expense related to our property and equipment for fiscal 2012, 2011 and 2010 was $36.1 million, $14.1 million and $15.4 million, respectively.

Depreciation expense for equipment under capital leases was $1.3 million, $1.1 million and $0.9 million for fiscal 2012, 2011 and 2010, respectively. Accumulated depreciation for equipment under capital leases was $2.5 million and $2.6 million as of May 31, 2012 and 2011, respectively.

We have asset retirement obligations primarily related to certain of our leased facilities in Europe. The accrued asset retirement obligations at May 31, 2012 and 2011 were $7.6 million and $6.3 million, respectively.

9.	Intangible Assets

Intangible assets, net consist of the following for the periods indicated:

	May 31, 2012			May 31, 2011
(in millions)	Gross Carrying Amounts	Accumulated Amortization	Net	Gross Carrying Amounts	Accumulated Amortization	Net	Estimated Useful Lives (in years)
Customer contracts and relationships	$1,730.1	$773.1	$957.0	$1,202.2	$644.7	$557.5	2 – 15
Acquired and developed technology	965.4	688.3	277.1	704.6	617.8	86.8	2 – 10
Tradenames	134.2	111.0	23.2	112.7	103.3	9.4	2 – 20

Total	$2,829.7	$1,572.4	$1,257.3	$2,019.5	$1,365.8	$653.7

The following table presents amortization expense recognized in our Consolidated Statements of Operations, by asset type, for the periods indicated:

	Year Ended May 31,
(in millions)	2012	2011	2010
Customer contracts	$170.5	$121.7	$143.6
Acquired and developed technology	105.8	95.3	109.5
Tradenames	11.2	6.2	7.0

Total	$287.5	$223.2	$260.1

The estimated future annual amortization expense related to these intangible assets as of May 31, 2012, was as follows:

(in millions)
Fiscal 2013	$236.6
Fiscal 2014	212.9
Fiscal 2015	188.7
Fiscal 2016	165.9
Fiscal 2017	120.8
Thereafter	332.4

Total	$1,257.3

10.	Accrued Expenses

Accrued expenses consisted of the following for the periods indicated:

	May 31,
(in millions)	2012	2011
Accrued compensation and employee benefits	$179.6	$132.9
Accrued taxes other than income	25.2	25.7
Accrued royalties and partner commissions	45.3	39.4
Accrued professional fees	27.7	32.7
Accrued interest	78.0	0.9
Accrued restructuring	23.3	9.2
Accrued retirement obligation	7.6	6.3
Deferred rent	9.4	7.3
Accrued other	38.4	28.5

Accrued expenses	$434.5	$282.9

11.	Restructuring Charges

We have recorded restructuring charges related to our acquisitions and in the ordinary course of business to eliminate redundancies, improve our operational efficiency and reduce our operating costs. These cost reduction measures included workforce reductions relating to restructuring our workforce, the exiting of certain leased facilities and the consolidation of space in certain other facilities. In accordance with applicable FASB guidance, our restructuring charges are broken down into acquisition related and other restructuring costs. These restructuring charges represent severance associated with redundant positions and costs related to redundant office locations. No business activities of the companies that we have acquired were discontinued. The employees terminated were typically from all functional areas of our operations.

Fiscal 2012 Restructuring Charges

We incurred restructuring costs of $20.6 million during fiscal 2012 in employee severance costs for personnel in sales and marketing, customer support, consulting services, product development and general and administrative functions. We made cash payments of approximately $5.1 million during fiscal 2012 related to these actions. Charges also included $0.9 million related to exited facilities. Cash payments to date related to exited facilities were $0.6 million. We expect to complete the majority of these restructuring activities in fiscal 2013.

Fiscal 2012 Acquisition-Related Charges

We incurred acquisition-related restructuring costs of $44.7 million during fiscal 2012, primarily related to our acquisition of Lawson. These charges included employee severance costs of $41.3 million for personnel, primarily in general and administrative functions and consulting services. We made cash payments of $34.7 million during fiscal 2012 related to these actions. Charges also included $3.4 million related to exited facilities. Cash payments to date related to exited facilities were $0.9 million. We expect to complete the majority of the personnel actions related to these restructuring activities in fiscal 2013 and to make payments related to exited facilities through July 2015.

Fiscal 2011 Restructuring Charges

We recognized restructuring costs of $11.4 million in fiscal 2011, consisting of $11.0 million in employee severance costs for personnel in sales and marketing, customer support, consulting services, product development and general and administrative functions and $0.4 million in lease commitment fees and other costs due to early termination and abandonment of facilities which were exited to streamline and consolidate operations. Payments of $6.3 million were made in fiscal 2011. In fiscal 2012, we recorded restructuring cost reversals related to these actions of $0.8 million and made payments of $4.0 million, respectively, primarily related to employee severance costs. We expect to complete these restructuring activities during fiscal 2013.

Fiscal 2011 Acquisition-Related Charges

We recognized acquisition- related restructuring costs of $7.6 million in fiscal 2011, consisting of employee severance costs for personnel in sales and marketing, customer support, consulting services, product development and general and administrative functions. Payments of $6.4 million were made in fiscal 2011. In fiscal 2012, we recorded restructuring cost reversals of $0.3 million for employee severance and made payments of $0.8 million. We expect to complete these restructuring activities during fiscal 2013.

Fiscal 2010 Restructuring Charges

We recognized restructuring costs of $21.5 million in fiscal 2010, consisting of $21.4 million in employee severance costs for personnel in sales and marketing, customer support, consulting services, product development and general and administrative functions and $0.1 million in lease commitment fees and other costs due to early termination and abandonment of facilities which were exited to streamline and consolidate operations. We recorded restructuring costs reversals of $0.6 million in fiscal 2011 and we made cash payments of $0.1 million, $4.2 million and $15.9 million in fiscal 2012, 2011 and 2010, respectively. The Company completed these restructuring activities during fiscal 2010.

Fiscal 2010 Acquisition-Related Charges

We incurred acquisition-related restructuring costs of $7.3 million in fiscal 2010, consisting of $6.9 million in employee severance costs for personnel in sales and marketing, customer support, consulting services, product development and general and administrative functions and $0.4 million in lease commitment fees and other costs due to early termination and abandonment of facilities which were exited to streamline and consolidate operations. Additional expenses of $0.2 million were recognized in fiscal 2011. Payments of $0.5 million and $6.8 million were made in fiscal 2011 and 2010, respectively. We completed these restructuring activities during fiscal 2012.

Previous Restructuring Charges and Acquisition-Related Charges

Prior to fiscal 2010, we had completed a series of acquisitions as well as certain restructuring activities. In fiscal 2011 and 2010, we made $3.2 million and $15.2 million in payments, respectively, associated with previously incurred restructuring activities. In fiscal 2012, we recognized $0.8 million in additional facility expenses and made cash payments of $1.3 million primarily for accrued facility costs related to previous restructuring and acquisition-related actions. The remaining accruals associated with these prior restructuring charges relate primarily to lease obligations associated with the closure of redundant offices acquired in prior business combinations, as well as contractual payment obligations of severed employees. Actions related to these restructuring activities have been completed.

The following tables summarize the accrued restructuring costs at May 31, 2012, 2011 and 2010. The adjustments to costs in the tables below consists of adjustments to the accrual that were accounted for as an adjustment to current period earnings (Expense) or adjustments to the accrual that were reclasses between balance sheet accounts (Other).

(in millions)	Balance May 31, 2011	Initial Costs	Adjustment to Costs			Cash Payments	Balance May 31, 2012	Total Costs Recognized to Date	Total Expected Program Costs
			Expense	Other	Foreign Currency Effect
Fiscal 2012 restructuring
Severance	$—	$20.8	$(0.2)	$—	$(0.3)	$(5.1)	$15.2	$20.6	$20.6
Facilities and other	—	1.0	(0.1)	—	—	(0.6)	0.3	0.9	0.9

Total fiscal 2012 restructuring	—	21.8	(0.3)	—	(0.3)	(5.7)	15.5	21.5	21.5

Fiscal 2012 acquisition-related
Severance	—	46.9	(5.6)	—	(1.5)	(34.7)	5.1	41.3	41.3
Facilities and other	—	3.2	0.2	—	—	(0.9)	2.5	3.4	3.4

Total fiscal 2012 acquisition-related	—	50.1	(5.4)	—	(1.5)	(35.6)	7.6	44.7	44.7

Fiscal 2011 restructuring
Severance	4.9	—	(0.9)	—	(0.1)	(3.9)	—	10.2	10.2
Facilities and other	0.3	—	0.1	—	(0.1)	(0.1)	0.2	0.4	0.4

Total fiscal 2011 restructuring	5.2	—	(0.8)	—	(0.2)	(4.0)	0.2	10.6	10.6

Fiscal 2011 acquisition-related
Severance	1.5	—	(0.3)	—	(0.2)	(0.8)	0.2	7.2	7.2

Total fiscal 2011 acquisition-related	1.5	—	(0.3)	—	(0.2)	(0.8)	0.2	7.2	7.2

Fiscal 2010 restructuring
Severance	0.1	—	—	—	—	—	0.1	20.6	20.6
Facilities and other	0.1	—	—	—	—	(0.1)	—	0.2	0.2

Total fiscal 2010 restructuring	0.2	—	—	—	—	(0.1)	0.1	20.8	20.8

Fiscal 2010 acquisition-related
Severance	0.1	—	—	—	—	—	0.1	7.0	7.0

Total fiscal 2010 acquisition-related	0.1	—	—	—	—	—	0.1	7.0	7.0

Previous restructuring
Severance	0.5	—	(0.3)	—	(0.1)	—	0.1	44.9	44.9
Facilities and other	0.1	—	0.2	—	—	(0.3)	—	6.3	6.3

Total previous restructuring	0.6	—	(0.1)	—	(0.1)	(0.3)	0.1	51.2	51.2

Previous acquisition-related
Facilities and other	1.6	—	0.6	—	(0.1)	(1.0)	1.1	26.8	26.8

Total previous acquisition-related	1.6	—	0.6	—	(0.1)	(1.0)	1.1	26.8	26.8

Total restructuring	$9.2	$71.9	$(6.3)	$—	$(2.4)	$(47.5)	$24.9	$189.8	$189.8

(in millions)	Balance May 31, 2010	Initial Costs	Adjustment to Costs			Cash Payments	Balance May 31, 2011	Total Costs Recognized to Date	Total Expected Program Costs
			Expense	Other	Foreign Currency Effect
Fiscal 2011 restructuring
Severance	$—	$11.6	$(0.6)	$—	$0.1	$(6.2)	$4.9	$11.0	$11.0
Facilities and other	—	0.3	0.1	—	—	(0.1)	0.3	0.4	0.4

Total fiscal 2011 restructuring	—	11.9	(0.5)	—	0.1	(6.3)	5.2	11.4	11.4

Fiscal 2011 acquisition-related
Severance	—	8.4	(0.8)	—	0.3	(6.4)	1.5	7.6	7.6

Total fiscal 2011 acquisition-related	—	8.4	(0.8)	—	0.3	(6.4)	1.5	7.6	7.6

Fiscal 2010 restructuring
Severance	4.5	—	(0.7)	—	0.4	(4.1)	0.1	20.7	20.7
Facilities and other	0.1	—	0.1	—	—	(0.1)	0.1	0.2	0.2

Total fiscal 2010 restructuring	4.6	—	(0.6)	—	0.4	(4.2)	0.2	20.9	20.9

Fiscal 2010 acquisition-related
Severance	0.3	—	0.2	—	—	(0.4)	0.1	7.1	7.1
Facilities and other	0.1	—	—	—	—	(0.1)	—	0.4	0.4

Total fiscal 2010 acquisition-related	0.4	—	0.2	—	—	(0.5)	0.1	7.5	7.5

Previous restructuring
Severance	0.7	—	(0.3)	—	0.1	—	0.5	45.2	45.2
Facilities and other	0.6	—	(0.1)	(0.2)	—	(0.2)	0.1	6.1	6.1

Total previous restructuring	1.3	—	(0.4)	(0.2)	0.1	(0.2)	0.6	51.3	51.3

Previous acquisition-related
Facilities and other	6.4	—	(2.4)	0.2	0.4	(3.0)	1.6	26.2	26.2

Total previous acquisition-related	6.4	—	(2.4)	0.2	0.4	(3.0)	1.6	26.2	26.2

Total restructuring	$12.7	$20.3	$(4.5)	$—	$1.3	$(20.6)	$9.2	$124.9	$124.9

(in millions)	Balance May 31, 2009	Initial Costs	Adjustment to Costs			Cash Payments	Balance May 31, 2010	Total Costs Recognized to Date	Total Expected Program Costs
			Expense	Other	Foreign Currency Effect
Fiscal 2010 restructuring
Severance	$—	$22.4	$(1.1)	$0.1	$(1.0)	$(15.9)	$4.5	$21.4	$21.4
Facilities and other	—	0.1	—	—	—	—	0.1	0.1	0.1

Total fiscal 2010 restructuring	—	22.5	(1.1)	0.1	(1.0)	(15.9)	4.6	21.5	21.5

Fiscal 2010 acquisition-related
Severance	—	6.9	—	—	(0.1)	(6.5)	0.3	6.9	6.9
Facilities and other	—	0.8	(0.4)	—	—	(0.3)	0.1	0.4	0.4

Total fiscal 2010 acquisition-related	—	7.7	(0.4)	—	(0.1)	(6.8)	0.4	7.3	7.3

Previous restructuring
Severance	11.8	—	(0.5)	0.7	0.2	(11.5)	0.7	45.6	45.6
Facilities and other	1.8	—	—	(0.3)	(0.1)	(0.8)	0.6	6.4	6.4

Total previous restructuring	13.6	—	(0.5)	0.4	0.1	(12.3)	1.3	52.0	52.0

Previous acquisition-related
Facilities and other	9.5	—	0.5	(0.4)	(0.3)	(2.9)	6.4	28.3	28.3

Total previous acquisition-related	9.5	—	0.5	(0.4)	(0.3)	(2.9)	6.4	28.3	28.3

Total restructuring	$23.1	$30.2	$(1.5)	$0.1	$(1.3)	$(37.9)	$12.7	$109.1	$109.1

The remaining restructuring reserve accruals related to severance and current facilities costs are included in accrued expenses with the long-term facilities cost reserve included in other long-term liabilities on our Consolidated Balance Sheets.

12.	Debt

The following table summarizes our long-term debt balances for the periods indicated:

	May 31,
(in millions)	2012	2011
Infor first lien Term B due April 5, 2018	$2,770.0	$—
Infor first lien Term B-1 due October 5, 2016	400.0	—
Infor first lien Euro Term due April 5, 2018	309.1	—
Infor 9 3/8% senior notes due on April 1, 2019	1,015.0	—
Infor 10.0% senior notes due on April 1, 2019	309.1	—
Infor 11.5% senior notes due on July 15, 2018	560.0	—
GGC Holdings first lien due September 21, 2014	—	44.2
GGC Holdings second lien due March 21, 2015	—	34.2
Infor Global Solutions first lien due July 28, 2012	—	483.4
Infor Global Solutions first lien due December 1, 2013	—	2,191.4
Infor Global Solutions second lien due March 2, 2014	—	1,632.2
Debt discounts	(4.6)	(1.0)

Total long-term debt	5,358.6	4,384.4
Less: current portion(1)	90.8	83.2

Total long-term debt—non-current	$5,267.8	$4,301.2

(1)	Weighted average interest rate at May 31, 2012 and 2011 was 7.6% and 6.3%, respectively.

The following table summarizes our future repayment obligations on the principal debt balances for all of our borrowings as of May 31, 2012:

(in millions)	Principal Payments
Fiscal 2013	$90.8
Fiscal 2014	90.8
Fiscal 2015	110.8
Fiscal 2016	130.8
Fiscal 2017	130.7
Thereafter	4,809.3

Total	$5,363.2

As of May 31, 2012, we were not in default of any covenants in our credit facilities or bond indentures.

Recapitalization of Debt Structure

On April 5, 2012, we completed the Infor Combination. As part of these transactions, investment funds affiliated with Golden Gate Capital and Summit Partners invested $550 million in Infor Enterprise, of which $325 million was contributed as equity to Infor, Inc., and $225 million was used to repay a portion of the Lux PIK Term Loan. Additionally, $344 million owed to Lux Bond Co. by Infor, Inc. was forgiven and contributed as capital. In addition, we successfully refinanced our debt structure by entering into a new credit agreement and issuing new senior notes.

On April 5, 2012, we recapitalized our debt structure by entering into a new secured credit agreement with certain banks (which consists of a new secured term loan facility and a new secured revolving credit facility), issuing new senior notes, as well as additional equity investments from our majority stockholders. Proceeds from the borrowings under our new credit facilities, issuance of the notes and the additional equity investments were used to repay the outstanding balances of the Infor Global Solutions Original First Lien Term Loan, Second Lien Term Loan, Infor Term Loan, which are discussed below, and to pay related fees and expenses.

Infor Borrowings

Infor First Lien Term B, Term B-1 and Euro Term Loans

On April 5, 2012, Lawson, entered into a new secured credit agreement (the New Credit Agreement) with certain banks which consists of a new secured term loan facility and a new secured revolving credit facility (the New Credit Facilities).

Under the New Credit Facilities, we borrowed aggregate principal amounts of $2,770.0 million Tranche B Term Loan, $400.0 million Tranche B-1 Term Loan and €250.0 million Euro Term Loan on April 5, 2012. Interest on the Term Loans is payable quarterly, in arrears, beginning June 30, 2012. Quarterly principal payment amounts are set at approximately $6.9 million, $15.0 million and €0.6 million for the Tranche B, Tranche B-1 and Euro Term Loans, respectively, with balloon payments at applicable maturity dates. The Tranche B and Euro Term Loans mature on April 5, 2018, and the Tranche B-1 Term Loan matures on October 5, 2016. The term loans under the New Credit Facilities are subject to mandatory prepayments in the case of certain situations. Balances outstanding under the Tranche B Term Loan, Tranche B-1 Term Loan and Euro Term Loan as of May 31, 2012 were $2,770.0 million, $400.0 million and $309.1 million, respectively.

The new Secured Revolving Credit Facility (New Revolver) has a maximum availability of $150.0 million. We have made no draws against the New Revolver and no amounts are currently outstanding. However, $3.8 million of letters of credit have reduced the amount available under the New Revolver to $146.2 million. Pursuant to the New Credit Agreement there is an undrawn line fee of 0.50% and the New Revolver matures on March 31, 2017. Amounts under the New Revolver may be borrowed to finance working capital needs and for general corporate purposes.

At our election, the annual interest rate applicable to the term loans and revolver borrowings under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (a) Adjusted LIBOR (as defined below) plus an applicable margin or (b) Adjusted Base Rate (ABR—as defined below) plus a margin. For purposes of the New Credit Facilities:

•

Adjusted LIBOR is defined as the greater of (i) in the case of borrowings denominated in U.S. Dollars, the London interbank offered rate for U.S. Dollars, adjusted for statutory reserve requirements; provided that borrowings in Euros is to be based on the Euro LIBOR Rate (defined as the rate per annum equal to the Banking Federation of the European Union for deposits in Euros with a term equivalent to the relevant interest period) and (ii) a minimum percentage of 1.25%.

•

ABR is defined as the highest of (i) the administrative agent’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1.0% and (iii) one-month LIBOR plus 1.0% per annum, provided that ABR for the Tranche B and B-1Term Loans will at no time be less than 2.25%.

The New Credit Facilities are guaranteed by the Reporting Parent and certain of our domestic subsidiaries, and are secured by liens on substantially all of the assets of the Reporting Parent, the Issuer and the other guarantors. Under the New Credit Agreement we are required to maintain a total leverage ratio not to exceed certain levels as of the last day of each fiscal quarter, beginning August 31, 2012. We are subject to certain other customary affirmative and negative covenants as well.

Infor 9 3/8% and 10.0% Senior Notes

In addition, on April 5, 2012, the Issuer issued approximately $1,015.0 million in aggregate principal amount of our 9 3/8% Senior Notes (the Dollar Notes) and €250.0 million aggregate principal amount of our 10.0% Senior Notes (the Euro Notes and together with the Dollar Notes, the Notes). The Notes mature on April 1, 2019, and bear interest at the applicable rates per annum that is payable semi-annually in cash in arrears, on April 1 and October 1 each year, beginning on October 1, 2012. The Notes are general unsecured obligations of the Issuer and are guaranteed by the Reporting Parent and certain of our wholly owned domestic subsidiaries. Under the indenture governing the Notes, we are subject to certain customary affirmative and negative covenants.

Infor Credit Facilities and Senior Notes Related to the Lawson Acquisition

On July 5, 2011, concurrent with the consummation of the Lawson transaction (See Note 3, Acquisitions), Lawson and SoftBrands entered into senior secured credit facilities and issued senior notes. Proceeds from this debt and notes were used to fund the purchase of Lawson, to pay fees and expenses incurred in connection with the merger, and to repay the previously existing debt of SoftBrands (see GGC Holdings Borrowings below) as well as the debt assumed with the acquisition of Lawson, discussed below. A description of the Lawson related debt and notes is as follows:

Infor Senior Secured Credit Facilities

On July 5, 2011, Lawson and SoftBrands entered into a credit agreement with certain banks (the Infor Credit Agreement) which consists of a new senior secured term loan facility (the Infor Term Loan Facility) and a senior secured revolving credit facility (the Infor Revolver and together, with the Infor Term Loan Facility, the Infor Credit Facilities).

Under the Infor Term Loan Facility, Lawson and SoftBrands borrowed term loans in an aggregate amount of $1,040.0 million (the Infor Term Loan). Interest on the Infor Term Loan was calculated at LIBOR plus 5.25% with a LIBOR floor of 1.50% and was payable quarterly, in arrears, beginning November 30, 2011. Quarterly principal payment amounts were set at approximately $2.6 million with a balloon payment at maturity. The Infor Term Loan was scheduled to mature on July 5, 2017. The terms of the Infor Credit Agreement included a prepayment penalty of 1.0% under certain circumstances if the Infor Term Loan was prepaid before the first anniversary of the Infor Credit Agreement. The outstanding balance of the Infor Term Loan was repaid without prepayment penalty on April 5, 2012, in conjunction with our debt recapitalization as discussed above.

The Infor Revolver had a maximum availability of $75.0 million and carried a rate of LIBOR plus a margin of 4.75% on the outstanding principal amount of revolving loans outstanding at any time. No draws have been made against the Infor Revolver and no amounts were outstanding. Pursuant to the Infor Credit Agreement there was an undrawn line fee of 0.50% and the Infor Revolver was scheduled to mature on July 5, 2016. Amounts under the Infor Revolver may be borrowed to finance working capital needs and general corporate purposes. The Infor Revolver was replaced with a new facility on April 5, 2012, in conjunction with our debt recapitalization as discussed above.

We had deferred $37.5 million in finance fees related to the Infor Credit Facilities which were being amortized over the life of the Infor Term Loan and the Infor Revolver under the effective interest and straight line methods, respectively. Infor also recorded a $31.2 million, or 3.0% discount related to the Infor Term Loan which was being amortized over the life of the Infor Term Loan under the effective interest method. With the recapitalization of our debt on April 5, 2012, each lender involved in the Infor Credit Facilities was compared with their participation in the recapitalization to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. As a result, several lenders were determined to be modifications and $6.8 million of the unamortized deferred financing fees continue to be capitalized and amortized over the term of the recapitalized debt. The remaining lenders were determined to be extinguishments and $50.6 million of the unamortized balance of these deferred financing fees was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012.

Infor 11.5% Senior Notes

On July 5, 2011, Lawson and SoftBrands issued the Infor 11.5% Senior Notes with net proceeds, after expenses, of approximately $542.3 million. The Infor 11.5% Senior Notes mature on July 15, 2018 and bear interest at a rate of 11.5% per annum payable semi-annually in arrears, on January 15 and July 15, beginning January 15, 2012. Infor deferred $17.8 million in finance fees and recorded a $5.0 million, or 0.9% discount related to the Infor 11.5% Senior Notes both of which are being amortized over the life of the Infor 11.5% Senior Notes under the effective interest method. The Infor 11.5% Senior Notes were not impacted by our April 5, 2012, debt recapitalization and the outstanding principal balance on the Infor 11.5% Senior Notes as of May 31, 2012, was $560.0 million.

The Infor 11.5% Senior Notes are general unsecured obligations of Lawson and SoftBrands. The Infor 11.5% Senior Notes are guaranteed by the Reporting Parent and certain of our wholly owned domestic subsidiaries. Pursuant to the Infor 11.5% Senior Notes’ indenture, Lawson, SoftBrands and substantially all their subsidiaries are subject to various affirmative and negative covenants.

Infor Acquired Debt

With the Lawson transaction, GGC Holdings assumed the liability relating to Lawson’s senior convertible notes. These senior convertible notes were recorded at their fair value of $253.8 million on the date of the merger. The fair value was based on the conversion rights of the holders resulting from the merger. The senior convertible notes were originally issued by Lawson in April 2007 for an aggregate principal amount of $240.0 million. These notes bear interest at a rate of 2.50% per annum payable semi-annually in arrears, on April 15 and October 15 and mature on April 15, 2012. Pursuant to the senior convertible notes’ indenture, under the conversion right triggered by the acquisition of Lawson, each holder of the senior convertible notes had the right to convert these notes into an amount of cash equal to the product of the principal amount of the senior convertible notes (expressed in thousands) and the conversion rate in effect immediately prior to the acquisition. Such amount was $1,057.47 per $1,000 principal amount of the senior convertible notes. Substantially all of these notes have been surrendered for purchase and were settled. The outstanding notes along with accrued interest were settled at maturity on April 15, 2012 with funds we held in escrow. No amounts remained outstanding as of May 31, 2012.

GGC Holdings Borrowings

On August 13, 2009, we entered into the GGC Holdings First Lien Credit Agreement pursuant to which the GGC Holdings First Lien Term Loan was incurred and a revolving credit facility was established, and the GGC Holdings Second Lien Term Loan Agreement pursuant to which the GGC Holdings Second Lien Term Loan was incurred, which includes a PIK component, and a revolving credit facility. The primary objective of these loans was the purchase of SoftBrands. See Note 3, Acquisitions. On September 21, 2010, the Company and certain of its GGC Holdings subsidiaries amended and restated the GGC Holdings First Lien Credit Agreement and GGC Holdings Second Lien Term Loan Agreement. The primary objective of the amended and restated credit agreements were to facilitate an immaterial acquisition and extend the maturity date of the respective credit facilities.

As discussed above, all of our debt outstanding under the GGC Holdings First Lien Credit Agreement was paid off on July 5, 2011, in conjunction with the new financing we entered into related to our acquisition of Lawson. A description of the components of our old credit facilities is as follows:

GGC Holdings First Lien Term Loan

GGC Holdings and certain of its subsidiaries borrowed $35.0 million of GGC Holdings First Lien Term Loans under the GGC Holdings First Lien Term Credit Agreement. As part of the amended and restated credit agreement, certain subsidiaries of GGC Holdings borrowed an additional $15.0 million and the maturity date on the GGC Holdings First Lien Term Loan was restated from August 13, 2013 to September 21, 2014. Principal was paid quarterly and payment amounts under the amended and restated credit agreement were set at $1.2 million per quarter with a balloon payment at maturity. Interest was calculated at the LIBOR rate plus a margin of 5.5% with a LIBOR floor of 1.5%. Interest was paid monthly. The outstanding balance of the GGC Holdings First Lien Term Loans was repaid on July 5, 2011, in conjunction with the new financing related to our Lawson acquisition.

GGC Holdings Second Lien Term Loan

GGC Holdings and certain subsidiaries borrowed $25.0 million of GGC Holdings Second Lien Term Loans under the GGC Holdings Second Term Loan Agreement, which is held by certain investment affiliates of GGC. As part of the amended and restated GGC Holdings Second Lien Term Loan Agreement, certain subsidiaries of GGC Holdings borrowed an additional $8.2 million and the maturity date on the GGC Holdings Second Lien Term Loan was extended from February 13, 2014 to March 21, 2015. Interest payment amounts were calculated at the LIBOR rate plus a margin of 10.0%. Interest was paid monthly. Interest on the GGC Holdings Second Lien Term Loan contains a PIK component which accrued interest at 2.0%. Accrued interest was added to the principal balance. The outstanding balance of the GGC Holdings Second Lien Term Loan, including accrued interest, was repaid on July 5, 2011, in conjunction with the new financing related to our Lawson acquisition.

GGC Holdings Revolving Credit Facility

The GGC Holdings Revolving Credit Facility of $2.5 million carried a rate of LIBOR rate plus a margin of 6.0% on the outstanding principal amount of revolving loans outstanding at any time. The GGC Holdings Revolving Credit Facility carried an un-drawn fee of 0.75% and matured on September 21, 2014. No borrowings were made under this facility. The GGC Holdings Revolving Credit Facility was replaced with a new facility on July 5, 2011, in conjunction with the new financing related to our Lawson acquisition.

We evaluated the amended and extended debt in accordance with ASC 470-50-40 Debt—Modifications and Extinguishments—Derecognition to determine if the amended and extended debt was a modification or extinguishment of the original GGC Holdings First and Second Lien Term Loans. The amended and extended debt was determined to be a modification of the original GGC Holdings First and Second Lien Term Loans. Therefore, the deferred financing fees associated with the amended and extended debt were added to existing deferred financing fees incurred in the original debt and are being amortized using the effective interest method over the extended life of the debt. With the new financing on July 5, 2011, all deferred financing fees related to the GGC Holdings debt were expensed and recorded in our results of operations in the first quarter of fiscal 2012.

Infor Global Solutions’ Borrowings

As discussed above, outstanding balances related to the Infor Global Solutions debt were paid off on April 5, 2012, in conjunction with the new financing we entered into related to the recapitalization of our debt structure. A description of the components of Infor Global Solutions credit facilities is as follows:

Infor Global Solutions First Lien Term Loan

On April 12, 2010, Infor Global Solutions entered into a Second Amendment to its Amended and Restated Credit Agreement (“Second Amendment”) dated March 2, 2007. The primary objective of the Second Amendment was to extend the maturity date of term loans outstanding under the Infor Global Solutions First Lien Term Loan.

Each lender in the Original Infor Global Solutions First Lien Term Loan was able to accept or reject the Second Amendment offer. Lenders holding approximately $2.2 billion and $0.5 billion in face value of First Lien debt accepted and rejected the Second Amendment, respectively. Accordingly, the maturity date was extended on approximately $2.2 billion of debt to at least December 1, 2013. No embedded conversion option existed in the original Infor First Lien Term Loan nor was any added in the Second Amendment.

Applicable accounting guidance for the Second Amendment is found in ASC 470-50-40 Debt—Modifications and Extinguishments—Derecognition. The Second Amendment was not a legal extinguishment of the Original First Lien Term Loan as no money changed hands, nor was a new debt instrument issued. A modification of a debt instrument can be treated as either an extinguishment or a modification depending on the facts and circumstances. Infor Global Solutions performed a lender by lender analysis as prescribed by the accounting guidance and concluded the Second Amendment was a modification.

A summary of primary amended terms and conditions of the Second Amendment were as follows:

•

The Second Amendment Infor Global Solutions First Lien Term Loans Maturity Date was extended from July 28, 2012 to July 28, 2015 for those accepting the Second Amendment offer. Those rejecting the Second Amendment offer maintained the existing maturity date. However, if as of September 30, 2013 the Company’s Total Leverage Ratio (as defined in the Second Amendment) is greater than 4.00 to 1.00 and $500 million of loans remain outstanding under the non-extended Second Lien Term Loan on December 1, 2013, the Second Amendment Infor First Lien Term Loans Maturity Date was accelerated to December 1, 2013.

•	Interest rates on the Second Amendment Infor Global Solutions First Lien Term Loans increased by 200 basis points, or 2.0%.

•

Quarterly principal payments on the combined Second Amendment and Original Infor Global Solutions First Lien Term Loans remained unchanged through July 28, 2012. Afterwards, the Second Amendment Infor Global Solutions First Lien Term Loans would continue to be repaid quarterly at 1% of principal as was applicable before the Second Amendment.

•

The Administrative Agent (JP Morgan Chase) was paid a fee equal to 5 basis points, or approximately $1.1 million, which was disbursed to the Second Amendment Infor Global Solutions First Lien Term Loan Lenders. This fee was capitalized as deferred financing fees and will be amortized over the life of the loan. The Administrative Agent was also reimbursed by the Company for out of pocket expenses, which were expensed by the Company in fiscal 2010.

The Second Amendment Infor Global Solutions First Lien Term Loan principal consisted of $1.5 billion of U.S. Dollar denominated term loans and €498.2 million of Euro denominated loans as of May 31, 2011. For alternate base rate (ABR) borrowings, interest accrued at the greater of (a) the Prime Interest Rate and (b) the U.S. Federal Funds effective rate plus 0.5%, plus 4.75%. For Eurocurrency borrowings, interest accrued at the rate of LIBOR plus 5.75%. The rate was based on the Company’s election. Loan principal was payable quarterly. Infor Global Solutions had the option of paying interest either monthly or quarterly and chose to pay monthly. The Second Amendment Infor Global Solutions First Lien Term Loans mature July 28, 2015 but is subject to acceleration to December 1, 2013 as noted above.

The Original Infor Global Solutions First Lien Term Loan principal consisted of $257.6 million of U.S. Dollar denominated term loans and €156.9 million of Euro denominated loans as of May 31, 2011. For alternate base rate (ABR) borrowings, interest accrued at the greater of (a) the Prime Interest Rate and (b) the U.S. Federal Funds effective rate plus 0.5%, plus 2.75%. For Eurocurrency borrowings, interest accrued at the rate of LIBOR plus 3.75%. The rate was based on Infor Global Solutions’ election. Loan principal was payable quarterly. Infor Global Solutions had the option of paying interest either monthly or quarterly and chose to pay quarterly. The Original Infor Global Solutions First Lien Term Loans were scheduled to mature on July 28, 2012.

On June 7, 2011, Infor Global Solutions completed the Infor Global Solutions First Refinancing Amendment, which amended and refinanced the Infor Global Solutions Original First Lien Term Loan balance which was originally due July 28, 2012. We paid off the balance of the Infor Global Solutions Original First Lien Term Loan by refinancing $500.0 million. The effective rate on the Infor Global Solutions First Refinancing Agreement was LIBOR plus 5.75%, with a LIBOR floor of 1.5%. Principal was paid quarterly. The maturity date on the Infor Global Solutions First Refinancing Amendment was December 1, 2013. We accounted for the pay-off of the balance of the Infor Global Solutions Original First Lien Term Loan as an extinguishment of debt. As a result, we wrote off $3.7 million of deferred financing fees in fiscal 2012. The outstanding balance of the Infor Global Solutions Original First Lien Term Loan was repaid on April 5, 2012, in conjunction with our debt recapitalization.

As a result of the debt recapitalization, each lender involved in the Infor Global Solutions First Refinancing Agreement was compared with their participation in the recapitalization to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. Several lenders were determined to be modifications and $4.8 million of the unamortized deferred financing fees originally capitalized with the Infor Global Solutions First Refinancing Agreement continue to be capitalized and amortized over the term of the recapitalized debt using the effective interest method. The remaining lenders were determined to be extinguishments and $31.5 million of unamortized deferred financing fees originally capitalized with the Infor Global Solutions First Refinancing Agreement was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012.

Infor Global Solutions Second Lien Term Loan

The Infor Global Solutions Second Lien Term Loan principal consisted of $902.5 million of U.S. Dollar denominated term loans and €507.1 million Euro denominated loans as of May 31, 2011. For ABR borrowings, interest accrued at the greater of (a) the Prime Interest Rate and (b) or the U.S. Federal Funds effective rate plus 0.5%, plus 5.25%. For Eurocurrency borrowings, interest accrued at the rate of LIBOR plus 6.25%. The rate was based on Infor Global Solutions’ election. Infor Global Solutions had the option of paying interest either monthly or quarterly and chose to pay quarterly. The Infor Global Solutions Second Lien Term Loan was scheduled to mature on March 2, 2014. The outstanding balance of the Infor Global Solutions Second Lien Term Loan was repaid on April 5, 2012, in conjunction with our debt recapitalization.

As a result of the debt recapitalization, each lender involved in the Infor Global Solutions Second Lien Term Loan was compared with their participation in the recapitalization to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. Several lenders were determined to be modifications and $0.9 million of the unamortized deferred financing fees originally capitalized with the Infor Global Solutions Second Lien Term Loan continue to be capitalized and amortized over the term of the recapitalized debt using the effective interest method. The remaining lenders were determined to be extinguishments and $15.8 million of unamortized deferred financing fees originally capitalized with the Infor Global Solutions First Refinancing Agreement was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012.

Infor Global Solutions Revolving Credit Facility

The Infor Global Solutions Revolving Credit Facility of $150.0 million carried a rate of LIBOR plus a margin of 3.75%, or ABR plus a margin of 2.75% depending on the nature of the borrowings. The Infor Global Solutions Revolving Credit Facility carried an un-drawn fee of 0.5% and was scheduled to mature on July 28, 2012. We have never drawn upon the Infor Global Solutions Revolving Credit Facility. On June 10, 2011, we voluntarily reduced our Infor Global Solutions Revolving Credit Facility from $150.0 million to $25.0 million. This action was taken to reduce interest expense recognized in our results of operations from the 0.5% undrawn fee while maintaining availability of credit. The terms and conditions of the Infor Global Solutions Revolving Credit Facility did not change with this action. The Infor Global Solutions Revolving Credit Facility was replaced with a new facility on April 5, 2012, in conjunction with our debt recapitalization.

As a result of the New Revolver, each lender’s participation threshold involved in the Infor Global Solutions Revolving Credit Facility was compared with their participation threshold in the New Revolver to determine if their portion of the Infor Credit Facilities should be accounted for as a modification or an extinguishment. Two lenders were determined to be extinguishments and $0.4 million of unamortized deferred financing fees originally capitalized with the Infor Global Solutions Revolving Credit Facility was expensed and recorded in our results of operations in the fourth quarter of fiscal 2012. The remaining lenders were determined to be modifications and $3.5 million of the unamortized deferred financing fees originally capitalized with the Infor Global Solutions Revolving Credit Facility continue to be capitalized and amortized over the term of the New Revolver on a straight line basis.

Parent Company PIK Term Loan

In addition to the debt held by Infor and its affiliates discussed above, Infor Lux Bond Company (Lux Bond Co), Infor, Inc.’s parent, holds a PIK Term Loan (Lux PIK Term Loan). The Lux PIK Term Loan originally bore interest at either (a) the rate of LIBOR plus 8.0% for Eurocurrency based borrowings or (b) the greater of (i) the Prime Interest Rate then in effect and (ii) the U.S. Federal Funds effective rate plus 0.5%, plus 7.0% for ABR based borrowings, based on Lux Bond Co’s election. Accrued interest was added to the principal balance. The maturity date for the Lux PIK Term Loan was September 2, 2014. The Lux PIK Term Loan had an original principal balance of $235.0 million. As of May 31, 2011, the total balance outstanding including accrued interest was $360.0 million. Interest accrued to principal during fiscal 2011 totaled $28.9 million.

In conjunction with our debt recapitalization, a portion of the outstanding balance of the Lux PIK Term Loan was repaid on April 5, 2012, through the use of capital contributed by GGC. The principal balance as of May 31, 2012 was $161.4 million. In addition, at that time certain provisions of the Lux PIK Term Loan agreement were amended. The maturity date for the Lux PIK Term Loan was extended to April 15, 2017 at which date any outstanding principal and accrued and unpaid interest are due. In addition, under certain circumstance, prepayment penalties may be imposed if the Lux PIK Term Loan is repaid prior to its maturity date. As of April 5, 2012, the Lux PIK Term Loan bears interest at a fixed rate of 13.375% per year and accrues quarterly. Accrued but unpaid interest is to be added to the principal balance. At the election of Lux Bond Co, interest may be paid quarterly and the fixed rate will be reduced by 50 basis points per year. For fiscal 2013, Lux Bond Co has elected to pay interest quarterly. Subsequent to year end, on June 28, 2012, we funded the quarterly interest payment of $4.8 million that was due related to the Lux PIK Term Loan through a loan to Lux Bond Co. Future quarterly interest payments along with the repayment of the remaining principal balance at maturity may also be funded through additional loans to Lux Bond Co. As of May 31, 2012, the total balance outstanding including accrued interest was $164.8 million. Interest accrued during fiscal 2012 totaled $3.4 million.

Shares of certain subsidiaries of IGS Intermediate Holdings stock were pledged as collateral for the Lux PIK Term Loan dated March 2, 2007. On April 5, 2012 in conjunction with our debt recapitalization, all pledged collateral was released. No other pledge of assets exists either prior to or after the Infor Combination.

Under applicable guidance from the Securities and Exchange Commission (SAB Topic 5-J), a parent’s debt, related interest expense and allocable deferred financing fees are to be included in a subsidiaries financial statements under certain circumstances. We have considered these circumstances and determined that Infor does not meet any of the applicable criteria related to the PIK Term Loan and accordingly we have not reflected the PIK Term Loan in our consolidated financial statements for any of the periods presented. The exclusion of the PIK Term Loan in our financial statements does not impact our debt covenant calculations under our credit facilities as the impact of the PIK Term Loan is not to be included in such calculations. While not contractually required to do so, we believe that our voluntary servicing of the Lux PIK Term Loan will not materially impact our ability to service our own debt and that our cash flows from operations, together with our cash and cash equivalents, will be sufficient to meet our debt service obligations for the foreseeable future.

Deferred Financing Fees

In fiscal 2012 and 2011, we incurred and capitalized approximately $192.7 million and $2.0 million, respectively, in deferred financing fees related to amending and obtaining new term debt under our credit facilities and issuing our senior notes. In conjunction with our fiscal 2012 financing activities, we paid off existing debt and wrote off approximately $77.5 million in unamortized deferred financing fees relating to these facilities. In addition, we wrote off approximately $28.6 million in unamortized discounts that we had recorded related to these retired facilities. Together, the write-offs of deferred financing fees and unamortized discounts, totaling approximately $106.1 million, are presented as a component of loss on extinguishment of debt in our Consolidated Statements of Operations for fiscal 2012.

For fiscal 2012, 2011 and 2010, we amortized $32.1 million, $20.1 million and $21.7 million, respectively, in deferred financing fees which are included in interest expense, net in our Consolidated Statements of Operations.

13.	Common Stock

As of May 31, 2012 and 2011, there were 1,000 shares of Infor, Inc. common stock authorized, issued and outstanding, each with a par value of $0.01 per share. As of May 31, 2012, based on investments by investment funds affiliated with Golden Gate Capital and investment funds affiliated with Summit Partners, L.P. (Summit Partners) in Infor Enterprise, Golden Gate Capital and Summit Partners have voting control equal to approximately 81.3% and 18.5%, respectively, of the Company.

14.	Commitments and Contingencies

Leases

We have entered into cancelable and non-cancelable operating leases, primarily related to rental of office space, certain office equipment and automobiles. In addition to minimum lease payments, many of the facility leases require payment of a proportionate share of real estate taxes and building operating expenses. Certain lease agreements include rent payment escalation clauses. The total amount of base rentals over the term of the leases is charged to expense on a straight-line method with the amount of the rental expense in excess of lease payments recorded as a deferred rent liability. Total rent expense for operating leases was $63.1 million, $43.6 million and $47.3 million for fiscal 2012, 2011 and 2010, respectively.

We have also entered into certain capital lease commitments for buildings, automobiles, computers and operating equipment. Aggregate property acquired through capital leases and the associated depreciation of these assets is included in property and equipment on our Consolidated Balance Sheets. The current portion of our capital lease obligations is included in accrued expenses and the long-term portion of capital lease obligations is included in other long-term liabilities on our Consolidated Balance Sheets.

The future minimum lease payments under our capital and operating leases as of May 31, 2012 were as follows:

Capital lease obligations

(in millions)
Fiscal 2013	$2.0
Fiscal 2014	1.3
Fiscal 2015	2.1
Fiscal 2016	0.1
Fiscal 2017	0.1
Thereafter	—

Total minimum capital lease payments	5.6
Less amounts representing interest	(0.1)

Present value of net minimum obligations	5.5
Less current portion	(1.9)

Long-term capital lease obligations	$3.6

Operating lease obligations

(in millions)
Fiscal 2013	$54.1
Fiscal 2014	42.3
Fiscal 2015	34.9
Fiscal 2016	23.0
Fiscal 2017	13.7
Thereafter	21.7

Total minimum operating lease payments	$189.7

Litigation

From time to time, we are subject to litigation in the normal course of business. We accrue for litigation exposure when a loss is probable and estimable. Accrued litigation as of May 31, 2012 and May 31, 2011, was $8.9 million and $12.5 million, respectively. While the outcome of these claims cannot be predicted with certainty, we are of the opinion that based on information presently available, the resolution of any such legal matters existing as of May 31, 2012 will not have a material adverse effect on our financial position, results of operations, or cash flows

Patent Infringement Lawsuit by ePlus

On May 19, 2009, ePlus sued a number of defendants, including the Issuer, alleging infringement of three separate United States patents. Prior to trial, the district court excluded all of ePlus’ evidence of damages, and as a result, only liability issues were submitted to the jury. On January 27, 2011, a jury found that Lawson’s S3 Procurement System, when used in combination with certain complimentary Supply Chain Management products we offer, namely Requisition Self Service (RSS), RSS and Procurement Punchout (Punchout), and/or RSS, Punchout and EDI, as well as its M3 e-Procurement System, infringed two of the ePlus patents. No damages were awarded to ePlus. Following the jury verdict, the Issuer developed a design around product, Requisition Center (RQC), which was intended to be a non-infringing replacement of RSS. Since May 18, 2011, the Issuer has made RQC available free of charge to all of its customers that had a product configuration that included RSS. On May 23, 2011, the Court entered an injunction prohibiting the Issuer from licensing, servicing, or supporting our S3 Procurement System, when used in combination with RSS, RSS and Punchout and/or RSS, Punchout and EDI; and its M3 e-Procurement System in the United States, although the effect of such injunction was stayed for six-months for certain of our health care customers. In September 2011 ePlus initiated contempt proceedings alleging that the Issuer was not compliant with the injunction for, inter alia, releasing RQC which ePlus claims is not more than colorably different from RSS and also infringes its patents. In the contempt proceeding, which is currently on-going before the same district court judge who presided over the underlying jury trial, ePlus is seeking, among other things, monetary damages as a remedy for the Issuer’s alleged violation of the court’s injunction order, and a ruling that would enjoin further sales or servicing of the RQC product. We are vigorously defending this matter because we believe we have meritorious defenses, including: (i) that the product modifications render the current product more than colorably different from the adjudged infringing products, making contempt inappropriate; and (ii) that the modified product does not infringe the claims of the patents-in-suit that were held to be infringed by the original products. If the Issuer prevails on either defense, the contempt proceeding will be dismissed in the Issuer’s favor. However, given the inherent unpredictability of such proceedings, as well as the right of either party to appeal an unfavorable decision, we cannot at this time predict the eventual outcome of the contempt proceeding. In addition to the ongoing contempt proceeding, the underlying litigation is the subject of cross-appeals by the Issuer and ePlus. The Issuer has appealed, among other things, the Court’s grant of an injunction with respect to the servicing of products we sold prior to the date of the jury verdict. ePlus has appealed the court’s refusal to permit it to put on a damage case. We cannot predict the outcome of this appeal and, therefore, cannot exclude the possibility that ePlus may be granted a new trial on the issue of damages for infringement. All of the ePlus patents that the Issuer was found to infringe are currently subject to reexamination by the United States Patent and Trademark Office.

Because patent litigation is time-consuming and costly to defend, we will continue to incur significant costs defending this case. In addition, in the event of an unfavorable outcome in this matter, the remedy awarded to ePlus could result in a material adverse effect on our future results of operations or cash flows. If ePlus prevails in the contempt proceeding or a subsequent new trial or infringement, we could be required to disgorge some or all of our revenues from the sale and servicing of RQC, and we could be prohibited from any such future sales or servicing (during the life of the patents) unless we were able to reach agreement with ePlus on a license to operate under its patents, or we were able to make further modifications to the product to avoid infringement, but there is no assurance that such modifications will be readily possible.

Guarantees

We typically grant our customers a warranty that guarantees that our product will substantially conform to Infor’s current specifications for 90 days from the delivery date. We also indemnify our customers from third party claims of intellectual property infringement relating to the use of our products. Infor’s standard software license agreements contain liability clauses that are limited in amount. We account for these clauses under ASC 460, Guarantees. We have not previously incurred costs to settle claims or paid awards under these indemnification obligations. Accordingly, we have not recorded any liabilities related to these agreements as of May 31, 2012 and 2011.

15.	Derivative Financial Instruments

The following tables summarize the financial statement impact of our derivative instruments:

Statement of Operations Effect of Derivative Instruments

	Notional Amount	Derivative Base	Status at May 31, 2012	Amount Recognized in Earnings Year Ended May 31,
(in millions)				2012	2011	2010
Accounting hedges
Interest rate swap	$234.0	4.945%	Settled	$—	$—	$3.3
Interest rate swap	€52.0	3.625%	Settled	—	—	0.6
Interest rate swap	€52.0	3.633%	Settled	—	—	0.6
Interest rate swap	$233.0	4.951%	Settled	—	—	3.3
Interest rate swap	€56.0	3.627%	Settled	—	—	0.6
Interest rate swap	$233.0	4.942%	Settled	—	—	3.3
Interest rate swap	$327.3	4.491%	Settled	—	—	4.1
Interest rate swap	€218.0	4.361%	Settled	—	—	3.2
Interest rate swap	$327.3	4.483%	Settled	—	—	4.1
Interest rate swap	$218.0	4.370%	Settled	—	—	3.0
Interest rate cap	€718.7	3.000%	Settled	0.1	0.5	4.2
Interest rate cap	$1,573.6	3.000%	Settled	0.1	3.8	6.3
Amortization of other comprehensive income	All swaps	All swaps	Settled	—	—	(23.6)

Total income statement (gain) loss from effect of derivative instruments				$0.2	$4.3	$13.0

Balance Sheet Effect of Derivative Instruments

(in millions)	Notional Amount	Derivative Base	Balance Sheet Classification	Fair Value at May 31,
				2012	2011
Accounting hedges
Interest rate cap	€718.7	3.000%	Other assets	$—	$0.1
Interest rate cap	$1,573.6	3.000%	Other assets	—	0.1

Total balance sheet effect of derivative instruments				$—	$0.2

Other Comprehensive Income Effect of Derivative Instruments

	Year Ended May 31,
(in millions)	2012	2011	2010
Beginning of year net unrealized gain (loss) on derivative instruments	$—	$—	$(15.0)
Increase (decrease) in fair value of derivative instruments	—	—	—
Amortization of other comprehensive income due to loss of effectiveness of derivative instruments	—	—	15.0

End of year net unrealized gain (loss) on derivative instruments	$—	$—	$—

16.	Share Purchase and Option Plans and Stockholder Receivable

Infor Class C Management Incentive Units

On May 31, 2012, Infor Enterprise granted to certain employees of Infor 10.4 million equity awards, primarily Management Incentive Units (MIUs), pursuant to the Infor Enterprise Applications, LP Agreement of Limited Partnership (Infor Enterprise Agreement) and certain MIU agreements. These MIUs are for class C-non-voting units. The Class C MIUs were granted as of May 31, 2012, with vesting schedules ranging from immediate vesting to three years. The Class C MIUs were issued in exchange for employees existing equity interests in both Infor and Infor Global Solutions discussed below. As a result, the majority of these other equity-based awards were cancelled during fiscal 2012. In accordance with applicable FASB guidance, the concurrent grant of the Class C MIUs and cancellation of the existing equity interests were treated as a modification.

Under the provisions of the Infor Enterprise Agreement and MIU agreements, if employees are no longer employed by Infor or any of its subsidiaries for any reason (including, but not limited to, death or disability), all unvested Class C MIUs held by such employee, shall automatically expire and be forfeited to Infor. For grants to certain employees, Infor has the ability to repurchase applicable MIUs pursuant to the award’s provisions upon their termination of employment with Infor. The repurchase commences upon the later of 1) the termination date and 2) the 181st day following the date upon which the MIUs that are subject to such repurchase have become vested. Infor may elect to repurchase all or any portion of the applicable MIUs, in the event of the employee’s termination for cause, participation in a competitive activity or resignation, at a price equal to the lower of the original cost or the fair market value of the MIUs being repurchased. If the employee leaves Infor otherwise, such as through involuntary termination, the repurchase option is for liquidation value, defined in the Infor Enterprise Agreement as the amount to which the holder of the applicable MIUs would be entitled to receive if the Company’s assets were liquidated in accordance with the Infor Enterprise Agreement (as in effect immediately prior to such liquidation) and applicable law, and the proceeds of such liquidation were applied and distributed pursuant to Infor Enterprise Agreement (as in effect immediately prior to such liquidation).

This repurchase feature in certain Class C MIUs granted to employees, as noted above, functions as in-substance forfeiture provisions which preclude recognition of compensation cost for accounting purposes until such repurchase features are removed upon an employee termination event or change in control as defined in the Infor Enterprise Agreement. No compensation expense is recognized until the repurchase features lapse. Of the 10.4 million MIUs granted on May 31, 2012, 4.4 million were issued with the repurchase feature and do not have corresponding stock compensation expense recognized. The remaining 6.0 million MIUs granted did not include the repurchase feature and we recognized applicable stock compensation expense in fiscal 2012 accordingly.

The following table summarizes Class C MIU activity for fiscal 2012:

(in thousands, except fair value amounts)	Number of Class C MIUs	Weighted Average Grant Date Fair Value
Non-vested, May 31, 2011	—	—
Granted	10,400	$3.53
Cancelled	—	—
Vested	(4,485)	$3.53

Non-vested, May 31, 2012	5,915	$3.53

Total unrecognized Class C MIU compensation expense at May 31, 2012 was $26.2 million. There was no aggregate intrinsic value related to the unvested Class C MIUs as of May 31, 2012. The weighted average remaining contractual life of the Class C MIUs was 3.0 years as of May 31, 2012.

Infor Management Incentive Units

On October 1, 2010, SoftBrands Holdings LLC, an affiliate of the parent company of Infor, authorized the issuance of 6.5 million MIUs (SoftBrands MIUs) to certain employees as authorized by its Amended and Restated Limited Liability Company Agreement dated October 1, 2010 (the Plan). The SoftBrands MIUs were granted as of October 5, 2010, vesting annually over four years, with the vesting start date for all but 0.4 million of the SoftBrands MIUs began on August 13, 2009. The remaining SoftBrands MIUs vesting start date began on May 17, 2010.

In conjunction with the May 31, 2012 grant of the Class C MIUs discussed above, the majority of the outstanding SoftBrands MIUs were cancelled, including 2.1 million vested shares and 2.1 million unvested shares. Certain of the SoftBrands MIUs contain repurchase features similar to those of our Class C MIUs as discussed. The repurchase feature functions as in-substance forfeiture provisions which preclude recognition of compensation cost for accounting purposes until such repurchase features are removed upon an employee termination event or change in control as defined in the Plan. No compensation expense is recognized until the repurchase features lapse. Of the 6.5 million SoftBrands MIUs issued, 0.9 million were issued with the repurchase feature and do not have corresponding stock compensation expense recognized. The remaining 5.5 million SoftBrands MIUs granted under the Plan did not include the repurchase feature and stock compensation expense was recognized in fiscal 2012 and 2011 related to these MIUs. There were no SoftBrands MIUs granted or stock compensation expense recognized in fiscal 2010.

The following table summarizes SoftBrands MIU activity for fiscal 2012 and 2011:

(in thousands, except fair value amounts)	Number of MIUs	Weighted Average Grant Date Fair Value
Non-vested, May 31, 2010	—	—
Granted	6,475	$0.35
Cancelled	(129)	$0.35
Vested	(1,619)	$0.35

Non-vested, May 31, 2011	4,727	$0.35
Granted	—	—
Cancelled	(322)	$0.35
Vested	(1,469)	$0.35
Exchanged for Class C MIUs	(2,080)	$0.35

Non-vested, May 31, 2012	856	$0.35

There was no aggregate intrinsic value related to the unvested SoftBrands MIUs as of May 31, 2012. The weighted average remaining contractual life of MIUs was 1.25 years as of May 31, 2012. Total unrecognized compensation expense at May 31, 2012 and 2011 was $0.6 million and $1.4 million, respectively, related to the SoftBrands MIUs.

Infor Global Solutions 2006 Share Purchase and Option Plan

The Infor Global Solutions 2006 Share Purchase and Option Plan, as amended, (the 2006 Plan) allows Infor Global Solutions to grant nonqualified stock options or sell Class Z nonvoting ordinary shares, par value $0.00001 per share, to selected employees, directors, officers, consultants or advisors. Infor Global Solutions may not issue in the aggregate more than 5.0 million Class Z Shares under this plan. Infor Global Solutions may not issue in the aggregate more than 25.0 million Class Y Shares under this plan.

During fiscal 2008, Infor Global Solutions’ Board of Directors amended and restated the 2006 Plan to allow Infor Global Solutions to grant nonqualified stock options or sell Class Z-1 nonvoting ordinary shares, par value $0.00001 per share, to selected employees, directors, officers, consultants or advisors. Infor Global Solutions may not issue in the aggregate more than 5.0 million Class Z-1 shares under this plan. In fiscal 2009, the 2006 Plan was authorized to issue in the aggregate no more than 25.0 million Class Y nonvoting ordinary shares, par value $0.00001 per share.

A committee appointed by the Board of Directors determines the number of options and/or shares, type of option and option price and/or purchase price. Options granted to employees generally have seven-year terms, require continued employment with the Company for continued vesting, and vest over four years. Vesting generally occurs with the first 25% upon a certain date (usually the first anniversary of the grant date) (the First Vesting Date) and 25% per year thereafter upon each anniversary of the First Vesting Date, provided that if an employee leaves Infor’s employ and has been employed at least through the First Vesting Date, vesting is pro-rated on a monthly basis through the last month of the employee’s employment. Restricted shares issued to employees generally have similar vesting and continued employment terms

Infor Global Solutions has the ability to repurchase any shares issued pursuant to the 2006 Plan to any employees whose employment terminates. The Company may elect to repurchase all or any portion of the employee shares 60 days following 1) the Termination Date for unvested shares or 2) the 181st day following the date upon which the shares subject to repurchase become vested equal to 1) original cost or fair market value if the termination of employment is for cause, resignation or participation in a competitive activity or 2) if the employee leaves the Company otherwise, such as through involuntary termination, the repurchase option is for fair market value as of the repurchase date. The repurchase option terminates on the first to occur of 1) the consummation of a sale of the Company or 2) the effective date of an initial public offering.

The repurchase features whereby the Company may repurchase the share at the lesser of original cost or fair market value are considered an in-substance forfeiture provision, as defined by ASC 718. As previously mentioned, the repurchase option terminates on the first to occur of 1) the consummation of a sale of the Company or 2) the effective date of an initial public offering, neither of which are probable. Therefore, stock-based compensation is not recognized until the expiration of these repurchase features or until involuntary termination of the employee becomes probable.

During fiscal 2012, approximately 0.3 million Class Y shares of restricted stock were issued with a purchase price of $0.001 per share. Infor repurchased approximately 0.6 million Class Y shares of restricted stock during fiscal 2012. As described in Stockholder Receivable below, 1.3 million Class Y shares were forfeited by executives. In addition, in conjunction with the May 31, 2012 grant of the Class C MIUs discussed above, the majority of the outstanding Class Y share restricted stock was cancelled, including 5.9 million vested shares and 3.2 million unvested shares.

During fiscal 2011, approximately 3.9 million Class Y shares of restricted stock were issued with a purchase price of $0.001 per share. Infor repurchased approximately 0.7 million Class Y shares of restricted stock during fiscal 2011. As described in Stockholder Receivable below, approximately 0.2 million Class Y shares were forfeited by executives.

During fiscal 2010, approximately 3.8 million Class Y shares of restricted stock were issued with a purchase price of $0.001 per share. Infor repurchased approximately 0.5 million Class Y shares of restricted stock, approximately 1,000 Class Z-1 shares of restricted stock and approximately 9,000 Class Z shares during fiscal 2010.

The following table summarizes restricted share activity for fiscal 2012, 2011 and 2010:

(in thousands, except fair value amounts)	Number of Awards	Weighted Average Grant Date Fair Value
Non-vested, May 31, 2009	7,711	$0.13
Granted	3,836	$0.00
Repurchased	(464)	$0.05
Y shares issued with exchange	12	$0.18
Vested	(3,663)	$0.17

Non-vested, May 31, 2010	7,432	$0.20
Granted	3,366	$1.54
Repurchased	(957)	$0.09
Vested	(4,044)	$0.15

Non-vested, May 31, 2011	5,797	$0.30
Granted	271	$2.11
Repurchased	(551)	$0.17
Vested	(1,596)	$0.90
Exchanged for Class C MIUs	(3,168)	$1.09

Non-vested, May 31, 2012	753	$0.35

The total number of vested restricted shares outstanding at May 31, 2012 was 4.4 million. There was no aggregate intrinsic value related to the vested restricted shares at May 31, 2012. The weighted average remaining vesting period related to these restricted shares at May 31, 2012 was 2.1 years. The total unrecognized compensation cost at May 31, 2012 was $0.5 million.

As previously noted, certain of our stock-based awards have repurchase features that function as in-substance forfeiture provisions which preclude recognition of compensation cost for accounting purposes until such repurchase features are removed upon an employee termination event or a change in control event as defined by the our Share Purchase and Option Plans. No compensation expense is recognized until the repurchase features lapse.

Stockholder Receivable

In March 2007, six executives of the Company were granted loans by the Company to exercise options for $7.6 million in aggregate equal to the exercise price of the underlying shares. These loans have been presented as a component of stockholders’ deficit in our Consolidated Balance Sheets for financial reporting purposes. The loans had a stated interest rate of 4.86% per annum and were due in full in March 2012, with annual interest payments due each March. In March 2010, four executives were granted an extension of their annual interest payment to September 2010. The loans were limited recourse with 25% of the original principal payable plus accrued and unpaid interest with the remaining balance being collateralized by the executives’ shares. The loans were to be paid in full in the event of a public stock offering or upon the receipt of any cash proceeds from the sale, pledge or transfer of the underlying stock.

On December 6, 2010 retention agreements were signed with each of the four remaining executives who had outstanding stockholder receivables and who were currently employed by the Company. The retention agreements detailed conditions for payment of two bonuses over 2 years, including forfeiture of certain Y shares, and addressed application of bonus payments against the outstanding balance of the stockholder receivables. The provisions of the retention agreements included a clawback provision if the executive was terminated with cause or good reason.

On December 31, 2010 we paid to these four executives bonus payments equal to 50% of the outstanding principal of their stockholder receivable. In addition, a bonus was paid equal to interest calculated on the full principal balance for the period of March 16, 2010 through December 15, 2010 and interest calculated on the reduced principal balance for the period of December 16, 2010 through March 15, 2011. To accommodate personal income tax effects of the above bonus payment, an additional amount was paid. These bonuses are being expensed over the required service period.

On December 31, 2011 we paid to these four executives bonus payments equal to the remaining 50% of the outstanding principal of their stockholder receivable. In addition, a bonus was paid equal to the remaining outstanding interest. To accommodate personal income tax effects of the above bonus payment, an additional amount was paid. The bonuses are also expensed over the required service period.

As acknowledged and accepted in retention agreements dated December 6, 2010 with the four executives, these bonus amounts were retained by Infor and applied as payments against the outstanding stockholder receivable’s principal and interest. The total bonus amounts applied to the outstanding stockholder receivable balances for fiscal 2012 and 2011 was $2.7 million and $2.9 million, respectively.

As outlined in the Retention Agreement and in consideration of the Company’s agreement to provide the bonus payments, the four current executives forfeited a total of 0.2 million Class Y shares in fiscal 2011, which were cancelled with immediate effect.

In addition, on May 31, 2012, payments were made to two former executives to allow them to repay their outstanding stockholder receivable’s principal and accrued interest. To accommodate personal income tax effects of the above payment, an additional amount was paid. These amounts were retained by Infor and applied against the outstanding stockholder receivable’s principal and interest. The total amount applied to the outstanding stockholder receivable balances for these two executives was $2.3 million. These payments were expensed in fiscal 2012 as a component of acquisition related and other cost. In connection with these payments, the former executives forfeited a total of 1.3 million Class Y shares in fiscal 2012, which were cancelled with immediate effect.

17.	Dividend

On November 23, 2010, Infor Global Solutions approved, and subsequently paid a $40.0 million distribution to the Company’s stockholders as a result of Sub-Part F income allocated to the Company’s stockholders (due to the operation of Section 951(a)(1) of the Internal Revenue Code of 1986). Sub-Part F income is income from foreign countries, generally in lower tax jurisdictions, that is not taxed in the United States that, as a result of our financing structure, is attributed to and reported as taxable income to United States stockholders of Infor.

Infor’s credit facilities, in place at that time, allowed for up to $40.0 million of dividend payments in any fiscal year. Infor’s Board of Directors engaged an outside agency to assist in analyzing the solvency and capital adequacy of the Company prior to the distribution. Immediately preceding the distribution, our unrestricted cash balance was $238.0 million. Future dividend payments, if any, will be based at that time on the provisions of our current credit facilities, an analysis of our liquidity as well as the future prospects for our business.

18.	Income Taxes

Income taxes have been provided in accordance with ASC 740, “Income Taxes.” Subsequent to the Infor Combination closing on April 5, 2012, the Company is included in the GGC Software Parent, Inc. consolidated federal income tax return.

Our loss before income taxes relates to the following jurisdictions:

	Year Ended May 31,
(in millions)	2012	2011	2010
United States	$(424.1)	$(274.4)	$51.1
Foreign	97.8	83.2	(101.9)

Loss before income tax (benefit) provision	$(326.3)	$(191.2)	$(50.8)

The (benefit) provision for income taxes attributable to earnings from operations consisted of the following:

	Year Ended May 31,
(in millions)	2012	2011	2010
Current
Federal	$(30.3)	$(2.9)	$(7.5)
State	4.7	4.3	7.5
Foreign	42.7	30.9	23.3

Total current provision	17.1	32.3	23.3

Deferred
Federal	(6.0)	(49.5)	57.1
State	(22.1)	(12.8)	(5.2)
Foreign	(5.3)	(20.8)	(30.6)

Total deferred (benefit) provision	(33.4)	(83.1)	21.3

Total income tax (benefit) provision	$(16.3)	$(50.8)	$44.6

Our (benefit) provision for income taxes differed from the amount computed by applying the federal statutory rate to our income (loss) before provision for income taxes as follows:

	Year Ended May 31,
(in millions)	2012	2011	2010
Federal income tax rate	$(114.1)	$(66.9)	$(17.8)
Subpart F income	54.0	7.7	0.8
Change in valuation allowance related to IRC Section 163(j)	45.4	39.7	33.0
Foreign tax rate differential	(39.7)	(18.4)	19.2
Reorganization costs	22.2	3.6	0.5
Change in valuation allowance	21.6	(12.8)	1.3
U.S. state tax rate difference	(14.0)	(8.0)	1.5
Tax rate changes	(7.4)	(0.6)	5.2
Stock compensation	4.3	0.4	0.1
Withholding tax	3.9	6.0	4.3
Permanent items	1.0	(0.3)	1.1
Uncertain tax positions	—	11.1	(2.1)
Other	6.5	(12.3)	(2.5)

Total income tax (benefit) provision	$(16.3)	$(50.8)	$44.6

A summary of the components of our deferred tax assets and liabilities was as follows:

	May 31,
(in millions)	2012	2011
Deferred tax assets
Foreign operating loss carryforward	$395.0	$402.5
Interest	247.0	203.1
Federal operating loss carryforward	124.6	77.1
Capital loss carryforward	63.2	65.0
Preacquisition disallowed deductions	42.6	53.1
State operating loss carryforward	32.9	24.2
Accrued payroll and related expenses	29.3	16.7
Depreciation	25.9	22.2
Credits	24.6	16.5
Restructuring	4.4	0.4
Bad debts	3.7	8.1
Sales tax liability	2.3	2.6
Deferred revenue	1.6	0.2
Accrued severance	1.0	0.9
Miscellaneous accruals	—	19.8
Other	21.2	22.6

Gross deferred tax assets	1,019.3	935.0
Less valuation allowance	(713.1)	(643.2)

Net deferred tax assets	306.2	291.8

Deferred tax liabilities
Intangibles	372.0	177.7
Deferred U.S. tax on foreign income	44.9	—
Goodwill	26.7	27.5
Prepaid expenses	1.7	6.1
Restructuring	—	0.7
Other	—	21.9

Gross deferred tax liabilities	445.3	233.9

Net deferred tax assets (liabilities)	$(139.1)	$57.9

The net deferred income tax asset (liability) was classified on our Consolidated Balance Sheets as follows:

	May 31,
(in millions)	2012	2011
Current deferred tax asset	$11.4	$3.0
Non-current deferred tax asset	75.1	85.1
Current deferred tax liability	(45.8)	—
Non-current deferred tax liability	(179.8)	(30.2)

Net deferred tax assets (liabilities)	$(139.1)	$57.9

The following summarizes the rollforward of our deferred tax asset valuation allowance:

(in millions)
Balance, May 31, 2009	$666.8
Changes in valuation allowances related to purchased tax assets	4.3
Adjustment of net operating losses	(31.4)
Provisions for valuation allowance	102.5
Release of valuation allowance	(146.5)
Currency adjustment	(30.5)

Balance, May 31, 2010	565.2
Changes in valuation allowances related to purchased tax assets	(0.4)
Adjustment of net operating losses	12.1
Provisions for valuation allowance	78.6
Release of valuation allowance	(56.1)
Currency adjustment	43.8

Balance, May 31, 2011	643.2
Changes in valuation allowances related to purchased tax assets	82.5
Adjustment of net operating losses	(43.6)
Provisions for valuation allowance	106.5
Release of valuation allowance	(41.2)
Currency adjustment	(34.3)

Balance, May 31, 2012	$713.1

As of May 31, 2012, we have United States Federal net operating loss deferred tax assets amounting to $124.6 million. These losses expire in various years between 2020 and 2032, the majority of which will expire between 2021 and 2026. We also have United States foreign tax credit and alternative minimum tax credit carryforwards of $0.8 million and $10.6 million, respectively. In addition, we have state and local net operating losses of $32.9 million. Our state and local net operating losses expire in various years between 2013 and 2031. We currently have a deferred tax asset of $266.7 million relating to interest limitations under IRC Section 163(j), which has an indefinite carryforward. Section 382 of the Internal Revenue Code contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating loss carryforwards and certain built-in losses or deductions. As a result of the Lawson acquisition that occurred on July 5, 2011, the Lawson group experienced an ownership change that resulted in the application of a Section 382 limitation. This limitation is, however, not expected to materially limit the Company’s ability to utilize Lawson’s net operating loss carryforwards. In addition, the Company experienced an ownership change as a result of the global restructuring that occurred April 5, 2012 that resulted in the application of a Section 382 limitation. This limitation is, however, not expected to materially limit the Company’s ability to utilize any net operating loss carryforwards. Some of the Company’s United States loss and credit carryforwards are also subject to various limitations resulting from changes of ownership prior to May 31, 2011, and the possibility of future changes of ownership may further limit our ability to utilize certain loss and credit carryforwards.

As of May 31, 2012, we have foreign net operating loss deferred tax assets amounting to $395.0 million. The majority of these losses relates to our subsidiary operations in the Netherlands, Germany, UK, Brazil, Canada, France, Luxembourg, Sweden, and Singapore. We also have certain foreign capital loss carryforward deferred tax assets of $56.5 million, the majority of which relates to our subsidiary operations in the UK and are not subject to expiry but do require us to generate certain qualified income in order to utilize. The foreign loss and credit carryforwards are subject to various limitations resulting from prior changes of ownership and the possibility of future changes of ownership may further limit our ability to utilize certain foreign loss and credit carryforwards.

ASC 740 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. We recorded a net increase (including the impact of ASC 740-10) of $69.9 million to our valuation allowance in fiscal 2012, a net increase of $78.0 million in fiscal 2011 and a net increase of $33.1 million in 2010 (excluding the impact of ASC 740-10), respectively. The valuation allowance and the change therein as of May 31, 2012 and 2011 primarily relate to disallowed carried forward interest expense as well as certain U.S. and foreign net operating losses and capital losses associated with our U.S. and foreign subsidiaries. No other valuation allowances were deemed necessary due to future possible sources of taxable income, including the anticipation of future taxable income and future reversals of existing taxable temporary differences.

Deferred taxes have not been recognized for the excess of the amount for financial reporting over the tax basis of the investment in each of our foreign subsidiaries because the undistributed earnings of each of our foreign subsidiaries are considered permanently reinvested. Therefore, these basis differences are not expected to reverse in the foreseeable future. It is not practicable to calculate the amount of the unrecognized deferred tax liability which would result if these basis differences reversed due to the complexities of the tax laws in various jurisdictions, the number of jurisdictions in which we operate, the complexity of our legal entity structure, and the hypothetical nature of the calculations.

The Company’s Philippines subsidiary is a registered enterprise with the Philippines Economic Zone Authority (PEZA) under a non-pioneer status. As such the subsidiary has received an income tax holiday since December 2006 which expires in April 2013. In the year ended May 31, 2012, the Company recognized a tax benefit of $1.2 million from such status.

Our income tax returns are routinely audited by taxing authorities and provisions are routinely made in our financial statements in anticipation of the results of these audits. The amount of these tax liabilities may be revised in future periods if estimates of our ultimate liability are revised.

The following summarizes the rollforward of our unrecognized tax benefits:

(in millions)
Balance, May 31, 2009	$209.5
Additions based on tax positions related to current year	31.6
Additions based on tax positions related to prior years	18.3
Reductions based on tax positions related to prior years	(17.1)
Reductions related to settlements	(27.7)
Reductions related to lapses in statute	(17.1)
Acquisition of unrecognized benefits	6.5
Reductions due to changes in foreign exchange rates	(5.5)

Balance, May 31, 2010	198.5
Additions based on tax positions related to current year	41.8
Additions based on tax positions related to prior years	4.9
Reductions based on tax positions related to prior years	(22.6)
Reductions related to settlements	(6.7)
Reductions related to lapses in statute	(11.8)
Additions/(reductions) due to changes in foreign exchange rates	17.7

Balance, May 31, 2011	221.8
Additions based on Lawson acquisition	12.7
Additions based on tax positions related to current year	41.0
Additions based on tax positions related to prior years	8.1
Reductions based on tax positions related to prior years	(12.6)
Reductions related to settlements	(29.1)
Reductions related to lapses in statute	(29.5)
Additions/(reductions) due to changes in foreign exchange rates	(17.6)
Other	(1.6)

Balance, May 31, 2012	$193.2

The reversal of the unrecognized tax benefits above would have impacted our effective tax rate (through the recognition of an income tax benefit) at May 31, 2012, 2011 and 2010 by $93.7 million, $109.4 million and $93.8 million, respectively. During the upcoming twelve months ending May 31, 2013, we expect that approximately $20.4 million of the unrecognized tax benefits above will reverse, primarily due to the expiration of statutes of limitation in the various jurisdictions.

We classify interest on uncertain tax positions as (benefit) provision for income taxes in our Consolidated Statements of Operations. The amount of accrued interest on uncertain tax positions at May 31, 2012 and 2011 was $16.7 million and $17.5 million, respectively, and is reflected in accrued expenses on our Consolidated Balance Sheets. The amount of interest expense recorded for uncertain tax positions for the year ended May 31, 2012, 2011 and 2010 net of income tax benefits was an expense of $3.1 million, a benefit of $1.4 million and an expense of $2.3 million, respectively. The 2011 benefit was due to the expiration of the statute of limitations in the various jurisdictions.

We classify penalties on uncertain tax positions as (benefit) provision for income taxes in our Consolidated Statements of Operations. The amount of accrued penalties on uncertain tax positions at May 31, 2012 and 2011 was $5.9 million and $8.3 million, respectively, and is recognized in accrued expenses on our Consolidated Balance Sheets. The amount of penalty expense recorded for uncertain tax positions for the year ended May 31, 2012, 2011 and 2010 was a benefit of $2.0 million, a benefit of $0.9 million and an expense of $0.6 million, respectively. The 2011 and 2012 benefits were due to the expiration of the statute of limitations in the various jurisdictions.

Domestically, we file a federal income tax return and generally file state income tax returns in each jurisdiction in which we do business. The statutes of limitations for these returns, with some exceptions, run through 2016. We are generally no longer subject to tax examination domestically for years prior to fiscal year 2008. We are currently subject to federal income tax examinations. We are also currently under examination in a number of state jurisdictions. Management believes that we have adequately provided for any uncertain tax positions that may be addressed in these examinations.

Internationally, we generally file income tax returns in each jurisdiction in which we do business. The statutes of limitations for these returns, with some exceptions, run through 2016. We are generally no longer subject to tax examination internationally for years prior to fiscal year 2006. We are currently under examination in a number of international jurisdictions. Management believes that we have adequately provided for any uncertain tax positions that may be addressed in these examinations.

While management believes we have adequately provided for all tax positions, amounts asserted by taxing authorities could materially differ from our accrued positions as a result of uncertain and complex application of tax regulations. Additionally, the recognition and measurement of certain tax benefits includes estimates and judgment by management and inherently includes subjectivity. Accordingly, additional provisions on tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

19.	Savings Plans

Defined Contribution Plans

We sponsor a 401(k) plan for all eligible employees in the United States. Under this 401(k) plan, employees can generally make pre-tax contributions of up to the lesser of a maximum of 60% of their eligible compensation or the section 402(g) limit as defined by the Internal Revenue Service.

We also have defined contribution plans in certain foreign locations. We recognized expense for contributions to our defined contribution plans of $5.5 million, $2.4 million and $2.6 million in fiscal 2012, 2011 and 2010, respectively.

Defined Benefit Plans

We maintain defined benefit plans for certain of our employees in the U.S. and various other countries which were assumed in connection with acquisitions we completed in fiscal 2012 and prior years. The most significant of these defined benefit plans are in the United States, United Kingdom, France, and Germany. Benefits under the various plans are based primarily on applicable legal requirements, years of service and compensation levels. Our defined benefit plans in the U.S. and United Kingdom have been frozen with no further benefits accruing. As of May 31, 2012, these plans were funded to comply with the minimum legal funding requirements.

We used measurement dates of May 31, 2012 and 2011, respectively, for our pension plans and accrued benefit obligations. Actuarial valuations of the plans occur either on an annual or triennial basis, depending on jurisdictional statutes.

The following tables summarize the key data and assumptions for our defined benefit plans:

Change in benefit obligation

	May 31,
(in millions)	2012	2011
Benefit obligation, beginning of fiscal year	$72.4	$65.4
Benefit obligation assumed in acquisition	8.8	0.9
Service cost	0.8	0.5
Interest cost	3.9	3.9
Plan participants contribution	0.1	—
Actuarial loss (gain)	7.3	(3.6)
Benefits payments	(1.4)	(1.5)
Assumption changes	1.3	(0.1)
Curtailment/settlement	(0.9)	(0.3)
Currency translation adjustment	(5.9)	7.2

Benefit obligation, end of fiscal year	$86.4	$72.4

Accumulated benefit obligation, end of fiscal year	$83.3	$70.7

Change in plan assets

	May 31,
(in millions)	2012	2011
Fair value of plan assets, beginning of fiscal year	$46.5	$35.5
Fair value of plan assets acquired	5.8	—
Actual return on plan assets	0.2	6.3
Employer contribution	3.2	2.0
Plan participants contribution	0.1	—
Benefits payments	(1.0)	(1.1)
Settlements	(0.8)	—
Currency translation adjustment	(2.6)	3.8

Fair value of plan assets, end of fiscal year	$51.4	$46.5

Funded status, end of fiscal year	$35.0	$25.9

Amounts recognized in the consolidated balance sheets

	May 31,
(in millions)	2012	2011
Current liability	$1.5	$1.9
Non-current liability	33.5	24.0

Total	$35.0	$25.9

Amounts recognized in accumulated other comprehensive income

	Year Ended May 31,
(in millions)	2012	2011	2010
Net actuarial gain	$10.7	$0.8	$7.5
Prior service cost	2.0	2.2	2.2
Tax	(2.2)	(0.4)	(2.2)

Total amounts recognized in accumulated other comprehensive income	$10.5	$2.6	$7.5

Components of net periodic pension cost

	Year Ended May 31,
(in millions)	2012	2011	2010
Service cost	$0.8	$0.4	$0.3
Interest cost	3.8	3.9	3.3
Amortization of prior service cost	0.2	0.2	0.3
Amortization of gain	—	0.1	—
Expected return on plan assets	(3.0)	(2.5)	(1.9)
Curtailment/settlement	0.1	(0.3)	(0.1)

Net periodic pension cost	$1.9	$1.8	$1.9

Other changes in plan assets and benefit obligations recognized in other comprehensive income

	Year Ended May 31,
(in millions)	2012	2011	2010
Net loss (gain)	$10.0	$(6.7)	$4.5
Prior service cost	(0.5)	(0.2)	(0.7)
Amortization of prior service cost	0.2	0.2	(0.3)
Tax	(1.8)	1.8	(0.4)

Total recognized in other comprehensive income	$7.9	$(4.9)	$3.1

Total recognized in net periodic benefit costs and other comprehensive income	$9.8	$(3.1)	$5.0

The accumulated benefit obligation exceeds the fair value of the plan assets for all of our defined benefit plans.

Estimated amortization to be recognized as part of net periodic pension cost in fiscal 2013 is as follows:

(in millions)
Net actuarial loss	$0.1
Prior service cost	$0.2

The long-term expected rate of return for each asset class is based upon actual historical returns and future expectations for returns for each asset class. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class. The assets of the plans are held in cash, equities and bonds. These assets are reported at fair market value using Level 2 measurements within the fair value hierarchy as discussed in Note 5, Fair Value. The assumptions used to determine benefit obligations for our pension plans were as follows:

Weighted-average assumptions used to determine benefit obligations

	May 31,
	2012	2011	2010
Projected benefit obligation
Discount rate	4.4%	5.0%	5.3%
Rate of compensation increase	3.0%	2.8%	2.8%
Net periodic benefit cost
Discount rate	5.1%	5.0%	5.9%
Expected rate of return on plan assets	6.2%	6.3%	6.4%
Rate of compensation increase	3.0%	2.8%	2.8%

Investment Policy

Our investment strategy for our plan assets is to seek a competitive rate of return relative to an appropriate level of risk. The investments are held in equity and debt index funds. Investments held in these funds are based on the fair value of the underlying securities within the fund, which represents the net asset value, a practical expedient to fair value, of the units held by the pension plan at year end. The asset allocation for our pension plans by asset category are as follows:

	Target Allocation Fiscal 2013	Percentage of Plan Assets at May 31, 2012
Equity securities	55.0%	55.0%
Debt instruments	29.0%	29.0%
Other	16.0%	16.0%

Future Contributions

We made contributions to our defined benefit pension plans of $3.2 million, $2.0 million and $1.4 million in fiscal 2012, 2011 and 2010, respectively. We expect to contribute approximately $3.2 million to our defined benefit plans during fiscal 2013.

Future Benefit Payments

As of May 31, 2012, we anticipate future benefit payments related to our defined benefit plans over the next 10 years will be as follows:

(in millions)
Fiscal 2013	$1.5
Fiscal 2014	1.5
Fiscal 2015	1.5
Fiscal 2016	1.5
Fiscal 2017	1.6
Fiscal 2018 through 2022	10.8

Total	$18.4

20.	Segment and Geographic Information

We are a global provider of enterprise business applications software and services focused primarily on medium and large enterprises. We provide industry-specific ERP software products to companies in the manufacturing, distribution, healthcare, public sector, automotive, service industries, ESM&R, consumer products & retail and hospitality industries. We serve customers in the Americas, EMEA and APAC geographic regions.

Segment Information

We view our operations and manage our business as three reportable segments: License, Maintenance, and Consulting. See Note 1, Nature of Business and Basis of Presentation – Business Segments. It is around these three key sets of business activities that we have organized our business and established budgets, forecasts and strategic objectives, including go-to-market strategies. Within our organization, multiple sets of information are available reflecting various views of our operations including vertical, geographic and/or functional information. However, the financial information provided to and used by our CODM to assist in making operational decisions, allocating resources and assessing performance reflects revenues, cost of revenues and gross margin for these three segments.

License—Our License segment develops, markets and distributes enterprise software including the following types of software: enterprise human capital management, financial management, business intelligence, asset management, enterprise performance management, supply chain management, service management, manufacturing operations, business project management and property management for hospitality companies. License revenues include license fees which primarily consist of fees resulting from products licensed to customers on a perpetual basis. Product license fees result from a customer’s licensing of a given software product for the first time or with a customer’s licensing of additional users for previously licensed products. License revenues also include revenues related to our SaaS offerings.

Maintenance—Our Maintenance segment provides software updates and product support including when and if available upgrades, release updates, regulatory updates and patches, access to our knowledge base and technical support team, technical advice and application management. Generally, these services are provided under annual contracts. Infor’s maintenance agreements are comprehensive customer support programs which entitle customers to various levels of support to meet their specific needs. Infor’s maintenance and customer support offerings are delivered through our global support organization operating from our support centers around the world. Maintenance revenues include product updates and support fees revenues which represent the ratable recognition of fees to enroll and renew licensed products in our maintenance programs. These fees are typically charged annually and are based on the license fees initially paid by the customer. These revenues can fluctuate based on the number and timing of new license contracts, renewal rates and price increases.

Consulting—Our Consulting segment provides software implementation, customization, integration, training and other consulting services related to Infor’s software products. Services in this segment are generally provided under time and materials contracts, and in certain situations, under fixed-fee or maximum-fee contracts. Infor’s consulting offerings range from initial assessment and planning of a project to the actual implementation and post implementation of a project, including optimizing a customer’s use of our software as well as training and learning tools designed to help customers become proficient in using Infor’s software quickly and effectively. Consulting services and other revenue include consulting services and other fees revenues from services provided to customers who have licensed Infor’s products.

The measure that we use to assess our reportable segment’s operating performance is sales margin. Reportable segment sales margin includes segment revenues net of direct controllable costs. Segment revenues include adjustments to increase revenues that would have been recognized if we had not adjusted certain deferred revenue balances related to acquisitions to their fair values at the time of the acquisition as required by GAAP. Segment costs represent those cost of resources dedicated to each segment, direct sales costs, and allocation of certain operating expenses. Segment costs exclude any allocation of depreciation and amortization related to our acquired intangible assets or restructuring costs.

We do not have any intercompany revenue recorded between reportable segments. The accounting policies for our reportable segments are the same as those used in our Consolidated Financial Statements. We do not assess or report assets or capital expenditures by reportable segment.

The following table presents financial information for our reportable segments for the periods indicated:

	Reportable Segment
(in millions, except percentages)	License	Maintenance	Consulting	Total
Fiscal 2012
Revenues	$530.8	$1,407.0	$757.8	$2,695.6
Cost of revenues	83.6	258.5	597.5	939.6
Direct sales costs	362.0	—	—	362.0

Sales margin	$85.2	$1,148.5	$160.3	$1,394.0

Sales margin %	16.1%	81.6%	21.2%	51.7%
Fiscal 2011
Revenues	$370.0	$996.0	$510.1	$1,876.1
Cost of revenues	60.9	204.0	384.0	648.9
Direct sales costs	279.0	—	—	279.0

Sales margin	$30.1	$792.0	$126.1	$948.2

Sales margin %	8.1%	79.5%	24.7%	50.5%
Fiscal 2010
Revenues	$342.6	$1,000.4	$497.1	$1,840.1
Cost of revenues	51.9	211.4	371.9	635.2
Direct sales costs	252.7	—	—	252.7

Sales margin	$38.0	$789.0	$125.2	$952.2

Sales margin %	11.1%	78.9%	25.2%	51.7%

The following table presents a reconciliation of our reportable segment revenues, net of the reversal of purchase accounting revenue adjustments, and our reportable segment sales margin to total consolidated revenues and consolidated loss before income tax benefit for the periods indicated:

	Year Ended May 31,
(in millions)	2012	2011	2010
Reportable segment revenues	$2,695.6	$1,876.1	$1,840.1
Purchase accounting revenue adjustments(1)	(154.9)	(2.4)	(3.5)

Total revenues	$2,540.7	$1,873.7	$1,836.6

Reportable segment sales margin	$1,394.0	$948.2	$952.2
Other unallocated costs and operating expenses(2)	866.1	462.3	488.9
Amortization of intangible assets and depreciation	323.6	237.3	275.5
Restructuring	67.8	14.9	28.8

Income from operations	136.5	233.7	159.0
Total other expense, net	462.8	424.9	209.8

Loss before income tax benefit	$(326.3)	$(191.2)	$(50.8)

(1)	Adjustments to decrease reportable segment revenue for revenue that we would have recognized had we not adjusted acquired deferred revenue as required by GAAP.
(2)	Other unallocated costs and operating expenses include adjustments for deferred costs recognized related to acquired deferred revenue.

Geographic Information

The following table presents our revenues summarized by geographic region, based on the location at which each sale originates, for the periods indicated:

	Geographic Region
(in millions)	Americas	EMEA	APAC	Total
Fiscal 2012
License fees	$286.9	$161.7	$56.7	$505.3
Product updates and support fees	756.4	411.6	116.4	1,284.4

Software revenues	1,043.3	573.3	173.1	1,789.7
Consulting services and other fees	345.3	329.0	76.7	751.0

Total revenues	$1,388.6	$902.3	$249.8	$2,540.7

Fiscal 2011
License fees	$197.9	$124.7	$45.3	$367.9
Product updates and support fees	572.3	326.7	96.8	995.8

Software revenues	770.2	451.4	142.1	1,363.7
Consulting services and other fees	209.4	247.4	53.2	510.0

Total revenues	$979.6	$698.8	$195.3	$1,873.7

Fiscal 2010
License fees	$179.9	$124.6	$35.0	$339.5
Product updates and support fees	567.3	338.4	94.3	1,000.0

Software revenues	747.2	463.0	129.3	1,339.5
Consulting services and other fees	213.9	238.2	45.0	497.1

Total revenues	$961.1	$701.2	$174.3	$1,836.6

The following table presents our long-lived tangible assets, consisting of property and equipment net of accumulated depreciation, summarized by geographic region:

	Geographic Region
(in millions)	Americas	EMEA	APAC	Total
May 31, 2012	$35.2	$24.7	$3.4	$63.3
May 31, 2011	$14.5	$20.4	$2.2	$37.1

The following table sets forth revenues and long-lived tangible assets by country for the periods indicated:

	Year Ended May 31,
(in millions)	2012	2011	2010
Revenues
United States	$1,214.4	$870.2	$860.2
Germany	207.8	196.5	191.2
United Kingdom	197.8	191.0	190.5
All other countries	920.7	616.0	594.7

Total revenues	$2,540.7	$1,873.7	$1,836.6

	May 31,
(in millions)	2012	2011
Long-Lived Tangible Assets
United States	$34.6	$14.2
Germany	8.3	9.3
United Kingdom	6.3	6.4
All other countries	14.1	7.2

Total long-lived tangible assets	$63.3	$37.1

Revenues attributable to the United States, our county of domicile, and foreign countries are based on the country in which the sales originate. No other country accounted for the revenues exceeding 10% of combined revenues, or long-lived assets exceeding 10% of combined long-lived assets. In those fiscal periods when a country’s revenues or long-lived tangible assets are less than 10% of the combined totals, applicable amounts are included in “all other countries”

21.	Related Party Transactions

During fiscal 2012, we received additional equity investments from Golden Gate Capital and Summit Partners, our two largest investors. In conjunction with the acquisition of Lawson on July 5, 2011, Golden Gate Capital contributed $480.0 million in additional equity to the Company. In addition, in conjunction with the recapitalization of our debt structure on April 5, 2012, investment funds affiliated with Golden Gate Capital and Summit Partners contributed $250 million and $300 million, respectively, in Infor Enterprise, of which $325 million was contributed as equity to Infor, Inc., and $225 million was used to repay a portion of the Lux PIK Term Loan.

On April 5, 2012, we entered into an advisory agreement with Summit Partners, L.P. pursuant to which we retained Summit Partners to provide advisory services relating to financing and strategic business planning, acquisitions and investments, analysis and oversight, executive recruiting, certain other services and reasonable out-of-pocket expenses. This advisory agreement is for an initial term of ten years with the annual management fee payable to Summit Partners on a quarterly basis. This advisory agreement is substantially similar to our existing arrangement with Golden Gate Capital. Under the Golden Gate Capital and Summit Partners advisory agreements, the total annual management fee due is currently approximately $7.0 million which is payable to Golden Gate Capital and Summit Partners based on their pro rata ownership percentage of Infor as defined in the applicable agreements.

Golden Gate Capital

During fiscal 2012, 2011 and 2010, we recognized as a component of general and administrative expenses in our Consolidated Statement of Operations $9.4 million, $6.9 million, and $8.2 million, respectively, for Golden Gate Capital management fees and expenses rendered in connection with acquisitions, debt refinancing and other advisory services. At May 31, 2012, all of these fees were paid and we had prepaid $0.4 million towards future fees. At May 31, 2011, $0.9 million of the fees remained unpaid. We capitalized as deferred financing fees $12.2 million and $1.0 million during fiscal 2012 and 2011, respectively, for fees and expenses paid to Golden Gate Capital in connection with acquisitions and debt refinancing. In addition, we paid and expensed buyer transaction fees of $12.7 million and $1.2 million to Golden Gate Capital in connection with our acquisition of Lawson in fiscal 2012 and SoftBrands in fiscal 2010, respectively.

Golden Gate Capital was a party to the Infor Global Solutions Original First Lien Term Loan debt refinancing described in Note 12, Debt, contributing $75.0 million of the $500.0 million refinanced amount. The outstanding balance of the Infor Global Solutions Original First Lien Term Loan was repaid on April 5, 2012, in conjunction with our debt recapitalization and no amounts remained outstanding as of May 31, 2012.

As described in Note 12, Debt, the debt taken out by Infor to facilitate the purchase of Lawson was also used to pay off existing Infor’ debt. Some of this debt was held by Golden Gate Capital.

In the normal course of business, Infor may sell products and services to companies owned by Golden Gate Capital. In fiscal 2012 sales to Golden Gate Capital owned companies were approximately $0.1 million in license fees, $1.4 million in maintenance fees and $0.7 million in professional services fees, and in fiscal 2011 $0.8 million in maintenance fees and $0.5 million in professional services fees. These revenues were recognized according to our revenue recognition policy as described in Note 2, Summary of Significant Accounting Policies. In addition, we have made payments to companies owned by Golden Gate Capital of approximately $0.9 million in fiscal 2012. Such amounts were minimal in fiscal 2011.

Summit Partners

During fiscal 2012, we recognized as a component of general and administrative expenses in our Consolidated Statement of Operations $0.5 million for Summit Partners management fees and expenses rendered in connection with acquisitions, debt refinancing and other advisory services, all of which remained unpaid at May 31, 2012. We capitalized as deferred financing fees $1.0 million during fiscal 2012 for fees and expenses paid to Summit Partners, L.P. in connection with our debt refinancing and expensed an additional $4.1 million. In fiscal 2012 we had no sales to companies owned by Summit Partners.

Due to Affiliate

Infor, through certain of our subsidiaries, has loans outstanding to Lux Bond Co. These loans originated through various financing activities of Infor. These affiliate loans bear interest at a rate of LIBOR plus 8.0% per annum. In conjunction with the recapitalization of our debt structure on April 5, 2012, the outstanding balance due to Lux Bond Co was contributed as equity and is no longer outstanding as of May 31, 2012. As of May 31, 2011, the total balance relating to these affiliate loans was $329.8 million including $100.0 million in accrued interest. For fiscal 2012, 2011 and 2010, we recorded interest expense related to the affiliate loans of $17.6 million, $19.6 million and $19.6 million, respectively.

In addition, Infor, through certain of our subsidiaries, had receivables from Lux Bond Co. of $21.4 million and $13.8 million as of May 31, 2012 and 2011, respectively. These receivables arose primarily due to the payments of deferred financing fees related to Lux Bond Co. debt by Infor and are included in other assets on our Consolidated Balance Sheets. We consider these receivables to have future probable economic benefit and that they will be paid in accordance with the underlying affiliate agreements.

22.	Supplemental Guarantor Financial Information

Infor (US) Inc.’s 9 3/8%, 10.0% and 11.5% senior notes are fully and unconditionally guaranteed except for certain customary automatic release provisions, jointly and severally, by Infor, Inc., our parent company, and substantially all of our existing and future 100% owned domestic subsidiaries (collectively the Guarantor Subsidiaries). See Note 12, Debt. Our other subsidiaries (collectively, the Non-Guarantor Subsidiaries) are not guarantors of our borrowings. The indentures governing the notes limit, among other things, the ability of Infor, Inc. and the Guarantor Subsidiaries to incur additional indebtedness; declare or pay dividends, redeem stock or make other distributions to stockholders; make investments; create liens or use assets as security in other transactions; merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets; enter into transactions with affiliates; and sell or transfer certain assets.

The following tables set forth requisite financial information of Infor, Inc., our parent company, Infor (US), Inc., the issuer of our senior notes, the Guarantor Subsidiaries and Non-Guarantor Subsidiaries including our condensed consolidating balance sheets as of May 31, 2012 and 2011, and our condensed consolidating statements of operations and condensed consolidating statements of cash flows for our fiscal years ended May 31, 2012, 2011 and 2010.

Condensed Consolidating Balance Sheets

	May 31, 2012
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$138.9	$25.5	$220.0	$—	$384.4
Accounts receivable, net	—	87.1	90.0	235.5	—	412.6
Prepaid expenses	—	17.3	44.4	38.4	—	100.1
Income tax receivable	0.4	17.7	6.4	11.5	—	36.0
Other current assets	—	2.0	0.4	18.3	—	20.7
Deferred tax assets	—	—	4.7	11.4	(4.7)	11.4

Total current assets	0.4	263.0	171.4	535.1	(4.7)	965.2
Property and equipment, net	—	17.1	17.5	28.7	—	63.3
Intangible assets, net	—	620.5	196.2	440.6	—	1,257.3
Goodwill	—	611.4	1,634.3	1,765.7	—	4,011.4
Deferred tax assets	0.3	—	35.3	75.3	(35.8)	75.1
Other assets	—	1.4	29.4	13.7	—	44.5
Deferred financing fees, net	—	137.9	0.3	—	—	138.2
Affiliate receivable	0.5	4,218.8	255.6	402.9	(4,877.8)	—
Investment in subsidiaries	—	—	726.0	18.0	(744.0)	—

Total assets	$1.2	$5,870.1	$3,066.0	$3,280.0	$(5,662.3)	$6,555.0

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	—	19.5	3.8	26.2	—	49.5
Income taxes payable	—	—	—	18.7	—	18.7
Accrued expenses	—	119.9	103.8	210.8	—	434.5
Deferred tax liabilities	—	41.1	—	9.4	(4.7)	45.8
Deferred revenue	—	214.1	291.8	346.0	—	851.9
Current portion of long-term obligations	—	90.8	—	—	—	90.8

Total current liabilities	—	485.4	399.4	611.1	(4.7)	1,491.2
Long-term debt	—	5,267.8	—	—	—	5,267.8
Deferred tax liabilities	—	168.6	—	47.0	(35.8)	179.8
Due to affiliate	—	—	—	—	—	—
Affiliate payable	88.5	108.7	3,290.7	1,389.9	(4,877.8)	—
Other long-term liabilities	—	16.3	47.5	151.5	—	215.3
Losses in excess of investment in subsidiaries	511.8	335.1	—	—	(846.9)	—

Total liabilities	600.3	6,381.9	3,737.6	2,199.5	(5,765.2)	7,154.1
Total stockholders’ equity (deficit)	(599.1)	(511.8)	(671.6)	1,080.5	102.9	(599.1)

Total liabilities and stockholders’ equity	$1.2	$5,870.1	$3,066.0	$3,280.0	$(5,662.3)	$6,555.0

	May 31, 2011
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$2.3	$33.9	$300.8	$—	$337.0
Accounts receivable, net	—	5.6	100.0	216.3	—	321.9
Prepaid expenses	0.1	0.9	42.0	34.6	—	77.6
Income tax receivable	0.3	0.5	3.9	—	(1.5)	3.2
Other current assets	—	0.2	0.3	12.5	—	13.0
Deferred tax assets	—	1.0	0.8	1.2	—	3.0

Total current assets	0.4	10.5	180.9	565.4	(1.5)	755.7
Property and equipment, net	—	1.1	13.2	22.8	—	37.1
Intangible assets, net	—	46.0	273.4	334.3	—	653.7
Goodwill	—	37.7	1,621.4	1,406.1	—	3,065.2
Deferred tax assets	1.0	—	30.0	68.8	(14.7)	85.1
Other assets	—	—	20.8	7.2	—	28.0
Deferred financing fees, net	2.3	—	37.0	15.9	—	55.2
Affiliate receivable	109.6	48.0	380.5	332.4	(870.5)	—
Investment in subsidiaries	—	—	748.3	14.3	(762.6)	—

Total assets	$113.3	$143.3	$3,305.5	$2,767.2	$(1,649.3)	$4,680.0

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$7.9	$10.8	$29.4	$—	$48.1
Income taxes payable	—	—	—	18.5	(1.5)	17.0
Accrued expenses	0.2	6.5	97.5	178.7	—	282.9
Deferred tax liabilities	—	—	—	—	—	—
Deferred revenue	—	11.8	283.5	281.8	—	577.1
Current portion of long-term obligations	4.6	—	18.1	60.5	—	83.2

Total current liabilities	4.8	26.2	409.9	568.9	(1.5)	1,008.3
Long-term debt	50.4	—	2,917.3	1,333.5	—	4,301.2
Deferred tax liabilities	—	7.3	—	37.6	(14.7)	30.2
Due to affiliate	—	—	—	329.8	—	329.8
Affiliate payable	28.5	114.2	472.4	255.4	(870.5)	—
Other long-term liabilities	0.5	2.9	55.2	152.8	—	211.4
Losses in excess of investment in subsidiaries	1,230.0	1,222.7	—	—	(2,452.7)	—

Total liabilities	1,314.2	1,373.3	3,854.8	2,678.0	(3,339.4)	5,880.9
Total stockholders’ equity (deficit)	(1,200.9)	(1,230.0)	(549.3)	89.2	1,690.1	(1,200.9)

Total liabilities and stockholders’ equity	$113.3	$143.3	$3,305.5	$2,767.2	$(1,649.3)	$4,680.0

Condensed Consolidating Statements of Operations

	Year Ended May 31, 2012
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
License fees	$—	$82.4	$184.6	$241.8	$(3.5)	$505.3
Product updates and support fees	—	190.6	504.0	589.8	—	1,284.4

Software revenues	—	273.0	688.6	831.6	(3.5)	1,789.7
Consulting services and other fees	—	137.5	177.8	452.1	(16.4)	751.0

Total revenues	—	410.5	866.4	1,283.7	(19.9)	2,540.7

Operating expenses:
Cost of license fees	—	11.2	48.0	35.4	(4.5)	90.1
Cost of product updates and support fees	—	33.1	93.2	132.2	—	258.5
Cost of consulting services and other fees	—	97.7	130.9	375.0	(9.7)	593.9
Sales and marketing	—	78.7	144.8	215.0	0.2	438.7
Research and development	—	50.7	127.3	144.3	—	322.3
General and administrative	—	51.2	78.9	109.2	(5.9)	233.4
Amortization of acquired intangibles and depreciation	—	103.2	89.4	131.0	—	323.6
Restructuring costs	—	25.0	4.5	38.3	—	67.8
Acquisition related and other costs	—	46.9	27.9	1.1	—	75.9
Affiliate (income) expense, net	3.2	(17.4)	57.1	(42.9)	—	—

Total operating expenses	3.2	480.3	802.0	1,138.6	(19.9)	2,404.2

Income from operations	(3.2)	(69.8)	64.4	145.1	—	136.5

Other expense, net:
Interest expense, net	0.7	187.0	177.6	102.1	—	467.4
Loss on extinguishment of debt	2.9	48.5	50.2	5.5	—	107.1
Other (income) expense, net	—	4.7	(69.2)	(47.2)	—	(111.7)

Total other expense, net	3.6	240.2	158.6	60.4	—	462.8

Loss before income tax benefit	(6.8)	(310.0)	(94.2)	84.7	—	(326.3)
Income tax benefit	0.6	7.8	(54.5)	29.8	—	(16.3)
Equity in loss (earnings) of subsidiaries	302.6	(15.2)	(20.8)	(3.8)	(262.8)	—

Net loss	$(310.0)	$(302.6)	$(18.9)	$58.7	$262.8	$(310.0)

	Year Ended May 31, 2011
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
License fees	$—	$7.2	$165.5	$197.5	$(2.3)	$367.9
Product updates and support fees	—	27.5	492.5	475.8	—	995.8

Software revenues	—	34.7	658.0	673.3	(2.3)	1,363.7
Consulting services and other fees	—	6.9	177.2	330.3	(4.4)	510.0

Total revenues	—	41.6	835.2	1,003.6	(6.7)	1,873.7

Operating expenses:
Cost of license fees	—	0.6	39.7	27.6	(2.3)	65.6
Cost of product updates and support fees	—	6.9	98.7	98.5	—	204.0
Cost of consulting services and other fees	—	5.3	130.9	251.3	(3.5)	384.0
Sales and marketing	—	5.3	155.6	174.2	—	335.1
Research and development	—	7.5	121.6	78.3	—	207.4
General and administrative	—	3.5	50.8	132.1	(0.9)	185.5
Amortization of acquired intangibles and depreciation	—	7.1	114.2	116.0	—	237.3
Restructuring costs	—	0.3	0.9	13.7	—	14.9
Acquisition related and other costs	—	6.2	—	—	—	6.2
Affiliate (income) expense, net	(0.1)	(2.8)	(21.9)	24.8	—	—

Total operating expenses	(0.1)	39.9	690.5	916.5	(6.7)	1,640.0

Income from operations	0.1	1.7	144.7	87.1	—	233.7

Other expense, net:
Interest expense, net	7.1	—	191.3	115.6	—	314.0
Loss on extinguishment of debt	—	—	—	—	—	—
Other (income) expense, net	—	0.1	227.5	(116.7)	—	110.9

Total other expense, net	7.1	0.1	418.8	(1.1)	—	424.9

Loss before income tax benefit	(7.0)	1.6	(274.1)	88.2	—	(191.2)
Income tax benefit	—	(1.0)	(56.8)	7.0	—	(50.8)
Equity in loss (earnings) of subsidiaries	133.4	136.0	(56.5)	(2.1)	(210.8)	—

Net loss	$(140.4)	$(133.4)	$(160.8)	$83.3	$210.8	$(140.4)

	Year Ended May 31, 2010
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues:
License fees	$—	$1.7	$154.5	$183.3	$—	$339.5
Product updates and support fees	—	23.6	493.1	483.3	—	1,000.0

Software revenues	—	25.3	647.6	666.6	—	1,339.5
Consulting services and other fees	—	6.6	183.7	306.8	—	497.1

Total revenues	—	31.9	831.3	973.4	—	1,836.6

Operating expenses:
Cost of license fees	—	0.3	36.1	20.3	—	56.7
Cost of product updates and support fees	—	5.6	102.1	103.7	—	211.4
Cost of consulting services and other fees	—	5.2	123.3	243.4	—	371.9
Sales and marketing	—	3.2	151.8	165.3	—	320.3
Research and development	—	5.8	118.9	74.4	—	199.1
General and administrative	—	11.6	57.8	126.8	—	196.2
Amortization of acquired intangibles and depreciation	—	5.9	136.0	133.6	—	275.5
Restructuring costs	—	3.6	1.7	23.5	—	28.8
Acquisition related and other costs	—	—	—	17.7	—	17.7
Affiliate (income) expense, net	—	(4.4)	13.6	(9.2)	—	—

Total operating expenses	—	36.8	741.3	899.5	—	1,677.6

Income from operations	—	(4.9)	90.0	73.9	—	159.0

Other expense, net:
Interest expense, net	6.3	—	184.5	115.4	—	306.2
Loss on extinguishment of debt	—	—	—	—	—	—
Other (income) expense, net	—	(0.2)	(157.1)	60.9	—	(96.4)

Total other expense, net	6.3	(0.2)	27.4	176.3	—	209.8

Loss before income tax benefit	(6.3)	(4.7)	62.6	(102.4)	—	(50.8)
Income tax benefit	(1.0)	(2.0)	57.0	(9.4)	—	44.6
Equity in loss (earnings) of subsidiaries	90.1	87.4	12.8	(0.8)	(189.5)	—

Net loss	$(95.4)	$(90.1)	$(7.2)	$(92.2)	$189.5	$(95.4)

Condensed Consolidating Statements of Cash Flows

	Year Ended May 31, 2012
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided (used in) by operating activities	$—	$(69.2)	$95.6	$124.2	$—	$150.6

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,482.2)	(15.1)	(14.2)	—	—	(1,511.5)
Change in restricted cash	—	1.6	2.4	(4.2)	—	(0.2)
Purchases of property, equipment and software	—	(1.8)	(12.8)	(6.9)	—	(21.5)

Net cash used in investing activities	(1,482.2)	(15.3)	(24.6)	(11.1)	—	(1,533.2)

Cash flows from financing activities:
Proceeds from issuance of stock	807.5	—	—	—	—	807.5
Dividends paid	—	—	—	—	—	—
Proceeds from repayment of stockholder loans	5.2	—	—	—	—	5.2
Payments on capital lease obligations	—	—	—	(1.0)	—	(1.0)
Proceeds from issuance of debt	—	6,416.9	380.0	120.0	—	6,916.9
Payments on long-term debt	(55.5)	(1,298.0)	(3,266.1)	(1,464.5)	—	(6,084.1)
(Payments) proceeds from affiliate within group	725.0	(4,733.7)	2,829.2	1,179.5	—	—
Deferred financing fees	—	(164.1)	(22.5)	(6.1)	—	(192.7)
Repurchase of non-controlling interests	—	—	—	—	—	—

Net cash provided by (used in) financing activities	1,482.2	221.1	(79.4)	(172.1)	—	1,451.8

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(21.8)	—	(21.8)

Net increase (decrease) in cash and cash equivalents	—	136.6	(8.4)	(80.8)	—	47.4
Cash and cash equivalents	—	2.3	33.9	300.8	—	337.0

Cash and cash equivalents at the end of the period	$—	$138.9	$25.5	$220.0	$—	$384.4

	Year Ended May 31, 2011
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided (used in) by operating activities	$—	$(2.9)	$50.6	$117.2	$—	$164.9

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	(1.0)	(24.6)	—	(25.6)
Change in restricted cash	—	—	0.3	(1.7)	—	(1.4)
Purchases of property, equipment and software	—	(0.8)	(6.6)	(4.5)	—	(11.9)

Net cash used in investing activities	—	(0.8)	(7.3)	(30.8)	—	(38.9)

Cash flows from financing activities:
Proceeds from issuance of stock	—	—	—	—	—	—
Dividends paid	—	—	—	(40.0)	—	(40.0)
Proceeds from repayment of stockholder loans	3.2	—	—	—	—	3.2
Payments on capital lease obligations	—	(0.4)	(0.1)	(0.5)	—	(1.0)
Proceeds from issuance of debt	—	—	—	23.2	—	23.2
Payments on long-term debt	(3.5)	—	(33.4)	(9.4)	—	(46.3)
(Payments) proceeds from affiliate within group	0.3	(0.3)	—	0	—	—
Deferred financing fees	—	—	—	(2.0)	—	(2.0)
Repurchase of non-controlling interests	—	—	—	(1.3)	—	(1.3)

Net cash provided by (used in) financing activities	—	(0.7)	(33.5)	(30.0)	—	(64.2)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	28.8	—	28.8

Net increase (decrease) in cash and cash equivalents	—	(4.4)	9.8	85.2	—	90.6
Cash and cash equivalents	—	6.7	24.1	215.6	—	246.4

Cash and cash equivalents at the end of the period	$—	$2.3	$33.9	$300.8	$—	$337.0

	Year Ended May 31, 2010
(in millions)	Infor, Inc. (Parent)	Infor (US), Inc. (Subsidiary Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided (used in) by operating activities	$—	$(12.2)	$10.5	$88.0	$—	$86.3

Cash flows from investing activities:
Acquisitions, net of cash acquired	(82.9)	—	(14.9)	—	—	(97.8)
Change in restricted cash	—	—	10.2	10.2	—	20.4
Purchases of property, equipment and software	—	(0.1)	(4.3)	(3.1)	—	(7.5)

Net cash used in investing activities	(82.9)	(0.1)	(9.0)	7.1	—	(84.9)

Cash flors from financing activities:
Proceeds from issuance of stock	48.6	—	—	—	—	48.6
Dividends paid	—	—	—	—	—	—
Proceeds from repayment of stockholder loans	0.2	—	—	—	—	0.2
Payments on capital lease obligations	—	(0.8)	(0.2)	(0.6)	—	(1.6)
Proceeds from issuance of debt	60.0	—	—	—	—	60.0
Payments on long-term debt	(2.3)	—	(22.1)	(6.0)	—	(30.4)
(Payments) proceeds from affiliate within group	(19.8)	19.8	—	—	—	—
Deferred financing fees	(3.8)	—	(0.8)	(0.3)	—	(4.9)
Repurchase of non-controlling interests	—	—	—	(5.0)	—	(5.0)

Net cash provided by (used in) financing activities	82.9	19.0	(23.1)	(11.9)	—	66.9

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(8.7)	—	(8.7)

Net increase (decrease) in cash and cash equivalents	—	6.7	(21.6)	74.5	—	59.6
Cash and cash equivalents	—	—	45.7	141.1	—	186.8

Cash and cash equivalents at the end of the period	$—	$6.7	$24.1	$215.6	$—	$246.4

23.	Supplemental Quarterly Financial Information (unaudited)

The following tables present certain unaudited quarterly financial information for fiscal 2012 and 2011 prepared on a basis consistent with our audited consolidated financial statements. This supplemental quarterly financial information reflects all normal recurring adjustments, in the opinion of management, necessary to fairly state our results of operations for the periods presented when read in conjunction with the accompanying Consolidated Financial Statements and related Notes.

	Quarter Ended
(in millions)	August 31, 2011	November 30, 2011	February 29, 2012	May 31, 2012
Fiscal 2012
Total revenues	$561.3	$640.9	$644.7	$693.8
Restructuring	$40.9	$11.5	$(0.1)	$15.5
Acquisition related and other costs	$12.4	$5.6	$5.4	$52.5
All other operating expenses	$500.9	$587.0	$566.3	$606.3
Operating income	$7.1	$36.8	$73.0	$19.6
Net income	$(93.3)	$(55.1)	$(17.5)	$(144.1)

	Quarter Ended
(in millions)	August 31, 2010	November 30, 2010	February 28, 2011	May 31, 2011
Fiscal 2011
Total revenues	$422.5	$458.5	$460.7	$532.0
Restructuring	$2.7	$5.2	$7.5	$(0.5)
Acquisition related and other costs	$—	$2.3	$—	$3.9
All other operating expenses	$366.7	$401.4	$402.3	$448.5
Operating income	$53.0	$49.7	$50.9	$80.1
Net income	$(20.9)	$(48.2)	$(55.7)	$(15.6)

24.	Subsequent Events

In the first quarter of fiscal 2013, the Company made two acquisitions for a combined purchase price of $41.7 million.

We have evaluated subsequent events requiring disclosure through August 23, 2012, the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Lawson Software, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of Lawson Software, Inc. and its subsidiaries at May 31, 2011 and May 31, 2010 and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2011 in conformity with the accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, effective June 1, 2009, the Company changed the manner in which it accounts for business combinations.

As discussed in Note 1, effective July 5, 2011, the Company merged with GGC Software Holdings, Inc.

/s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

August 23, 2011

Lawson Software, Inc.

Consolidated Balance Sheets

	May 31,
(in thousands, except per share data)	2011	2010
Assets
Current assets
Cash and cash equivalents	$503,592	$375,917
Restricted cash-current	631	654
Trade accounts receivable, net	114,948	117,976
Income taxes receivable	9,383	4,664
Deferred income taxes-current	20,246	18,957
Prepaid expenses and other current assets	33,861	51,945

Total current assets	682,661	570,113
Restricted cash-noncurrent	899	10,070
Property and equipment, net	47,679	54,671
Goodwill	645,974	525,576
Other intangible assets, net	171,087	159,665
Deferred income taxes-noncurrent	38,586	38,144
Other assets	12,020	13,805

Total assets	$1,598,906	$1,372,044

Liabilities and Stockholders’ Equity
Current liabilities
Long-term debt-current	$233,947	$2,646
Accounts payable	20,217	12,085
Accrued compensation and benefits	61,729	76,102
Income taxes payable	1,826	2,271
Deferred income taxes-current	9,629	5,605
Deferred revenue-current	359,674	319,797
Other current liabilities	33,856	36,573

Total current liabilities	720,878	455,079
Long-term debt-noncurrent	1,937	224,143
Deferred income taxes-noncurrent	59,377	42,834
Deferred revenue-noncurrent	11,552	8,363
Other long-term liabilities	12,959	16,456

Total liabilities	806,703	746,875

Commitments and contingencies (Note 13)
Stockholders’ equity
Preferred stock; $0.01 par value; 42,562 shares authorized; no shares issued or outstanding	—	—
Common stock; $0.01 par value; 750,000 shares authorized; 204,884 and 202,919 shares issued, respectively; 164,629 and 162,045 shares outstanding at May 31, 2011 and May 31, 2010; respectively	2,049	2,029
Additional paid-in capital	904,989	887,349
Treasury stock, at cost; 40,255 and 40,874 shares at May 31, 2011 and May 31, 2010; respectively	(324,095)	(326,925)
Retained earnings	104,662	53,742
Accumulated other comprehensive income	104,598	8,974

Total stockholders’ equity	792,203	625,169

Total liabilities and stockholders’ equity	$1,598,906	$1,372,044

The accompanying notes are an integral part of these consolidated financial statements.

Lawson Software, Inc.

Consolidated Statements of Operations

	Years Ended May 31,
(in thousands, except per share data)	2011	2010	2009
Revenues
License fees	$115,491	$124,126	$109,683
Maintenance services	393,105	352,986	350,202

Software revenues	508,596	477,112	459,885
Consulting	255,687	259,296	297,443

Total revenues	764,283	736,408	757,328

Cost of revenues
Cost of license fees	24,010	23,987	24,361
Cost of maintenance services	70,504	68,233	64,533

Cost of software revenues	94,514	92,220	88,894
Cost of consulting	223,783	228,874	269,738

Total cost of revenues	318,297	321,094	358,632

Gross profit	445,986	415,314	398,696

Operating expenses
Research and development	95,264	90,268	82,377
Sales and marketing	167,343	162,245	162,975
General and administrative	93,673	84,306	79,765
Restructuring (Note 3)	(1,334)	13,154	19,954
Amortization of acquired intangibles	12,175	9,472	8,892

Total operating expenses	367,121	359,445	353,963

Operating income	78,865	55,869	44,733

Other income (expense), net
Interest income	1,568	917	6,282
Interest expense	(16,526)	(16,238)	(15,625)
Other income (expense), net	3,070	88	532

Total other income (expense), net	(11,888)	(15,233)	(8,811)

Income before income taxes	66,977	40,636	35,922
Provision for income taxes	16,057	27,612	21,731

Net income	$50,920	$13,024	$14,191

Net income per share
Basic	$0.31	$0.08	$0.09

Diluted	$0.30	$0.08	$0.09

Weighted average common shares outstanding
Basic	163,689	161,442	164,011

Diluted	168,517	165,251	166,393

The accompanying notes are an integral part of these consolidated financial statements.

Lawson Software, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

Years Ended May 31, 2011, 2010, and 2009

	Common		Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Income (Loss)
(in thousands)	Shares	Amount
Balance at May 31, 2008	173,825	$2,010	$863,341	$(225,598)	$26,527	$97,544	$763,824
Issuance of restricted stock, net	3	—	(351)	351	—	—	—
Shares issued for vested restricted stock units	—	—	(229)	229	—	—	—
Share-based compensation	—	—	8,519	—	—	—	8,519
Exercise of stock options	783	8	2,218	—	—	—	2,226
Tax benefit from stockholder transactions	—	—	724	—	—	—	724
Employee stock purchase plan	558	—	(673)	3,371	—	—	2,698
Repurchase of common stock	(13,693)	—	—	(103,004)	—	—	(103,004)
Cancellation of stock warrants and call options	—	—	(2,356)	—	—	—	(2,356)
Increased tax liability due to cancellation of bond hedge	—	—	(471)	—	—	—	(471)
Pension and post retirement benefits, net of tax	—	—	—	—	—	2,934	2,934	2,934
Change in net unrealized gains/losses on investments, net of taxes	—	—	—	—	—	(18)	(18)	(18)
Translation adjustment	—	—	—	—	—	(65,307)	(65,307)	(65,307)
Net income	—	—	—	—	14,191	—	14,191	14,191

Balance at May 31, 2009	161,476	2,018	870,722	(324,651)	40,718	35,153	623,960	$(48,200)
Issuance of restricted stock, net	2	—	(9)	(38)	—	—	(47)
Shares issued for vested restricted stock units	282	—	(3,553)	2,171	—	—	(1,382)
Share-based compensation	—	—	17,028	—	—	—	17,028
Exercise of stock options	1,110	11	3,506	—	—	—	3,517
Tax benefit from stockholder transactions	—	—	392	—	—	—	392
Employee stock purchase plan	428	—	(737)	3,016	—	—	2,279
Repurchase of common stock	(1,253)	—	—	(7,423)	—	—	(7,423)
Pension and post retirement benefits, net of tax	—	—	—	—	—	(510)	(510)	$(510)
Change in net unrealized gains/losses on investments, net of taxes	—	—	—	—	—	5	5	5
Translation adjustment	—	—	—	—	—	(25,674)	(25,674)	(25,674)
Net income	—	—	—	—	13,024	—	13,024	13,024

Balance at May 31, 2010	162,045	2,029	887,349	(326,925)	53,742	8,974	625,169	$(13,155)
Issuance of restricted stock, net	—	—	(297)	109	—		(188)
Shares issued for vested restricted stock units	848	—	(9,479)	5,352	—		(4,127)
Share-based compensation	—	—	15,918	—	—		15,918
Exercise of stock options	1,965	20	10,102	—	—		10,122
Tax benefit from stockholder transactions	—	—	1,077	—	—		1,077
Employee stock purchase plan	351	—	319	2,390	—		2,709
Repurchase of common stock	(580)	—	—	(5,021)	—		(5,021)
Pension and post retirement benefits, net of tax	—	—	—	—	—	(1,847)	(1,847)	$(1,847)
Change in net unrealized gains/losses on investments, net of taxes	—	—	—	—	—	—	—	—
Translation adjustment	—	—	—	—	—	97,471	97,471	97,471
Net income	—	—	—	—	50,920	—	50,920	50,920

Balance at May 31, 2011	164,629	$2,049	$904,989	$(324,095)	$104,662	$104,598	$792,203	$146,544

The accompanying notes are an integral part of these consolidated financial statements.

Lawson Software, Inc.

Consolidated Statements of Cash Flows

	Years Ended May 31,
(in thousands)	2011	2010	2009
Cash flows from operating activities
Net income	$50,920	$13,024	$14,191
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	57,448	46,684	39,647
Amortization of debt issuance costs	1,040	1,040	1,022
Amortization of debt discount	9,061	8,486	7,948
Deferred income taxes	11,936	7,516	(6,604)
Provision for doubtful accounts	1,155	1,312	1,489
Warranty provision	8,261	4,877	6,959
Gain on sale of marketable securities	(1,193)	—	—
Net loss on disposal of assets	371	1,122	—
Excess tax benefits from stock transactions	(2,560)	(850)	(648)
Share-based compensation expense	15,932	17,028	8,519
Amortization of discounts on marketable securities	—	—	6
Changes in operating assets and liabilities (net of acquisitions)
Trade accounts receivable	8,699	49,077	25,843
Prepaid expenses and other assets	20,931	1,604	(7,351)
Accounts payable	7,369	(3,724)	(7,660)
Accrued expenses and other liabilities	(35,413)	(19,937)	6,731
Income taxes payable/receivable	(8,734)	(354)	2,906
Deferred revenue	25,806	26,134	(21,710)

Net cash provided by operating activities	171,029	153,039	71,288

Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	(70,000)	(160,000)	—
Change in restricted cash	8,240	230	(8,105)
Purchases of marketable securities and investments	(3,006)	—	—
Proceeds from maturities and sales of marketable securities and investments	4,199	4	50,657
Purchases of property and equipment	(15,379)	(18,991)	(29,333)

Net cash provided by (used in) investing activities	(75,946)	(178,757)	13,219

Cash flows from financing activities
Principal payments on long-term debt	(1,257)	(1,462)	(1,747)
Payments on capital lease obligations	(1,116)	(2,257)	(1,043)
Cash proceeds from exercise of stock options	11,180	3,438	2,531
Excess tax benefit from stock transactions	2,560	850	648
Cash proceeds from employee stock purchase plan	2,709	2,428	2,698
Repurchase of common stock from related parties	—	—	(8,875)
Repurchase of common stock-other	(4,113)	(7,423)	(94,129)

Net cash provided by (used in) financing activities	9,963	(4,426)	(99,917)

Effect of exchange rate changes on cash and cash equivalents	22,629	(8,754)	(4,896)

Net increase (decrease) in cash and cash equivalents	127,675	(38,898)	(20,306)

Cash and cash equivalents
Beginning of year	375,917	414,815	435,121

End of year	$503,592	$375,917	$414,815

Supplemental cash flow disclosures
Interest paid	$6,425	$6,723	$6,637
Income taxes paid	10,261	20,231	22,087
The accompanying notes are an integral part of these consolidated financial statements.

Lawson Software, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business and Basis of Presentation

Lawson Software, Inc. is a global provider of enterprise software and provides business application software, maintenance and consulting to customers conducting business primarily in services, trade and manufacturing/distribution. We specialize in and target specific industries through our two reportable segments: S3 Industries segment which targets customers in the healthcare, public sector and services industries as well as the horizontal market for our human capital management product line, and M3 Industries segment which targets customers in the equipment service management & rental, consumer products and manufacturing & distribution industries. Lawson serves customers in three geographic regions: the Americas; Europe, Middle East, and Africa (EMEA); and Asia-Pacific, including Australia and New Zealand (APAC). We offer a broad range of software applications and industry-specific solutions that we believe help our customers improve their business processes and reduce costs, resulting in better business or operational performance. Lawson solutions help automate and integrate business processes and promote collaboration among our customers and their partners, suppliers and employees. Through our support services, we provide ongoing maintenance and assistance to our customers. Through our consulting services, we help our customers implement, learn to use, upgrade and optimize their Lawson applications.

Merger Transaction

On April 26, 2011, we entered into an Agreement and Plan of Merger with GGC Software Holdings, Inc., a Delaware corporation, and Atlantis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC Software Holdings. Both are beneficially owned by affiliates of Golden Gate Capital, a San Francisco based private equity firm. Under this agreement, GGC Software Holdings agreed to acquire all the issued and outstanding shares of our common stock for $11.25 per share, in a transaction valued at approximately $2.0 billion. Consummation of this transaction was subject to customary conditions. Lawson’s board of directors unanimously approved the transaction and board members who collectively own approximately 9% of Lawson’s outstanding shares agreed to vote their shares in favor of the transaction. See our Current Report on Form 8-K filed with the SEC on April 26, 2011, for more detail.

On May 31, 2011, we filed definitive proxy materials with the SEC in connection with the proposed merger transaction with GGC Software Holdings. See the Definitive Proxy Statement on Schedule 14-A filed with the SEC on May 31, 2011, for more detail.

On June 29, 2011, a special meeting of Lawson stockholders was held to consider and vote upon, among other things, the proposed merger. At this meeting, Lawson stockholders of record at the close of business on Friday, May 27, 2011, voted in favor of the merger.

On July 5, 2011 the merger transaction was completed, Lawson continues to do business following the merger as a wholly owned subsidiary of GGC Software Holdings. As a result, on the effective date of the merger, Lawson ceased to be a publicly traded company. The closing of the merger had other significant impacts on Lawson including but not limited to the following:

Lawson Common Stock

At the effective time of the merger, each issued and outstanding share of our common stock was cancelled and converted into the right to receive $11.25 in cash, without interest.

Business Combinations (Note 4)

Under the agreement and plan of merger with Enwisen, Inc., the change in control of Lawson triggered an additional $5.0 million in contingent cash consideration payable to the sellers.

Stock Options (Note 5)

Our stock incentive plans were terminated, thus no further stock options will be granted and each stock option outstanding at the effective time of the merger, whether vested or unvested, was cancelled in exchange for an amount, in cash, equal to the excess, if any, of the merger consideration of $11.25 per share over the per share exercise price of such option. The amount of cash exchanged for stock options outstanding at the effective time of the merger was approximately $54.0 million.

Restricted Stock Awards (Note 5)

Our stock incentive plans were terminated, thus no further restricted stock awards will be granted and each restricted stock unit held at the effective time of the merger, whether vested or unvested, was cancelled and converted into the right to receive an amount, in cash, equal to the merger consideration of $11.25 per share. The amount of cash exchanged for the rights related to the restricted stock units held at the effective time of the merger was approximately $52.7 million.

Senior Convertible Notes (Note 7)

The merger constituted a fundamental change as defined under the indenture governing our senior convertible notes. As such, the Notes became convertible at the option of the holders on July 6, 2011, the business day following the effective date of the merger. On July 8, 2011, we filed a Schedule TO, Tender Offer Statement, with the SEC related to the fundamental change repurchase right and conversion rights related to our senior convertible notes. Under the fundamental change repurchase right, each holder of the notes is entitled to have us repurchase the notes for $1,000 in cash per $1,000 principal amount of the notes plus any accrued and unpaid interest. Under the conversion rights, each holder of the notes has the right to convert the notes into $1,057.47 per $1,000 principal amount of the notes. The fundamental change repurchase right of the holders is separate from the conversion rights.

Share Repurchase Program (Note 9)

Our Board approved share repurchase program was suspended and no additional shares will be repurchased.

Shareholders Rights Plan (Note 10)

The preferred stock purchase rights established under our Stockholder Rights Plan was waived by our Board of Directors in connection with the merger transaction.

Profit Sharing and Retirement Plans (Note 11)

Our defined contribution profit sharing plan was terminated, thus no further contributions were made and all unvested balances became vested.

Executive Change in Control Payments (Note 13)

Under various employment and severance pay agreements we have with our executive officers and certain other members of senior management, we paid severance and other related benefits of approximately $12.7 million to the individuals with such agreements as a result of this change in control.

Transaction Success-Based Fees

In connection with the successful closing of the merger transaction we incurred approximately $14.7 million in additional legal and advisory fees that were paid at the closing on July 5, 2011.

Basis of Presentation

Our Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the U.S. (U.S. GAAP) and include the accounts of Lawson Software, Inc., our branches and our wholly-owned and majority-owned subsidiaries operating in the Americas, EMEA, and APAC. See Note 8, Non Controlling Interest and Investment in Unconsolidated Subsidiaries. All significant intercompany accounts and transactions have been eliminated. Our subsidiaries that are not majority-owned are accounted for under the equity method. The accompanying Consolidated Financial Statements reflect all adjustments, in the opinion of management, necessary to fairly state our consolidated financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items other than the out-of-period adjustments described below under Results of Operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods presented, as well as our disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and assumptions, including those related to revenue recognition, allowance for doubtful accounts and sales returns, fair value of investments, fair value of share-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations, contingencies and litigation, among others. We base our estimates and assumptions on our historical experience and various other pieces of information available to us when these estimates and assumptions are made. We believe that these estimates and assumptions are reasonable under the circumstances and form the basis for our making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ from our estimates.

Business Segments

During fiscal 2009 and prior years, we operated as one business segment responsible for the development and marketing of computer software and related services including consulting, maintenance and customer support. Beginning in the first quarter of fiscal 2010, we reorganized our operations to provide greater focus on and better serve our targeted vertical markets. With this strategic organizational change, including a workforce realignment, we determined that we had three reportable segments that aligned with our three industries groups: S3 Strategic Industries, M3 Strategic Industries and General Industries. Since this initial realignment, we re-evaluated our vertical organizational structure and reorganized certain management and reporting responsibilities effective June 1, 2010; eliminating our General Industries reportable segment and redistributing responsibility for management of the vertical markets that were part of this segment into our S3 and M3 business segments. We believe the consolidation of our General Industries segment into our S3 and M3 Industries segments helps us drive more efficiencies and better manage our operations. Commensurate with this organizational change, we have revised our segment reporting such that we report operating results for two reportable segments beginning in the first quarter of fiscal 2011: S3 Industries and M3 Industries. Prior periods’ segment information has been retrospectively adjusted to reflect the two segment structure. In connection with this change in organizational structure, we also revised the measure of operating performance that we use to assess segment operating performance from segment controllable margin to segment operating income. The primary difference between segment controllable margin and segment operating income is that our segment operating income includes an allocation of expenses for nondedicated resources. We have retrospectively adjusted our segment profit measures to reflect segment operating income. See Note 14, Segment and Geographic Information, for a description of segment operating income.

Fiscal Year

Our fiscal year is from June 1 through May 31. Unless otherwise stated, references to the years 2011, 2010 and 2009 relate to the fiscal years ended May 31, 2011, 2010 and 2009, respectively. References to future years also relate to our fiscal years ending May 31.

Results of Operations

Our fiscal 2011, 2010 and 2009 results of operations include certain out-of-period adjustments which we have determined to be immaterial in all applicable current and prior interim and annual periods.

Fiscal 2011

Our year-to-date results for fiscal 2011 include reductions to net income of approximately $0.6 million. In the first quarter of fiscal 2011, net income was increased by approximately $0.3 million due to 1) $0.6 million related to a pension settlement gain (Note 13, Comprehensive Income) that should have been recorded primarily in the third quarter of fiscal 2010 and 2) $0.3 million related to a value-added tax asset write-off that should have been recorded in the second quarter of fiscal 2010. In the second quarter of fiscal 2011, net income was reduced by approximately $1.1 million due to 1) a $0.3 million reduction in net income related to the pay-off of a note receivable that should have been recorded during fiscal 2008, fiscal 2009 and fiscal 2010 and 2) a $0.8 million decrease in net income related to the currency revaluation of certain value-added tax liabilities that should have initially resulted in a reduction in net income during fiscal 2009 ($0.8 million) and fiscal 2010 ($0.7 million). In the third quarter of fiscal 2011, net income increased by approximately $0.2 million related to the recognition of deferred license revenue that should have been recognized in fiscal 2010.

Fiscal 2010

Our results for fiscal 2010 include reductions to net income of approximately $0.9 million that should have been reported in other fiscal years. Net income was reduced due to 1) an additional $1.8 million of income tax provision recorded primarily in the first quarter of fiscal 2010 that should have been recorded as a reduction to net income in fiscal 2009 and 2) an increase of $0.9 million recorded in the first quarter of fiscal 2010 related to the reversal of a services loss reserve that should have been reversed in fiscal 2008.

Fiscal 2009

Our results for fiscal 2009 include reductions to net income of approximately $2.3 million primarily as a result of $1.9 million of under accruals of sales incentive compensation recorded in the first quarter of fiscal 2009 that should have been recorded as a reduction of net income in the fourth quarter of fiscal 2008. These accruals primarily related to sales incentive compensation in EMEA. The fourth quarter fiscal 2008 under accrual was primarily due to the fact that the previous accrual methodology utilized in EMEA did not sufficiently provide for (1) overachievement of sales quotas and related higher commission rates that were achieved in EMEA in fiscal 2008 when license contracting targets were greatly exceeded by various sales personnel, and (2) sales incentives payable to sales management employees. We have taken actions, such as redesigning the sales incentive accrual process, to mitigate the potential for replicating this matter. Additional out-of-period adjustments were recorded in the second quarter of fiscal 2009 that increased pre-tax operating expenses by $0.4 million, primarily related to deferred third-party costs included in costs of license fees and in the fourth quarter of fiscal 2009 that resulted in an increase in service revenues for the fiscal year of $0.3 million.

2.	Summary of Significant Accounting Policies

Adoption of New Accounting Pronouncements

On June 1, 2010, we adopted the Financial Accounting Standards Board (FASB) guidance on the consolidation of variable interest entities (VIEs). This guidance clarifies the determination of whether a company is required to consolidate a VIE, changes the approach to determining a VIE’s primary beneficiary (the reporting entity that must consolidate the VIE), requires an ongoing reassessment of whether a company is the primary beneficiary of a VIE and requires additional disclosures about a company’s involvement in VIEs. Our adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

In January 2010, the FASB issued guidance that expands the interim and annual disclosure requirements for fair value measurements, including the information about transfers into and out of Levels 1 and 2 of the three-tier fair value hierarchy established under the FASB’s fair value measurement guidance. This guidance also requires separate disclosure for purchases, sales, issuances and settlements relating to Level 3 investments. Except for the detailed disclosures related to the Level 3 reconciliation, which became effective for us on June 1, 2010, all other disclosures under this guidance became effective during the fourth quarter of fiscal 2010. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

Recent Accounting Pronouncements—Not Yet Adopted

In October 2009, the FASB issued guidance which amends the existing guidance for revenue recognition of nonsoftware elements of multiple element arrangements. Under the new guidance, when vendor-specific objective evidence or third-party evidence of the fair value for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration based on the relative selling price method. The residual method of allocating arrangement consideration will no longer be permitted. This guidance is effective for fiscal years beginning on or after June 15, 2010 (our fiscal 2012), however, early adoption is permitted. We are currently evaluating how adoption of this guidance effective June 1, 2011 will affect our accounting for multiple element arrangements and the impact it will have on our financial position, results of operations or cash flows. We have concluded that certain product offerings previously considered software deliverables will be classified as nonsoftware deliverables under this guidance. As a result, some components of our multiple element arrangements will no longer have an effect on our license fees revenue recognition.

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash equivalents, marketable securities, trade accounts receivable and accounts payable and foreign currency forward contracts for which the current carrying amounts approximate fair values, primarily due to their short periods to maturity. Our long-term debt is carried at its face value, net of applicable debt discount. The estimated fair value of our 2.5% senior convertible notes, including current maturities, was $248.0 million as of May 31, 2011, based on quoted market prices. The remainder of our long-term debt has fair values that are not materially different from their aggregate carrying values of $4.4 million.

Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Our cash equivalents consist primarily of funds held in money market instruments. The carrying amount of cash equivalents approximates their fair value due to the short maturity of these instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are initially recorded at fair value upon the sale of software licenses and services to our customers. We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to provide adequate protection against losses resulting from extending credit to our customers. In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including historical bad debt experience, the general economic environment, the need for specific customer reserves and the aging of our receivables. This provision is included in operating expenses as a general and administrative expense. A considerable amount of judgment is required in assessing these factors. If the factors utilized in determining the allowance do not reflect future performance, a change in the allowance would be necessary in the period such determination is made which would affect future results of operations.

Marketable Securities and Other Investments

We account for our investments in marketable securities and other investments in accordance with the provisions of the FASB guidance on investments in debt and equity securities, which address the accounting and reporting for investments in fixed maturity securities and for equity securities with readily determinable fair values. We determine the appropriate classification of our investments in debt securities at the time of purchase and reevaluate such designation as of each balance sheet date. Available-for-sale securities are carried at fair value as determined by market prices/quotes, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The cost basis of securities sold is determined using the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

We review potential impairment of our investments in accordance with the FASB guidance on investments in debt and equity securities, to determine the classification of any impairment as temporary or other-than-temporary. A temporary impairment charge results in an unrealized loss being recorded in the other comprehensive income component of stockholders’ equity. Such an unrealized loss does not reduce net income for the applicable accounting period because the loss is viewed as temporary. Losses are recognized in our statement of operations when a decline in fair value is determined to be other-than-temporary. We review our investments on an ongoing basis for indications of possible impairment and proper classification of any impairment once identified. Determination of whether the impairment is temporary or other-than-temporary requires significant judgment. The primary factors we consider in classifying the impairment include the extent and time the fair value of each investment has been below cost, the expected holding or recovery period for each investment and our intent and ability to hold each investment until recovery.

Property and Equipment

Property and equipment includes equipment, office furniture and automobiles and is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three to seven years. Property and equipment also includes leasehold improvements which are stated at cost less accumulated amortization. Amortization is computed over the shorter of the economic life or the term of the underlying facility lease, which generally ranges from three to 16 years.

In addition, we capitalize certain costs related to our development of internal use software in accordance with applicable FASB guidance. Capitalized costs are amortized over the software’s estimated useful life, which is generally five years. During fiscal 2011 and 2010, we capitalized approximately $2.5 million and $5.5 million of software development costs related to programs to be used solely to meet our internal needs. In addition, during fiscal 2010 we wrote-off $1.1 million in previously capitalized costs related to internally developed front-end sales cycle tools which we no longer intend to use. The resulting charge is included in general and administrative expense in the accompanying Consolidated Statements of Operations.

Depreciation and amortization expense related to property, plant and equipment, including internal use software, was $26.0 million, $21.8 million and $17.1 million for fiscal 2011, 2010 and 2009, respectively.

Lease Obligations

We recognize lease obligations with scheduled rent increases over the terms of the leases on straight-line basis in accordance with FASB guidance related to operating leases. Accordingly, the total amount of base rentals over the term of our leases is charged to expense using a straight-line method, with the amount of rental expense in excess of lease payments recorded as a deferred rent liability in our Consolidated Balance Sheets. As of May 31, 2011 and 2010, we had deferred rent liabilities of $2.5 million and $2.9 million, respectively, which are classified in other long-term liabilities. We also recognize capital lease obligations and record the underlying assets and liabilities in our Consolidated Balance Sheets (Note 13, Commitments and Contingencies).

Revenue Recognition

Revenue recognition rules for software businesses are very complex. We follow specific and detailed guidelines in determining the proper amount of revenue to be recorded. However, certain judgments affect the application of our revenue recognition policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from year to year.

The significant judgments for revenue recognition typically involve determining whether collectability can be considered probable and whether fees are fixed or determinable. In addition, our transactions often consist of multiple element arrangements which typically include license fees, maintenance and support fees and consulting service fees. These multiple element arrangements must be analyzed to determine the relative fair value of each element, the amount of revenue to be recognized upon shipment, if any, and the period and conditions under which deferred revenue should be recognized.

We recognize revenue in accordance with the provisions of the FASB guidance on software revenue recognition. We license software under noncancelable license agreements and provide related consulting services, including training and implementation services, as well as on-going customer support and maintenance.

When our consulting, training and implementation services 1) are not considered essential to the functionality of our software products, 2) are sold separately and 3) are available from a number of third-party service providers, our revenues from these services are generally recorded separately from license fees and recognized as the services are performed. License fees within software arrangements, including services that do not meet any one or a combination of the three criteria listed above, are recognized in accordance with the applicable FASB guidance, using contract accounting and the percentage-of-completion methodology based on labor hours input. Software arrangements which include certain fixed-fee service components are usually recognized as the services are performed while corresponding direct service costs to provide these services are expensed as incurred.

From time-to-time, we enter into software arrangements that include software license, maintenance and consulting services which are considered essential to the functionality of the software. In these instances, we recognize revenue for the three revenue streams under two units of accounting, which are the (i) software license bundled together with consulting services and (ii) maintenance. For purposes of presenting revenues, we present applicable license fees, maintenance and consulting revenues in our Consolidated Statements of Operations using VSOE (or, if unavailable, other objective evidence) of fair value for the undelivered elements and assign the remainder of the arrangement fee to the license.

The amounts of revenue and related expenses reported in the Consolidated Statements of Operations may vary due to the amount of judgment required to address significant assumptions, risks and uncertainties in applying the application of the percentage-of-completion methodology. Our specific revenue recognition policies are as follows:

Software License Fees

License fee revenues from end-users are recognized when the software product has been shipped, provided a noncancelable license agreement has been signed, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection of the related receivable is considered probable. Provided the above criteria are met, license fee revenues from resellers are recognized when there is a sell-through by a reseller to an end-user. A sell-through is determined when we receive an order form from a reseller for a specific end-user sale. We do not generally offer rights of return, acceptance clauses or price protection to our customers. In situations where software license contracts include rights of return or acceptance clauses, revenue is deferred until the clause expires. Typically, our software license fees are due within a 12-month period from the date of shipment. If the fee due from the customer is not fixed or determinable or includes payment terms greater than twelve months from shipment, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied. In software arrangements that include rights to multiple delivered elements such as software products or specified upgrades and undelivered elements such as support or services, we allocate the total arrangement fee according to the fair value of each element using VSOE. VSOE of fair value is determined using the price charged when that element is sold separately. In software arrangements in which we have fair value of all undelivered elements but not of a delivered element, we use the residual method to record revenue. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element and is recognized as revenue. In software arrangements in which we do not have VSOE of fair value of all undelivered elements, revenue is deferred until fair value is determined or all elements for which we do not have VSOE of fair value have been delivered.

Maintenance and Support

Revenues from customer maintenance and support contracts are deferred and recognized ratably over the term of the agreements. Revenues for maintenance and support that are bundled with license fees are deferred based on the VSOE of fair value of the bundled maintenance and support and recognized over the term of the agreement. VSOE of fair value is based on the renewal rate for continued maintenance and support arrangements.

Consulting Services

Revenues from consulting services (including training and implementation services) are recognized as services are provided to customers. Revenues for consulting services that are bundled with license fees are deferred based on the VSOE of fair value of the bundled services and recognized when the services are performed. VSOE of fair value is based on the price charged when training and consulting services are sold separately. Included in consulting services revenues within our statement of operations are subscription contract revenues. Our subscription contracts are comprised of set-up services, recurring software licenses, related support and applicable hosting. Because these components work interdependently we consider them to be one accounting element for which we defer recognition of the subscription fee upon contract execution and recognize it ratably over the subscription period.

Deferred Debt Issuance Costs

Deferred debt issuance costs of $0.9 million and $2.0 million, net of amortization, are included in our Consolidated Balance Sheets as of May 31, 2011 and 2010, respectively, and are reflected in prepaid expenses and other current assets and other assets, respectively. Deferred debt issuance costs are being amortized using the straight-line method (which approximates the effective interest method) over the estimated remaining maturity of the related convertible debt and are included in interest expense in our Consolidated Statements of Operations.

Sales Returns and Allowances

We do not generally provide a contractual right of return. However, in the course of arriving at practical business solutions to various warranty and other claims, we have allowed sales returns and allowances. We record a provision against revenue for estimated sales returns and allowances on license and consulting revenues in the same period the related revenues are recorded or when current information indicates additional allowances are required. These estimates are based on historical experience determined by analysis of warranty and other claim activities, specifically identified customers and other known factors. If the historical data we utilize does not reflect expected future performance, a change in the allowances would be recorded in the period such determination is made affecting current and future results of operations.

Following is a roll forward of our warranty reserve:

(in thousands)
Balance at May 31, 2008	$7,920
Provision	6,959
Write-offs	(6,624)
Translation adjustment	(350)

Balance at May 31, 2009	7,905
Provision	4,877
Write-offs	(4,137)
Translation adjustment	(151)

Balance at May 31, 2010	8,494
Provision	8,261
Write-offs	(4,259)
Translation adjustment	302

Balance at May 31, 2011	$12,798

Research and Development

Expenditures for software research and development are expensed as incurred. These expenses consist primarily of salaries, employee benefits, related overhead costs, and consulting fees associated with product development, testing, quality assurance, documentation, enhancements and upgrades for existing customers under maintenance. Such costs are required to be expensed until the point that technological feasibility of the software is established. We consider technological feasibility to have occurred when all design, coding and testing of the software product has been completed. Our software research and development costs primarily relate to our efforts during the period prior to technological feasibility and are charged to operations as incurred. To date, under our process for developing software, the time period between the establishment of technological feasibility and completion of software development has been short and no significant development costs have been incurred during that period. Accordingly, we have not capitalized any software research and development.

Advertising Expense

We expense advertising costs as incurred. Advertising expenses of $11.3 million, $11.0 million and $13.0 million were charged to sales and marketing expenses during fiscal 2011, 2010 and 2009, respectively.

Income Taxes

Our provision for income taxes consists of provisions for federal, state, and foreign income taxes. We operate in an international environment with significant operations in various locations outside of the United States. Accordingly, our consolidated income tax rate is a composite rate reflecting our operating results in various locations and the applicable rates.

Significant judgment is required in determining our worldwide income tax provision. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Our judgments, assumptions, and estimates relative to the provision for income taxes take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Although we believe that our estimates are reasonable, the final tax outcome of matters could be different from that which is reflected in our historical income tax provision and accruals. Such differences, if identified in future periods, could have a material effect on the amounts recorded in our Consolidated Financial Statements.

In conjunction with preparing the global tax provision, we must assess temporary differences resulting from the different treatment of specific items for tax and financial reporting purposes. These differences result in deferred tax assets and liabilities, which are included within our Consolidated Balance Sheets. As part of this process we must also assess, on a jurisdictional basis, the likelihood that deferred tax assets will be realized from future taxable income, and based on this assessment establish a valuation allowance, if required. The determination of our valuation allowance is based upon a number of assumptions, judgments, and estimates, including historical operating results, forecasted earnings and future taxable income, and the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. If we determine that the evidence indicates that it is more likely than not that we will be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be recorded in the period when such determination is made. To the extent we establish a valuation allowance or change the valuation allowance in a period, we reflect the change with a corresponding increase or decrease to our tax provision.

Under the provisions of the FASB guidance related to accounting for income taxes, prior to fiscal 2010, reductions to the valuation allowance related to Intentia’s deferred tax assets that existed as of the date of the acquisition of Intentia were first credited against goodwill, then to the other identifiable assets existing at the date of acquisition, and then, once these assets have been reduced to zero, credited to the income tax provision. A noncash provision will be credited against goodwill for the utilization of pre-acquisition net operating losses that had been fully reserved in purchase accounting. With our adoption of the FASB guidance related to business combinations effective June 1, 2009, beginning in fiscal 2010 any release of valuation allowances recorded through purchase accounting in relation to our acquisitions are now included as a decrease in our income tax provision.

We have recorded a liability for unrecognized tax benefits related to uncertain tax positions in various jurisdictions, which would affect earnings and the effective tax rate if the tax benefits were recognized. We recognize interest expense (benefit) related to unrecognized tax benefits and penalties, if incurred, as a component of our income tax expense. We recognize the tax effect of discrete items entirely in the period in which the discrete event occurs.

Concentrations of Credit Risks

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash equivalents consist primarily of money market instruments and highly liquid debt securities of corporations, the U.S. Government and its Agencies, with original maturities of three months or less at the date of purchase.

We grant credit to customers in the ordinary course of business. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers comprising our customer base and their dispersion across different industries and geographic areas. No single customer accounted for 10% or more of our revenues for fiscal 2011, 2010 or 2009 or of trade accounts receivable at May 31, 2011 or 2010.

Contingent Liabilities

We may, from time to time, have unresolved regulatory, legal, tax and other matters (Note 13, Commitments and Contingencies). We provide for contingent liabilities in accordance with the applicable FASB guidance. Pursuant to this guidance, a loss contingency is charged to income when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for loss contingencies that do not meet both those conditions if there is a reasonable possibility that a loss may have been incurred. Gain contingencies are not recorded until realized. We expense all legal costs incurred to resolve regulatory, legal, tax, and other matters in the period incurred.

Periodically, we review the status of each significant matter to assess our potential financial exposure. If a potential loss is considered probable and the amount can be reasonably estimated, we reflect the estimated loss in our results of operations. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability can be reasonably estimated. Because of uncertainties related to these matters, accruals are based on the best information available to us at each reporting period. Further, estimates of this nature are highly subjective, and the final outcome of these matters could vary significantly from the amounts that have been included in the accompanying Consolidated Financial Statements. As additional information becomes available, we reassess the potential liability related to any pending claims and litigation and may revise our estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material impact on our future results of operations, financial position and cash flows.

Goodwill and Other Intangible Assets

The following table reflects changes in the carrying amount of our goodwill by reportable segment for our fiscal year ended May 31, 2010 and 2011:

(in thousands)	S3 Industries	M3 Industries	Total
Balance at May 31, 2009	$346,767	$123,507	$470,274
Goodwill acquired	78,211	—	78,211
Goodwill adjustments	(724)	(257)	(981)
Currency translation effect	(16,345)	(5,583)	(21,928)

Balance at May 31, 2010	407,909	117,667	525,576
Goodwill acquired	45,176	—	45,176
Goodwill adjustments	539	(81)	458
Currency translation effect	55,740	19,024	74,764

Balance at May 31, 2009	$509,364	$136,610	$645,974

Goodwill acquired during fiscal 2010 totaled $78.2 million related to our acquisition of Healthvision. See Note 4, Business Combinations.

We recorded net adjustments of approximately $1.0 million to reduce goodwill during fiscal 2010; $0.6 million related to a correction of our lease restructuring accrual originally recorded when we acquired Intentia and $0.3 million related to the correction of certain income tax assets and liabilities originally recorded when we acquired Intentia.

Goodwill acquired during fiscal 2011 totaled $45.2 million related to our acquisition of Enwisen within our S3 Industries segment. See Note 4, Business Combinations.

We recorded an adjustment of approximately $0.5 million to increase goodwill during fiscal 2011. In the second quarter of fiscal 2011 we recorded adjustments to correct the amount of certain assets acquired and liabilities assumed related to our acquisition of Healthvision. The adjustments included a decrease in unbilled receivables of approximately $0.7 million and a $0.1 million increase in deferred revenue, with a corresponding $0.8 million increase in goodwill. These increases were somewhat offset by a first quarter adjustment reducing goodwill by $0.3 million which pertained to changes in estimates relating to our fiscal 2006 lease restructuring plan. See Note 3, Restructuring.

In accordance with the FASB guidance related to goodwill and other intangible assets, we are required to assess the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. We conduct our annual impairment test in the fourth quarter of each fiscal year.

Testing for goodwill impairment is a two step process. The first step screens for potential impairment and if there is an indication of possible impairment the second step must be completed to measure the amount of impairment loss, if any. The first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with the carrying value of its net assets. If the fair value of the reporting unit is less than the carrying value of the reporting unit, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss we would be required to record, if any. The second step, if required, would compare the implied fair value of Lawson’s goodwill with the current carrying amount of our goodwill. If the implied fair value of our goodwill is less than the carrying value, an impairment charge would be recorded as a charge to our operations.

The step one goodwill impairment test that we performed in the fourth quarter of fiscal 2010 did not indicate any potential impairment of our reporting units.

During the first quarter of fiscal 2011, with a revision of our vertical organizational structure, we determined that we now operate under two reportable segments: S3 Industries and M3 Industries. We consolidated our General Industries reportable segment and redistributed responsibility for management of the vertical markets that were part of this segment into our S3 Industries and M3 Industries segments. See Note 14, Segment and Geographic Information, for additional information regarding our reportable segments. These two reporting segments are also representative of our reporting units for purposes of our goodwill impairment testing. Prior to this restructuring of our business, we had four reporting units. Upon this change in the number of our reporting units to two, effective June 1, 2010, we reallocated our goodwill to each of these reporting units based upon their fair values and we performed a step one goodwill impairment test. For purposes of allocating our recorded goodwill to our reporting units, we estimated their fair values using a combination of an income approach (discounted cash flow method) and a market approach (market comparable method). The results of our June 1, 2010, step one goodwill impairment test did not indicate any potential impairment for either of our reporting units.

Based on the results of the first step of our annual impairment test, performed in the fourth quarter of fiscal 2011, the fair value exceeded the carrying value of the net assets for both of our reporting units. As of May 31, 2011, the calculated fair values of our S3 Industries and M3 Industries reporting units exceeded their carrying values by approximately 134.5% and 243.3%, respectively. Accordingly, there was no impairment of our goodwill and neither of our reporting units were at risk of impairment as of May 31, 2011. We have no accumulated impairment charges related to our goodwill.

Acquired intangible assets subject to amortization were as follows:

	May 31, 2011			May 31, 2010
(in thousands)	Gross Carrying Amounts	Accumulated Amortization	Net	Gross Carrying Amounts	Accumulated Amortization	Net	Estimated Useful Lives
Maintenance contracts	$22,940	$20,721	$2,219	$22,940	$19,343	$3,597	Term
Technology	165,266	78,333	86,933	141,646	59,284	82,362	3-10 years
Client lists	8,663	8,374	289	10,144	8,870	1,274	4-10 years
Customer relationships	117,153	42,027	75,126	95,866	27,339	68,527	12-15 years
Trademarks	7,079	703	6,376	8,945	5,141	3,804	2 years
Noncompete agreements	4,023	3,879	144	3,494	3,393	101	5 years

	$325,124	$154,037	$171,087	$283,035	$123,370	$159,665

We amortize our intangible assets using accelerated and straight-line methods which approximate the proportion of future cash flows estimated to be generated in each period over the estimated useful life of the applicable asset. The balances reflected in the above table as of May 31, 2011 include the $95.5 million and $37.5 million of intangible assets acquired in our January 2010 acquisition of Healthvision and our December 2010 acquisition of Enwisen, respectively, and applicable accumulated amortization. See Note 4, Business Combinations. Net intangible assets increased in fiscal 2011 by approximately $5.8 million due to the effect of currency translation.

Amortization expense is reported either as a component of cost of revenues or as amortization of acquired intangibles in our Consolidated Statements of Operations. The following table presents amortization expense for intangible assets recognized in our Consolidated Statements of Operations for the periods indicated:

	Years Ended May 31,
(in thousands)	2011	2010	2009
Amortization expense	$31,488	$24,851	$22,539

We review our intangible assets for potential impairment whenever events or changes in circumstances indicate that their remaining carrying value may not be recoverable pursuant to the FASB guidance on accounting for the impairment or disposal of long-lived assets. No such events or circumstances occurred during fiscal 2011 or 2010.

The estimated future annual amortization expense for acquired intangible assets is as follows:

(in thousands)
2012	$31,532
2013	29,487
2014	25,073
2015	28,218
2016	15,318
Thereafter	41,459

$171,087

Share-Based Compensation

We account for share-based compensation in accordance with FASB guidance on share-based payments. This guidance requires us to estimate the fair value of our share-based payment awards on the date of grant using an option-pricing model. We use the Black-Scholes option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees will retain stock options before exercising them, the estimated volatility of our common stock price over the expected term and the applicable risk-free interest rate. The value of the portion of awards that are ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations.

The fair value of restricted stock and restricted stock unit (RSU) awards (together restricted stock awards) is estimated based on the grant date market value of our common stock. For service-based restricted stock awards, compensation expense is recognized on a straight-line basis over the related service period. For performance-based restricted stock awards, vesting is based on obtaining certain performance targets (currently based on our non GAAP revenues and non GAAP net income per diluted share) and compensation expense is recognized over the related service period based on management’s assessment of the probability of meeting such targets. In general, we begin to recognize applicable compensation expense when we believe it is probable that the related performance targets will be met. No compensation expense is recorded, and any previously recognized expense reversed, when achievement of the performance targets is not assessed as probable. We assess the likelihood or probability of achieving the performance target for these awards at the end of each quarterly reporting period.

These performance-based awards will be cancelled and forfeited if the applicable performance targets are not met. Compensation expense related to our Employee Stock Purchase Plan (ESPP) is based on the 15% discount employees receive relative to the market value of our common stock at the end of the ESPP’s quarterly offering periods and is recognized in the applicable quarter.

The amount of share-based compensation cost recognized during any given period is based on the value of the portion of the awards that are ultimately expected to vest. FASB guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ significantly from the original estimates. We estimate our forfeiture rate based on historic experience of our share-based plans and any adjustment to the estimated forfeiture rate results in a cumulative adjustment in the period that the estimate is changed. Ultimately, the total compensation expense recognized for any given share-based award over its vesting period will only be for those shares that actually vest.

Changes in the Black-Scholes valuation assumptions and our estimated forfeiture rate can affect the estimate of fair value of share-based compensation and the related expense recognized. The assumptions used in estimating the fair value of share-based payment awards and our estimated forfeiture rate represent management’s best estimates which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and different assumptions or forfeiture rates are used, our share-based compensation expense could be materially different in the future (Note 5, Share-Based Compensation and Stock Incentive Plans).

Foreign Currency Translation

All assets and liabilities of our foreign branches and subsidiaries are translated from local currencies to U.S. Dollars at period-end exchange rates, while revenues and expenses are translated at the average exchange rate during the applicable period. The functional currency for each of our foreign branches and subsidiaries is the respective local currency with the exception of our shared service center located in Switzerland whose functional currency is the U.S. Dollar. Translation adjustments arising from the translation of net assets located in countries outside of the U.S. with functional currencies other than the U.S. Dollar are recorded as a separate component of stockholders’ equity. The amounts included in our Consolidated Statements of Operations related to foreign currency transactions were a net loss for fiscal 2011 of $2.1 million and net gains for fiscal 2010 and 2009 of $0.7 million and $1.0 million, respectively.

Derivatives

We account for derivative instruments, consisting of foreign currency forward contracts, pursuant to the FASB guidance on accounting for derivatives instruments and hedging activities. This guidance requires us to measure derivative instruments at fair value and record them in our balance sheet as either an asset or liability. We do not use derivative instruments for trading purposes. In fiscal 2011 and prior years, we have not designated these derivative contracts as hedge transactions and have not used hedge accounting. We manage foreign currency market risk using forward contracts to offset the risk associated with the effects of certain foreign currency exposures primarily related to nonfunctional currency intercompany loans and advances between our international subsidiaries as well as other balance sheet accounts, particularly accounts receivable, accounts payable and certain accrual accounts. Our foreign currency forward contracts are generally short term in nature, typically maturing within 90 days or less. We revalue all contracts to their current market value at the end of each reporting period and unrealized gains and losses are included in our results of operations for that period. These gains and losses largely offset gains and losses recorded from the revaluation of our nonfunctional currency balance sheet exposures. We expect this to mitigate some foreign currency transaction gains or losses in future periods. Our net realized gain or loss with respect to currency fluctuations will depend on the currency exchange rates and other factors in effect as the contracts mature.

We record our foreign currency forward contracts on our Consolidated Balance Sheets as either prepaid expenses and other current assets or other current liabilities depending on whether the net fair value of such contracts is a net asset or net liability, respectively. All gains and losses from foreign currency forward contracts have been classified as general and administrative expense in our Consolidated Statements of Operations. See Fair Value Measurements, below, for more detail. We have recorded the following net fair values of our foreign currency forward contracts and the related net realized and unrealized gains and losses as of and for the periods indicated:

	Net Asset Prepaid Expenses and Other Current		Net Liability Other Current
	May 31		May 31
(in thousands)	2011	2010	2011	2010
Fair values
Derivatives not designated as hedging instruments Foreign currency forward contracts	$8	$6,527	$—	$—

	Years Ended May, 31
(in thousands)	2011	2010
Gains (loss) recognized
Derivatives not designated as hedging instruments Foreign currency forward contracts	$(6,565)	$8,338

Fair Value Measurements

We adopted the FASB guidance on financial assets and liabilities and nonfinancial assets and liabilities that are recognized at fair value on a recurring basis in fiscal 2009. We adopted this guidance for nonfinancial asset and liabilities that are recognized at fair value on a nonrecurring basis in fiscal 2010. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined as an “exit price” which represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in valuing an asset or liability. The above mentioned guidance also requires the use of valuation techniques to measure fair values that maximize the use of observable inputs and minimize the use of unobservable inputs. As a basis for considering such assumptions and inputs, the guidance establishes a fair value hierarchy which identifies and prioritizes three levels of inputs to be used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly including: quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market data and require the reporting entity to develop its own assumptions.

We measure certain financial assets and liabilities at fair value including our cash equivalents and foreign currency forward contracts. The following table summarizes the fair value of our financial assets and liabilities that were accounted for at fair value on a recurring basis as of May 31, 2011 and 2010:

	Fiscal 2011
	Fair Value Measurements Using Inputs Considered as			Fair Value at May 31, 2011
(in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents	$—	$322,531	$—	$322,531
Foreign currency forward contracts	—	647	—	647

	$—	$323,178	$—	$323,178

Liabilities
Foreign currency forward contracts	$—	$639	$—	$639
Contingent consideration	—	—	4,598	4,598

	$—	$639	$4,598	$5,237

	Fiscal 2010
	Fair Value Measurements Using Inputs Considered as			Fair Value at May 31, 2010
(in thousands)	Level I	Level 2	Level 3
Assets
Cash equivalents	$—	$198,445	$—	$198,445
Foreign currency forward contracts	—	6,974	—	6,974

	$—	$205,419	$—	$205,419

Liabilities
Foreign currency forward contracts	$—	$447	$—	$447

	$—	$447	$—	$447

Cash equivalents, primarily funds held in money market instruments, are reported at their current carrying value which approximates fair value due to the short-term nature of these instruments and are included in cash and cash equivalents in our Consolidated Balance Sheets. Our money market instruments are valued primarily using observable inputs other than quoted market prices and are included in Level 2 inputs.

Foreign currency forward contracts are valued based on observable market spot and forward rates as of our reporting date and are included in Level 2 inputs in the above table. All contracts are recorded at fair value and marked-to-market values at the end of each reporting period and realized and unrealized gains and losses are included in general and administrative expenses in our Consolidated Statements of Operations.

Contingent consideration relates to our acquisition of Enwisen. The estimated fair value of the contingent consideration is based primarily on our estimates of meeting the applicable contingency conditions. As these are unobservable inputs, the contingent consideration is included in Level 3 inputs. The contingent consideration liability is included in other current liabilities in our Consolidated Balance Sheets as of May 31, 2011. In future periods, we will remeasure the estimated fair value of the contingent consideration and will include any change in the related liability recorded in general and administrative expenses in our Consolidated Statements of Operations. See Note 4, Business Combinations.

We have had no transfers of assets/liabilities into or out of Levels 1 and 2 during fiscal 2011.

The following table reconciles the change in our Level 3 assets/liabilities for fiscal 2011:

Fair Value Measurements Using Significant Unobservable Inputs
(in thousands)	Level 3
Balance at May 31, 2010	$—
Contingent consideration-Enwisen acquisition	4,598
Total realized gain (loss) recorded in earnings	—

Balance at May 31, 2011	$4,598

In addition to the financial assets and liabilities included in the above table, certain of our nonfinancial assets and liabilities are to be measured at fair value on a nonrecurring basis in accordance with applicable U.S. GAAP. This includes items such as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) and nonfinancial long-lived asset groups measured at fair value for an impairment assessment. In general, nonfinancial assets including goodwill, other intangible assets and property and equipment are measured at fair value when there is an indication of impairment and are recorded at fair value only when any impairment is recognized. As of May 31, 2011 we had not recorded any impairment related to such assets. In fiscal 2010 we wrote-off $1.1 million in previously capitalized costs related to internally developed software. We had no other material nonfinancial assets or liabilities requiring adjustments or write-downs to their current fair value.

We did not elect to apply fair value accounting to any of our currently eligible financial assets or liabilities. As of May 31, 2011 our material financial assets and liabilities not carried at fair value include our trade accounts receivable and accounts payable, which are reported at their current carrying values.

Comprehensive Income (Loss)

We report comprehensive income (loss) in accordance with the provisions of FASB guidance related to comprehensive income. In addition to net income (loss), comprehensive income (loss) includes other items such as foreign currency translation adjustments, unrealized actuarial gains and losses related to our defined benefit pension plans and unrealized gains and losses on certain marketable securities and investments. We report accumulated other comprehensive income as a separate line item in the stockholders’ equity section of our Consolidated Balance Sheets and the components are detailed in our Consolidated Statements of Stockholders’ Equity as comprehensive income (loss).

The following table summarizes the components of comprehensive income (loss):

	Years Ended May 31,
(in thousands)	2011	2010	2009
Net income	$50,920	$13,024	$14,191

Other comprehensive income (loss)
Foreign currency translation adjustment	97,471	(25,674)	(65,307)
Pension-unrealized actuarial gain (loss)	(1,847)	(510)	2,934
Unrealized gain (loss) on investments(1)	—	5	(18)

Total other comprehensive income (loss)	95,624	(26,179)	(62,391)

Comprehensive income (loss)	$146,544	$(13,155)	$(48,200)

(1)	The unrealized gains (losses) on investments are net of an insignificant amount of taxes (tax benefits) for all periods presented.

Total accumulated other comprehensive income and its components for the periods presented were as follows:

	May 31,
(in thousands)	2011	2010
Foreign currency translation adjustment	$104,021	$6,550
Pension-unrealized actuarial gain	577	2,424
Unrealized gain (loss) on investments	—	—

Accumulated other comprehensive income	$104,598	$8,974

Per Share Data

We compute net income per share in accordance with the FASB guidance on earnings per share. Under this guidance, basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the applicable period. Diluted net income per share is computed by dividing net income by the sum of the weighted average number of common shares outstanding plus the weighted average of dilutive shares outstanding during the period. We use the treasury stock method to calculate the weighted average dilutive shares related to “in-the-money” stock options and warrants, unvested restricted stock awards and shares issuable under our ESPP. The dilutive effect of our senior convertible notes is calculated based on the average market price of our common stock during the applicable period and the senior convertible notes’ conversion price. The senior convertible notes are excluded from our computation of diluted earnings per share when the per share conversion price is greater than the average market price of our common stock during the applicable periods.

The following table sets forth the computation of basic and diluted net income per share:

	Years Ended May 31,
(in thousands, except per share amounts)	2011	2010	2009
Net income	$50,920	$13,024	$14,191
Weighted average common shares-basic	163,689	161,442	164,011
Net dilutive effect of Stock options	2,717	1,977	1,781
Restricted stock awards	2,099	1,818	577
ESPP shares	12	14	24

Weighted average common shares-diluted	168,517	165,251	166,393

Net income per share-basic	$0.31	$0.08	$0.09
Net income per share-diluted	0.30	0.08	0.08

Potentially dilutive shares of common stock related to share-based payments and warrants are excluded from the diluted net income per share computations when their exercise prices are greater than the average market price of our common stock during the applicable periods as their inclusion would be anti-dilutive. The following table sets forth potentially dilutive weighted average shares which were excluded from our computation of diluted net income per share because their inclusion would have been anti-dilutive:

	Years Ended May 31,
(in thousands)	2011	2010	2009
Stock options	1,921	6,572	10,926
Warrants	—	—	7,114
Restricted stock awards	1	1	12

Total potentially dilutive shares	1,922	6,573	18,052

3.	Restructuring

Over the past several years, we have pursued certain restructuring actions to improve our operational efficiency and reduce our operating costs. These cost reduction measures included workforce reductions relating to restructuring our workforce and the vertical realignment of our organization, and the exiting of certain leased facilities and the consolidation of space in certain other facilities. We have recorded restructuring charges related to these actions including severance and related benefits and costs associated with the exit of or reduction in leased space. The specific actions are discussed below. The original charges were based on management’s estimate of applicable severance and related benefits to be incurred and the estimated fair value of our liability related to exited leased facilities. These estimated costs are subject to change based on actual costs incurred or changes in estimates and assumptions used in determining the value of these obligations. Any change in the related accruals is recorded in the period identified.

The following table sets forth the reserve activity related to our restructuring plans for the fiscal years indicated:

	Restructuring Actions
(in thousands)	Fiscal 2011	Fiscal 2010	Fiscal 2009	Fiscal 2007	Fiscal 2006	Total
Balance at May 31, 2008	$—	$—	$—	$4,695	$6,903	$11,598
Provision for restructuring	—	—	20,372	—	—	20,372
Cash payments-severance and related benefits	—	—	(7,888)	(3,192)	—	(11,080)
Cash payments-exited leased facilities	—	—	(803)	(407)	(1,227)	(2,437)
Adjustments to provision	—	—	(162)	(204)	(52)	(418)
Adjustments to provision-goodwill	—	—	—	—	(1,612)	(1,612)
Currency translation effect	—	—	478	(110)	(1,010)	(642)

Balance at May 31, 2009	—	—	11,997	782	3,002	15,781
Provision for restructuring	—	11,659	—	—	—	11,659
Cash payments-severance and related benefits	—	(2,929)	(5,841)	(633)	—	(9,403)
Cash payments-exited leased facilities	—	—	(3,066)	—	(813)	(3,879)
Adjustments to provision	—	(241)	443	(167)	1,460	1,495
Adjustments to provision-goodwill	—	—	—	—	(606)	(606)
Currency translation effect	—	(352)	189	18	(128)	(273)

Balance at May 31, 2010	—	8,137	3,722	—	2,915	14,774
Provision for restructuring	323	—	—	—	—	323
Cash payments-severance and related benefits	—	(7,360)	(464)	—	—	(7,824)
Cash payments-exited leased facilities	—	—	(1,608)	—	(1,718)	(3,326)
Adjustments to provision	—	(782)	(876)	—	—	(1,658)
Adjustments to provision-goodwill	—	—	—	—	(307)	(307)
Currency translation effect	—	799	404	—	314	1,517

Balance at May 31, 2011	$323	$794	$1,178	$—	$1,204	$3,499

Reserve-severance and related benefits	$—	$794	$41	$—	$—	$835
Reserve-exited leased facilities	323	—	1,137	—	1,204	2,664

Balance at May 31, 2011	$323	$794	$1,178	$—	$1,204	$3,499

The remaining reserve accrual related to severance and related benefits is included in accrued compensation and benefits and the reserve accrual related to exited leased facilities is included in other current liabilities in our Condensed Consolidated Balance Sheets as of May 31, 2011 and 2010.

Fiscal 2011 Restructurings

Fiscal 2011 Q4

On May 1, 2011, we consolidated space in our leased facilities in our EMEA region by exiting a facility prior to the end of our lease term. During the fourth quarter of 2011, we recorded a charge of $0.3 million related to the early termination of this facility lease and plan to pay the applicable fee in the first quarter of 2012.

Fiscal 2010 Restructurings

Fiscal 2010 Q2

On September 30, 2009, we approved a plan to further restructure our workforce. Under this plan, we reduced our workforce by approximately 65 employees. The majority of the reductions occurred within our consulting practice in our EMEA region. These actions were undertaken as a further refinement of our vertical organization, including a resizing of our services business to leverage our partner channels, and in light of demand for our consulting and implementation services in EMEA at that time. The majority of the actions related to this plan were completed by the end of the second quarter of fiscal 2010. The restructuring action resulted in pre-tax charges of $4.6 million for severance pay and related benefits which we recorded in the second quarter of fiscal 2010. Substantially all of this amount will result in future cash expenditures. In fiscal 2011, we recorded a $0.1 million reduction to this accrual, primarily as a result of a decrease in the number of affected employees. Substantially all severance and related benefits have been paid as of May 31, 2011.

Fiscal 2010 Q4

On May 27, 2010, we approved and began implementing a plan to restructure our workforce including the elimination of approximately 150 employees. The workforce reduction related primarily to our M3 operations in Europe, the U.S. and Manila. Departures of affected personnel were substantially complete by the end of the first quarter of fiscal 2011. In connection with these actions we recorded pre-tax charges of $7.1 million in the fourth quarter of fiscal 2010 for severance pay and related benefits; substantially all of which will result in future cash expenditures. In fiscal 2011, we recorded a $0.7 million reduction to this accrual, primarily due to a $1.2 million reduction related to a decrease in the number of affected employees as a result of certain employees taking other positions within the Company somewhat offset by an increase in accruals related to increased costs of certain severed employees of $0.5 million. Substantially all severance and related benefits have been paid as of the fourth quarter of fiscal 2011.

Fiscal 2009 Restructurings

Fiscal 2009 Q2

On November 18, 2008, we announced the implementation of cost reduction measures in light of the uncertainty in global economic conditions and in light of other operating margin improvement initiatives. These cost reduction initiatives included a restructuring plan resulting in the reduction of approximately 285 employees and the exiting of certain leased facilities. In relation to these actions we recorded a pre-tax charge of approximately $7.9 million in the second quarter of fiscal 2009 and an additional $3.4 million in the third quarter of fiscal 2009. Actions related to severance were substantially completed by February 28, 2009 and applicable cash payments were completed thereafter. We expect payments related to the exited facilities to continue through November 2011.

Fiscal 2009 Q4

On May 18, 2009, we initiated a plan to restructure our workforce in preparation for the fiscal 2010 vertical realignment of our organization. The restructuring involved the reduction of our workforce by approximately 150 employees and the consolidation of space in certain of our leased facilities. Actions related to this plan were completed by the end of our third quarter of fiscal 2010. The plan resulted in pre-tax charges of approximately

$5.3 million for severance and related benefits and the consolidation of leased facilities resulted in pre-tax charges of approximately $3.8 million which we recorded in the fourth quarter of fiscal 2009. In fiscal 2011, we recorded adjustments to these accruals of approximately $0.6 million for a reduction in expenses accrued related to exited leased facilities when the lessor agreed to reduce the period of the lease and $0.3 million primarily as a result of a decrease in the number of affected employees. Substantially all severance and related benefits have been paid as of May 31, 2011 while the leased facilities costs will be paid through December 2011.

Fiscal 2006 Restructuring

On April 26, 2006, in conjunction with our business combination with Intentia International AB (Intentia), we approved a plan designed to eliminate employee redundancies in both Intentia and Legacy Lawson. These actions included the reduction of approximately 185 employees and the exit of, or reduction in, leased space. In the first quarter of fiscal 2011, we made adjustments to reduce lease exit costs of approximately $0.3 million for changes in estimates relating to the original lease restructuring plan when the lessor agreed to reduce the period of the lease. This adjustment resulted in a reduction to acquired goodwill. We expect cash payments related to exited facilities or reduced space to continue through June 2012.

As a result of our restructuring plans and the realignment of our workforce, we have experienced cost savings from the lower facility expenses and reduced headcount and we expect these savings to continue.

4.	Business Combinations

We use the acquisition method to account for acquisitions in accordance with the FASB guidance on accounting for business combinations. Under the acquisition method, total purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on their fair values as estimated on the acquisition date. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired is recorded as goodwill within our applicable reportable segment. See Note 2, Summary of Significant Accounting Policies—Goodwill and Other Intangible Assets. We believe the goodwill related to these acquisitions arises from the benefits we expect to achieve from the additional revenue potential provided by our expanded product offerings and increased access to customers in the applicable industry verticals within our industries segments.

We are responsible for determining the fair values of acquired assets and liabilities assumed. These fair values are based on our estimates as of the applicable acquisition dates and are based on a number of factors including valuations. Identified intangible assets acquired generally include existing technology, existing customer relationships and trade names. We use variations of the income approach method to value the intangible assets. Under these methods, fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate. For the Healthvision and Enwisen acquisitions, the valuation of the existing technology and trade names were based on the relief-from-royalty method and existing customer relationships were valued using the excess earnings method. The royalty rates used in the relief-from-royalty method were based on both a return-on-asset method and market comparable rates.

The estimates and assumptions used in valuing acquired assets and assumed liabilities related to an acquisition are inherently uncertain and may require adjustment. In some cases, all the information required to estimate these fair values, allocate purchase price and measure goodwill may not be available on the acquisition date or as of the applicable reporting period. In those instances, we provide provisional amounts when necessary in order to record the transaction. These provisional amounts are to be adjusted and the allocation of purchase price finalized within a reasonable amount of time from the date of the acquisition; this is referred to as the measurement period and is not to exceed one year. As information becomes available during the measurement period, we may update these provisional amounts and adjust the values of the assets acquired, liabilities assumed and recorded goodwill. In addition, adjustments to our acquisition accounting during the measurement period may require us to revise prior period financial information when reissued in subsequent financial statements to reflect such adjustments. Revisions outside the measurement period are reflected in our results of operations in the period such adjustments are identified.

Enwisen

On December 31, 2010, we completed our acquisition of Enwisen, Inc. (Enwisen). Enwisen was a Novato, California-based company providing software-as-a-service (SaaS) human resource service delivery solutions. The acquisition of Enwisen complements our human capital management (HCM) product offerings within our S3 Industries segment. The addition of the Enwisen® suite of applications to Lawson’s Human Capital Management offerings provides Lawson a broader solution set targeted at the HCM software market.

Under the agreement and plan of merger we acquired all of the outstanding shares of Enwisen stock for approximately $70.0 million in cash, net of approximately $2.1 million of acquired cash. We funded the purchase price from our available cash. The total purchase consideration is subject to certain post-closing adjustments and may include an additional $5.0 million in contingent cash consideration payable to the sellers if certain future performance and/or other conditions are met, including a change in control, as detailed in the purchase agreement.

We have estimated the fair value of the contingent consideration to be $4.6 million as of May 31, 2011. This includes an additional $1.7 million recorded in the fourth quarter of fiscal 2011 which is reflected as a charge to other income (expense), net, in our Consolidated Statement of Operations. Any future change in the estimated fair value of the contingent consideration, during the contingency period through settlement, will be recorded in our results of operations in the period of such change. The potential undiscounted amount of future payments that we may be required to make related to the contingent consideration is between $0.0 and $5.0 million.

The following table summarizes our allocation of the total Enwisen purchase consideration of $72.9 million:

(in thousands)
Accounts receivable, net	$3,740
Identified intangible assets
Existing technology	22,000
Existing customer relationships	12,500
Trade names	3,000
Goodwill	45,176
Deferred revenue	(3,585)
Deferred tax liabilities, net	(8,827)
All other net tangible assets (liabilities), net of cash acquired	(1,121)

Total fair value of purchase consideration	$72,883

The acquired intangible assets relating to Enwisen’s existing technology, existing customer relationships and trade names are being amortized over their estimated useful lives of seven, ten and ten years, respectively. The goodwill from this transaction has been allocated to our S3 Industries segment. This goodwill is a nondeductible asset for income tax purposes.

Enwisen contributed revenues of $4.1 million for the period from our acquisition through May 31, 2011. Transaction and merger related integration costs of $0.6 million associated with our Enwisen acquisition have been expensed as incurred and are reflected in our general and administrative expenses for fiscal 2011. Pro forma financial information related to Enwisen has not been presented as it was not material to our results of operations in fiscal 2011.

With the completion of the GGC Software Holdings merger transaction, a change in control of Lawson triggered the additional $5.0 million in contingent cash consideration payable to the sellers.

Healthvision

On January 11, 2010, we completed our acquisition of Healthvision through the acquisition of all the outstanding stock of privately held Quovadx Holdings, Inc., Healthvision’s parent holding company. Healthvision was a Dallas-based company providing integration and application technology and related services to hospitals and large healthcare organizations. The acquisition of Healthvision is a strategic fit for our S3 Industries segment.

The purchase consideration totaled approximately $160.0 million in cash, net of approximately $10.4 million of acquired cash. We funded the purchase price from our available cash. The following table summarizes our allocation of the Healthvision purchase consideration:

(in thousands)
Accounts receivable, net	$19,270
Identified intangible assets
Existing technology	45,500
Existing customer relationships	46,000
Trade names	4,000
Goodwill	78,211
Deferred revenue	(9,924)
Deferred tax liabilities, net	(20,888)
All other net tangible assets (liabilities), net of cash acquired	(2,169)

Total fair value of purchase consideration	$160,000

The acquired intangible assets relating to Healthvision’s existing technology, existing customer relationships and trade names are being amortized over their estimated useful lives of 10, 15 and 10 years, respectively. The goodwill from this transaction has been allocated to our S3 Industries segment as it relates to our healthcare vertical. We expect that $6.1 million of the goodwill we acquired will be deductible for income tax purposes.

The results of operations of Healthvision have been included in our Consolidated Statements of Operations from the date of acquisition, January 11, 2010. The unaudited pro forma financial information presented below is based on historical financial information of Lawson and Healthvision giving effect to the acquisition as if it had occurred at the beginning of the fiscal year for each period presented. In addition, we have applied certain assumptions and made pro forma adjustments primarily related to the amortization of acquired intangibles, recognition of deferred revenues, interest income, interest expense and the estimated impact on our income tax provision. We believe that the assumptions used and the adjustments made are reasonable given the information available to us as of the date of this Form 10-K. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the acquisition occurred at such earlier times or of the results that may be achieved in the future. In addition, these pro forma financial statements do not reflect the realization of any cost savings that we may achieve from operating efficiencies, synergies or other restructuring activities that may result from the acquisition.

The following table summarizes the unaudited pro forma financial information for the periods presented of the combined Lawson and Healthvision as if the acquisition closed at the beginning of the fiscal year for each period presented:

	Years Ended May 31,
(in thousands, except per share data)	2010	2009
(Unaudited)
Total revenues	$774,701	$814,814
Net income	16,609	18,793
Net income per share-basic	0.10	0.11
Net income per share-diluted	0.10	0.11

5.	Share-Based Compensation and Stock Incentive Plans

Share-Based Compensation

We account for share-based compensation in accordance with the FASB guidance on share based payments. This guidance requires us to estimate the fair value of our share-based payment awards on the date of grant using an option-pricing model. We use the Black-Scholes option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees will retain stock options before exercising them, the estimated volatility of our common stock price over the expected term and the applicable risk-free interest rate. Changes in these assumptions can materially affect the estimated fair value of our share-based compensation and, consequently, the related expense recognized. The value of the portion of awards that are ultimately expected to vest is recognized as expense over the requisite vesting periods in our Consolidated Statements of Operations.

The following table presents the weighted average fair value of options granted to employees and the related assumptions we used in the Black-Scholes option pricing model for the periods presented:

	Years Ended May 31,
	2011	2010	2009
Fair value of options granted (in thousands)	$6,188	$6,428	$3,672
Weighted average per share fair value of options granted	$3.10	$2.57	$1.43
Assumptions used for estimating fair value of option grants
Expected term (years)	4.4	4.3	4.2
Risk-free interest rate	1.5%	2.5%	2.5%
Volatility	47.6%	46.7%	39.1%
Dividend yield	—	—	—

(1)	Expected term: We calculate expected term based on historical observations and expectations of future employee stock option behavior.
(2)	Risk-free interest rate: This rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity that correlates to the expected term of the options. For fiscal 2011 the range was 1.2% to 2.0%.
(3)	Volatility: We currently use historic volatility using a look-back period equal to the options’ expected terms.
(4)	Dividend yield: We have not historically paid dividends and do not expect to issue dividends for the foreseeable future.

The following table presents share-based compensation expense recognized in our Consolidated Statements of Operations, by category, for the periods indicated:

	Years Ended May 31,
(in thousands)	2011	2010	2009
Cost of revenues	$4,436	$4,644	$1,032
Research and development	1,969	1,032	634
Sales and marketing	3,430	6,759	1,617
General and administrative	6,097	4,593	5,236

Share-based compensation expense, before income tax	15,932	17,028	8,519
Income tax benefit	(6,182)	(6,571)	(3,279)

Share-based compensation expense, net of tax	$9,750	$10,457	$5,240

As of May 31, 2011, we had the following unrecognized share-based compensation which we expect to recognize over the weighted average periods indicated:

	Outstanding Stock Options	Restricted Stock Awards
Unrecognized compensation expense (in thousands)	$8,880	$21,905
Recognition period (years)	1.47	1.78

Stock Incentive Plans

In June 2010, our Board of Directors adopted the Lawson Software, Inc. 2010 Stock Incentive Plan (2010 Plan) which was later approved by a vote of our stockholders in October 2010. The 2010 Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, stock unit awards and performance awards. There are 20.0 million shares of our common stock reserved for issuance under the 2010 Plan. As of May 31, 2011, there were 0.3 million awards outstanding under the 2010 Plan. Our 1996 Stock Incentive Plan (1996 Plan) provided for the granting of nonqualified stock options, restricted stock units, performance awards and other share-based awards. There were 27.7 million shares of our common stock reserved for issuance under the plan. As of May 31, 2011, there were 3.6 million awards outstanding under the 1996 Plan. Our 2001 Stock Incentive Plan (2001 Plan) provided for the granting of incentive stock options, nonqualified stock options, restricted stock or restricted stock units. There were 35.0 million shares of our common stock reserved for issuance under the 2001 Plan. As of May 31, 2011, there were 7.5 million awards outstanding under the 2001 Plan. With the adoption of the 2010 Plan, no further awards are to be made under the 1996 Plan or the 2001 Plan.

With the completion of the merger transaction, our stock incentive plans were terminated and no further awards will be made under any of our stock incentive plans. See Note 1, Nature of Business and Basis of Presentation—Merger Transaction.

Stock Options

The stock options we grant to our employees generally vest over a four-year to six-year period, are subject to acceleration under certain circumstances and expire seven to ten years from the date of grant. Option awards are granted with exercise prices equal to the fair market value of our common stock at the date of grant. Newly issued shares are used in settlement of stock option exercises.

The following table summarizes stock option activity for fiscal 2011, 2010 and 2009 and weighted average exercise prices and remaining contractual life:

(in thousands, except per share data)	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value(1)
Outstanding at May 31, 2008	12,080	$6.25
Expired/forfeited/cancelled	(834)	7.35
Granted at fair market value	2,563	4.50
Exercised	(826)	3.07

Outstanding at May 31, 2009	12,983	6.03
Expired/forfeited/cancelled	(1,256)	6.27
Granted at fair market value	2,499	6.34
Exercised	(1,780)	4.83

Outstanding at May 31, 2010	12,446	6.24
Expired/forfeited/cancelled	(491)	6.63
Granted at fair market value	1,995	7.66
Exercised	(2,433)	5.81

Outstanding at May 31, 2011	11,517	$6.56	4.37	$52,709

Exercisable at May 31, 2011	7,719	$6.48	3.79	$35,940

Expected to vest	2,672	$6.75	5.58	$11,709

(1)	The aggregate intrinsic value was calculated based on the amount by which the market value of our common stock on May 31, 2011 of $11.13 exceeded the weighted-average exercise prices for all in-the-money options outstanding, options exercisable and options expected to vest.

The aggregate intrinsic value of options exercised during fiscal 2011, 2010 and 2009 (the amount by which the market price of our common stock on the date of exercise exceeded the exercise price of the option) was $9.7 million, $3.8 million and $2.7 million, respectively. Cash received from the exercise of stock options in fiscal 2011 was $11.2 million. The total tax benefit realized for the tax deductions from options exercised in fiscal 2011 was $1.1 million.

Stock options exercisable at May 31, 2011, 2010 and 2009 were 7.7 million, 8.4 million and 8.4 million, respectively. The total fair value of options vested during fiscal 2011, 2010 and 2009 was $5.1 million, $5.8 million and $5.7 million, respectively.

Restricted Stock and Restricted Stock Unit (RSU) Awards

The following table summarizes restricted stock award activity during the fiscal 2011, 2010 and 2009:

(in thousands, except per share data)	Restricted Stock Awards	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value(1)
Nonvested at May 31, 2008	1,353	$8.59
Granted	1,721	4.42
Vested	(33)	10.46
Cancelled	(364)	7.81

Nonvested at May 31, 2009	2,677	6.00
Granted	2,713	6.47
Vested	(463)	7.83
Cancelled	(368)	6.09

Nonvested at May 31, 2010	4,559	6.20
Granted	2,508	7.41
Vested	(1,774)	6.53
Cancelled	(397)	6.46

Nonvested at May 31, 2011	4,896	$6.57	$54,492

Expected to vest	3,084	$6.60	$34,330

(1)	The aggregate intrinsic value was calculated based on the market value of our common stock on May 31, 2011 of $11.13.

In fiscal 2009, we granted 0.1 million shares of restricted stock, 1.0 million shares of service-based RSU awards and 0.6 million shares of performance-based RSU awards to various executives.

The restricted stock grants and service-based RSU awards generally cliff vest three years from the date of grant and are subject to acceleration upon certain events. These restricted stock awards and the service-based RSU grants had a total estimated market value of approximately $0.5 million and $4.6 million, respectively, at the date of grant that is being amortized to operating expenses over the applicable vesting periods.

The fiscal 2009 performance-based RSU awards were to vest based on Lawson’s achievement of certain financial performance targets (our non GAAP operating margin percentage); the first 50% were to vest upon achievement of the established performance target for fiscal 2009 and the second 50% vested upon achievement of the performance target established for fiscal 2010. Vesting of these awards was also subject to acceleration upon the occurrence of certain events. These awards were to be cancelled if the applicable performance targets were not met. We assess the likelihood or probability of achieving the performance target for each vesting tranche on a quarterly basis. In general, we begin to recognize applicable compensation expense when we believe it is probable that the related performance targets will be met. No compensation expense is recorded, and any previously recognized expense reversed, when achievement of the performance targets is not assessed as probable. For fiscal 2009, the performance target was not met. Accordingly, no compensation expense was recorded in fiscal 2009 related to the first 50% of the performance-based RSU awards and 50% of the awards were cancelled in the first quarter of fiscal 2010. The second 50% of the performance based RSU awards had a grant date market value of approximately $3.0 million that was amortized to operating expenses over the fiscal 2010 performance period as the fiscal 2010 performance target was achieved.

In fiscal 2010, we granted 2.1 million shares of service-based RSU awards and 0.6 million shares of performance-based RSU awards to various executives.

The service-based RSU awards generally cliff vest three years from the date of grant and are subject to acceleration upon certain events. The service-based RSU grants had a total estimated market value of approximately $13.8 million at the date of grant that is being amortized to operating expenses over the applicable vesting periods.

The fiscal 2010 performance-based RSU awards vested based on Lawson’s achievement of certain financial performance targets (fiscal 2010 non GAAP operating margin percentage). Vesting of these awards was also subject to acceleration upon certain events. These performance based RSU awards had a grant date market value of approximately $3.7 million that was amortized to operating expenses over the fiscal 2010 performance period as the fiscal 2010 performance target was achieved.

In fiscal 2011, we granted 1.9 million shares of service-based RSU awards and 0.6 million shares of performance-based RSU awards to various executives.

The service-based RSU awards generally cliff vest three years from the date of grant and are subject to acceleration upon certain events. The service-based RSU grants had a total estimated market value of approximately $14.0 million at the date of grant that is being amortized to operating expenses over the applicable vesting periods.

The fiscal 2011 performance-based RSU awards are to vest based on Lawson’s achievement of certain financial performance targets over the next three fiscal years (based on our non GAAP revenues and non GAAP net income per diluted share in fiscal 2011, 2012 and 2013). Vesting of these awards is also subject to acceleration upon certain events. These performance based RSU awards had a grant date market value of approximately $4.6 million that was to be amortized to operating expenses over the applicable fiscal 2011, fiscal 2012 and fiscal 2013 performance periods. For fiscal 2011 the performance targets were not achieved. Accordingly, no compensation expense was recorded in fiscal 2011 related to these performance-based RSUs and the applicable portion of the awards related to fiscal 2011 were cancelled in the first quarter of fiscal 2012.

For fiscal 2011, 2010 and 2009 amortization of the unearned compensation related to restricted stock and RSU awards was $10.3 million, $10.6 million and $2.4 million, respectively.

During fiscal 2011 none of the nonperformance criteria to trigger the acceleration of any of the vesting requirements related to the restricted stock awards or RSU awards occurred.

Employee Stock Purchase Plan

In 2001, our stockholders approved our 2001 Employee Stock Purchase Plan (ESPP), which was effective as of our initial public offering. Our ESPP is intended to be a qualified plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Our ESPP, as amended, allows eligible employees to purchase our common stock at a price equal to 85% of the fair market value at the end of each quarter of the calendar year offering period. There are 20.8 million shares of our common stock reserved for issuance under the ESPP, of which approximately 15.8 million shares were available for issuance as of May 31, 2011. There have been 5.0 million shares issued under the ESPP through May 31, 2011.

Under FASB guidance related to share based payments, the estimated fair value of common stock issued under our ESPP is recognized as share-based compensation in our Consolidated Statements of Operations. The fair value compensation costs of the shares issued under our ESPP is based on the 15% discount on our common stock provided employees at the end of each calendar quarterly offering period. ESPP share-based compensation of approximately $0.5 million, $0.4 million and as $0.5 million was recorded in fiscal 2011, 2010 and 2009, respectively.

The ESPP originally terminated when all of the shares reserved under the plan were purchased or five years from the effective date unless our Board of Directors resolved to extend the ESPP for one or more additional periods of five years each. In June 2006, our Board of Directors approved an amendment to extend the ESPP for five years, which was approved by our stockholders. With the expiration of this extension and with the merger transaction with GGC Software Holdings, our ESPP was suspended as of June 30, 2011.

Tax Impacts of Share-Based Compensation

In addition to the recognition of the fair value of our share-based awards as compensation expense in our Consolidated Statements of Operations, FASB guidance requires the benefits of tax deductions in excess of the compensation cost recognized for those options and stock awards to be classified as financing cash inflows rather than operating cash inflows. For fiscal 2011, 2010 and 2009, we had excess tax benefits from stock transactions of $2.6 million, $0.9 million and $0.6 million, respectively, which have been classified as financing cash inflows. These amounts are shown as “Excess tax benefit from stock transactions” in our Consolidated Statements of Cash Flows.

6.	Financial Statement Components

Supplemental Cash Flow Information

Supplemental disclosures of our noncash investing and financing transactions:

	Years Ended May 31,
(in thousands)	2011	2010	2009
Stock options exercised using common stock	$1,055	$71	$307
Assets acquired under capital leases	1,905	803	3,039

Transaction Related Costs

In fiscal 2011 we incurred acquisition costs of approximately $2.3 million related to our December 2010 acquisition of Enwisen and $3.9 million of transaction costs related to the merger transaction with GGC Software Holdings. In fiscal 2010 we incurred acquisition costs of $1.6 million related to our January 2010 acquisition of Healthvision. In the accompanying Consolidated Statements of Cash Flows these costs are reflected within cash flows from operating activities within our net income in fiscal 2011 and 2010. We incurred no acquisition costs in fiscal 2009.

Restricted Cash

We had $1.5 million held as restricted cash as of May 31, 2011; current and noncurrent balances were $0.6 million and $0.9 million, respectively, on our Consolidated Balance Sheets. These balances relate primarily to various collateral arrangements related to our property leases worldwide.

We had $10.7 million held as restricted cash as of May 31, 2010, of which approximately $0.7 million and $10.0 million have been classified as current and noncurrent, respectively, on our Consolidated Balance Sheets. The noncurrent portion relates primarily to the $9.1 million held on our account at Lehman Brothers. See Note 9, Common Stock. The remainder of the restricted cash balances relate to various collateral arrangements related to our property leases worldwide.

Accounts Receivable, Net

The components of our trade accounts receivable were as follows:

	May 31,
(in thousands)	2011	2010
Trade accounts receivable	$106,501	$107,204
Unbilled accounts receivable	11,686	14,259
Less: Allowance for doubtful accounts	(3,239)	(3,487)

Trade accounts receivable, net	$114,948	$117,976

Unbilled accounts receivable represents revenue recognized on contracts for which billings have not yet been presented to our customers because the amounts were earned but not contractually billable as of the balance sheet date.

Rollforward of Allowance for Doubtful Accounts

The following is a rollforward of our allowance for doubtful accounts:

(in thousands)
Balance at May 31, 2008	$5,625
Provision	1,489
Write-offs	(3,283)
Recoveries	14
Translation adjustment	(323)

Balance at May 31, 2009	3,522
Provision	1,312
Write-offs	(1,392)
Recoveries	121
Translation adjustment	(76)

Balance at May 31, 2010	3,487
Provision	1,155
Write-offs	(1,829)
Recoveries	175
Translation adjustment	251

Balance at May 31, 2011	$3,239

Property and Equipment, Net

Our property and equipment consisted of the following for the periods presented:

(in thousands)	2011	May 31, 2010	Useful Lives

Buildings	$651	$519	50 years
Automobiles	2,236	2,761	3–5 years
Equipment	107,914	91,281	1–5 years
Office furniture	16,704	16,520	5–7 years
Leasehold improvements	24,090	22,201	3–16 years
Equipment under capital leases	3,679	3,077	3–7 years

Total property and equipment	155,274	136,359
Less: Accumulated depreciation and amortization	(107,595)	(81,688)

Property and equipment, net	$47,679	$54,671

During fiscal 2011 and 2010, we capitalized approximately $2.5 million and $5.5 million of costs related to our implementation of internal use software in accordance with the FASB guidance related to intangibles-goodwill and other. These costs are included in equipment in the above table and, beginning on the date the software is placed into service, are being amortized over the software’s estimated useful life of three to five years. See Note 2, Summary of Significant Accounting Policies—Property and Equipment.

Depreciation expense for equipment under capital leases was $1.5 million, $1.7 million and $1.2 million for fiscal 2011, 2010 and 2009, respectively. Accumulated depreciation for equipment under capital leases was $2.3 million and $2.3 million as of May 31, 2011 and 2010, respectively.

Deferred Revenue

The components of deferred revenue were as follows:

	May 31,
(in thousands)	2011	2010
License fees	$40,178	$39,221
Maintenance	299,637	275,237
Consulting	31,411	13,702

Total deferred revenue	371,226	328,160
Less: Current portion	(359,674)	(319,797)

Deferred revenue-noncurrent	$11,552	$8,363

In general, changes in the balance of our deferred revenue are cyclical and primarily driven by the timing of our maintenance services renewal cycles. Our renewal dates primarily occur in the third and fourth quarters of our fiscal year with revenues being recognized ratably over the applicable service periods. In addition, our deferred consulting revenues tend to increase or decrease primarily as a result of large consulting projects in both our S3 and M3 Industries segments for which revenues are recognized as the services are provided.

7.	Long-Term Debt and Credit Facilities

Long-term debt consisted of the following:

	May 31,
(in thousands)	2011	2010
Senior convertible notes, interest at 2.5%	$240,000	$240,000
Debt discount	(8,475)	(17,535)
Car loans, interest at average rate of 2.4%	2,123	2,761
Capital lease obligations, interest at 2.4%	2,236	1,563

Total long-term debt	235,884	226,789
Less: Current maturities.	(233,947)	(2,646)

Total long-term debt-noncurrent	$1,937	$224,143

The aggregate maturities of long-term debt for each of the five years subsequent to fiscal 2011 are as follows:

(in thousands)
2012	$233,947
2013	1,055
2014	503
2015	277
2016	95
Thereafter	7
Total long-term debt	$235,884

Interest paid was $6.4 million, $6.7 million and $6.6 million in fiscal 2011, 2010 and 2009, respectively.

In April, 2007 we issued $240.0 million in aggregate principal amount of 2.50% senior convertible notes (the notes) with net proceeds, after expenses, of approximately $233.5 million. The notes mature on April 15, 2012. The notes bear interest at a rate of 2.50% per annum, which is payable semi-annually in arrears, on April 15 and October 15 of each year, beginning October 15, 2007. The notes do not contain any restrictive financial covenants. The notes are convertible, at the holders’ option, into cash and, if applicable, shares of our common stock based on an initial conversion rate of 83.23 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $12.02 (which reflects a 35% conversion premium based on the closing sale price of $8.90 per share of our common stock as reported by NASDAQ on April 17, 2007). Prior to January 15, 2012, the notes are convertible if the closing price of our common stock is more than 130.0% of the current conversion price of $12.02, or $15.63 per share, for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter.

At the issuance of the notes, we simultaneously entered into separate agreements to purchase call options and sell warrants. The call options and the warrants are referred to below as “note hedge transaction and a warrant transaction.” As discussed below, we exercised our right to terminate the call options and the warrants on October 10, 2008.

The conversion rate may be adjusted from time-to-time in certain instances. The notes are convertible only under the following certain circumstances:

•	Conversion based on the price of our common stock;

•	At any time on or after January 15, 2012;

•	Conversion upon specified distributions to holders of our common stock or specified corporate transactions; and

•	Conversion upon satisfaction of a trading price condition.

The notes are our senior unsecured obligations and are not guaranteed by any of our subsidiaries. The notes rank equally in right of payment with our existing and any future senior debt and senior in right of payment to any future subordinated debt. The notes are effectively junior to our existing and any future secured debt to the extent of the value of the related collateral. The notes are also effectively subordinated to all existing and future debt and other liabilities (including trade payables) of our subsidiaries. If a fundamental change (as defined in the governing indenture dated April 23, 2007) occurs at any time prior to the maturity date, then each holder of the notes shall have the right, at such holder’s option, to require us to repurchase all of such holder’s notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on the date specified by us at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.

The GGC Software Holdings merger transaction constitutes a fundamental change as defined under the indenture governing the notes and the notes became convertible at the option of the holders on July 6, 2011, the business day following the effective date of the merger, and will remain convertible until 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date (as defined in the indenture) relating to such fundamental change, which will be no earlier than 20 business days after the effective date of the merger. See Note 1, Nature of Business and Basis of Presentation—Merger Transaction.

On July 8, 2011, we filed a Schedule TO, Tender Offer Statement, with the SEC related to the fundamental change repurchase right and conversion rights of our senior convertible notes. Under the fundamental change repurchase right, each holder of the notes is entitled to have us repurchase the notes for $1,000 in cash per $1,000 principal amount of the notes plus any accrued and unpaid interest to, but excluding the fundamental change repurchase date of August 8, 2011.

Additionally, as a result of the merger transaction, pursuant to the senior notes’ indenture, each holder of the notes has the right to convert the notes into an amount of cash equal to the product of the principal amount of the notes (expressed in thousands) and the conversion rate in effect immediately prior to the merger. Such amount equals $1,057.47 per $1,000 principal amount of the notes. Holders of the notes may elect to convert their notes at any time until 5:00pm New York City time, on August 5, 2011. The conversion rights of the holders is separate from the fundamental change repurchase right. Substantially all of our senior convertible notes have been surrendered for purchase and converted into cash under the conversion right. As of August 8, 2011, approximately $0.2 million remains held in escrow to address the conversion of the remaining notes.

We had certain business relationships with Lehman Brothers OTC Derivatives Inc. (Lehman OTC), including the convertible note hedge transaction and the warrant transaction both entered into as part of the issuance of our senior convertible notes and an accelerated share repurchase transaction (Note 9, Common Stock). On September 15, 2008, Lehman Brothers Holdings Inc. (Lehman Holdings) filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York. Subsidiaries of Lehman Holdings, including Lehman Brothers Inc. (Lehman Brothers) and Lehman OTC, were not included in the filing. On September 19, 2008, Lehman Brothers was placed in liquidation under the Securities Investor Protection Act. In addition, on October 3, 2008, Lehman OTC also filed for Chapter 11 bankruptcy.

Lehman Brothers was one of the original purchasers of our senior convertible notes. None of the net proceeds from the offering are on deposit with Lehman Brothers or any of its affiliates. In conjunction with the issuance of the notes, we also entered into a convertible Note hedge transaction with Lehman OTC, an affiliate of Lehman Brothers. In a separate agreement, we entered into a warrant transaction with Lehman OTC. Together, these transactions were designed to reduce the potential dilution resulting from the potential conversion of our senior convertible notes into shares of common stock and effectively increased the conversion price of the notes to $15.58 per share from the initial conversion price of $12.02 per share. We paid $57.7 million ($35.7 million net of tax benefit) to acquire the call options and received $34.2 million as a result of the sale of the warrants. The purchase of the call options was recorded as a reduction to stockholders’ equity and the sale of the warrants was recorded as an increase to stockholders’ equity in accordance with applicable FASB guidance.

The bankruptcy filing by Lehman OTC was an event of default under the hedge transaction and warrant agreements. As a result of that default, we exercised our rights to terminate both the hedge transaction and the warrant transaction on October 10, 2008. As a result of our termination of the hedge transaction, the terms of the original transaction provided us the right to seek recovery from Lehman OTC equal to the termination-date fair value of the common stock option instrument we issued in connection with the hedge transaction. At the time of termination, the instrument ceased being a hedge instrument and was effectively replaced by our claim against Lehman OTC. Accordingly, for financial reporting purposes, we recorded the estimated fair value of the related hedge transaction asset and the warrant liability during the second quarter of fiscal 2009, resulting in a decrease in our stockholders’ equity equal to the net amount of the recorded asset and liability. As part of the convertible note hedge transaction, Lehman OTC agreed to have Lehman Holdings guarantee certain obligations of Lehman OTC. Based on the developments in the bankruptcy proceeding, we do not have a claim against Lehman Holdings for the guaranty agreed to by Lehman OTC.

On June 4, 2009, counsel for Lehman Holdings and Lehman OTC demanded payment from us of the termination-date fair value of the warrant, asserted that in the contracts we have waived the right to setoff against the amounts owed to us under the hedge transaction and claimed we violated the bankruptcy stay in asserting offset rights. We refused payment and subsequently entered into settlement discussions with Lehman OTC.

During the third quarter of fiscal 2011, on February 10, 2011, we reached a settlement with Lehman OTC and entered into Termination Agreements relating to (1) Lawson’s claim against Lehman OTC for the convertible note hedge transaction and for the July 2008 accelerated share repurchase agreement (Note 9, Common Stock) and (2) Lehman OTC’s claim against Lawson for the warrant transaction.

For financial reporting purposes, we originally estimated the fair value of the hedge transaction asset and the warrant liability using the Black-Scholes option pricing model and considered the credit risk of Lehman OTC. The original estimated fair values of the hedge transaction asset and warrant liability differ from the values as agreed to in the applicable February 10, 2011, Termination Agreements.

On February 10, 2011, we paid Lehman OTC the settlement value of our warrant liability and assigned our aggregate Lehman OTC claims relating to the note hedge and accelerated share repurchase agreement transactions to an independent third party in exchange for cash which we received on February 11, 2011. As a result of these payments and collections, at amounts differing from the previously recorded estimated fair values, we recorded a gain of approximately $3.0 million in fiscal 2011 related to the settlement of these obligations.

The terms of the senior convertible notes and the rights of note holders are not affected by the status of Lehman Holdings or Lehman OTC or by the termination and settlement of the convertible note hedge or warrant transactions.

We have an uncommitted credit facility that consists of a guarantee line with Skandinaviska Enskilda Banken (SEB) in the amount of $4.8 million (30.0 million SEK). We had no borrowings outstanding under this line as of May 31, 2010. In addition, we have various other lines of credit related to letters of credit and other guarantees that totaled approximately $2.6 million as of May 31, 2011.

8.	Noncontrolling Interest and Investment in Unconsolidated Subsidiaries

Noncontrolling Interest

As of May 31, 2011, we held a 99.9% interest in our subsidiary in Poland. The noncontrolling interest for our Poland subsidiary was in a deficit position as of May 31, 2011 and 2010 and therefore there was no noncontrolling interest recorded on our Consolidated Balance Sheets.

Investment in Unconsolidated Subsidiaries

We recorded approximately $0.1 million or less of equity in earnings from investments in unconsolidated subsidiaries in each of fiscal 2011, 2010 and 2009. Net sales recorded related to these subsidiaries were immaterial. The equity method of accounting is used for companies and other investments for which we have significant influence, which generally represents common stock ownership or partnership equity of at least 20% and not more than 50%. As of May 31, 2011, our investment in unconsolidated subsidiaries included a 30% interest in Intentia Thailand Co. Ltd. and a 43% interest in Scase A/S. Both of these companies are involved in the sale of our M3 software, and the supporting services associated with the software. Investments in unconsolidated subsidiaries are not material, and are included in other assets in our Consolidated Balance Sheets.

9.	Common Stock

Our Board of Directors approved a share repurchase program of up to $100.0 million of common stock in November 2006 and on July 10, 2008, increased the maximum authorized for repurchase under the program to $400.0 million. The share repurchases are funded using our existing cash balances and future cash flows and may occur through transactions structured through investment banking institutions as permitted by securities laws and other legal requirements, open market purchases, privately negotiated transactions and/or other mechanisms. Our share repurchase program does not have an expiration date and allows us to repurchase shares at our discretion and market conditions influence the timing of the buybacks and the number of shares repurchased. There can be no assurance as to the amount, timing or repurchase price of future repurchases, if any, related to the share repurchase program. The program may also be modified, extended or terminated by our Board of Directors at any time.

In fiscal 2011, we repurchased an aggregate of 0.6 million shares of our common stock at an average price of $8.20 per share under the share repurchase program. From inception of the repurchase program through May 31, 2011, we have used $275.6 million to repurchase approximately 33.5 million shares at an average price of $8.23 per share. The repurchased shares are recorded as treasury stock and result in a reduction to our stockholders equity. The shares will be used for general corporate purposes. As of May 31, 2011, the maximum dollar value of shares that may yet be purchased under this program was $124.4 million.

During the first quarter of fiscal 2009 we purchased 11.5 million shares through an accelerated share repurchase transaction (the ASR) that we entered into with Lehman OTC on July 15, 2008. Pursuant to the ASR agreement, Lehman was required to post cash collateral to a segregated brokerage account in our name in an amount equal to the value of the additional shares, or net cash, due to us if the ASR was terminated as of the current date. Upon an event of default by Lehman OTC, pursuant to our rights under the ASR, we issued a notice of default to Lehman OTC on September 24, 2008, terminated the ASR agreement and requested the distribution of all $9.1 million of funds, which Lehman OTC had previously deposited into our segregated brokerage account at LBI as required under the ASR agreement. We recorded the $9.1 million claim as restricted cash which was reported as a noncurrent asset on our Consolidated Balance Sheets as of May 31, 2010. On March 25, 2009, we received a notice from the bankruptcy trustee for the LBI estate that the trustee had allowed our customer claim for the $9.1 million.

On March 10, 2011, we assigned our customer claim of $9.1 million to an independent third party and received $8.2 million of cash and recorded the applicable $0.9 million reduction in our restricted cash balance and a reduction to our stockholders’ equity reflecting the resulting increase in the average price per share of the shares purchased under the ASR.

In addition to the posted collateral discussed above, we believed that we were entitled to receive an additional $1.9 million from Lehman OTC pursuant to the terms of the ASR agreement related to additional cash collateral that Lehman OTC failed to post to our segregated brokerage account. On February 10, 2011, we reached a settlement with Lehman OTC and entered into a Termination Agreement related to the unposted collateral. As previously discussed above, on February 10, 2011, we assigned our Lehman OTC claims relating to the ASR to an independent third party in exchange for cash. Collections related to this claim were recorded as a $0.6 million increase to our stockholders’ equity in the third quarter of fiscal 2011, reflecting a reduction in the average price per share of the shares purchased under the ASR.

The average price per share of the 11.5 million shares purchased under the ASR, as adjusted for the settlement of the posted and unposted collateral claims discussed above, was $7.95.

With the completion of the merger transaction, our Board approved share repurchase program was suspended and no additional shares will be repurchased. See Note 1, Nature of Business and Basis of Presentation—Merger Transaction.

10.	Stockholder Rights Plan

On July 26, 2004, our Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights (the Right(s)) were distributed as a nontaxable dividend at the rate of one Right for each share of common stock held as of the close of business on July 28, 2004. Each Right will entitle stockholders to buy one-one hundredth of a newly issued share of Series B Junior Participating Stock of the Company at an exercise price of $29.00. The Rights will be exercisable only if a person or group, other than an exempted person, acquires beneficial ownership of, or makes a tender for, 15% or more of our outstanding common stock.

If any person, other than an exempted person becomes the beneficial owner of 15% or more of our outstanding common stock, each Right not owned by such person or certain related parties will entitle its holder to purchase at the Right’s then current exercise prices, shares of our common stock having a market value equal to twice the then current exercise price. In addition, if after a person becomes the beneficial owner of 15% or more of our outstanding common stock, we are involved in a merger or other business combination transaction with another person after which our common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase at the Right’s then current exercise price, shares of common stock of such other person having a market value equal to twice the current exercise price.

Our Board of Directors will be entitled to redeem the Rights at $0.01 per Right at any time prior to a person or group acquiring 15% or more of our common stock. Otherwise, the Rights will expire on July 28, 2014.

With the completion of the merger transaction, the preferred stock purchase rights established under our Stockholder Rights Plan was waived by our Board of Directors. See Note 1, Nature of Business and Basis of Presentation—Merger Transaction.

11.	Profit Sharing and Retirement Plans

We have a defined contribution profit sharing plan which we believe conforms to IRS provisions for 401(k) plans. Our employees are eligible to participate in the plan upon employment and are eligible for the Company match upon enrollment in the plan. Participants may contribute up to 20% of their gross earnings to the plan. We match 50% of the first 4% of employee contributions and may make additional contributions as determined by our Board of Directors. In addition, we have defined contribution and defined benefit pension plans for certain of our international employees. The defined benefit plans cover approximately 939 employees in Norway, France, Switzerland and the Philippines. These plans generally provide pension benefits based on years of service and compensation level. Our aggregate projected benefit obligations under these plans was approximately $8.9 million as of May 31, 2011 and the aggregate fair value of assets available to fund these projected benefits as of May 31, 2011 was approximately $6.5 million. Under the provisions of FASB guidance related to compensation and retirement benefits, net unrealized actuarial gains of $0.6 million and $2.4 million related to our defined benefit plans have been reflected in our stockholders’ equity in accumulated other comprehensive income in fiscal 2011 and 2010, respectively. Our contributions to the defined contribution plans were approximately $10.5 million, $10.1 million and $13.5 million for fiscal 2011, 2010 and 2009, respectively.

On April 2, 2010, our Benefits Committee approved a plan to modify our defined benefit pension plan in Norway (the Plan) such that beginning on June 1, 2010, active participants in the Plan no longer accumulated benefits for their services. Assets equivalent to the accumulated benefits of all active participants in the Plan were transferred to a newly-established defined contribution plan in the first quarter of fiscal 2011. All retired participants will continue to receive benefits under the Plan. The modification of the Plan resulted in a curtailment of benefits in the fourth quarter of fiscal 2010 when the modifications were approved. Accordingly, we recorded a curtailment gain of approximately $1.8 million in the fourth quarter of fiscal 2010 related to the change in all active participants’ projected benefit obligations resulting from the curtailment. In addition, the modification of the Plan and transfer of the participants’ assets to their defined contribution accounts led to a settlement of active participants’ projected benefit obligations in the first quarter of fiscal 2011. We recorded an additional gain of approximately $1.9 million in the first quarter of fiscal 2011, including a $1.0 million settlement gain and a $0.9 million curtailment gain that should have been recorded in fiscal 2010 (Note 1, Nature of Business and Basis of Presentation—Results of Operations), which is reflected in our results of operations for fiscal 2011. These amounts have been reflected in general and administrative expenses in our Consolidated Statements of Operations for fiscal 2011 and 2010.

With the completion of the merger transaction, our defined contribution profit sharing plan was terminated, thus no further contributions were made and all unvested balances became vested. See Note 1, Nature of Business and Basis of Presentation—Merger Transaction.

12.	Income Taxes

Our income before income taxes consisted of the following components:

	Year Ended May 31,
(in thousands)	2011	2010	2009
United States	$27,379	$43,455	$50,894
International operations	39,598	(2,819)	(14,972)

Income before income taxes	$66,977	$40,636	$35,922

The provision for income taxes consisted of the following components:

	Year Ended May 31,
(in thousands)	2011	2010	2009
Current
Federal	$(203)	$12,917	$20,626
State	1,712	1,870	3,515
Foreign	2,612	5,309	4,194

Total current provision	4,121	20,096	28,335

Deferred
Federal	5,927	3,087	(3,906)
State	337	229	(417)
Foreign	5,672	4,200	(2,281)

Total deferred provision	11,936	7,516	(6,604)

Total provision for income taxes	$16,057	$27,612	$21,731

A reconciliation of the expected income tax provision at the U.S. statutory rate with the provision for income taxes was as follows:

	Year Ended May 31,
	2011	2010	2009
Taxes computed at statutory rate	35.0%	35.0%	35.0%
State taxes-net of federal benefits	1.7	3.6	5.2
Foreign earnings at other than U.S. statutory rates	(10.3)	(1.7)	(8.3)
Unbenefitted foreign losses	1.8	28.9	35.6
Tax credits	(1.3)	(2.1)	(3.8)
Nondeductible expenses	2.5	4.7	4.5
Domestic manufacturer’s deduction	(0.9)	(2.0)	(3.7)
Valuation allowance-capital losses	(0.6)	—	—
Valuation allowance-other	1.3	(2.3)	(9.5)
Other, net	(5.2)	3.8	5.5

	24.0%	67.9%	60.5%

Temporary differences comprising our net deferred tax assets were as follows:

	May 31,
(in thousands)	2011	2010
Current
Allowance for doubtful accounts	$508	$607
Accrued compensation	1,867	2,041
Accrued liabilities and other	424	5,879
Prepaid expenses	3,071	1,006
Deferred revenue	2,826	2,837
Net operating loss carryforwards	3,153	2,518
Tax credit carryforwards	104	47

Total gross current deferred tax assets	11,953	14,935
Less: Valuation allowance	(1,336)	(1,583)

Total net current deferred tax asset	10,617	13,352

Noncurrent
Property and equipment	(3,921)	(1,259)
Intangible assets	(49,404)	(36,279)
Stock-based compensation	6,300	7,060
Original issue discount on convertible debt, net	4,160	8,218
Capital loss carryforwards	6,676	7,099
Long-term lease and other	(838)	(2,726)
Deferred revenue	4,324	2,290
Deferred rent	1,474	2,020
Net operating loss carryforwards	95,466	81,887
Tax credit carryforwards	115	156

Total gross noncurrent deferred tax assets	64,352	68,466
Less: Valuation allowance	(85,143)	(73,156)

Total net noncurrent deferred tax assets (liabilities)	(20,791)	(4,690)

Total net deferred tax asset (liability)	$(10,174)	$8,662

The following summarizes the rollforward of our deferred tax asset valuation allowance:

(in thousands)
Balance at May 31, 2008	$107,180
Changes in valuation allowances related to purchased tax assets	(8,509)
Adjustment of net operating losses	2,982
Provisions for foreign valuation allowance	1,087
Release of foreign valuation allowance	(3,402)
Currency adjustment	(17,375)

Balance at May 31, 2009	81,963
Changes in valuation allowances related to purchased tax assets	(301)
Adjustment of net operating losses	(5,300)
Provisions for foreign valuation allowance	2,417
Release of foreign valuation allowance	(1,489)
Currency adjustment	(2,551)

Balance at May 31, 2010	74,739
Changes in valuation allowances related to purchased tax assets	(26)
Adjustment of net operating losses	(2,068)
Provisions for foreign valuation allowance	1,418
Release of foreign valuation allowance	(928)
Currency adjustment	13,344

Balance at May 31, 2011	$86,479

At May 31, 2011, we had valuation allowances totaling $86.5 million that were recorded against deferred tax assets at various legal entities. Based on our estimates of future profitability in some of these jurisdictions, we believe that a valuation allowance continues to be required based on the current level of uncertainty regarding our ability to realize some of our deferred tax assets. We continue to monitor and weigh both positive and negative evidence related to our future ability to realize these assets. If we determine that the evidence indicates that it is more likely than not that we will be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be recorded in the period when such determination is made. Notably, we continue to monitor our recent improvement in our M-3 Industries segment operating performance primarily in our EMEA region. During fiscal 2011 we realized pre-tax income for the combined operations of our international entities for the first time since the Intentia acquisition (outside of a nominal amount in fiscal 2008). To the extent that there are sufficient indicators in future periods that pre-tax profits for these operations are sustainable, which could be as early as some time in fiscal 2012, we may consider it more likely than not that the loss carryforwards in certain of these jurisdictions would become realizable and we would reverse the applicable valuation allowances in the applicable period. Cumulative valuation allowances in these jurisdictions subject to such potential future reversal were approximately $32.0 million as of May 31. 2011.

During fiscal 2011, we reversed $1.0 million of valuation allowance. We provided for additional valuation allowance of $1.4 million. We also adjusted certain foreign net operating losses that are offset by a full or partial valuation allowance by $2.1 million.

During fiscal 2010, we adjusted certain income tax assets and liabilities related to our Intentia acquisition resulting in a reduction to goodwill of approximately $0.3 million. See Note 2, Summary of Significant Accounting Policies—Goodwill and Other Intangibles.

During fiscal 2010, we reversed $1.8 million of valuation allowance. We provided for additional valuation allowance of $2.4 million. We also adjusted certain foreign net operating losses with a full or partial valuation allowance by $5.3 million.

During fiscal 2009, we reversed $11.9 million of valuation allowance. We released a partial valuation allowance in the amount of $11.3 million on deferred tax assets as we believe it is now more likely than not that tax benefits from these deferred tax assets will be realized prior to expiration. This determination resulted from our implementation of a new international business structure as well as settlement of certain intercompany debts between our international subsidiaries, which increased our profitability in certain tax jurisdictions. To the extent we are able to generate sustained, aggregate profitability throughout our EMEA and APAC regions, we may conclude that additional valuation allowance reversals are appropriate in a future period. This partial valuation allowance release resulted in a $3.4 million tax benefit to our operating results and a $7.9 million reduction to goodwill. The reductions to goodwill related to the release of valuation allowances on acquired deferred tax assets. In addition, we reduced the valuation allowance by $0.6 million related to a deferred tax asset that was associated with a pension liability adjustment. (Note 2, Summary of Significant Accounting Policies—Goodwill and Other Intangibles). With our adoption of the FASB guidance related to business combinations effective June 1, 2009, beginning in fiscal 2010 any release of valuation allowance recorded through purchase accounting in relation to our acquisitions will be included as a reduction in our income tax provision rather than as an adjustment to goodwill.

During fiscal 2009, we adjusted certain foreign net operating losses with a full valuation allowance by $3.0 million. We determined that a portion of the foreign NOLs was not sustainable, so the NOL balance and associated valuation allowance was reduced.

In fiscal 2009, the valuation allowance increased by $1.1 million due to current year losses in jurisdictions with a full valuation allowance.

We file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non U.S. income tax examinations by tax authorities for years ending on or before May 31, 2007. Currently, there are ongoing audits in certain foreign jurisdictions, some of which commenced in the fourth quarter of fiscal 2009. While we believe we have adequately provided for all tax positions under examination, amounts asserted by taxing authorities could be greater or less than the accrued provision. We do not anticipate that adjustments, if any, would result in a material change to our financial position, results of operations, or cash flows.

We have recorded liabilities for unrecognized tax benefits related to uncertain tax positions in various jurisdictions, which would affect our earnings and effective tax rate if the tax benefits were recognized. Over the next 12 months, we do not expect any significant cash payments related to these uncertain tax positions. In fiscal 2011, $4.6 million of recorded liabilities for unrecognized tax benefits related to uncertain tax positions in various jurisdictions reversed as a result of expiring statutes of limitations.

The following summarizes the roll forward of our unrecognized tax benefits:

(in thousands)
Balance at May 31, 2008	$5,757
Increases for tax positions taken during a prior year	1,093
Decreases for tax positions taken during a prior year	(4)
Increases based on tax positions related to the current year	1,731
Decreases for tax positions related to settlements with taxing authorities	(726)

Balance at May 31, 2009	7,851
Increases for tax positions taken during a prior year	984
Decreases for tax positions taken during a prior year	(144)
Increases based on tax positions related to the current year	1,054

Balance at May 31, 2010	9,745
Increases for tax positions taken during a prior year	440
Decreases for tax positions taken during a prior year	(407)
Decreases for tax positions related to settlements with taxing authorities	(646)
Decreases for tax positions as a result of a lapse of the applicable statute of limitations	(4,643)
Increases based on tax positions related to the current year	759

Balance at May 31, 2011	$5,248

We recognize interest expense (benefit) related to unrecognized tax benefits and penalties, if incurred, as a component of our income tax expense. The following tables summarize the interest expense and penalties accrued related to unrecognized tax benefits and interest expense (benefit) recognized related to these unrecognized tax benefits for the periods presented:

	May 31,
(in thousands)	2011	2010
Accrued interest	$1,464	$1,140
Accrued penalties	42	250

	Years Ended May 31,
(in thousands)	2011	2010	2009
Interest expense (benefit) recognized	$(616)	$434	$361

As of May 31, 2011, we had approximately $15.8 million and $8.6 million of U.S. federal and state NOL carryforwards, respectively. As of May 31, 2010, we had approximately $13.6 million and $2.5 million of U.S. federal and state NOL carryforwards, respectively. The federal and state losses expire in 2011 through 2030 if not utilized. The NOL carryforwards are subject to an annual limitation under Internal Revenue Code Section 382, but are expected to be fully realized. There was no valuation allowance related to these deferred tax assets as of May 31, 2011.

As of May 31, 2011, we had approximately $401.3 million of foreign NOLs and $356.6 million as of May 31, 2010, some of which expire in various years beginning in 2011, and some of which will carry forward indefinitely depending on the jurisdiction. A valuation allowance has been provided against the majority of the foreign NOLs.

We have a temporary tax ruling for our Swiss shared service center and a tax holiday for our Philippines shared service center which provides for reduced income tax rates.

We have not provided U.S. income taxes on the excess of our book basis in the shares of our foreign subsidiaries which is attributed primarily to purchase accounting and undistributed earnings of these subsidiaries. U.S. tax has not been provided on this basis difference as it is considered permanent in nature and is not expected to reverse in the foreseeable future. This basis difference could be subject to additional U.S. tax upon the sale or liquidation of these subsidiaries, dividend repatriation, or other events.

13.	Commitments and Contingencies

Legal

Shareholder Litigation Related to the GGC Software Holdings Merger Transaction

Eight purported class action lawsuits were brought against Lawson, the members of our Board, GGC Software Holdings, Inc., Atlantis Merger Sub, Infor, and Golden Gate Capital, on behalf of the public stockholders of Lawson. Two lawsuits were filed in the Delaware Court of Chancery, titled Israni v. Lawson Software, Inc. et al., C.A. No. 6443-VCN (filed May 3, 2011), and Steamfitters Local #449 Retirement Security Fund v. Chang, et al., C.A. No. 6457-VCN (filed May 6, 2011) which we refer to collectively as the Delaware Actions. On May 20, 2011, the Court of Chancery consolidated the Israni and Steamfitters actions as In re Lawson Software Inc. Shareholder Litigation, Consolidated C.A. No. 6443-VCN and appointed Co-Lead Plaintiffs and Co-Lead Plaintiffs’ Counsel. On May 23, 2011, plaintiffs in the consolidated Delaware Action filed an amended complaint and moved for class certification. On May 27, 2011, the Delaware Court of Chancery granted the plaintiffs’ motion for class certification in the consolidated Delaware Action.

Five of the lawsuits were filed in the Second Judicial District Court of Ramsey County, Minnesota and are titled Iron Workers Mid-South Pension Fund v. Lawson Software, Inc., et al., Case No. 62cv-11-3638 (filed April 27, 2011); Holden v. Lawson, et al, Case No. 62cv11-3630 (filed April 27, 2011), Halliday v. Lawson Software, Inc., et al., Case No. 62cv-11-3669 (filed April 27, 2011); Pollak v. Lawson Software, Inc., et al., Case

No. 62cv-11-3745 (filed April 28, 2011); and Grass v. Debes, et al., Case No. 62cv-11-3770 (filed April 29, 2011), which we refer to collectively as the Minnesota Actions. On May 18, 2011, plaintiff in the action titled Halliday v. Lawson Software, Inc., et al., filed an Amended Complaint.

Additionally, on June 7, 2011, a purported class action was brought against Lawson, the members of our Board, GGC Software Holdings, Inc., Atlantis Merger Sub, Infor, and Golden Gate Capital, on behalf of the public stockholders of Lawson in the United States District Court for the District of Minnesota titled Green v. Lawson Software, Inc., et. al., Case No. 11-1494 which we refer to as the Federal Action.

Collectively, the Minnesota Actions and Delaware Actions generally allege that the individual defendants breached their fiduciary duties in connection with the merger and that the disclosures concerning the merger agreement were materially misleading or incomplete. The Minnesota Actions and Delaware Actions further allege that Golden Gate Capital, GGC Software Holdings, Inc, Infor and Atlantis Merger Sub aided and abetted these alleged breaches of fiduciary duty. The Federal Action also alleges that certain disclosures by Lawson were materially misleading or incomplete in violation of §14(a) and §20(a) of the Exchange Act. Among other remedies, the lawsuits sought to enjoin the merger, unspecified money damages, costs and attorneys fees.

On June 14, 2011, the parties to the Delaware Actions reached a settlement in principle that is subject to final documentation and approval by the Delaware Court of Chancery. On June 23, 2011, the parties to the Minnesota actions reached a settlement in principle that is subject to final documentation. On June 24, 2011, the pending Federal Action was dismissed.

Patent Infringement Lawsuit by ePlus

On May 19, 2009, ePlus, Inc. filed a lawsuit in the United States District Court for the Eastern District of Virginia (District Court) against Lawson Software, Inc., Perfect Commerce, Inc., SciQuest, Inc. and Verian Technologies, Inc. The other three defendants subsequently entered into separate confidential settlements and the court dismissed their parts of the lawsuit. The May 2009 complaint alleges that Lawson’s supply chain products infringe three U.S. patents owned by ePlus. In that complaint, ePlus sought damages in an undisclosed amount, enhancement of those damages, an attorneys’ fee award and an injunction against further infringement. In May 2010, ePlus quantified its damages claim based on an alleged 5.0% to 6.0% royalty on all license, maintenance and services revenues in the United States since November 2003 for a wide range of our supply chain products as well as service and maintenance revenues. Those alleged royalty damages totaled $28.0 to $33.0 million or more, and all or part of that award could have been increased up to treble damages by the court, at its discretion, if ePlus proved willful infringement by Lawson. However, on September 9, 2010, the court issued an order precluding ePlus from seeking damages at trial.

At the January 2011 trial, ePlus claimed that five Lawson product configurations infringe 12 claims in the three patents. On January 27, 2011, after a 14 day trial in the District Court in Richmond, Virginia, the jury rendered the following verdict:

1.	The three ePlus patents are valid (the jury did not find invalidity).

2.	The following Lawson core S3 procurement products do not infringe the patents: Inventory Control (IC), Requisition (RQ), Purchase Order (PO), and this core set of modules together with Electronic Data Interchange (EDI) does not infringe.

3.	Lawson’s Requisition Self Service (RSS) product, together with the core procurement module set, infringes one of the patent claims.

4.	The combination of Lawson’s RSS and Procurement Punchout products, together with the core procurement module set, infringe four of the patent claims.

5.	The combination of RSS, Punchout and EDI products, together with the core procurement modules set, infringe the same four patent claims.

Because of a prior stipulation in the lawsuit, the corresponding M3 e-Procurement products are to be treated consistent with the infringement findings in the verdict, which was directed solely to S3 products.

The United States Patent and Trademark Office (USPTO) granted requests to re-examine all three of these ePlus patents and determined that all are invalid. However, ePlus has appealed those decisions by the USPTO. At the January 2011 trial, all information pertaining to these re-examinations and the USPTO decision of invalidity were excluded from consideration by the jury. Lawson believes there is substantial prior art that invalidates these patents. The court excluded most of this prior art from consideration by the jury at the January 2011 trial. All five patent claims that the jury found infringed have now been rejected by the USPTO with the rejections of three of them having been affirmed by the Board of Patent Appeals and Interferences.

In March 2011, Lawson proposed to ePlus to settle this matter by paying ePlus a reasonable royalty (e.g. 3%) on future license fee sales of RSS, Punchout and M3 e-Procurement products in the United States until the earlier of (a) the expiration of the respective patents or (b) a final resolution of ePlus’ appeal of the invalidity decision by the USPTO. The patent claim applicable to RSS expires in August 2014 and the patent claims applicable to Punchout expire in February 2017. In fiscal 2010, Lawson’s aggregate U.S. license fee sales for RSS, Punchout and corresponding M3 e-Procurement, to which our offer to pay royalties would have applied, were approximately $2.9 million. ePlus rejected Lawson’s settlement proposal.

On May 23, 2011 the District Court issued an order enjoining Lawson from selling and supporting Lawson’s core S3 procurement system when used with RSS. The core Lawson S3 procurement system (Requisition, Purchase Order, and Inventory Control modules) was found not to infringe and is not covered by the injunction. Lawson is seeking a stay of the injunction pending appeal from the Court of Appeals for the Federal Circuit. If granted a stay, Lawson may continue to service and support all of its procurement products used with RSS. In May 2011 Lawson released its new Requisition Center product, which replaces RSS. Lawson has also appealed the District Court’s grant of an injunction and intends to file post-judgment motions seeking findings of noninfringement and invalidity.

We also expect to seek post-trial relief overturning the adverse jury findings on infringement and validity, and appeal any adverse decisions on those issues. Given the inherent unpredictability of litigation and the right of either party to appeal an unfavorable decision, we cannot at this time estimate the possible outcome of this lawsuit. Because patent litigation is time consuming and costly to defend, we will continue to incur significant costs defending this case. In addition, in the event of an unfavorable outcome in this matter, it could have a material adverse effect on our future results of operations or cash flows.

Patent Infringement Lawsuit by JuxtaComm

On January 21, 2010, JuxtaComm-Texas Software, LLC filed a lawsuit in the United States District Court for the Eastern District of Texas against Lawson Software, Inc., Lawson Software Americas, Inc. and 20 other defendants. One of the defendants, Seco Tools, Inc. is a Lawson customer. Under the terms of our customer license agreement, we have agreed to defend and indemnify Seco Tools in this lawsuit. The court has now dismissed Seco Tools from the litigation. The complaint alleges that Lawson and the other defendants infringe United States Patent No. 6,195,662 entitled “System for Transforming and Exchanging Data Between Distributed Heterogeneous Computer Systems.” JuxtaComm seeks damages in an undisclosed amount, enhancement of those damages, an attorneys’ fee award and an injunction against further infringement. On April 22, 2010, JuxtaComm filed an amended complaint, naming Lawson ProcessFlow Integrator and Lawson System Foundation, as well as any products and/or services in the Lawson S3 and Lawson M3 product lines, as allegedly infringing. We are vigorously defending this case. Given the inherent unpredictability of litigation and jury trials, we cannot at this time estimate the possible outcome of this lawsuit. The trial is scheduled for January 9, 2012. Because patent litigation is time consuming and costly to defend, we could incur significant costs defending this case. In addition, in the event of an unfavorable outcome in this matter, it could have a material adverse effect on our future results of operations or cash flows.

Intentia Premerger Claims Reserve

We have accumulated information regarding Intentia customer claims and disputes that arose before our acquisition of Intentia in April 2006. The initial purchase accounting accrual for these claims and disputes was recorded in fiscal 2006. The accrual has been adjusted since that time to reflect current estimates of the applicable reserve requirements and to record resolution and/or settlement of certain claims. As of May 31, 2011, there was no accrual balance remaining related to these claims and disputes. In the second quarter of fiscal 2011, the remaining reserve was consumed through a combination of cash payments, accounts receivable write-offs and free services and adjusted to bring the balance to zero. The final adjustment to this reserve resulted in an accrual reversal of approximately $0.7 million which was included in general and administrative expenses in our Condensed Consolidated Statement of Operations for fiscal 2011. We expense our defense costs during the period incurred. Any future accruals for these claims and disputes or any settlement costs or judgments will be expensed in the period incurred. We do not expect such future expense will be material to our future results of operations or cash flows.

Employment Agreements and Executive Change in Control Severance Pay Plan

We have entered into various employment and severance pay plan agreements with certain executives and other employees which provide for severance payments subject to certain conditions and events, including a change in control. Our executive change in control severance plans apply to our executive officers and certain other members of senior management. Under these plans, in the event of a change in control and a determination that the participant will not be offered continuing employment in a comparable position, Lawson will pay: (a) the applicable individuals one to two times their annual base salary and yearly average earned or target incentive compensation (depending on the individual’s years of service), plus certain health benefits and outplacement services, and (b) the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax.

The GGC Software Holdings merger transaction was a change in control as defined in these agreements. As a result, in connection with the close of the merger and a determination that the participant will not be offered continuing employment in a comparable position, we paid approximately $12.7 million to the individuals covered under these plans. See Note 1, Nature of Business and Basis of Presentation—Merger Transaction.

Operating and Capital Leases

We rent office space and certain office equipment under operating and capital leases. In addition to minimum lease payments, the office leases require payment of a proportionate share of real estate taxes and building operating expenses. Certain lease agreements include escalation clauses. The total amount of base rentals over the term of our leases is charged to expense using the straight-line method with the amount of the rental expense in excess of lease payments recorded as a deferred rent liability. Rent expense under operating leases was approximately $26.8 million, $29.1 million, and $26.9 million for fiscal 2011, 2010, and 2009, respectively.

Future minimum lease payments under operating leases are as follows:

(in thousands)
2012	$24,507
2013	16,876
2014	15,653
2015	13,987
2016	6,015
Thereafter	3,734

Total minimum operating lease payments	$80,772

Future minimum lease payments under capital leases are as follows:

(in thousands)
2012	$1,112
2013	602
2014	467
2015	318
2016	109
Thereafter	13

Total minimum capital lease payments	2,621
Less: Amounts representing interest	(385)

Present value of net minimum obligations	2,236
Less: Current portion	(923)

Long-term capital lease obligations	$1,313

Indemnification and Guarantee Agreements

We license our software products to customers under end user license agreements and to certain resellers or other business partners under business partner agreements. These agreements generally include certain provisions for indemnifying our customer or business partner against losses, expenses and liabilities from damages that may be awarded against them if our software, or the third-party-owned software we resell, is found to infringe a patent, copyright, trademark or other proprietary right of a third-party. These agreements generally limit our indemnification obligations based on industry- standards and geographical parameters and give us the right to replace an infringing product. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we believe our internal development processes and other practices limit our exposure under these indemnification provisions. In addition, the invention and nondisclosure agreements signed by our employees assign to us various intellectual property rights. There is no pending litigation for which we are required to provide indemnification under these agreements. Accordingly, there are no liabilities recorded for these agreements as of May 31, 2011.

We enter into services agreements with customers for the implementation of our software. We may also subcontract these services to our business partners. From time-to-time, we include in these services agreements, certain provisions for indemnifying our customer against losses, expenses and liabilities from these services, including, for example, personal injury or tangible property damage. Lease agreements and other contracts with our vendors may also impose similar indemnification obligations on us for personal injury, tangible property damage or other claims. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have general liability and umbrella insurance policies that enable us to recover a portion of certain amounts paid. There is no pending litigation for which we are required to provide indemnification under these agreements. Accordingly, there are no liabilities recorded for these agreements as of May 31, 2011.

We have arrangements with certain subcontractors who perform services for our customers whereby we guarantee the expenses incurred by certain of their employees. The term is from execution of the arrangement until cancellation and payment of any outstanding amounts. Unless otherwise limited in the contract, we would be required to pay any unsettled employee expenses upon notification from the vendor. The maximum potential amount of future payments we could be required to make under these indemnification agreements is insignificant. Accordingly, there are no liabilities recorded for these agreements as of May 31, 2011.

We have arrangements with certain of our customers whereby we guarantee the products and services purchased will operate materially and substantially as described in the documentation that we provided. When a customer purchases support for our software products, we generally warrant that those products, then eligible for maintenance, will operate materially and substantially as described in the documentation that we provided with that software. We also generally warrant that our services will be provided by trained personnel and in a professional manner using commercially reasonable efforts. If necessary, we provide for the estimated cost of product and service warranties based on specific warranty claims and claim history.

We are subject to various other legal proceedings and the risk of litigation by employees, customers, patent owners, suppliers, stockholders or others through private actions, class actions, administrative proceedings or other litigation. While the outcome of these claims cannot be predicted with certainty, we do not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect our future results of operations or cash flows in a particular period.

14.	Segment and Geographic Information

We are a global provider of enterprise software, services and support. We target customers in specific industries as well as the horizontal market for our human capital management product line. We serve customers in the Americas, EMEA and APAC geographic regions. We determine our reportable operating segments in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to our operating segments and geographic regions. Factors used to identify our reportable operating segment(s) include the financial information regularly utilized for evaluation by our chief operating decision- maker (CODM) in making decisions about how to allocate resources and in assessing our performance. We have determined that our CODM, as defined by this segment reporting guidance is our Chief Executive Officer.

Segment Information

During fiscal 2009 and prior years, we viewed our operations and managed our business as one reportable segment, the development and marketing of computer software and related services including consulting, maintenance and customer support. Beginning in the first quarter of fiscal 2010, we reorganized our operations to provide greater focus on and better serve our targeted vertical markets within each of our product lines.

With our fiscal 2010 strategic realignment, we were operationally aligned by industry vertical and our management structure. The financial reporting of our operations followed this vertical structure as well. Based on our organizational structure and related internal financial reporting structure, we determined that we had three reportable segments in fiscal 2010 that aligned with our three industries groups: S3 Strategic Industries, M3 Strategic Industries and General Industries.

We have continued to evaluate our vertical organizational structure and reorganized certain management and reporting responsibilities effective June 1, 2010; eliminating our General Industries reportable segment and redistributing responsibility for management of the vertical markets that were part of this segment into our S3 Industries and M3 Industries segments. We believe the consolidation of our General Industries segment into our S3 and M3 Industries segments helps us drive more efficiencies and better manage our operations. Commensurate with this organizational change, we revised our segment reporting such that we report operating results for two reportable segments beginning in the first quarter of fiscal 2011: S3 Industries and M3 Industries. Prior periods’ segment information has been retrospectively adjusted to reflect this two segment structure.

Our S3 Industries and M3 Industries segments generally align with our Lawson S3 Enterprise Management System and Lawson M3 Enterprise Management System product lines, respectively. Our S3 Industries and M3 Industries segments include key vertical industry markets and related services and support for each of our S3 and M3 product lines, respectively. The S3 Industries segment targets customers in the healthcare, services and public sector industries and includes the recently acquired Enwisen business unit. The M3 Industries segment targets customers in the equipment service management & rental, manufacturing & distribution and consumer products industries as well as our APAC business unit. Our consumer products vertical includes our food & beverage and fashion customers.

Within our organization, multiple sets of information are available reflecting various views of our operations including vertical, geographic and/or functional information. However, the financial information provided to and used by our CODM to assist in making operational decisions, allocating resources and assessing our performance reflects revenues, cost of revenues, direct operating expenses and the allocation of certain other shared-services and the resulting operating income of our S3 Industries segment and M3 Industries segment.

In connection with the change in organizational structure, we also revised the measure of operating performance that we use to assess segment operating performance from segment controllable margin to segment operating income. The primary difference between segment controllable margin and segment operating income is that our segment operating income includes an allocation of expenses for nondedicated resources. We have retrospectively adjusted our segment profit measures to reflect segment operating income.

Segment operating income includes segment revenues net of costs of applicable license fees and other direct costs that represent those cost of resources dedicated to the business units within each industries group. Each segment is also allocated a certain portion of other nondedicated resources that support our entire organization or other corporate shared-services. These allocated expenses relate to our functional areas or competency centers including: global sales operations, marketing, product development and product management, and general and administrative functions: executive management, finance, human resources, legal, facilities and information technology services. The resulting segment operating income is the financial measure by which each segment and management’s performance is measured. There are certain other costs including share-based compensation, acquisition related transaction/integration costs and pre-merger claims reserve adjustments, among others, which are excluded from segment operating income and are included in other unallocated expenses in the table below. In addition, restructuring charges and amortization of acquired intangibles are not allocated to our reportable segments. We do not have any intercompany revenue recorded between our reportable segments. The accounting policies for all of our reportable segments are the same as those used in our consolidated financial statements as detailed in Note 2, Summary of Significant Accounting Policies.

The following table presents financial information for our reportable segments for the periods indicated:

	Fiscal 2011
(in thousands)	S3 Industries	M3 Industries	Total
Segment revenues
License fees	$68,829	$46,662	$115,491
Maintenance services	268,149	124,956	393,105

Software revenues	336,978	171,618	508,596
Consulting	106,092	149,595	255,687

Total segment revenues	443,070	321,213	764,283
Segment cost of revenues	133,346	160,369	293,715

Segment gross profit	309,724	160,844	470,568
Segment gross margin	69.9%	50.1%
Direct operating expenses	93,070	66,397	159,467
Allocated expenses	109,542	75,325	184,867

Segment operating income	$107,112	$19,122	126,234

Segment operating margin	24.2%	6.0%

Unallocated expenses
Other unallocated expenses			36,528
Restructuring			(1,334)
Amortization of acquired intangibles			2,175

Total unallocated expenses			47,369

Consolidated-operating income			78,865
Other income (expense), net			(11,888)

Consolidated-income before income taxes			$66,977

	Fiscal 2010
(in thousands)	S3 Industries	M3 Industries	Total
Segment revenues
License fees	$34,994	$59,132	$124,126
Maintenance services	235,810	117,176	352,986

Software revenues	300,804	176,308	477,112
Consulting	98,958	160,338	259,296

Total segment revenues	399,762	336,646	736,408
Segment cost of revenues	116,281	183,583	299,864

Segment gross profit	283,481	153,063	436,544
Segment gross margin	70.9%	45.5%
Direct operating expenses	72,611	73,895	146,506
Allocated expenses	109,846	70,231	180,077

Segment operating income	$101,024	$8,937	$109,961

Segment operating margin	25.3%	2.7%

Unallocated expenses
Other unallocated expenses			31,466
Restructuring			13,154
Amortization of acquired intangibles			9,472

Total unallocated expenses			54,092

Consolidated-operating income			55,869
Other income (expense), net			(15,233)

Consolidated-income before income taxes			$40,636

	Fiscal 2009
(in thousands)	S3 Industries	M3 Industries	Total
Segment revenues
License fees	$56,978	$52,705	$109,683
Maintenance services	227,825	122,377	350,202

Software revenues	284,803	175,082	459,885
Consulting	114,653	182,790	297,443

Total segment revenues	399,456	357,872	757,328
Segment cost of revenues	130,004	176,643	306,647

Segment gross profit	269,452	181,229	450,681
Segment gross margin	67.5%	50.6%
Direct operating expenses	73,953	110,210	184,163
Allocated expenses	107,139	68,503	175,642

Segment operating income	$88,360	$2,516	90,876

Segment operating margin	22.1%	0.7%

Unallocated expenses
Other unallocated expenses			17,297
Restructuring			19,954
Amortization of acquired intangibles			8,892

Total unallocated expenses			46,143

Consolidated-operating income			44,733
Other income (expense), net			(8,811)

Consolidated-income before income taxes			$35,922

Geographic Information

The following table presents our revenues summarized by geographic region, based on the location at which each sale originates, for the periods indicated:

	Fiscal 2011
	Geographic Region
(in thousands)	Americas	APAC	EMEA	Total
License fees	$71,445	$9,493	$34,553	$115,491
Maintenance services	274,622	14,995	103,488	393,105

Software revenues	346,067	24,488	138,041	508,596
Consulting	130,824	18,152	106,711	255,687

Total revenues	$476,891	$42,640	$244,752	$764,283

Percentage of revenues	62.4%	5.6%	32.0%	100.0%

	Fiscal 2010
	Geographic Region
(in thousands)	Americas	APAC	EMEA	Total
License fees	$76,552	$7,483	$40,091	$124,126
Maintenance services	242,571	11,063	99,352	352,986

Software revenues	319,123	18,546	139,443	477,112
Consulting	134,723	16,628	107,945	259,296

Total revenues	$453,846	$35,174	$247,388	$736,408

Percentage of revenues	61.6%	4.8%	33.6%	100.0%

	Fiscal 2009
	Geographic Region
(in thousands)	Americas	APAC	EMEA	Total
License fees	$68,626	$6,405	$34,652	$109,683
Maintenance services	232,448	10,865	106,889	350,202

Software revenues	301,074	17,270	141,541	459,885
Consulting	138,801	13,804	144,838	297,443

Total revenues	$439,875	$31,074	$286,379	$757,328

Percentage of revenues	58.1%	4.1%	37.8%	100.0%

The following table presents our long-lived tangible assets, consisting of property and equipment net of accumulated depreciation, summarized by geographic region:

	Geographic Region
(in thousands)	Americas	APAC	EMEA	Total
May 31, 2011	$35,062	$2,389	$10,228	$47,679
May 31, 2010	41,925	3,524	9,222	54,671

The following table sets forth revenues and long-lived tangible assets by country for the periods indicated:

	Years Ended May 31,
(in thousands)	2011	2010	2009
Revenues(1)
United States	$448,484	$440,385	$429,339
Sweden	62,858	65,299	82,143
All other countries(2)	252,941	230,724	245,846

Total revenues	$764,283	$736,408	$757,328

	May 31,
(in thousands)	2011	2010
Long-lived tangible assets
United States	$34,820	$41,683
Sweden	7,523	5,686
All other countries(2)	5,336	7,302

Total long-lived tangible assets	$47,679	$54,671

(1)	Revenues attributable to the U.S., our country of domicile, and other foreign countries are based on the country in which the sale originates.
(2)	No other country accounted for revenues exceeding 10% of consolidated revenues or long-lived tangible assets exceeding 10% of consolidated long-lived tangible assets. In those fiscal years when a country’s revenues or long-lived tangible assets were less than 10% of the consolidated totals, applicable amounts are included in “All other countries.”

15.	Related Parties

During the fourth quarter of fiscal 2009, we repurchased an aggregate of 1.6 million shares of our common stock at an average price of $5.55 per share under our share repurchase program in four private transactions from May 1, 2009 through May 12, 2009 from an affiliate of Dr. Romesh Wadhwani, our co-chairman and a member of our Board of Directors. We repurchased these shares at a 2% discount from the closing market price of our common stock on the respective dates of purchase. As required under our Corporate Governance policy, these related party transactions were approved by our Audit Committee and the other disinterested members of our Board of Directors.

In May 2005, Intentia entered an agreement with Symphony Service Corp. (Symphony Services), an affiliate of Symphony Technology Group, LLC, pursuant to which Symphony Services agreed to provide Intentia both product development and customer support resources for an initial five year term subject to earlier termination after three years. The agreement was not affected by the consummation of the business combination with Lawson. This agreement terminated in September 2009. Dr. Romesh Wadhwani, our co-chairman and member of our Board of Directors, is the founder and managing partner of Symphony Technology Group.

In September 2009, Lawson entered into a new agreement with Symphony Services for product development and customer support resources. The initial term of this agreement ran through May 31, 2010 and was extended for an additional one year period by mutual agreement through May 31, 2011, as allowed under the agreement. During fiscal 2011, 2010 and 2009, we paid Symphony Services $0.4 million, $3.3 million and $4.0 million, respectively, under these two agreements.

16.	Supplemental Quarterly Financial Information (Unaudited)

The following tables present certain unaudited quarterly financial information for fiscal 2011 and 2010 prepared on a basis consistent with our audited consolidated financial statements. This supplemental quarterly financial information reflects all normal recurring adjustments, in the opinion of management, necessary to fairly state our results of operations for the periods presented when read in conjunction with the accompanying Consolidated Financial Statements and related Notes:

	Quarter Ended Fiscal 2011
(In thousands, except per share amounts)	August 31, 2010	November 30, 2010	February 28, 2011	May 31, 2011
Total revenues	$174,660	$187,462	$196,013	$206,148
Gross profit	100,020	108,425	115,609	121,932
Restructuring	(935)	(518)	(233)	352
Operating expenses (excluding restructuring)	83,212	88,471	93,588	103,184
Income before income taxes	13,922	16,625	22,841	13,589
Net income	9,636	11,977	21,398	7,909
Net income per share
Basic	0.06	0.07	0.13	0.05
Diluted	0.06		0.13	0.05

	Quarter Ended Fiscal 2010
(In thousands, except per share amounts)	August 31, 2009	November 30, 2009	February 28, 2010	May 31, 2010
Total revenues	$168,992	$184,422	$185,967	$197,027
Gross profit	96,671	102,150	102,771	113,772
Restructuring	75	4,676	1,154	7,249
Operating expenses (excluding restructuring)	78,032	84,293	90,043	93,923
Income before income taxes	14,742	9,247	7,794	8,853
Net income	5,977	2,754	1,668	2,625
Net income per share
Basic	0.04	0.02	0.01	0.02
Diluted	0.04	0.02	0.01	0.02

No cash dividends have been declared or paid in any period presented.

17.	Subsequent Event

On June 29, 2011, a special meeting of Lawson stockholders was held to consider and vote upon, among other things, the proposed merger with an affiliate of Golden Gate Capital. At this meeting, Lawson stockholders of record at the close of business on Friday, May 27, 2011, voted in favor of the merger.

On July 5, 2011 the merger transaction was completed, Lawson continues to do business following the merger as a wholly owned subsidiary of GGC Software Holdings. As a result, on the effective date of the merger, Lawson ceased to be a publicly traded company. See Note 1, Nature of Business and Basis of Presentation—Merger Transaction.

Exchange Offer for

$560,000,000 11 1/2% Senior Notes due 2018

$1,015,000,000 9 3/8% Senior Notes due 2019

€250,000,000 10% Senior Notes due 2019

PRELIMINARY PROSPECTUS

                , 2012

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                 , 2012, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware

Infor (US), Inc., Infor, Inc., Seneca Acquisition Subsidiary Inc., EnRoute Emergency Systems LLC, Infor Restaurant Systems LLC and Trisyn Group, Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The charter or bylaws of each of Infor (US), Inc., Infor, Inc., Seneca Acquisition Subsidiary Inc. and Trisyn Group, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

The Limited Liability Company Agreements of each of EnRoute Emergency Systems LLC and Infor Restaurant Systems LLC do not provide for indemnification.

California

Hansen Information Technologies is incorporated under the laws of California.

Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if: (i) in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of the person was unlawful, and (ii) in the case of any action other than one brought by or in the right of the corporation to procure a judgment in its favor, such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and (iii) in the case of an action by or in the right of the corporation to procure a judgment in its favor, such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its stockholders. No indemnification shall be made in the case of an action by or in the right of the corporation to procure a judgment in its favor, however, with respect to (i) any claim, issue, or matter as to which such person has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation and its stockholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine on application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (ii) amounts paid in settling or otherwise disposing of a pending action without court approval, or (iii) expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval. The California Corporations Code further provides that a corporation must indemnify a director, officer, employee or agent of the corporation if he or she has been successful on the merits in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith. The indemnification authorized by the California Corporations Code shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its stockholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights are authorized by an article provision adopted pursuant to the California Corporations Code.

Section 204(a)(10) of the California Corporations Code permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of such director’s duties, except that such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit or is liable for a material financial interest under Section 310, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vii) for authorizing unlawful distributions.

The bylaws of Hansen Information Technologies provide for the indemnification of officers and directors to the fullest extent permitted by law.

Georgia

Infor Enterprise Solutions Holdings, Inc., and Infor (GA), Inc. are incorporated under the laws of Georgia.

Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code provides for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the Georgia Business Corporation Code, a corporation may purchase insurance on behalf of an officer or director of the corporation incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the Georgia Business Corporation Code.

Section 14-9-108 of the Georgia Revised Uniform Limited Partnership Act provides for the indemnification of partners by the partnership from and against any and all claims and demands whatsoever, except for (1) intentional misconduct or a knowing violation of law; or (2) any transaction for which the indemnitee received a personal benefit in violation or breach of any provision of the partnership agreement.

The bylaws of each of Infor Enterprise Solutions Holdings, Inc., and Infor (GA), Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

Massachusetts

Infinium Software, Inc. is incorporated under the laws of Massachusetts.

Section 8.51 of the Massachusetts Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the articles of organization authorized by clause (4) of subsection (b) of section 2.02. A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation.

The charter of Infinium Software, Inc. provides for the indemnification of officers and directors to the fullest extent permitted by law.

Michigan

Infor Global Solutions (Michigan), Inc. is incorporated under the laws of Michigan.

Section 561 of the Michigan Business Corporation Act (the MBCA) provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders. The MBCA does not permit indemnification for a claim, issue or matter in which such person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in the action, suit or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce this mandatory indemnification.

The bylaws of Infor Global Solutions (Michigan), Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the Index to Exhibits filed as a part of this prospectus.

(b) Financial Statement Schedules.

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this prospectus:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(i)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 23, 2012.

INFOR (US), INC.

(Registrant)

By:	/s/ Kevin Samuelson
Name:	Kevin Samuelson
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin Samuelson and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles E. Phillips, Jr.
Charles E. Phillips, Jr.	Chief Executive Officer (Principal Executive Officer)	August 23, 2012

/s/ Kevin Samuelson
Kevin Samuelson	Chief Financial Officer (Principal Financial Officer)	August 23, 2012

/s/ Jay Hopkins
Jay Hopkins	(Principal Accounting Officer)	August 23, 2012

/s/ Gregory M. Giangiordano
Gregory M. Giangiordano	President and Director	August 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 23, 2012.

INFOR, INC.

(Registrant)

By:	/s/ Kevin Samuelson
Name:	Kevin Samuelson
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin Samuelson and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles E. Phillips, Jr.
Charles E. Phillips, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	August 23, 2012

/s/ Kevin Samuelson
Kevin Samuelson	Chief Financial Officer (Principal Financial Officer)	August 23, 2012

/s/ Jay Hopkins
Jay Hopkins	(Principal Accounting Officer)	August 23, 2012

/s/ David Dominik
David Dominik	Director	August 23, 2012

/s/ Prescott Ashe
Prescott Ashe	Director	August 23, 2012

/s/ C. James Schaper
C. James Schaper	Director	August 23, 2012

/s/ Stewart Bloom
Stewart Bloom	Director	August 23, 2012

/s/ C.J. Fitzgerald
C.J. Fitzgerald	Director	August 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 23, 2012.

INFINIUM SOFTWARE, INC.

(Registrants)

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Title:	President and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin Samuelson and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory M. Giangiordano
Gregory M. Giangiordano	President and Director (Principal Executive Officer)	August 23, 2012

/s/ Steven Horniak
Steven Horniak	Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 23, 2012.

INFOR ENTERPRISE SOLUTIONS HOLDINGS, INC. INFOR (GA), INC. INFOR GLOBAL SOLUTIONS (MICHIGAN), INC. SENECA ACQUISITION SUBSIDIARY INC. TRISYN GROUP, INC. HANSEN INFORMATION TECHNOLOGIES

(Registrants)

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Title:	President and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin Samuelson and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory M. Giangiordano
Gregory M. Giangiordano	President and Director (Principal Executive Officer)	August 23, 2012

/s/ Mark Henry
Mark Henry	Treasurer (Principal Financial Officer)	August 23, 2012

/s/ Jay Hopkins
Jay Hopkins	(Principal Accounting Officer)	August 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 23, 2012.

ENROUTE EMERGENCY SYSTEMS LLC INFOR RESTAURANT SYSTEMS LLC

(Registrants)

By:	/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Title:	President and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin Samuelson and Gregory M. Giangiordano and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory M. Giangiordano
Gregory M. Giangiordano	President and Manager (Principal Executive Officer)	August 23, 2012

/s/ Mark Henry
Mark Henry	Treasurer (Principal Financial Officer)	August 23, 2012

/s/ Jay Hopkins
Jay Hopkins	(Principal Accounting Officer)	August 23, 2012

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of Infor (US), Inc.

3.2	Second Amended and Restated By-Laws of Infor (US), Inc.

3.3	Amended and Restated Certificate of Formation of EnRoute Emergency Systems LLC.

3.4	Amended and Restated Limited Liability Company Agreement of EnRoute Emergency Systems LLC.

3.5	Amended and Restated Articles of Incorporation of Hansen Information Technologies.

3.6	Amended and Restated By-Laws of Hansen Information Technologies.

3.7	Restated Articles of Organization of Infinium Software, Inc.

3.8	Amended and Restated By-Laws of Infinium Software, Inc.

3.9	Second Amended and Restated Certificate of Incorporation of Infor, Inc.

3.10	Amended and Restated By-Laws of Infor, Inc.

3.11	Certificate of Incorporation of Infor Enterprise Solutions Holdings, Inc.

3.12	Amended and Restated By-Laws of Infor Enterprise Solutions Holdings, Inc.

3.13	Certificate of Incorporation of Infor (GA), Inc.

3.14	Amended and Restated By-Laws of Infor (GA), Inc.

3.15	Restated Articles of Incorporation for Infor Global Solutions (Michigan), Inc.

3.16	By-Laws of Infor Global Solutions (Michigan), Inc.

3.17	Amended and Restated Certificate of Formation of Infor Restaurant Systems LLC.

3.18	Amended and Restated Limited Liability Company Agreement of Infor Restaurant Systems LLC.

3.19	Certificate of Incorporation of Seneca Acquisition Subsidiary Inc.

3.20	Amended and Restated By-Laws of Seneca Acquisition Subsidiary Inc.

3.21	Certificate of Incorporation of Trisyn Group, Inc.

3.22	By-Laws of Trisyn Group, Inc.

4.1	Indenture, dated July 5, 2011, among SoftBrands, Inc., Atlantis Merger Sub, Inc, the guarantors named therein, and Wilmington Trust, National Association, as trustee.

4.2	Supplemental Indenture, dated July 5, 2011, among SoftBrands, Inc., Infor (US), Inc., the guarantors named therein, and Wilmington Trust, National Association, as trustee.

4.3	Second Supplemental Indenture, dated October 14, 2011, among SoftBrands, Inc., Infor (US), Inc., Approva Corporation, and Wilmington Trust, National Association, as trustee.

4.4	Third Supplemental Indenture, dated March 2, 2012, among Lawson Software, Inc., the guarantors named therein, and Wilmington Trust, National Association, as trustee.

4.5	Fourth Supplemental Indenture, dated March 29, 2012, among Lawson Software, Inc., the guarantors named therein, and Wilmington Trust, National Association, as trustee.

4.6	Fifth Supplemental Indenture, dated May 25, 2012, among Lawson Software, Inc., the guarantors named therein, and Wilmington Trust, National Association, as trustee.

Exhibit Number	Description

4.7	Indenture, dated April 5, 2012, among Lawson Software, Inc., the guarantors named therein, and Wilmington Trust, National Association, as trustee.

4.8	Registration Rights Agreement, dated July 5, 2011, among SoftBrands, Inc., Atlantis Merger Sub, Inc, the guarantors named therein, and the initial purchasers named therein.

4.9	Registration Rights Agreement Joinder, dated July 5, 2011, among Infor (US), Inc., the guarantors named therein, and the initial purchasers named therein.

4.10	Registration Rights Agreement, dated April 5, 2012, among Lawson Software, Inc., the guarantors named therein, and the initial purchasers named therein.

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Rogers & Hardin LLP.

5.3	Opinion of K&L Gates LLP.

5.4	Opinion of Miller Canfield.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.0	Subsidiaries of Infor (US), Inc.

23.1	Consent of PricewaterhouseCoopers LLP for Infor, Inc.

23.2	Consent of PricewaterhouseCoopers LLP for Lawson Software, Inc.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.4	Consent of Rogers & Hardin LLP (included in Exhibit 5.2).

23.5	Consent of K&L Gates LLP (included in Exhibit 5.3).

23.6	Consent of Miller Canfield (included in Exhibit 5.4).

25.1	Statement of Trustee Eligibility.

99.1	Letter of Transmittal for the 11 1/2% Senior Notes due 2018.

99.2	Letter of Transmittal for the 9 3/8% Senior Notes due 2019.

99.3	Letter of Transmittal for the 10% Senior Notes due 2019.